                                                FILED PURSUANT TO RULE 424(b)(4)
                                                 REGISTRATION FILE NO. 333-65559

PROSPECTUS

                                7,500,000 SHARES

                                 [IRIDIUM LOGO]
                       IRIDIUM WORLD COMMUNICATIONS LTD.
                              CLASS A COMMON STOCK

                             ----------------------

     The sole business of Iridium World Communications Ltd. is acting as a member of Iridium LLC. Accordingly, this prospectus focuses on the business of Iridium LLC.

     Iridium World Communications Ltd. will receive the net proceeds from the sale of the class A common stock and will invest those proceeds in Iridium LLC. The U.S. underwriters will offer 6,000,000 shares in the United States and Canada and the international managers will offer 1,500,000 shares outside the United States and Canada. The class A common stock is quoted on the Nasdaq National Market under the symbol IRIDF. The last reported sale price of the class A common stock on January 21, 1999 was $37 3/8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF CLASS A COMMON STOCK.

                             ----------------------

                                                               PER
                                                              SHARE      TOTAL
                                                              ------     -----
Public Offering Price.......................................  $33.50  $251,250,000
Underwriting Discount.......................................  $ 1.18    $8,850,000
Proceeds, before expenses, to Iridium World Communications
  Ltd.......................................................  $32.32  $242,400,000

     The U.S. underwriters may also purchase up to an additional 900,000 shares of class A common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 225,000 shares of class A common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of class A common stock will be ready for delivery in New York, New York on or about January 27, 1999.

                             ----------------------

MERRILL LYNCH & CO.

          GOLDMAN, SACHS & CO.

                    NATIONSBANC MONTGOMERY SECURITIES LLC

                              SALOMON SMITH BARNEY

                                       SOUNDVIEW TECHNOLOGY GROUP
                             ----------------------

                The date of this prospectus is January 21, 1999.

           [PHOTO-PICTURES OF KYOCERA AND MOTOROLA PHONES AND PAGERS]

                              A DIFFERENT KIND OF

     GLOBAL
        REACH

     The Iridium satellite telephone combines unprecedented mobility with coverage that takes you virtually anywhere around the globe.

THE IRIDIUM TELEPHONE
BY MOTOROLA

     The Iridium "multi-mode"phone by Motorola doubles as a satellite or cellular phone. Iridium World Roaming Service customers can move between local networks by inserting different Cellular Cassettes(TM) - each one com-patible with a cellular protocol. Cellular Cassettes cur-rently cover GSM 900 and CDMA/AMPS/N-AMPS 800 standards. Outside cellular coverage, the Iridium phone connects Iridium World Satellite Service customers to the Iridium satellite network.

THE IRIDIUM TELEPHONES
BY KYOCERA

     The Kyocera Iridium "multi-mode" phone is expected to provide the versatility of using either a cellular network or the Iridium satellite network. Within cellular coverage areas, Iridium World Roaming Service customers can use a Kyocera cellular (PDC, CDMA 800, GSM 900, or AMPS) phone. Outside cellular coverage, Iridium World Satellite Service customers are expected to be able to snap the Kyocera cellular phone into the Iridium satellite attachment unit and be connected to the Iridium satellite network. Iridium World Satellite Service customers also are expected to have the option of a Kyocera satellite-only phone.

THE IRIDIUM PAGERS
BY MOTOROLA AND KYOCERA

     Pairing an Iridium phone with the Iridium pager creates a flexible global communications package that picks up mes-sages worldwide. The Motorola and Kyocera pagers can receive alphanumeric messages of up to 200 characters in any one of 19 languages, and numeric messages of up to 20 digits virtually anywhere in the world.

THE IRIDIUM NAME AND LOGO ARE TRADEMARKS AND SERVICE MARKS OF IRIDIUM

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Ownership of Iridium LLC....................................    4
Summary.....................................................    5
Where You Can Find More Information.........................   14
Risk Factors................................................   15
Use of Proceeds.............................................   40
Price Range of Common Stock and Dividend Policy.............   40
Dilution....................................................   41
Capitalization..............................................   44
Selected Financial Data.....................................   46
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   48
Business....................................................   57
Iridium's Investors and Principal Service Territories.......   70
Management of Iridium and IWCL..............................   75
Certain Relationships and Related Transactions of Iridium...   81
Certain Regulations that Affect Iridium.....................   82
Description of Capital Stock................................   89
Relationship Between IWCL and Iridium.......................   93
Tax Considerations..........................................   96
Shares Eligible for Future Sale.............................   99
Underwriting................................................  103
Validity of the Class A Common Stock........................  106
Experts.....................................................  106
Glossary....................................................  A-1
Index to Financial Statements...............................  F-1

                            ------------------------

                           FORWARD LOOKING STATEMENTS

     Iridium LLC is transitioning from a development stage company into an operating company. Accordingly, many statements contained in, or incorporated by reference in, this prospectus are forward looking. Examples of such statements include Iridium LLC's expectations about (i) its operations, (ii) its revenues,
(iii) its markets, (iv) the technical capabilities of the Iridium system, (v) its funding needs, (vi) its funding sources, (vii) its prospects, (viii) regulatory matters, (ix) the pricing of its services, (x) the availability and distribution of its phones and pagers, (xi) its competitors and their services and (xii) the actions of its equipment suppliers', gateway operators', service providers' and roaming partners. Forward looking statements are inherently predictive and speculative and we cannot assure you that any forward looking statements will prove to be correct. Actual results and developments are likely to be different, and may be materially different, from those expressed or implied by forward looking statements. In particular, forward looking statements are based on a number of assumptions about future events, including the assumption that there will be a sufficient number of customers for, and usage of, the Iridium system to generate revenues in the amounts and at the times anticipated by Iridium. In reviewing the information contained in, or incorporated by reference in, this prospectus (including the forward looking statements) you should recognize that Iridium has no meaningful operating history and must generate substantial revenues to satisfy its funding requirements and, accordingly, there can be no assurance that Iridium will ever be profitable. See "Risk Factors" for a discussion of various factors which, among others, could result in the forward looking statements proving to be inaccurate.
                            ------------------------

     You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not, and the U.S. underwriters and international managers have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the U.S. underwriters and international managers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                            OWNERSHIP OF IRIDIUM LLC

     The sole business of Iridium World Communications Ltd., or "IWCL", is acting as a member of Iridium LLC. Accordingly, this prospectus focuses on the business of Iridium LLC. References to "Iridium" include Iridium LLC and its direct and indirect subsidiaries unless the context otherwise requires. For a description of the relationship between IWCL and Iridium, see "Relationship Between IWCL and Iridium".

     IWCL will receive the net proceeds from the sale of the class A common stock and will use all of the net proceeds to purchase newly issued class 1 membership interests in Iridium. Class 1 membership interests are analogous to common equity in Iridium with respect to voting and priority.

       IRIDIUM WORLD                                        IRIDIUM'S
COMMUNICATIONS LTD. ("IWCL")                         20 STRATEGIC INVESTORS

- issuer of the class A common stock              - primarily providers of wireless
- has no business other than its                    telecommunications services and
  ownership and participation in the                equipment, satellite systems and satellite
  management of Iridium LLC                         launch services




                             IRIDIUM LLC ("Iridium")

                       -   issuer of class 1 interests
                       -   owner of Iridium Operating LLC



                            IRIDIUM OPERATING LLC

                 -   owner and operator of the Iridium System


     At the completion of the U.S. and international offerings, collectively, the "Offerings", IWCL will own approximately 13.2% of the outstanding class 1 interests in Iridium (13.9% if the U.S. underwriters' and international managers' over-allotment options are exercised in full), with the remaining approximately 86.8% (86.1% if the U.S. underwriters' and international managers' over-allotment options are exercised in full) owned by Iridium's 20 strategic investors. IWCL's percentage ownership interest in Iridium may be reduced as a result of outstanding rights of Iridium's strategic investors and others to purchase additional common equity interests in Iridium. See "Dilution".

     IWCL is a Bermuda company, incorporated in 1996 under the Companies Act 1981 of Bermuda. Iridium is a Delaware limited liability company, formed in 1996 under the Delaware Limited Liability Company Act. IWCL's offices in Bermuda are located at Clarendon House, 2 Church Street, Hamilton, and IWCL's and Iridium's executive offices in the United States are located at 1575 Eye Street, N.W., Washington, D.C. 20005.

                                    SUMMARY

     The following information may not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus, as well as the documents incorporated by reference herein. Unless indicated otherwise, the information contained in this prospectus is presented as of December 15, 1998 and assumes that the U.S. underwriters' and international managers' over-allotment options are not exercised. All references to "we" in this prospectus mean IWCL and Iridium unless the context otherwise requires. See the Glossary included as Annex A hereto for the definitions of certain terms used in this prospectus.

                                    IRIDIUM

     Iridium is the first global wireless telecommunications company. Iridium offers its customers the ability to make and receive phone calls and receive pages virtually anywhere in the world. Iridium accomplishes this by providing access to the Iridium satellite constellation as well as the world's cellular networks -- all with one phone, one phone number and one customer bill. Iridium believes it will be the only wireless telecommunications company in operation well into the year 2000 that will be able to offer this comprehensive global communications service.

     Iridium commenced commercial phone service on November 1, 1998 and commercial paging service on November 15, 1998. Over the past 18 months, Iridium has successfully launched, deployed and programmed over 75 satellites (including orbiting spares). Iridium's satellites now orbit the Earth in a constellation that provides 24 hours per day satellite phone and paging service to virtually anywhere in the world.

SERVICE OFFERINGS

     Iridium's strategy is to be the total mobile communications solution for its target markets by offering flexible service packages that allow customers to conveniently select the most attractive telecommunications alternative anywhere in the world they travel. Iridium World Satellite Service is designed for customers who need to receive or make phone calls in areas not currently served by cellular service. Iridium World Roaming Service is designed for customers who travel to areas where their "home" cellular service will not support roaming, including areas served by cellular networks that use electronic languages, or "protocols", that are not compatible with their home network's protocol. Iridium World Page Service offers the ability to receive a message virtually anywhere in the world. The Iridium World Calling Card provides customers with a cost-effective means of accessing land-line services while traveling. By packaging these services in various combinations, Iridium can meet the diverse needs of its customers whether they travel to remote parts of the globe or to areas served by cellular networks or both.

Iridium World Satellite Service

     Iridium's satellites provide phone service to virtually anywhere on the surface of the Earth where Iridium World Satellite Service is authorized. Iridium World Satellite Service is available in more than 125 countries and territories. Iridium's goal is for Iridium World Satellite Service to be available in virtually all countries and territories. As of December 31, 1998, Iridium had approximately 3,000 Iridium World Satellite Service customers.

     Iridium World Satellite Service is a complement to, not a replacement for, cellular service. The availability of cellular service is limited by the geographic coverage of cellular systems. Iridium World Satellite Service is not geographically constrained and, accordingly, extends mobile phone access to areas not covered by cellular service. With a dual mode satellite/cellular phone, or two separate phones, a customer can travel the globe and receive or make phone calls from virtually anywhere in the world, including remote and mid-ocean areas.

     Iridium does not expect its customers to use Iridium World Satellite Service where cellular services are available, because Iridium satellite voice service is priced significantly higher than most cellular services and because Iridium satellite voice service does not work as well as cellular services within buildings and in urban areas where buildings are densely spaced. Although Iridium customers should not expect satellite-based voice services to be reliable in these environments, cellular and land-line services are typically available in these areas, and Iridium provides its customers with the ability to access land-line service, cellular service and satellite service using the same phone number and customer bill.

Iridium World Roaming Service

     Iridium World Roaming Service permits subscribers to roam among cellular networks that have roaming agreements with Iridium. Iridium intends to create the broadest global cellular roaming service available. Iridium has entered into roaming agreements with more than 160 roaming partners and has integrated more than 55 of those partners (including cellular networks in more than 30 countries and territories) with the Iridium system. Iridium's business plan currently calls for roaming agreements covering cellular networks in more than 150 countries and territories to be integrated with the Iridium system by 2002.

     In providing Iridium World Roaming Service, Iridium acts either as the customer's "home" system or as an interface between the visited cellular network and the customer's home network when the visited and home networks use differing protocols (e.g., IS-41 in North America and GSM in Europe). Iridium World Roaming Service customers who travel between places that are served by different wireless protocols can place calls and can be reached on one phone number by using either a multi-mode phone that is compatible with multiple protocols or a combination of cellular phones, one for each protocol.

Iridium World Page Service

     Iridium is the first company to offer global paging to a belt-worn pager. Iridium offers global paging both as a stand-alone service and bundled with its voice service. The Iridium pager has significantly greater in-building penetration than Iridium's satellite-based voice services and can receive alphanumeric messages of up to 200 characters in any one of 19 languages and numeric messages of up to 20 digits. Iridium World Page Service customers can be paged in over 200 countries and territories and onboard aircraft.

Iridium World Calling Card

     The Iridium World Calling Card adds land-line access to Iridium's array of service offerings that can be linked by a single customer bill. The calling card also provides discount voice mail retrieval for Iridium World Satellite Service customers. Iridium believes its calling card rates are competitively priced with other international calling card services. Iridium World Calling Card Service is available in more than 55 countries and territories.

Iridium Aeronautical Service

     Iridium intends to introduce satellite aeronautical phone service to private and commercial aircraft by the end of 1999. In addition, on December 22, 1998, Iridium agreed to acquire Claircom Communications Group, Inc., a wholly owned subsidiary of AT&T Wireless Services, Inc. and Rogers Cantel Inc., which currently provides inflight phone service (generally under the AT&T brand) on a total of approximately 1,750 commercial and executive aircraft. Upon completion of the acquisition, Iridium intends to brand this service with the Iridium name. This proposed acquisition is subject to regulatory approval and other conditions.

TARGET MARKETS

     Iridium's service offerings are primarily designed for customers who travel frequently and place significant value on continuous communications access. Iridium has conducted extensive market research and believes there is a significant market of companies and individuals who need mobile wireless services when they travel and are willing to pay for the flexibility and virtually global coverage of Iridium's services.

     Iridium's marketing and distribution efforts are focused on five types of customers and Iridium packages its services in different combinations to match the needs of each of these target markets:

     - GLOBAL TRAVELERS -- People who travel extensively outside their home country and cellular coverage area and want one flexible, comprehensive wireless service while traveling (candidates for all Iridium World Services);

     - INTERNATIONAL URBAN TRAVELERS -- People who frequently travel to areas served by cellular networks that use different protocols but who rarely travel outside cellular coverage (candidates for Iridium World Roaming, Iridium World Page and Iridium World Calling Card Services);

     - INDUSTRIAL USERS -- International companies engaged in businesses such as oil and gas exploration, mining, shipping, power generation and the media, whose employees are stationed in, or travel to, remote areas outside cellular coverage (candidates for Iridium World Satellite and Iridium World Page Services);

     - PUBLIC SECTOR USERS -- Governments, multilateral development institutions and disaster relief and humanitarian organizations that need reliable communications anytime and anywhere (candidates for Iridium World Satellite and Iridium World Page Services); and

     - IN-COUNTRY USERS -- People who live in or travel to countries with incomplete or overburdened cellular coverage (candidates for Iridium World Satellite and Iridium World Page Services).

MARKETING, DISTRIBUTION AND PRICING

     Iridium's marketing strategy is to be the premier brand in global wireless communications services. Iridium believes that its principal target markets -- Global Travelers, International Urban Travelers and Industrial
Users -- can be accessed through established marketing channels. Iridium believes focusing on these market segments gives it an advantage compared to mobile satellite systems targeting individuals in remote areas where marketing opportunities and distribution channels are limited. Iridium is striving to establish a global brand identity through a coordinated and comprehensive global marketing strategy. Iridium coordinates with its gateway partners to determine the optimum allocation of marketing expenditures and engages in direct marketing to certain markets, including the utility, oil and gas, mining and maritime industries.

     Iridium's distribution strategy reflects its role as a wholesaler of Iridium services. The retail distribution of Iridium services generally takes place through Iridium's gateway operators, and is primarily designed to utilize existing wireless retail distribution channels. Iridium's gateway operators distribute Iridium services through their own distribution channels or through, or in conjunction with, one or more existing wireless service providers (including Iridium World Roaming Service roaming partners). As of December 31, 1998, Iridium and its gateway operators had agreements with more than 300 such service providers and had integrated more than 60 of those service providers. All Iridium service providers have primary responsibility for marketing Iridium services within their territories in accordance with marketing policies and programs established by Iridium and the gateway operators. In addition, Iridium service providers are responsible for billing and collection and share customer service responsibilities with Iridium. Iridium provides centralized customer service principally through its three global customer care centers, which operate 24 hours per day, seven days a week and support 13 languages.

     Iridium's initial marketing efforts have yielded indications of interest that Iridium believes are substantial and encouraging. However, Iridium phones and pagers are an essential component of Iridium's satellite services and, accordingly, Iridium can only add new Iridium World Satellite Service and Iridium World Page Service customers to the extent that phones and pagers are available for customer use. As of December 31, 1998, Motorola had produced approximately 35,000 phones and was producing phones at a rate of approximately 1,000 per day. Late in 1998, Motorola began commercial shipments of cellular cassettes, which provide dual mode (satellite/cellular) capability for Motorola's phones. Commercial shipments of Kyocera phones are on hold because test results have not yet met Iridium's quality standards for commercial use. Iridium expects Kyocera phones will be approved for commercial shipment in the first quarter of 1999. An aggregate of approximately 3,500 Motorola and Kyocera pagers have been produced as of December 31, 1998, and aggregate production capacity was approximately 8,000 pagers per month. In addition, once phones and pagers are produced, they must be distributed to service providers before a new customer can be added. Distribution of customer equipment to certain parts of the world can require substantial time. Iridium believes that one of its most significant challenges is ensuring that phones and pagers are produced in sufficient quantities and are timely distributed to the various parts of the world necessary to satisfy the demand for Iridium's satellite-based services.

     Iridium's wholesale pricing strategy for its voice services is similar to the prevailing pricing structure for traditional cellular calls. Prices for cellular calls generally reflect two components -- a charge based on the land-line "dial-up" rate for a comparable call (primarily the long distance charges) and a mobility premium for the convenience of wireless service (including any roaming charges). Pricing for both Iridium World Satellite Service and Iridium World Roaming Service is based on this structure. For international Iridium World Satellite Service calls, which Iridium expects will constitute the majority of calls over the Iridium satellite system, the "dial-up" rate component is designed to approximate the rates for comparable land-line point-to-point international long distance calls.

     In addition to airtime charges based on the "dial-up" rate plus mobility premium, Iridium subscribers generally pay a monthly fee in the same manner that cellular customers pay monthly charges. Currently, Iridium paging subscribers pay a fixed monthly subscription fee for up to 200 pages. The monthly paging subscription fee is discounted for persons who are also subscribers to Iridium voice services.

THE IRIDIUM SYSTEM

     Iridium's ability to provide its services, either individually or in various packages, is derived from the unique capabilities of the Iridium system. The Iridium system has four principal components:

     - THE SPACE SEGMENT, which includes Iridium's 66 low earth orbit satellite constellation (plus orbiting spares) and the related ground control facilities;

     - THE 12 GROUND STATIONS OR "GATEWAYS", which link the satellites to land-based communications systems;

     - IRIDIUM PHONES, PAGERS AND SIM CARDS, which provide Iridium customers with mobile access to the space segment and land-based cellular systems; and

     - IRIDIUM'S LAND-BASED INTERPROTOCOL ROAMING INFRASTRUCTURE, which facilitates roaming among land-based cellular systems -- including systems that use different protocols -- and the space segment.

     Motorola, Inc., a leading international provider of wireless systems, phones and pagers and other electronic equipment, designed, constructed and currently operates the Iridium system. Motorola is also the principal strategic investor in Iridium. Iridium's 19 other strategic investors include leading wireless telecommunications service providers from around the world.

COMPETITIVE STRENGTHS

     Iridium intends to achieve its objective of being the one source for the mobile communications needs of its target markets by capitalizing on the following competitive strengths:

     - FIRST-TO-MARKET ADVANTAGE. Iridium believes that it will be the only wireless communications system in operation well into the year 2000 that will be able to offer global satellite phone and paging services. Iridium intends to use this advantage to establish itself as the premier mobile telecommunications provider for its target markets.

     - GLOBAL COVERAGE. The reach of Iridium World Satellite Service and Iridium World Page Service is not limited by the customer's proximity to a gateway. Customers generally have worldwide wireless coverage wherever Iridium's satellite services are authorized, including mid-ocean and remote areas. Iridium believes this feature makes:

        - Iridium World Satellite Service a more attractive complement to cellular services than many other satellite-based systems because Iridium's service can cover virtually every area of the world where cellular service is unavailable.

        - Iridium World Page Service more valuable to people who travel than today's land-based paging services which generally are geographically limited.

     - INTERPROTOCOL CELLULAR ROAMING. Iridium believes that the ability to add worldwide cellular roaming makes its satellite voice and paging services more attractive. Iridium is assembling the broadest cellular roaming service available.

     - FLEXIBLE SERVICE PACKAGES WITH ONE PHONE NUMBER AND ONE CUSTOMER BILL. With one phone number and one customer bill, customers can conveniently select the most attractive telecommunications alternative anywhere in the world they travel. Iridium has a unique ability to provide customers access to multiple satellite- and land-based telecommunications services. Iridium is the only company that currently offers global, mobile satellite phone and paging services. It also is one of only a few companies that offers international cellular roaming. All of these services and the Iridium World Calling Card can be linked by one phone number and one customer bill.

     - INTERSATELLITE LINKS. The Iridium system is configured to allow voice and paging traffic to be passed from satellite-to-satellite across the constellation. Iridium believes these intersatellite links provide several advantages over satellite systems where traffic is routed from a phone to a satellite and then immediately back to a ground station (or from a ground station to a satellite and then immediately to a phone or pager). On comparable international long distance calls, Iridium generally expects to capture a greater portion of the total price of the call because the portion of the call carried by the Iridium system, from satellite-to-satellite, can be longer than the portion of the call that a competing system without satellite links would be able to carry. In addition, intersatellite links provide more flexibility in routing traffic across the system and support global operations with fewer gateways.

     - IRIDIUM'S STRATEGIC INVESTORS. Iridium's strategic investors have collectively invested, or committed to invest, approximately $3.7 billion in Iridium, including equity, commitments to purchase additional equity, debt, guarantees and commitments to provide guarantees. Iridium believes its strategic investors that have experience in providing telecommunications services will use their regulatory and marketing experience, distribution channels and other telecommunications-oriented resources to distribute Iridium's services.

     - GLOBAL CUSTOMER CARE. Iridium has three global customer care centers that operate 24 hours per day, seven days per week and support 13 languages. Iridium believes that customer retention depends upon high quality customer service, and that Iridium's commitment to customer service will distinguish it from many of its competitors.

     Iridium is transitioning from a development stage company into an operating company and has significant indebtedness and no meaningful operating history and, accordingly, will face many challenges. Iridium's principal challenge will be generating sufficient revenues from operations to fund its operations and repay its indebtedness. See "Risk Factors" for a description of some of the factors that could adversely affect Iridium's ability to generate revenues from operations.

ESTIMATED FUNDING REQUIREMENTS -- SOURCES AND USES OF FUNDS BY IRIDIUM

     In the fourth quarter of 1998, Iridium began the transition from a development stage company into an operating company and, as a result, the characteristics of its funding requirements are changing. Through year end 1998, Iridium's funding requirements principally were driven by the cost of the initial development and construction of the Iridium system. In contrast, Iridium expects that its future funding requirements will be driven principally by the costs of operating and maintaining the Iridium system and providing Iridium services.

Sources and Uses of Funds Through Year End 1998

     The following table summarizes Iridium's funding requirements, sources of funds and uses of funds from July 29, 1993 (the inception of Iridium's predecessor) through December 31, 1998. You should read the notes accompanying this table and the more detailed information in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                             (DOLLARS IN MILLIONS)

SOURCES OF FUNDS
Secured bank facility(1)............   $  500
Motorola guaranteed bank
  facilities(1).....................      625
Vendor financing (O&M
  contract)(2)......................       86
Senior notes due 2005(3)............    1,380
14 1/2% senior subordinated notes
  due 2006..........................      239
Series A class 2 interests..........       31
Outstanding class 1 interests.......    1,951
                                       ------
                                       $4,812
Deduct: cash balance at year end
  1998..............................       10
                                       ------
     Total net sources..............   $4,802
                                       ======
USES OF FUNDS
Space system contract...............   $3,380
Terrestrial network development
  contract..........................      226
O&M contract(2).....................       86
Business support systems and related
  expenditures......................      242
Net interest and financing costs....      345
Operating expenses and working
  capital...........................      523
                                       ------
     Total uses.....................   $4,802
                                       ======

---------------
(1) On December 23, 1998, Iridium closed on three new bank credit facilities providing for up to approximately $1.55 billion of borrowings: (i) a senior secured credit facility in the amount of $800 million (the "secured bank facility") and (ii) two facilities guaranteed by Motorola -- a $475 million term credit facility and a $275 million revolving credit facility (collectively, the "Motorola guaranteed bank facilities"). Iridium used approximately $682 million of the funds available under these new bank facilities to repay its outstanding bank debt, of which approximately $410 million was due to mature on December 31, 1998. Borrowings under the secured bank facility and the $475 million term portion of the Motorola guaranteed bank facilities mature on December 29, 2000 and the $275 million revolving portion of the Motorola guaranteed bank facilities matures on December 31, 2001. The secured bank facility is secured by, among other things, substantially all of Iridium's assets and contains covenants that require Iridium, among other things, to achieve certain revenue and subscriber levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Sources of Funding". Pursuant to a memorandum of understanding with Motorola (the "Motorola MOU"), and a related compensation agreement (the "Motorola ARG"), Iridium is required to compensate Motorola with equity and cash for, among other things, providing guarantees of Iridium's borrowings under the Motorola guaranteed bank facilities.

(2) Iridium has entered into an operations and maintenance contract with Motorola (the "O&M contract"), for the day-to-day management of the space segment and Iridium expects the O&M contract to be Iridium's single most significant use of funds during its initial operational stage. The O&M contract is a fixed price contract (subject to certain adjustments) for the operation and maintenance of the Iridium system. Payments under the O&M contract are expected to aggregate approximately $2.88 billion over the initial five year term of the contract ending in November 2003. Under the Motorola MOU, Motorola has agreed to permit Iridium to defer its obligations to pay up to an aggregate of $400 million of payments until December 29, 2000. Iridium has agreed with Motorola to use its best efforts to obtain, on or before October 1, 1999, a bank credit agreement (which Motorola has agreed to guarantee pursuant to the Motorola MOU) to finance the payment of all such deferrals by October 1, 1999. Pursuant to the Motorola ARG, Iridium is required to compensate Motorola with equity and cash for, among other things, permitting Iridium to defer payments under the O&M contract and any guarantee of borrowings by Iridium to finance such payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Sources of Funding".

(3) Net proceeds received directly or indirectly by Iridium from the offerings of four separate series of senior notes, all of which have substantially the same terms (except for their respective interest rates) and are collectively referred to as the "senior notes". The senior notes mature on July 15, 2005.

Estimated Sources and Uses of Funds For 1999

     Iridium believes that it currently has sufficient external funding available to meet its expected peak funding requirements. Iridium expects to have available for 1999 aggregate sources of external funding of approximately $1.336 billion, after giving effect to the Offerings. Iridium expects that its cash needs for 1999 will be approximately $1.653 billion. Iridium expects that if its revenues from operations exceed the difference between its actual cash needs and its actual available sources of external funding (an estimated difference of approximately $317 million), Iridium will reduce the commitments of the lenders under its bank credit agreements. To the extent that Iridium's revenues do not exceed this difference, Iridium will need to seek additional financing.

     The following table summarizes Iridium's estimates of its funding requirements, sources of funds and uses of funds for 1999. You should read the notes accompanying this table and the more detailed information in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                             (DOLLARS IN MILLIONS)

SOURCES OF FUNDS
Cash balance at year end 1998.......   $   10
Additional amounts available under
  the secured bank facility(1)......      300
Additional amounts available under
  the Motorola guaranteed bank
  facilities(1).....................      120
Additional vendor financing amounts
  (O&M contract) or the O&M bank
  facility(2).......................      314
Additional Motorola guaranteed bank
  facility(3).......................      350
Net proceeds from the
  Offerings(4)......................      242
                                       ------
                                       $1,336
Required revenues from operations or
  funds from other sources(5).......      317
                                       ------
     Total estimated sources........   $1,653
                                       ======
USES OF FUNDS
Space system contract...............       55
Terrestrial network development
  contract(6).......................      130
O&M contract(2).....................      537
Business support systems and related
  expenditures......................      100
Net interest and financing
  costs(7)..........................      391
Acquisition of Claircom(8)..........       26
Operating expenses and working
  capital...........................      414
                                       ------
     Total estimated uses...........   $1,653
                                       ======

---------------
(1) See note (1) to the table under "-- Sources and Uses of Funds Through Year End 1998".

(2) See note (2) to the table under "-- Sources and Uses of Funds Through Year End 1998". Iridium expects to finance the payment of approximately $400 million of deferred payments under the O&M contract by obtaining a new bank credit facility guaranteed by Motorola by October 1, 1999.

(3) Pursuant to the Motorola MOU, Motorola has committed to guarantee an additional $350 million of borrowings under a bank credit agreement, provided that Iridium requests such guarantee by October 1,

    1999 and that Iridium has complied with the terms of its various agreements with Motorola. Pursuant to the Motorola ARG, Iridium would be required to compensate Motorola with equity for providing such guarantee. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Sources of Funding".

(4) Assumes the U.S. underwriters' and international managers' over-allotment options are not exercised.

(5) The secured bank facility contains covenants that require Iridium, among other things, to achieve certain revenue levels, including having cumulative accrued revenues of at least $470 million at September 30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Sources of Funding".

(6) No payments are expected to be due under the terrestrial network development contract after year end 1999.

(7) Based on the assumed interest payment obligations, interest rates and borrowing levels and Iridium's estimates of related costs. Actual interest and financing costs will depend upon applicable interest rates and the amount and timing of actual borrowings.

(8) On December 22, 1998, Iridium entered into a stock purchase agreement with AT&T Wireless Services, Inc., ATG I, Inc. and Rogers Cantel Inc., pursuant to which Iridium agreed to purchase all of the outstanding capital stock of Claircom Communications Group, Inc., a provider of in-flight phone service for commercial and executive aircraft, for an estimated aggregate price of approximately $65 million, consisting of approximately $25.6 million in cash to be paid at closing and approximately $39.4 million of nine-year notes of Claircom that will bear interest at a rate of 8% per year but will not require payments during the first two years -- interest accrued during the initial two-year period will be added to the principal amount of the notes. The closing of this purchase is subject to regulatory approval and certain other conditions.

Estimated Funding Requirements and Sources of Funding After Year End 1999

     Iridium expects that its funding requirements for the operation of the Iridium system for the two to three year period following year end 1999 will be based upon uses similar in type to those expected for 1999: the costs of operating and maintaining the Iridium system, including the O&M contract, and providing Iridium's services; working capital; interest expense; and financing costs. Following 1999, Iridium generally expects to fund these cash needs through revenues from operations. In addition, before December 29, 2000, Iridium will be required to repay at least approximately $1.27 billion in bank debt. Iridium expects that on or prior to December 29, 2000, it will raise additional financing and, if available, use revenues from operations to repay such bank debt.

Iridium's Estimates Are Forward Looking

     All of the statements regarding Iridium's funding requirements, sources of funds and uses of funds for 1999 and thereafter are forward looking. Actual results are likely to differ, and may differ materially, from the estimates in such statements. These estimates are based on a number of assumptions, including Iridium's expectations about its ability to generate revenues from operating, and should be viewed in light of, among other things, the following facts: (i) Iridium has no meaningful history of operations or revenues and there is no operational service that provides a direct comparison to Iridium's services;
(ii) Iridium's estimates assume, among other things, that Iridium will transition smoothly from a development stage company into an operating company and that there will be a sufficient number of customers for, and usage of, the Iridium system to generate revenues in the amounts and at the times anticipated by Iridium; (iii) the availability of the additional sources of funding Iridium expects to be able to use is not completely within Iridium's control and is conditioned on Iridium satisfying certain conditions; and (iv) Iridium faces many challenges and risks. It is likely that there would be a material adverse effect on Iridium if Iridium's actual funding requirements (net of revenues from operations) significantly exceed its current estimates. See "Risk Factors" for further discussion of some of the factors that could cause actual results to differ materially from those expressed or implied by the following discussion.

                                 THE OFFERINGS

Class A common stock offered by IWCL:
     U.S. offering..............................  6,000,000 shares
     International offering.....................  1,500,000 shares
          Total.................................  7,500,000 shares
Class A common stock of IWCL to be outstanding
  immediately after the Offerings...............  19,680,648 shares (1)
Iridium class 1 interests to be outstanding
  immediately after the Offerings...............  148,920,453 interests (1)
Iridium class 1 interests to be owned by IWCL
  immediately after the Offerings...............  19,701,273 interests (1)
Use of Proceeds.................................  The net proceeds of the Offerings, including the net proceeds from any exercise of the U.S.
                                                  underwriters' and international managers' over-
                                                  allotment options, will be used by IWCL to purchase
                                                  class 1 interests in Iridium. Iridium expects to
                                                  use the proceeds from such sale of the class 1
                                                  interests for general corporate purposes, including
                                                  payments under the O&M contract. See "Use of
                                                  Proceeds"
Risk Factors....................................  See "Risk Factors" beginning on page 15 for a discussion of certain factors that should be
                                                  considered by prospective investors in the class A
                                                  common stock
Voting Rights...................................  All voting rights with respect to the affairs of
                                                  IWCL, except as otherwise required by law, are
                                                  vested in the holders of the class A common stock
NASDAQ National Market Symbol...................  IRIDF

---------------
(1) Based on class A common stock and class 1 interests outstanding on December 15, 1998 and assumes the U.S. underwriters' and international managers' over-allotment options are not exercised. If the over-allotment options are exercised in full, there would be 20,805,648 shares of class A common stock and 150,024,828 class 1 interests outstanding (of which IWCL would own 20,805,648 class 1 interests). IWCL's holdings reflect 20,625 shares of class B common stock outstanding and 20,625 class 1 interests purchased from Iridium in respect of such shares. This amount does not give effect to the issuance of any class 1 interests pursuant to options, warrants or convertible interests or pursuant to the reserve capital call. See "Dilution" and "Shares Eligible for Future Sale".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we and our related companies sell all of the securities that we have registered.

     -  Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Current Reports on Form 8-K, filed November 4, 1998 and December 30, 1998; and

     -  Registration Statement on Form 8-A, filed June 2, 1997.

     You may request a copy of these filings at no cost by writing or telephoning us at the following:

     Iridium World Communications Ltd.
     1575 Eye Street, NW
     Washington, D.C. 20005
     Attention: F. Thomas Tuttle, Assistant Secretary, IWCL
     (202) 408-3800

     You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not, and the U.S. underwriters and international managers have not, authorized anyone else to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated in this prospectus is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

     An investment in the class A common stock offered hereby involves a high degree of risk. Because the sole assets of IWCL are its class 1 interests and rights to purchase class 1 interests and the sole business of IWCL is participating in the management of Iridium, you should carefully consider the following risks of Iridium's business and of the class A common stock, together with the other information in, or incorporated by reference in, this prospectus, prior to investing in the class A common stock.

RISK OF ERROR IN FORWARD LOOKING      Iridium is transitioning from a development stage company
STATEMENTS                            into an operating company and has no meaningful operating
                                      history. Accordingly, many statements contained in, or
  Many of the statements in this      incorporated by reference into, this prospectus are forward
  prospectus are forward looking      looking. Examples of these forward looking statements
  and actual results may be           include the statements concerning Iridium's expectations
  materially different from those     about its:
  expressed or implied by these       - operations;
  statements.                         - revenues;
                                      - markets;
  In particular, you should           - technical capabilities;
  recognize that statements about     - funding needs;
  the following topics are forward    - funding sources;
  looking:                            - prospects;
  - Iridium's estimate that it has    - regulatory activities (including its ability to obtain or
    sufficient external funding         maintain the authority to operate its satellite services in
    available to meet its expected      virtually any country in the world);
    peak funding requirements;        - pricing of its services;
  - Iridium's estimates of the        - availability and distribution of phones and pagers;
    amount of its funding needs;      - competitors and their services; and
  - Iridium's expectations about      - equipment suppliers', gateway operators', service
    its ability to obtain               providers' and roaming partners' actions.
    additional financing;
  - Iridium's expectations about      Forward looking statements are inherently predictive and
    its ability to generate           speculative and we cannot assure you that our forward
    revenues from commercial          looking statements will prove to be correct. Actual results
    operations; and                   and developments are likely to be different, and may be
  - Iridium's expectations about      materially different, from those expressed or implied by
    how much revenue it will          these statements. You should carefully review the other risk
    generate from commercial          factors set forth herein for a discussion of some of the
    operations.                       factors which could result in any forward looking statement proving to be inaccurate.
  The forward looking statements
  are based on a number of            In particular, you should recognize that forward looking
  assumptions and one or more of      statements are based on a number of assumptions about future
  these assumptions is likely to      events, many of which are beyond Iridium's control. For
  be incorrect.                       example, many of the statements in this prospectus assume
                                      that Iridium will transition smoothly from a development
                                      stage company into an operating company and assume among
                                      other things, that:
                                      - there will be a sufficient number of customers for, and
                                        usage of, the Iridium system to generate revenues in the
                                        amounts and at the times anticipated by Iridium (this
                                        assumption is reflected in many of the forward looking
                                        statements included in, or incorporated by reference in,
                                        this prospectus, including the statements in
                                        "Summary -- Estimated Funding Requirements -- Sources and
                                        Uses of Funds by Iridium");
                                      - the Iridium system will provide service acceptable to the market and will meet all systems specifications set forth in its development contracts and will have service
                                        characteristics across Iridium's various service offerings that are at least as favorable as those that Iridium
                                        expects;

                                      - there will be no increased costs under the development and maintenance contracts for the Iridium system;
                                      - Motorola and Kyocera will manufacture, and Iridium and its service providers will distribute, a sufficient number of
                                        portable, hand-held phones and pagers for use with the
                                        Iridium system on a timely basis, and Iridium will not
                                        incur any significant additional expenses as a result of
                                        any need to place orders for, or subsidize the sale of,
                                        any Iridium phones and pagers;
                                      - there will continue to be a sufficient number of
                                        operational gateways to maintain the service quality and
                                        system capacity Iridium expects;
                                      - Iridium's satellite navigation software, communications
                                        software and its business support systems software will
                                        continue to function as expected under the various service demands the Iridium system actually experiences;
                                      - Iridium will contract with, and integrate into its various operations, a sufficient group of roaming partners to ensure that Iridium World Roaming Service meets Iridium's market
                                        coverage expectations;
                                      - Iridium will contract with a sufficient number of service providers to ensure effective marketing and distribution of its services;
                                      - the operation of the Iridium system will not be impaired by the loss of satellites or the need to put replacement
                                        satellites in orbit and Iridium will not be required to
                                        bear the costs of satellite replacement;
                                      - in the various jurisdictions in which Iridium operates or expects to operate, there will be no material change in
                                        legislation or regulations or the administration thereof
                                        that will have an adverse effect on the business of
                                        Iridium, including Iridium's expectation that it will be
                                        able to provide its services on a virtually global basis;
                                      - there will be no material adverse changes in any of
                                        Iridium's existing material contracts or the ability of
                                        Iridium's various contractors to perform their obligations
                                        (including Motorola's ability to perform under the O&M
                                        contract); and
                                      - the capacity of the Iridium system, as affected by, among other things, spectrum allocation and customer usage
                                        patterns, will meet or exceed Iridium's expectations.

                                      One or more of these assumptions is likely to be incorrect and, accordingly, actual results and developments are likely to be different, and may be materially different from those expressed or implied by any forward looking statements.

                                      Iridium does not intend to publish updates or revisions of the forward looking statements, including the projected
                                      financial information, included in this prospectus or the
                                      materials incorporated by reference in this prospectus or of this discussion of some of the factors that could cause
                                      actual results to differ from those expressed or implied in the forward looking statements.

                                      Documents incorporated by reference in this prospectus
                                      contain information, including forward looking information, as of various dates. You are cautioned that these statements have not been revised to reflect subsequent events or
                                      circumstances after the date on which they were made.

IRIDIUM IS TRANSITIONING FROM A       Iridium is transitioning from a development stage company
DEVELOPMENT STAGE COMPANY INTO AN     into an operating company. It is extremely important to
OPERATING COMPANY; IRIDIUM HAS NO     Iridium's success that it effects this transition smoothly.
MEANINGFUL REVENUES OR HISTORY OF     This will require Iridium to complete successfully a number
OPERATIONS; IRIDIUM'S FUTURE          of complex tasks for the operation of Iridium's system while
REVENUES MAY NOT COVER ITS            simultaneously attracting customers and ensuring that they
EXPENSES                              are satisfied with Iridium Services. Iridium has no
                                      meaningful history of operations on which investors can
                                      evaluate its performance and has no significant revenues. In addition, many of the services Iridium offers are new and
                                      there is no operational service that provides a direct
                                      comparison. Further, Iridium has accumulated significant
                                      losses in the development and construction of the Iridium
                                      system and expects to continue to accumulate significant
                                      losses until it has substantial revenues from operations.

  Iridium is a start-up company       Iridium has incurred significant indebtedness to fund the
  with substantial debt and no        development and construction of the Iridium system. Until
  meaningful operating history or     Iridium has substantial revenues from operations, it will
  significant revenues.               rely on additional indebtedness to pay its expenses and to make payments on its indebtedness. We cannot give you any
                                      assurance about:
                                      - Whether or when Iridium will have sufficient customers or revenues to satisfy its funding requirements or the
                                        covenants in its bank facilities and debt securities.
                                      - Whether Iridium will ever be profitable.

RISK OF HIGHLY LEVERAGED CAPITAL      Iridium is a highly leveraged company and it expects to
STRUCTURE                             incur substantial additional indebtedness, including
                                      indebtedness that is secured by its assets. Iridium
  Iridium has borrowed ap-            currently is not generating any meaningful revenues to fund
  proximately $2.8 billion as of      its operations or repay its indebtedness. The amount of debt
  December 31, 1998 and expects to    needed to finance the Iridium system could be increased by
  borrow a substantial amount of      one or more factors outside Iridium's control, including:
  additional funds. Iridium is not    - the inability to generate revenues in the amount and
  currently generating any mean-        within the time frame Iridium expects;
  ingful revenues to fund its         - cost increases for the construction or operation of the
  operations or repay its in-           Iridium system; and
  debtedness.                         - increases in applicable interest rates.

                                      Iridium's current and future debt service requirements could have important consequences on its business, including:
                                      - limiting Iridium's ability to obtain additional financing;
                                      - reducing the amount of funds available for operations
                                        because a substantial portion of Iridium's cash flow from
                                        operations will be dedicated to the payment of principal
                                        and interest on its indebtedness; and
                                      - increasing Iridium's sensitivity to adverse economic
                                        conditions.

IRIDIUM MAY BE UNABLE TO SATISFY      In the secured bank facility, Iridium has covenanted, among
OR MAY BE ADVERSELY CONSTRAINED BY    other things, that, as of a series of dates beginning with
THE COVENANTS IN ITS BANK             March 31, 1999, it will satisfy certain minimum revenue and
FACILITIES AND DEBT SECURITIES        subscriber levels, including the conditions that:
                                      - at March 31, 1999 it have cumulative cash revenues of at least $4 million, cumulative accrued revenues of at least
                                        $30 million, at least 27,000 Iridium World Satellite
                                        Service subscribers and at least 52,000 total subscribers;

                                      - at June 30, 1999 it have cumulative cash revenues of at
                                        least $50 million, cumulative accrued revenues of at least
                                        $150 million, at least 88,000 Iridium World Satellite
                                        Service subscribers and at least 213,000 total
                                        subscribers; and
                                      - at September 30, 1999 it have cumulative cash revenues of at least $220 million, cumulative accrued revenues of at
                                        least $470 million, at least 173,000 Iridium World
                                        Satellite Service subscribers and at least 454,000 total
                                        subscribers.

  If Iridium is unable to sat-        Other financial covenants in the secured bank facility
  isfy the covenants in the           require Iridium to comply with certain financial ratios as
  secured bank facility, the          of various dates, including maximum debt to total invested
  lenders under the secured bank      capital, maximum secured debt to earnings, maximum debt to
  facility generally would have       earnings and minimum interest expense to earnings. For
  the right to declare a default      Iridium to satisfy these covenants it will have to make a
  and could pursue various            timely and successful transition into an operating company
  remedies, including enforcing       and generate substantial demand for its services. While
  their security interests in         Iridium believes it will be able to satisfy these and the
  substantially all of the as-        other operations-based and financial covenants it is subject
  sets of Iridium Operating LLC       to, various factors, including those discussed in this Risk
  (which include the Iridium          Factor section, could prevent Iridium from satisfying these
  system and represent                covenants. If Iridium is unable to satisfy the covenants in
  substantially all of                the secured bank facility, the lenders under the secured
  Iridium's assets) and Irid-         bank facility generally would have the right to declare a
  ium's investment in Iridium         default and could pursue various remedies, including
  Operating LLC.                      enforcing their security interests in substantially all of the assets of Iridium Operating LLC (which include the
                                      Iridium system and represent substantially all of Iridium's assets) and Iridium's investment in Iridium Operating LLC.

                                      In addition, Iridium's management is not able to make
                                      decisions freely about certain business matters because the secured bank facility, the Motorola guaranteed bank
                                      facilities and the indentures relating to its senior notes include certain covenants that, among other things, restrict the ability of Iridium and its subsidiaries to:
                                      - dispose of assets;
                                      - incur additional indebtedness;
                                      - incur guarantee obligations;
                                      - prepay other indebtedness or amend other debt instruments;
                                      - pay dividends;
                                      - create liens on assets;
                                      - make investments, loans or advances;
                                      - make acquisitions;
                                      - engage in mergers or consolidations;
                                      - change the business conducted by Iridium;
                                      - make certain asset or stock dispositions; and
                                      - enter into certain transactions with affiliates and
                                        related persons.

IRIDIUM MAY HAVE SIGNIFICANT          Iridium estimates that its cash funding requirements for
ADDITIONAL FUNDING NEEDS              1999 will be approximately $1.65 billion and that following
                                      1999 Iridium generally will fund its cash needs for the
  Iridium's actual funding needs      operation and maintenance of the Iridium system and the
  may exceed its estimates,           provision of its services through revenues from operations.
  perhaps substantially, for a
  number of reasons, including if     These estimates are forward looking and Iridium's actual
  Iridium is unable to generate       funding requirements are likely to differ, and may differ
  revenues in the amount and          materially, from these estimates. Iridium's estimated
  within the time frame it expects    funding requirements should be viewed in light of the
  or if Iridium has unexpected        following facts:
  cost increases.                     - Iridium has no meaningful history of operations or
                                        revenues and there is no operational service that provides a direct comparison to Iridium;
                                      - Iridium's estimates assume, among other things, that
                                        Iridium will transition smoothly from a development stage
                                        company into an operating company and that there will be a sufficient number of customers for, and usage of, the
                                        Iridium system to generate revenues in the amounts and at
                                        the times anticipated by Iridium;
                                      - The availability of the additional sources of funding
                                        Iridium expects to be able to use is not completely within
                                        Iridium's control and is conditioned on Iridium satisfying certain conditions; and
                                      - Iridium faces challenges and risks.

                                      Iridium's estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, in the event Iridium is unable to generate revenues in the amount and within the time frame it expects or if Iridium
                                      has unexpected cost increases. Many factors, including the factors discussed in this section, could adversely affect
                                      Iridium's ability to generate revenues and its costs of
                                      operations.

                                      If Iridium's actual funding requirements significantly
                                      exceed its current estimates, it is likely that Iridium
                                      would have to arrange for additional financing and there can be no assurance that Iridium would be able to obtain such
                                      additional financing on satisfactory terms or at all.

RISK OF LOW SERVICE DEMAND BECAUSE    The Iridium system is not intended to provide communication
OF PRICING, SERVICE QUALITY,          services that compete with land-line telecommunications and
EQUIPMENT CHARACTERISTICS,            land-based cellular services. Instead, the Iridium system is
COMPETITION AND OTHER MARKET          designed to complement such services. Iridium World
FACTORS                               Satellite Services is priced significantly higher than most land-based phone services, and Iridium customers are not
                                      expected to discontinue their use of land-based wireless
                                      services.

  Many market factors, including      Iridium's estimates of its funding needs assume there will
  pricing, could prevent Iridium      be substantial demand for Iridium services beginning in
  from generating revenue in the      early 1999 and that Iridium will be able to charge a premium
  amount and within the time frame    over the cost of a land-based call for its satellite
  it expects.                         services because such services provide global mobility.
                                      Iridium currently expects that its wholesale usage fees for international Iridium World Satellite Services calls between two countries will result in suggested retail prices that, in aggregate, are approximately 25% to 30% above the retail prices for land-based voice calling options that traveling customers could use for a similar call between the same two countries (e.g., international calling card and
                                      international cellular roaming rates). If demand for Iridium services is not significant or if the market will not
                                      support such a global mobility premium, Iridium may be
                                      unable to generate sufficient revenues. In addition to
                                      pricing, a number of other market factors, including service quality, equipment characteristics and competition, could
                                      adversely affect demand for Iridium services.

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  The price of Iridium's phones       Motorola's multi-mode phone generally has an initial retail
  and pagers may adversely affect     price of at least $3,000 and Motorola's alphanumeric pager
  customer demand for Iridium's       generally has an initial retail price of at least $500.
  services.                           Iridium expects the retail prices for Kyocera phones and
                                      pagers to be similar to the retail prices for Motorola's
                                      equipment. These prices substantially exceed current prices for cellular phones and pagers and could adversely affect
                                      the demand for Iridium's services because potential
                                      customers may be unwilling to make such a significant
                                      investment just to have access to a new service.

 Iridium does not control its         Under Iridium's pricing strategy it sets wholesale prices
 retail prices and, if they are       for its services and its service providers control the price
 set too high, demand for             to the customer. Service providers may price Iridium
 Iridium's services may be            services at a level that is too high, thereby reducing total
 adversely affected. Prices in the    demand without an offsetting increase in per minute revenue
 telecommunications industry have     to Iridium. Moreover, competition may force Iridium and its
 been dropping, which may             service providers to reduce prices below those assumed in
 adversely affect Iridium's           Iridium's revenue estimates. In addition, pricing for
 ability to generate revenues.        telecommunication services, including long distance rates, has trended downward in recent years. This downward trend
                                      may make it difficult for Iridium to maintain or raise its wholesale prices.

                                      The Iridium system does not afford the same voice quality, signal strength and degree of building penetration as mature land-based cellular or paging systems. This difference in
                                      service quality could adversely affect demand for Iridium
                                      services.

  The larger sized Iridium phones     The Kyocera and Motorola phones are larger and heavier than
  and pagers may adversely affect     today's pocket-sized cellular phones and have a
  customer demand for Iridium         significantly longer and thicker antenna. Motorola's pager
  services.                           is slightly larger than today's standard alphanumeric
                                      belt-worn pagers. The larger size of Iridium's phones and
                                      pagers may adversely affect customer demand for Iridium
                                      services.

                                      In addition, competition, including competition from other satellite systems and from the extension of land-based
                                      telecommunications systems to areas that are currently not serviced by landline or land-based wireless phone or paging systems, could reduce demand that might otherwise exist for
                                      Iridium's services.

FACTORS AFFECTING CUSTOMER            Iridium's ability to generate sufficient operating revenues
ACCEPTANCE OF SATELLITE-BASED         will depend upon customer satisfaction with Iridium
SERVICE                               services. Iridium believes that customer satisfaction will depend on a variety of factors, including:
  The use of satellites in the        - price of its services, phones and pagers;
  Iridium system expands cov-         - the technical capabilities of Iridium's equipment;
  erage but satellite voice and       - the quality of the services Iridium offers, including
  paging services have certain          voice quality, call completion rates and dropped call rates;
  service limitations that cus-         and
  tomers may not be willing to        - the extent, availability and price of alternative
  accept.                               telecommunications services.

                                      Satellite-based communications over the Iridium system
                                      experience degradation in service quality in certain places and are completely unavailable in some places. In
                                      particular:
                                      - Satellite-based services are adversely affected in places where obstructions, such as buildings and other natural and man-made obstacles, are positioned between a satellite and the user.
                                      - These adverse effects on satellite calls increase as the obstacles become larger and more densely spaced.

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                                      - In densely packed urban areas or inside buildings with
                                        steel construction and metal coated glass common in many
                                        urban high rise buildings (including, in particular, in
                                        most hotels and professional buildings), no meaningful
                                        satellite voice service is available.
                                      - Use of an Iridium phone in a moving automobile for a
                                        satellite call makes the effect of obstructions temporary
                                        but more pronounced because the structure of automobiles
                                        tends to obstruct the satellite signal.
                                      - The actual limitations on satellite-based services vary, sometimes significantly, as conditions change and as the
                                        satellites move in their orbits.

                                      The Iridium satellite paging service also experiences
                                      degradation in certain places. These limitations on
                                      satellite-based services are more significant than current limitations on service experienced by customers of
                                      land-based cellular systems and traditional paging systems.

                                      For Iridium to succeed, its customers must accept:
                                      - the service limitations described above;
                                      - higher prices for Iridium's satellite services than the
                                        current prices for cellular and paging services; and
                                      - heavier hand-held phones and larger pagers than those
                                        currently used for most cellular and paging services.

                                      Iridium's customers may not accept these limitations. These limitations could result in significantly lower sales or
                                      lower usage of Iridium's services than Iridium anticipates.

                                      The Iridium system has not been designed to provide
                                      high-speed data and facsimile transmission capability. As a result, Iridium expects that the appeal of its facsimile and data services (which are not expected to be available until mid-1999) will be limited.

                                      Also, the Iridium system lacks the operational capacity to provide service to a very large number of customers in
                                      concentrated areas using the system simultaneously.

POTENTIAL UNDERSUPPLY OF PHONES       Iridium phones and pagers are an essential part of the
AND PAGERS; DISTRIBUTION CONCERNS     Iridium system. Motorola has started commercial production of the phones and pagers and Motorola has delivered phones
  Insufficient supply of Iridium      and pagers for commercial use. Kyocera has delivered phones
  telephones and pagers could harm    for customer trials but performance quality issues have
  Iridium.                            delayed commercial availability. Motorola's or Kyocera's
                                      inability to manufacture enough phones and pagers to meet
                                      demand could constrain Iridium's commercial operations and adversely affect its generation of meaningful revenues. In addition, if enough phones and pagers are not available to supply those people who want to become Iridium customers,
                                      those people could develop a negative impression of Iridium and decide not to become Iridium customers.

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                                      There is currently a significant shortage of Iridium phones and pagers. As of December 31, 1998 Motorola had produced
                                      approximately 35,000 phones and was producing phones at a
                                      rate of approximately 1,000 per day. Commercial shipments of
                                      Kyocera phones are on hold because test results have not yet met Iridium's quality standards for commercial use. While
                                      Iridium expects that Kyocera phones will be approved for
                                      commercial shipment in the first quarter of 1999, there can be no assurance Kyocera will be able to meet Iridium's
                                      quality standards within that time period. There can be no assurance that the shortage of phones and pagers will not
                                      have an adverse effect on Iridium or that sufficient
                                      quantities of phones and pagers will be produced to meet
                                      demand during Iridium's initial stages of commercial
                                      service.

                                      Distribution Concerns. The initial global distribution of
                                      phones and pagers is one of Iridium's most significant
                                      challenges as it transitions from a development stage
                                      company into an operating company. While Iridium's service providers, who are responsible for direct sales to
                                      customers, are disparately located across the globe, there are only two supply sources of phones and pagers. Getting
                                      phones and pagers from production locations to a large
                                      number of service providers spread over the globe is a
                                      significant challenge. Hurdles that must be overcome include customs and tax clearance in each of the countries to which the phones and pagers are shipped and coordination with
                                      numerous local and regional distribution channels. Iridium must also train service providers in a number of countries to identify potential Iridium customers, to accurately
                                      inform such customers about Iridium's services, to market
                                      Iridium phones and pagers and to distribute the equipment
                                      once sold. There can be no assurance that Iridium and its
                                      gateway operators and service providers will be able to
                                      distribute phones and pagers to various parts of the world on a timely basis. A failure to distribute phones and pagers on a global and timely basis would adversely affect Iridium.

RISKS RELATING TO LOW DEMAND FOR      There is a risk that sufficient demand for Iridium services
PAGERS AND PHONES; POTENTIAL NEED     will not materialize in a timely manner unless Iridium and
FOR SUBSIDIES                         its gateway operators or service providers subsidize the
                                      cost of Iridium phones and pagers. Neither Iridium nor, to
  Iridium may have to subsidize       Iridium's knowledge, its gateway owners and service
  the price of phones and pagers      providers currently plan to provide any such subsidies. The
  to stimulate demand for its         costs associated with those subsidies, including Iridium's
  services.                           portion of those costs, could be significant. Iridium's
                                      current projected funding needs do not reflect any costs
                                      associated with subsidization.

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TECHNOLOGY IMPLEMENTATION RISKS       For the Iridium system to operate properly, Motorola and its subcontractors must make a number of sophisticated and
  Integrating the Iridium sys-        diverse technologies work together -- this is a complex task
  tem's various technologies,         that has not been attempted before. This task is further
  including software and com-         complicated by the following facts:
  munications hardware, was an        - the Iridium system is expected to operate 24 hours a day;
  extremely complex task and          - most of the Iridium system's hardware is in space; and
  future operations could reveal      - system-wide testing, maintenance and repair could
  serious problems that cannot be       adversely affect Iridium's ability to provide the service
  corrected without adversely           quality it anticipates.
  affecting Iridium's services.
                                      Iridium believes that the development and implementation of the software for the Iridium system was one of the largest and most complex software creation and integration tasks
                                      ever undertaken in the telecommunications industry. The
                                      Iridium system software, including the software that
                                      controls the satellites and the on-the-ground business
                                      support systems necessary for customer billing, has not been subject to the demands of commercial operations at the
                                      levels Iridium will need to be successful. This software
                                      will have to be reprogrammed if errors are revealed.

POTENTIAL FOR DELAYED OR IM-          The Iridium system is the first satellite-based global
PAIRED OPERATIONS                     personal communications system. However, other companies are attempting to develop satellite-based systems to compete
  If Iridium's transition from a      with Iridium. A significant part of Iridium's strategy is to
  development stage company into a    capitalize on its first-to-market advantage. If Iridium's
  company with substantial            transition from a development stage company into an
  commercial operations is delayed    operating company is delayed or its ability to provide the
  or its ability to provide the       services it expects is impaired, there likely would be:
  services it expects is impaired,    - harm to the competitive advantage Iridium expects to
  its ability to generate revenues      achieve under its current strategy;
  and its competitive position could  - delay in Iridium's generation of revenue; and
  be materially harmed.               - a significant effect on Iridium's ability to repay its
                                        indebtedness.

                                      A significant delay in Iridium's transition to a company
                                      with substantial commercial operations or a significant
                                      impairment of its ability to provide the services it expects could occur if:
                                      - significant errors in the design and implementation of the
                                        Iridium system are discovered during commercial operations;
                                      - commercial operations reveal that significant improvements in service quality are needed if Iridium services are to
                                        generate the demand Iridium expects; or
                                      - a significant number of satellites fail to operate for any reason. See "-- Risks Related to the Satellites", below.

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LIMITED SATELLITE-BASED SERVICE       Iridium's ability to supply satellite-based service depends
CAPACITY                              upon the capacity of the Iridium system. Various factors,
                                      including customer usage patterns, have a significant effect
  If Iridium experiences unex-        on the Iridium system's capacity for a particular geographic
  pected customer usage patterns      area and on a system-wide basis. The most important factors
  or its available spectrum is        include:
  fully utilized, the ability of      - customer usage patterns; and
  customers to place or receive       - the amount of spectrum (the frequencies at which Iridium
  calls may be adversely affected.      is allowed to operate the Iridium system) available to the
                                        Iridium system.

                                      Iridium could experience unexpected customer usage patterns that could exceed the capacity of the Iridium system at one or more gateways -- similar to an overload of regional
                                      circuits on a land-based system. If Iridium faces
                                      significant capacity issues, its ability to acquire
                                      additional spectrum (which can be thought of as similar to adding more "lines" to a land-based system) is subject to
                                      significant regulatory hurdles. If adverse usage patterns
                                      occur or other significant constraints are placed on the
                                      Iridium system, customers may have difficulty in placing or receiving calls on the system, which could materially and
                                      adversely affect Iridium.

RISKS RELATED TO THE SATELLITES       A significant portion of Iridium's tangible assets are its low earth orbit satellites and the related land-based
  The risk of satellite loss or       control facilities. Maintaining this equipment is a complex
  damage is significant, and the      and costly undertaking which has not been attempted
  effect of satellite losses or       previously on a commercial basis. In particular, the costs
  damage could be substantial.        of satellite loss or failure are significant.

                                      The loss or failure of one or more satellites, including
                                      temporary losses, that for whatever reason are not promptly corrected by fixing or replacing the problem satellite,
                                      could cause:
                                      - gaps in service availability;
                                      - significantly degraded service quality;
                                      - increased costs; and
                                      - losses of revenue for the period that service is
                                        interrupted or impaired.

                                      Accordingly, the loss or failure of any satellite or
                                      satellites could materially and adversely affect Iridium. A satellite can be lost or fail for a variety of reasons,
                                      including:
                                      - colliding with something, including space debris, another man-made object or space phenomena such as comets or
                                        meteors;
                                      - mechanical anomalies or malfunctions; and
                                      - failure of the rocket, by explosion or otherwise, that was to place the satellite in orbit.

                                      Space debris and other in-space risks. Iridium's satellites operate in low earth orbit and, as a result, face a higher risk of damage from space debris than satellites that
                                      operate farther away from the earth. Because objects in low earth orbit are moving at different speeds, the Iridium
                                      satellites can be more readily hit by space debris -- which can include sand, pebbles, dust and rocks shed by comets, as well as the remains of man-made objects floating in space.
                                      Even a very small piece of space debris can cause
                                      significant damage to a satellite.

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                                      Mechanical Anomalies and Malfunctions. During the initial
                                      deployment of the Iridium system, Iridium experienced
                                      problems or "anomalies" with several of its satellites.
                                      Those anomalies, which in some cases included control
                                      problems and the satellite's failure to function as
                                      expected, caused those satellites to be excluded from
                                      Iridium's initial constellation. You should note that:
                                      - anomalies such as occurred with respect to those
                                        satellites, or other anomalies with comparable effects,
                                        could occur in the future;
                                      - such anomalies could have a significant adverse effect on
                                        Iridium;
                                      - from time to time certain events could occur that may
                                        cause Iridium or Motorola to conclude that one or more
                                        malfunctioning satellites should not be included in the
                                        satellite constellation, and the unavailability of such
                                        satellite could have an adverse effect on the operation of the Iridium system; and
                                      - while Motorola has absorbed the direct financial
                                        consequences of all satellite losses to date, there can be no assurance Motorola will do so in the future.

                                      The O&M contract with Motorola provides for the operation
                                      and maintenance of Iridium's space assets (including the
                                      satellite constellation) for Iridium's first five years of operation. Iridium has the option to extend the O&M contract for an additional two years. Under the O&M contract,
                                      Motorola bears the risk of satellite malfunction, but
                                      Iridium bears the risk of damage to satellites by the acts of third parties, including the degradation or complete loss of any satellite due to contact with space debris.

                                      Launch-related risks. Motorola expects that it will need to launch additional satellites from time to time to maintain the Iridium system. Accordingly, a launch failure or
                                      failures could have a material adverse effect on Iridium.
                                      Satellites are launched on launch vehicles, or rockets.
                                      Launches of satellites can fail because:
                                      - a rocket crashes, aborts or explodes (which recently
                                        happened to one of Iridium's competitors); or
                                      - satellites are damaged as they are loaded into the rocket, during the launch, or as they are deployed from the rocket.

                                      In addition, launches can be delayed for many reasons,
                                      including poor weather conditions, other launch failures or government actions. Placing multiple satellites in each
                                      Iridium launch vehicle significantly increases the risk that a launch failure will have a material and adverse effect on
                                      Iridium.

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                                      Life Expectancy of the Satellites; Financial Effect of Loss
                                      of Satellites. Iridium's business plan currently assumes
                                      that each of the satellites will have an average useful life of at least five years from its initial date of commercial service. Iridium's satellites may not, however, remain in
                                      operation for an average of at least five years as Iridium expects. If a significant number of satellites do not remain in operation for the full five years, Iridium's operations, including its ability to provide service and generate
                                      revenues, could be materially harmed and its costs of
                                      operating will likely increase.

COMPETITION RISKS                     Certain sectors of the telecommunications industry are
                                      highly competitive in the United States and other countries.
  Iridium faces direct compe-         The uncertainties and risks created by this competition are
  tition from a variety of op-        intensified by the continuous technological advances that
  erating and planned satellite       characterize the industry, regulatory developments that
  systems and land-based ser-         affect competition and alliances between industry
  vices.                              participants.

                                      Satellite Services Competitors. While Iridium is the only
                                      company that currently serves the global satellite personal communications market with hand-held phones and belt-worn
                                      pagers, Iridium anticipates that more than one system may
                                      serve this market in some fashion in the future. Iridium
                                      believes that its most likely direct competition will come from the planned ICO telecommunications service and from one or more of the other Federal Communications Commission
                                      licensed MSS applicants:
                                      - Loral/Qualcomm Partnership, L.P. (on behalf of
                                        Globalstar);
                                      - MCHI (on behalf of Ellipso); and
                                      - Constellation Communications Inc. (on behalf of
                                        ECCO/Aries).

                                      Iridium also expects to encounter competition from Inmarsat, which currently serves the global satellite communications market as well as from regional mobile satellite systems,
                                      three of which have been launched (Asia Pacific Mobile
                                      Telecommunications Satellite, Afro-Asian Satellite and PT
                                      Asia Cellular Satellite) and several of which are in the
                                      planning stage.

                                      Other Competitors. Iridium's World Roaming Service offering, which allows Iridium subscribers to roam onto a variety of cellular networks, faces competition from existing and will face additional competition from future land-based cellular interprotocol roaming services, which provide roaming
                                      services across similar cellular networks. GTE Mobilnet
                                      ("GTE") and Deutsche Telekom Mobil ("DeTeMobil") of Germany
                                      currently offer GlobalRoam, a two-way cellular roaming
                                      service between certain North American cellular networks and cellular networks in certain European countries. AT&T
                                      Wireless Service of the United States and Vodafone of the
                                      United Kingdom offer CellCard, a service that is very
                                      similar to GlobalRoam. Two other proposed mobile satellite systems, ICO and Globalstar, and at least one regional
                                      geostationary orbit satellite system, ACeS, have indicated
                                      that they may also offer some form of dual-mode
                                      satellite/cellular service, which may include interprotocol roaming capabilities such as those expected to be offered by
                                      Iridium. In addition, a number of rental services, primarily in the United States, provide cellular phones to persons
                                      traveling in countries with cellular standards that differ from the traveler's home market.

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
                                      Currently, the world's large cellular network owners and
                                      operators are considering adopting a coordinated standard
                                      for future cellular networks. If such a coordinated standard is agreed upon and new networks are built, Iridium's ability to provide interprotocol roaming would cease to be an
                                      advantage. Iridium does not expect that such systems would be available on a global basis until sometime after 2002.

COMPETITION FOR SERVICE               In addition to competing for customers for its service,
PROVIDERS AND SPECTRUM                Iridium also expects to compete with various other
ALLOCATION                            communications services for local service providers. A
                                      failure to effectively compete with these services could
                                      materially and adversely affect Iridium's ability to
                                      effectively market and distribute its services and
                                      equipment.

  Iridium will face competition       Furthermore, ICO could have an advantage in obtaining
  from other services for local       spectrum allocations and local operating approvals in a
  service providers                   number of countries because it is affiliated with Inmarsat, an international satellite organization, and investors in
                                      ICO and Inmarsat include many state-owned telecommunications companies, which may have influence with the regulatory
                                      authorities in their countries.

RISKS ASSOCIATED WITH                 The Iridium system's operation is subject to regulation by
LICENSING                             the United States and other national administrations. This regulation is pervasive and largely outside Iridium's
  Iridium cannot currently offer      control. Iridium, Motorola and the various gateway owners
  its services in every country.      have made substantial progress in receiving the
                                      authorizations necessary to operate the Iridium system, but a significant number of regulatory authorizations necessary for Iridium to meet its service coverage objectives have not yet been obtained. In certain countries in which Iridium
                                      expects its customers will want to use Iridium's services, the authority to offer Iridium's services and operate
                                      Iridium Satellite phones has not been received, and unless
                                      Iridium receives such authorizations, service in those
                                      countries will be limited or will not exist at all.

  Iridium has covenanted in its       In the secured bank facility, Iridium has covenanted, among
  secured bank facility that it       other things, that it will maintain, or cause to be
  will maintain the authority to      maintained, the regulatory authority to offer Iridium World
  offer Iridium World Satellite       Satellite Service in a minimum number of countries. While
  Service in a minimum number of      Iridium believes it will be able to satisfy this covenant,
  countries. Failure to satisfy       the regulation of satellite voice services generally is
  this and other covenants would      outside Iridium's control. If Iridium is unable to satisfy
  give the lenders under secured      this or certain other covenants in the secured bank
  bank facility the right to          facility, the lenders under the secured bank facility
  declare an event of default.        generally would have the right to declare a default and
                                      could pursue various remedies, including enforcing their
                                      security interests in substantially all of the assets of
                                      Iridium Operating LLC (which include the Iridium system and represent substantially all of Iridium's assets) and
                                      Iridium's investment in Iridium Operating LLC.

                                      You also should carefully consider the information discussed in "Certain Regulations that Affect Iridium".

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
RELIANCE ON MOTOROLA, GATEWAY         Operation of the Iridium system. Iridium relies extensively
OWNERS AND OTHER THIRD PARTIES        on third parties to perform functions critical to its
                                      operations. Iridium does not independently have, and does
  Iridium relies extensively on       not intend to acquire, except by contracting with other
  third parties to perform            parties, the ability to:
  functions critical to its oper-     - develop or produce replacements for the components of the
  ations.                               Iridium system;
                                      - launch additional or replacement satellites; or
                                      - operate and maintain the Iridium system.

                                      Currently, Iridium relies on Motorola to provide these
                                      critical functions.

                                      Gateway Operators. Iridium is dependent on the activities of its gateway operators for its success. Iridium has obtained commitments from its investors who are gateway operators
                                      that they will continue to use their reasonable best efforts to perform certain critical functions including:
                                      - obtaining the necessary licenses, if any, from the
                                        jurisdictions in their gateway territories;
                                      - operating their gateways;
                                      - maintaining the connections between the Iridium system and the PSTNs;
                                      - marketing Iridium Services;
                                      - contracting with, or acting as, service providers; and
                                      - managing relationships with Iridium's customers either
                                        directly or through service providers.

                                      Distribution and Marketing of Iridium Services. Iridium's
                                      success also depends upon the motivation and ability of its service providers to generate current demand for Iridium
                                      Services, phones and pagers. Service providers are
                                      responsible for the sales of Iridium Services and of Iridium subscriber equipment to the ultimate consumer. Service
                                      providers are, or are selected by, Iridium's gateway
                                      operators. Iridium's business plan assumes the service
                                      providers will make substantial sales of Iridium phones,
                                      pagers and services as Iridium transitions from a
                                      development stage company into an operating company.
                                      However, as a result of many factors, including the failure of service providers to promote Iridium services
                                      effectively, demand for Iridium services may not be
                                      generated on a timely basis. See "-- Risk of Low Service
                                      Demand Because of Pricing, Service Quality, Equipment
                                      Characteristics, Competition and Other Market Factors" and
                                      "-- Potential Undersupply of Phones and Pagers; Distribution
                                      Concerns".

RISKS ASSOCIATED WITH PRINCIPAL       Iridium has three principal supply contracts (each with
SUPPLY CONTRACTS                      Motorola):
                                      - the space system contract for the design, development,
  Iridium's major contracts             construction and delivery in orbit of the space segment
  relating to the Iridium system        which has an aggregate cost of approximately $3.435
  are of limited duration, and          billion and is substantially complete;
  Motorola's liability under them     - the O&M contract, which runs for five years from November,
  is significantly limited.             1998 (extendable, at Iridium's option, for an additional two years), covers the operation of the space segment of the
                                        Iridium system, including monitoring, upgrading and
                                        replacing the hardware and software necessary to maintain
                                        specified performance levels, and has an aggregate cost
                                        (subject to certain adjustments) of approximately $2.88
                                        billion over the initial five year term; and
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                                      - the terrestrial network development contract for the
                                        design and development of the gateway hardware and software, which is expected to be complete by year end 1999 and has
                                        an aggregate cost (subject to certain adjustments) of
                                        approximately $356 million.

                                      These contracts are of limited duration and Motorola's
                                      liability under them is significantly limited. The contracts provide that if Motorola has any liability to Iridium under the space system contract, the O&M contract, the terrestrial network development contract or any other contract between
                                      Iridium and Motorola in connection with the Iridium system, that liability may be limited to $100 million in the
                                      aggregate in virtually all circumstances. In addition, under the space system contract, Motorola is not required to
                                      refund amounts Iridium previously paid to it. Subject to
                                      certain exceptions, Iridium bears the risk, including
                                      additional costs, if any, resulting from excusable delays
                                      under the space system contract, as well as certain of the risks of loss for satellites in orbit. The O&M contract and the terrestrial network development contract have similar
                                      provisions regarding excusable delays, waivers and
                                      limitations on liability. See "Management's Discussion and
                                      Analysis of Financial Condition and Results of Opera-
                                      tions -- Liquidity and Capital Resources" for a description of certain of Motorola's and Iridium's obligations under
                                      these contracts.

                                      The obligations Motorola is required to perform under these contracts are highly specialized and, if Motorola becomes
                                      unable to perform its obligations under these contracts, it would be very difficult, if not impossible, for Iridium to engage a replacement contractor in a timely manner or at
                                      all. See "-- Reliance on Motorola, Gateway Owners and Other
                                      Third Parties".

CONFLICTS OF INTEREST WITH MO-        Motorola has and will have various conflicts of interest
TOROLA                                with Iridium. Motorola is:
                                      - the creator and developer of the concept of the Iridium
  Because of Motorola's varying         system;
  roles with respect to Iridium,      - responsible for the design, construction, operation and
  there are a number of                 maintenance of the Iridium system;
  significant conflicts of in-        - a founding, and the largest single, investor in Iridium;
  terest between Iridium and          - a gateway owner;
  Motorola.                           - Iridium's largest class 1 interest holder (and potentially the largest class A common stock holder in IWCL because
                                        class 1 interests are exchangeable for class A common
                                        stock);
                                      - a holder of warrants to acquire additional membership
                                        interests in Iridium;
                                      - the guarantor of some of Iridium's borrowings; and
                                      - entitled to receive significant additional equity and cash from Iridium for guaranteeing Iridium's borrowings and
                                        permitting Iridium to defer payments under the O&M
                                        contract.

                                      Motorola's Influence on Iridium. Motorola does not by itself control the Iridium Board of Directors and it is not
                                      permitted to participate in Iridium's decisions or other
                                      actions concerning the space system contract, O&M contract or the terrestrial network development contract. However,
                                      Motorola could in certain situations exercise significant
                                      influence over Iridium because:
                                      - Motorola currently has the right to appoint 6 of the 27
                                        members of the Iridium Board of Directors and its
                                        representation could increase if it provides further
                                        financial support to Iridium; and
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                                      - Motorola could have control over Iridium similar to that of a creditor through its position as a guarantor of some of
                                        Iridium's borrowings and as a creditor under various
                                        material contracts.

                                      In addition, under the Motorola MOU and the Motorola ARG,
                                      Iridium has agreed with Motorola that, among other things, it will:
                                      - compensate Motorola for providing guarantees, deferral
                                        rights and other credit support (collectively, the "Motorola exposure", which generally includes the aggregate amount
                                        guaranteed by or permitted to be deferred by Motorola);
                                      - use its best efforts to reduce the Motorola exposure to no more than $275 million by the earliest possible date,
                                        including obtaining bank credit agreements not guaranteed
                                        by Motorola and using revenues from operations, if
                                        available, to reduce the available borrowings under the
                                        guaranteed credit facilities;
                                      - not have outstanding in excess of (a) $1.7 billion of
                                        indebtedness for borrowed money that is secured by the
                                        assets of Iridium or (b) $1.62 billion of senior notes;
                                      - not make certain acquisitions without Motorola's consent;
                                        and
                                      - provide Motorola with the right (in addition to Motorola's rights to representation based on its holdings of class 1
                                        interests) to appoint one additional director to the Board of Directors of Iridium any time the Motorola exposure
                                        exceeds $275 million and the right to appoint a second
                                        additional director to the Board of Directors of Iridium
                                        any time the Motorola exposure exceeds $750 million.

                                      Motorola's Contractual Relations with Iridium. Motorola and
                                      Iridium entered into the space system contract, the O&M
                                      contract and the terrestrial network development contract
                                      after extensive negotiations. The predecessor of Iridium
                                      under those contracts, however, was a wholly owned
                                      subsidiary of Motorola at the time the space system contract and O&M contract were negotiated and therefore these
                                      negotiations were not conducted on an arm's-length basis.
                                      Moreover, although these agreements provide for specific
                                      prices, Motorola's obligations and liabilities are subject to certain limitations which allocate various risks to
                                      Iridium and may have the effect of increasing the price paid by Iridium. Iridium's payment obligations under these
                                      agreements have comprised, and are expected to continue to comprise, most of Iridium's expenses.

CONFLICTS OF INTEREST WITH GATEWAY    The Iridium Board of Directors consists of representatives
OWNERS                                of certain of the world's leading telecommunications
                                      companies. Almost all of the members of the Iridium Board of
  Iridium has certain conflicts of    Directors have been appointed by investors in Iridium who
  interest with its gateway owners    also are gateway owners and service providers. Because
  and service providers.              Iridium is a supplier to the gateways and the service
                                      providers, the interests of Iridium are expected to conflict in certain respects with the interests of its gateway owners and the service providers. For example, this conflict of
                                      interest is relevant when the wholesale prices that Iridium will charge for satellite airtime and other Iridium Services are set -- some gateway operators and service providers may prefer prices that are higher or lower than the system
                                      optional prices because their customers are less or more
                                      price sensitive.
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YEAR 2000 READINESS DISCLOSURE        Iridium has only recently begun addressing the Year 2000
                                      issue. The "Year 2000 issue" refers to the fact that many
  In a reasonably likely worst        computer software application and operations programs
  case scenario, the failure to       (including embedded chips) written in the past may not
  correct a material Year 2000        properly recognize dates ending in "00" as meaning 2000
  problem could result in an          rather than 1900. This could result in the incorrect
  interruption in, or a failure       performance of computer calculations and functionality
  of, certain normal business         involving dates. Such miscalculations could adversely affect
  activities or operations in-        Iridium's installed computer systems, network elements,
  cluding operations that are         software applications and other computer systems, network
  essential to the provision of       elements, software applications and other business systems
  Iridium's services. Iridium has     containing time sensitive programs. The Year 2000 issue may
  established a program to assess     also affect the systems and applications of Iridium's
  and mitigate those risks, but       roaming partners, service providers and other material
  because Iridium has not yet         distributors.
  completed the risk assessment
  phase, it cannot provide            Iridium has established a Year 2000 Program to address
  assurance that all actions          information-technology, or "IT", and non-IT problems that
  necessary to correct a Year 2000    may exist within Iridium's business, including with
  problem will be completed in a      Iridium's suppliers, roaming partners, service providers and
  timely manner.                      other material distributors. The Y2K program encompasses
                                      Iridium's space and ground facilities, as well as the
                                      relevant operations of Iridium's material suppliers and
                                      distributors, and addresses both IT and non-IT systems.

                                      Iridium is in the process of performing an initial inventory of all Iridium hardware, software and infrastructure, as
                                      well as material vendors, to identify potential Year 2000
                                      issues and to determine the action required, if any, to
                                      correct the problem. Through the gateways, Iridium is
                                      contacting its third party roaming partners and service
                                      providers to determine the Year 2000 status of their
                                      systems, as well as their plans to bring them into
                                      compliance. Once Iridium identifies problem areas, it plans to upgrade those systems under its direct control, and
                                      verify, test and implement any modifications to them by the third quarter of 1999. No current assessment of the
                                      completion dates for material repairs, replacements and
                                      renovations not under Iridium's direct control, and for
                                      which third parties such as gateways, service providers and roaming partners are responsible, is available.

                                      In a reasonably likely worst case scenario, the failure to correct a material Year 2000 problem could result in an
                                      interruption in, or a failure of, certain normal business
                                      activities or operations, including operations that are
                                      essential to the provision of Iridium's services. Such
                                      failures could materially and adversely affect Iridium's
                                      results of operations, liquidity and financial condition.
                                      Due to the general uncertainty inherent in the Year 2000
                                      problem, resulting in major part from the present state of
                                      Iridium's knowledge concerning the Year 2000 readiness of
                                      third-parties such as its roaming partners and service
                                      providers, Iridium is unable to determine at this time
                                      whether the consequences of Year 2000 failures will have a material impact on its results of operations, liquidity or financial condition. Iridium believes that if the Y2K
                                      Program is completed as scheduled, the potential of
                                      significant interruptions of normal operations should be re-
                                      duced. However, Iridium cannot assure you that its systems and the systems of those third parties on which its
                                      operation relies will be compliant in a timely manner or
                                      that there will not be a material disruption of Iridium's
                                      business or a material adverse effect on Iridium's
                                      liquidity, financial condition or results of operations
                                      because of a Year 2000 problem.

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RISKS ASSOCIATED WITH INTER-          Iridium intends to make its services available in almost
NATIONAL OPERATIONS AND DE-           every country. As a result, Iridium and its gateway
VELOPING MARKETS                      operators and service providers are subject to risks related to each country's domestic and international policies and
  Certain risks related to the        risks related to economic conditions in many regions of the
  domestic and international          world, such as:
  policies and economies of the       - changes in domestic and foreign government regulations and
  various countries in which Iridium    telecommunications standards;
  operates could adversely affect     - licensing requirements, tariffs or taxes and other trade
  Iridium.                              barriers;
                                      - price, wage and exchange controls;
                                      - political, social and economic instability;
                                      - inflation; and
                                      - interest rate and currency fluctuations.

                                      Iridium, its gateway operators or service providers could be adversely affected on a country-specific, regional or
                                      system-wide basis by these factors. See "-- Potential
                                      Undersupply of Phones and Pagers; Distribution Concerns" and
                                      "-- Reliance on Motorola, Gateway Owners and Other Third
                                      Parties".

DEPENDENCE ON KEY MANAGEMENT AND      Iridium's success depends upon the efforts of its management
QUALIFIED PERSONNEL                   team and its ability to attract and retain qualified
                                      management and personnel. Iridium has no employment contract
  Iridium relies on key em-           with any employee and is subject to the possibility of loss
  ployees with whom it does not       of one or more key employees at any time. Iridium also
  have employment agreements.         relies upon several employees of Motorola who play a key
                                      role in the performance of Motorola's obligations under the
                                      O&M contract. Iridium has no control over the relationship between Motorola and its employees. The loss of one or more of these key employees could adversely affect Iridium. In
                                      addition, Iridium's success will be dependent in part upon gateway operators having qualified personnel at the various gateways to execute significant aspects of Iridium's
                                      licensing, marketing and distribution efforts.

RISKS ASSOCIATED WITH GROWTH          If significant and rapid growth in demand for Iridium World
                                      Services is achieved it would require Iridium and its
  Currently, the capacity of the      gateways to make additions to personnel and management
  Iridium system cannot grow above    information systems to manage that growth while continuing
  certain limits.                     to meet customer service expectations. In addition, because
                                      Iridium's assigned spectrum (frequency band) and satellite infrastructure characteristics set inherent capacity
                                      limitations, growth above certain levels currently is not
                                      possible.

RISKS OF THE CLASS A COMMON STOCK     Because IWCL's sole asset is its class 1 interests in
DIVIDEND POLICY                       Iridium, it will receive cash only if Iridium pays dividends or distributions on its class 1 interests. However, Iridium:
  IWCL is unlikely to pay any         - has never made distributions on its class 1 interests;
  dividends on the class A common     - does not anticipate paying any dividends or distributions
  stock for the foreseeable             on its class 1 interests until Iridium has demonstrated a
  future.                               positive operating cash flow for a significant period of
                                        time; and
                                      - is effectively restricted under certain debt covenants
                                        from paying any dividends on its class 1 interests and those covenants (or similar covenants) are likely to be in
                                        effect long after the time Iridium would otherwise have
                                        funds available for distribution to its members.

                                      You should note that:
                                      - IWCL has never declared or paid any dividends on its class
                                        A common stock; and

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                                      - IWCL will be unable to pay or declare any dividends on its capital stock until it receives distributions on its class 1 interests from Iridium, which is unlikely until long after
                                        Iridium achieves a positive operating cash flow if at all.

THE PRICE OF CLASS A COMMON STOCK     Sales of substantial amounts of class A common stock or
MAY DECLINE DUE TO SHARES ELIGIBLE    class 1 interests, or the belief of market participants that
FOR FUTURE SALE                       substantial sales could occur, may cause the price of class
                                      A common stock to decline for a variety of reasons,
  Future sales of class A common      including that those sales may, or may be expected to:
  stock could adversely affect the    - increase the supply of shares in the marketplace when
  market price of class A common        there is no offsetting increase in demand;
  stock. There are many circum-       - be perceived by the market as a signal that IWCL shares
  stances under which sub-              were too highly priced; or
  stantial sales of class A common    - reduce or "dilute" the indirect equity interest in Iridium
  stock could occur.                    represented by each share of class A common stock.

                                      In addition to the adverse effect a price decline could have on holders of class A common stock, that decline would
                                      likely impede the ability of IWCL to raise capital to fund the construction and operation of the Iridium system through the issuance of additional class A common stock or other
                                      equity securities.

                                      IWCL has issued class A common stock, warrants to purchase class A common stock and class B common stock. With the
                                      proceeds received by IWCL from the issuance of each share of class A common stock and class B common stock, IWCL has
                                      purchased one class 1 interest in Iridium, and with the
                                      proceeds received by IWCL from the issuance of the warrants to purchase class A common stock, IWCL has purchased a
                                      warrant from Iridium that operates so that, when a class A common stock warrant is exercised, IWCL uses the proceeds
                                      received from its exercise to purchase one class 1 interest in Iridium for each share of class A common stock issued
                                      upon exercise of that class A common stock warrant. As of
                                      December 15, 1998, warrants to purchase 1,461,200 shares of class A common stock were outstanding.

                                      At December 15, 1998, assuming all class A common stock
                                      warrants were exercised on that date, there would have been
                                      13,641,848 shares of class A common stock and 20,625 shares of class B common stock outstanding. IWCL is authorized to issue up to 50,000,000 shares of class A common stock and
                                      2,500,000 shares of class B common stock. These authorized amounts could be increased under certain conditions.

                                      Shares Eligible for Future Sale Upon Direction of Iridium.
                                      IWCL has agreed with Iridium in a contract called the "share issuance agreement" that, under certain conditions, Iridium can direct IWCL to sell shares of class A common stock (or other securities) and be required to use the proceeds to
                                      purchase class 1 interests (or other securities) in Iridium.
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                       Shares Eligible for Future Sale Upon Exchange of Class 1
                       Interests in Iridium. IWCL has agreed with Iridium in a
                       contract called the "interest exchange agreement" that,
                       under certain conditions, it will exchange shares of class A common stock for class 1 interests at the rate of one share of class A common stock for each class 1 interest (subject to anti-dilution adjustments) and will register those shares of class A common stock for sale with the Securities and
                       Exchange Commission. Holders of class 1 interests are not
                       permitted to exchange their class 1 interests for shares of class A common stock prior to the day that is 90 days after the first fiscal quarter in which Iridium achieves positive earnings before interest, taxes, depreciation and
                       amortization. In addition, no exchanges will be permitted
                       unless they are approved by at least 66 2/3% of the Iridium
                       Board of Directors. Based upon the number of class 1
                       interests outstanding at December 15, 1998, a maximum of
                       129,219,180 shares of class A common stock would be issuable upon such exchange. If all class 1 interests which could be issuable in the future based upon warrants, options and
                       convertible securities outstanding at December 15, 1998 and other outstanding commitments to members of Iridium
                       including certain reserve commitments to purchase class 1
                       interests by strategic investors in Iridium (excluding
                       warrants Motorola is expected to earn under the Motorola ARG after December 15, 1998) are considered, a maximum of
                       173,304,941 shares of class A common stock would be issuable upon such exchange. See "-- Risk that IWCL's Interest in
                       Iridium Will Be Diluted and that the Corresponding Indirect
                       Interest that Investors in Class A Common Stock Have in
                       Iridium Will Be Diluted", "Dilution" and "Shares Eligible
                       for Future Sale" for more information on the potential for exchange of class 1 interests for class A common stock.

                       In addition, pursuant to the Motorola ARG, Motorola has
                       earned, and is expected to earn, substantial compensation in the form of warrants to purchase class 1 interests (or,
                       under certain conditions, warrants to purchase class A
                       common stock) for providing guarantees, deferral rights and other credit support to Iridium. Through December 15, 1998, under these arrangements, Motorola had earned warrants to
                       purchase 7,741,346 class 1 interest at a price of
                       approximately $0.00013 per interest and warrants to purchase
                       39,828 class 1 interests at a price of $20.90 per interest.
                       Payments under the Motorola ARG are based on the amount and duration of Motorola exposure (which generally includes the aggregate amount guaranteed or permitted to be deferred).
                       The amount of daily warrant compensation due under the
                       Motorola ARG is significant and increases substantially
                       after October 1, 1999 any time the Motorola exposure is
                       greater than $275 million. While Iridium has agreed with
                       Motorola that it will use its best efforts to reduce the
                       Motorola exposure to $275 million or less as soon as
                       possible, Iridium's ability to repay or replace borrowings guaranteed by Motorola or pay or finance (without a Motorola guarantee) deferrals of amounts due to Motorola depends on a variety of factors, including Iridium's ability to generate revenues and factors beyond Iridium's control such as the
                       condition of the bank lending and securities markets. If
                       Iridium reduces the Motorola exposure to $275 million for
                       the period from October 1, 1999 through December 31, 2000
                       ($275 million of Motorola exposure for approximately 15
                       months), Motorola would earn warrants to purchase
                       approximately 84,000 class 1 interests (or shares of class A common stock) at a price of $20.90 per interest (or share)
                       plus
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                                      cash interest. However, if Iridium draws all amounts
                                      available under the $750 million guaranteed credit
                                      facilities and defers the payment of an aggregate of $400
                                      million under the O&M contract and this Motorola exposure
                                      remains in place in full from October 1, 1999 through Decem-
                                      ber 31, 2000 ($1.15 billion of Motorola exposure for
                                      approximately 15 months), Motorola would earn warrants to
                                      purchase approximately 12.9 million class 1 interests at a price of approximately $0.00013 per interest pursuant to the
                                      Motorola ARG and a substantial additional amount of class 1 interests would be available for exchange for shares of
                                      class A common stock.

                                      Shares Eligible for Future Sale Upon Conversion of Class B
                                      Common Stock. IWCL has authorized the issuance of up to
                                      2,500,000 shares of class B common stock at a price of
                                      $13.33 per share, and has issued 20,625 shares of class B
                                      common stock, in connection with Iridium's NOMAD program for promoting the authorization and use of the Iridium system by governments. Iridium expects that up to an aggregate of
                                      1,750,000 shares of class B common stock will be issued in connection with the NOMAD program. These shares of class B common stock are exchangeable for class A common stock on a share for share basis after the satisfaction of certain
                                      conditions, but in no event earlier than one year after they have been fully paid for by their purchaser.

                                      Shares Eligible for Future Sale Upon Exercise of Options
                                      Granted Under the Iridium Option Plan. Under the option
                                      plan, employees and outside directors of Iridium may be
                                      granted stock options that are exercisable for shares of
                                      class A common stock. The exercise price of each option is the fair market value of a share of the class A common stock on the date the option was granted. A committee of the
                                      Iridium Board of Directors administers the plan and may
                                      establish the terms of the option grants, including the
                                      number of shares for which an option may be exercised, the term of the option (up to ten years), the vesting schedule, and other terms and conditions. As of December 15, 1998,
                                      options to purchase 2,472,109 shares of class A common stock were outstanding, of which options to purchase 817,909
                                      shares of class A common stock were exercisable. Currently, additional options to purchase a maximum of 3,071,043 shares of class A common stock may be issued under the option plan.
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RISK THAT IWCL'S INTEREST IN          IWCL will use the proceeds from the issuance of each share
IRIDIUM WILL BE DILUTED AND THAT      of class A common stock in the Offerings to purchase one
THE CORRESPONDING INDIRECT            class 1 interest in Iridium. IWCL will suffer immediate per
INTEREST THAT INVESTORS IN CLASS A    interest dilution in respect of such interests in an amount
COMMON STOCK HAVE IN IRIDIUM WILL     equal to the difference in the price paid per class 1
BE DILUTED                            interest (the price you paid per share of class A common
                                      stock less the underwriting discount) and Iridium's net
  Investors in class A common         tangible book value per class 1 interest, after giving
  stock will suffer immediate         effect to the Offerings.
  dilution. In addition, a class A
  common stock investor's indirect    Iridium expects that its net tangible book value will
  interest in Iridium will be         decrease substantially in the first quarter of 1999 as it
  diluted by, among other things,     transitions from a development stage company into an
  sales of new Iridium class 1        operating company because it will have substantial
  membership interests at a price     depreciation without substantial offsetting revenues. In
  below the price paid by the         addition, the interest in Iridium that IWCL purchases with
  investor. Iridium has               the proceeds of its offering of class A common stock (and
  substantial commitments to sell     the corresponding indirect interest in Iridium of investors
  new class 1 membership interests    in the class A common stock) will be diluted whenever new
  at prices that are substan-         class 1 interests are sold at a price that is below the
  tially below the price of class     price paid by IWCL for the class 1 interests. See
  A common stock.                     "Dilution".

                                      At December 15, 1998 there were outstanding:
                                      - warrants to purchase 4,997,281 class 1 interests at
                                        approximately $0.00013 per class 1 interest issued in
                                        connection with the issuance and sale of Iridium's 14 1/2%
                                        senior subordinated notes due 2006;
                                      - 45,732 series A class 2 interests that convert into
                                        846,498 class 1 interests without any additional cash
                                        investment; and
                                      - a currently exercisable warrant to purchase up to the
                                        number of series M convertible class 2 interests that would be convertible into 2.5% of the number of outstanding
                                        class 1 interests on the date of exercise, calculated on a fully diluted basis, at the equivalent of approximately
                                        $13.33 per underlying class 1 interest.

                                      In addition to the warrants described above, under the
                                      Motorola ARG, Iridium has a continuing obligation to issue warrants to Motorola for providing guarantees, deferral
                                      rights and other credit support to Iridium. Payments under the Motorola ARG are based on the amount and duration of
                                      Motorola exposure (which generally includes the aggregate
                                      amount guaranteed or permitted to be deferred). Through
                                      December 15, 1998, under these arrangements, Motorola had
                                      earned warrants to purchase 7,741,346 class 1 interests at a purchase price of approximately $0.00013 per class 1
                                      interest and warrants to purchase 39,828 class 1 interests at a price of $20.90 per class 1 interest. Under certain
                                      conditions, Motorola may earn warrants to purchase class A common stock rather than warrants to purchase class 1
                                      interests. It is likely that Motorola will earn substantial additional warrants to purchase class 1 interests or class A common stock in the future. See "-- The Price of Class A
                                      Common Stock May Decline Due to Shares Eligible for Future
                                      Sale" and "Dilution".

                                      The Iridium Board of Directors also has authorized the
                                      issuance of warrants to purchase up to 9,165,000 class 1
                                      interests at a purchase price of approximately $0.00013 per class 1 interest to gateway owners and to Motorola based on satisfaction of certain performance criteria relating to the construction and implementation of gateways and gateway
                                      services. Iridium estimates that the gateways and Motorola have earned the right to receive warrants to purchase an
                                      aggregate of approximately 3,300,000 class 1 interests
                                      pursuant to this authorization.
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                                      Up to 18,206,550 class 1 interests may be issued to existing investors in Iridium at a purchase price of approximately
                                      $13.33 per class 1 interest pursuant to their various
                                      reserve commitments to purchase additional class 1 interests under certain circumstances. These reserve commitments are referred to collectively as the "reserve capital call".

VOLATILITY                            The market price of the class A common stock has been
                                      volatile. The trading prices for the securities of many
  The trading price of the class A    development stage telecommunications companies like IWCL and
  common stock has been volatile      Iridium have experienced extreme price and volume
  and may continue to be volatile     fluctuations, which have at times been unrelated to their
  in the future.                      operating performance. Factors that could have a significant effect on the price of the class A common stock include:
                                      - announcements of fluctuations in Iridium's or its
                                        competitors' operating results;
                                      - variations in Iridium's prospects and operating results;
                                      - delays in obtaining service providers or regulatory
                                        approvals in particular countries;
                                      - satellite anomalies;
                                      - general conditions in the telecommunications industry; and
                                      - market conditions for growth stocks, technology stocks or telecommunications in general.

RISKS ASSOCIATED WITH INCOR-          IWCL is a Bermuda company. IWCL's Bermuda legal counsel has
PORATION UNDER BERMUDA LAW            advised IWCL that uncertainty exists about whether Bermuda courts will:
  Bermuda law may not permit you      - enforce judgments obtained in other jurisdictions
  to sue IWCL for certain               (including the United States) against IWCL or its officers
  securities law claims, and you        or directors under the securities laws of those
  may not be able to enforce a          jurisdictions; or
  U.S. court's judgment against       - entertain actions in Bermuda against IWCL or its officers
  IWCL.                                 or directors under the securities laws of other
                                        jurisdictions.

                                      There is no treaty in effect between the United States and
                                      Bermuda providing for enforcement of U.S. judgments. In
                                      addition, there are grounds upon which Bermuda courts may
                                      refuse to enforce judgments of U.S. courts, and certain
                                      remedies available under the U.S. federal securities laws
                                      would not be allowed in Bermuda courts, as they may be
                                      contrary to Bermuda's public policy.

RISK IWCL WILL LOSE MANAGEMENT        Under the LLC agreement, IWCL has certain special rights
RIGHTS UPON A CHANGE IN CONTROL;      including:
IRIDIUM'S INFLUENCE OVER THE IWCL     - the right to designate two members of the Iridium Board of
BOARD OF DIRECTORS                      Directors, one of whom will act as a Vice Chairman of
                                        Iridium; and
  IWCL could lose its special         - the right to block certain significant transactions
  management rights in Iridium if       involving Iridium.
  there is change in control of
  IWCL.                               Iridium will have the right to terminate these special
                                      rights following an IWCL "change in control", which includes circumstances in which:
                                      - an entity other than Iridium becomes the beneficial owner of more than 30% of IWCL's outstanding common stock; or
                                      - there is a change in a majority of the members of IWCL's
                                        Board of Directors over a two year period that is not
                                        approved by a vote of 66 2/3% of the members of the IWCL
                                        Board then still in office who were directors at the
                                        beginning of the two year period or whose election or
                                        nomination for election was previously so approved.

                                      As a result of these provisions, holders of class A common stock may effectively be precluded from replacing a majority of the IWCL Board, which initially consisted of directors
                                      selected by Iridium.

RISKS RELATED TO PASSIVE FOREIGN      Whether IWCL is or is not a passive foreign investment
INVESTMENT COMPANY RULES              company, or a "PFIC", is relevant to you only if you hold a share of class A common stock and you are:
  If IWCL is treated as a PFIC,       - a citizen or resident of the United States;
  then any gain that you recognize    - a domestic corporation;
  on the sale of your shares of       - an estate, the income of which is subject to United States
  class A common stock and              federal income tax without regard to its source; or
  distributions you receive in        - a trust, if a court within the United States is able to
  respect of your shares of class       exercise primary supervision over the administration of the
  A common stock may be subject to      trust and one or more United States persons have the
  greater tax liability.                authority to control all substantial decisions of the
                                        trust.

                                      Generally, if IWCL were treated as a PFIC for any taxable
                                      year during which you held a share of class A common stock, the entire gain you recognize on a disposition of the share would be allocated ratably to each day in your holding
                                      period for the share. For example, if you acquired a share of class A common stock on January 1, 1999 for $100 and sold the share on December 31, 2000 for $200, $50 of the gain
                                      would be allocated to 1999 and $50 of the gain would be
                                      allocated to 2000. The amounts allocated to the taxable year of disposition and to any year before IWCL became a PFIC
                                      would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the
                                      highest applicable ordinary income rate in effect for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Continuing with the previous example, the $50 of gain allocated to 2000 would be taxed as ordinary income, the $50 of gain allocated to 1999 would be taxed at the highest ordinary income tax rates
                                      applicable in 1999, and interest would be charged on the tax on the gain allocated to 1999. All the tax and interest
                                      would be included in your U.S. federal income tax liability for the taxable year in which the disposition took place.
                                      Further, any distribution in respect of shares of class A
                                      common stock in excess of 125% of the average of the annual distributions on shares of class A common stock you received during the shorter of the preceding three years or the
                                      portion of your holding period before the relevant taxable year would be subject to taxation as described above. For
                                      example, if you purchased a share of class A

                                      common stock in 1999 and received distributions in respect of the share of $10 in 1999, and $15 in 2000, $2.50 of the distribution would be allocated, taxed and charged interest in the manner described above. You could avoid these
                                      consequences by electing to include on a current basis your share of IWCL's ordinary earnings and net capital gain for each taxable year, or by electing to mark to market your
                                      class A common stock at the end of each taxable year.

                                      Under the PFIC rules, IWCL will generally be a PFIC in any taxable year in which either at least 75% of its gross
                                      income is "passive income" or at least 50% of its assets are
                                      "passive assets". "Passive income" is generally income
                                      derived from sources other than an active trade or business;
                                      "passive assets" are assets that produce or are held for the production of passive income. This discussion assumes that
                                      IWCL should, under current law, be treated for the purposes of determining IWCL's passive income and passive assets as owning its share of Iridium's gross assets and as earning
                                      directly its share of Iridium's gross income; IWCL would be a PFIC if it were not permitted to be treated in this
                                      manner. The determination of whether IWCL is a PFIC must be made annually based upon the composition of the income and assets of IWCL, Iridium and any corporation in which IWCL or
                                      Iridium holds a 25%-or-more interest. IWCL does not
                                      currently believe that it is a PFIC nor does it currently
                                      anticipate becoming a PFIC; however, there can be no
                                      assurance that IWCL will not be considered a PFIC for any
                                      taxable year. Furthermore, if IWCL were determined to be a
                                      PFIC in 1998, IWCL would be considered a PFIC for 1997 as
                                      well.

                                USE OF PROCEEDS

     The net proceeds from the Offerings after the underwriting discount and expenses are estimated to be approximately $242 million ($278 million if the U.S. underwriters' and international managers' over-allotment options are exercised in full). The net proceeds of the Offerings (before expenses) will be used by IWCL to purchase 7,500,000 class 1 interests (8,625,000 class 1 interests, if the U.S. underwriters' and international managers' over-allotment options are exercised in full). Iridium expects to use the net proceeds from the sale of class 1 interests to IWCL for general corporate purposes, including payments under the O&M contract. Pending such use, Iridium may temporarily reduce the amount outstanding under the $275 million revolving portion of the Motorola guaranteed bank facilities or invest such proceeds in short-term investment grade debt securities. See "Summary -- Estimated Funding
Requirements -- Sources and Uses of Funds by Iridium". The expenses of the Offerings, estimated at $850,000, will be paid by Iridium.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

PRICE RANGE OF THE CLASS A COMMON STOCK

     The class A common stock is quoted on the Nasdaq National Market under the symbol IRIDF. The following table sets forth the high and low sale prices of the class A common stock for certain periods since its initial public offering on June 9, 1997.

                      QUARTERLY PERIOD                          HIGH       LOW
                      ----------------                        --------   -------
1997
  June 9 to June 30.........................................   $23.125   $18.000
  Third Quarter.............................................    45.000    17.000
  Fourth Quarter............................................    54.625    31.750
1998
  First Quarter.............................................    68.250    30.500
  Second Quarter............................................    72.188    49.000
  Third Quarter.............................................    61.625    31.000
  Fourth Quarter............................................    49.875    26.750
1999
  First Quarter (through January 21)........................    44.500    37.063

     The last reported sale price of the class A common stock on the Nasdaq National Market on January 21, 1999 was $37 3/8 per share.

DIVIDEND POLICY

     IWCL has never declared or paid any dividends on its class A common stock or class B common stock, and Iridium has never made distributions on its class 1 interests. IWCL and, except as described below, Iridium do not currently anticipate paying any such dividends or distributions until sometime significantly after Iridium's achievement of positive operating cash flow, if at all. In addition, Iridium is effectively restricted under certain debt covenants from paying any dividends on its class 1 interests and those covenants (or similar covenants) are likely to be in effect long after the time Iridium would otherwise have funds available for distribution to its members.

     IWCL's only assets are its class 1 interests and rights to acquire class 1 interests, and IWCL has no independent means of generating revenues. Iridium pays IWCL's operating expenses, which expenses have not been, and are not expected to be, material. To the extent permitted by applicable law and its agreements relating to indebtedness, Iridium intends to distribute to its class 1 members, including IWCL, net cash, if any, received from its operations, less amounts required to repay outstanding indebtedness, satisfy other liabilities and fund capital expenditures and contingencies. Iridium's LLC agreement requires the Iridium Board of Directors, to the extent of legally available funds, to declare and pay a dividend sufficient to assure that each non-U.S. class 1 member receives an amount at least equal to the amount of such member's United States federal, state and local income tax liability resulting from allocations of Iridium's income to such member.

     IWCL intends to promptly distribute as dividends to its shareholders the distributions, if any, made to it by Iridium, less any amounts reasonably required to be retained for payment of taxes, for repayment of any liabilities and to fund any contingencies. Any dividend declared must be declared and paid equally on the outstanding shares of class A common stock and class B common stock. See "Description of Capital Stock -- Common Stock -- Dividend Rights".

                                    DILUTION

     When you purchase a share of class A common stock and IWCL uses the net proceeds to make a corresponding purchase of a class 1 interest of Iridium, IWCL will suffer immediate per interest "dilution" in respect of such interests in an amount equal to the difference between the price paid per class 1 interest (the price you paid per share of class A common stock, less the underwriting discount) and Iridium's net tangible book value per class 1 interest, after giving effect to the Offerings.

     The following table illustrates the dilution in pro forma net tangible book value on a per class 1 interest basis per share of class A common stock. The price per class 1 interest paid by IWCL equals the price of the class A common stock offered hereby less the underwriting discount per share. Net tangible book value per class 1 interest is equal to Iridium's total tangible assets less total liabilities as of September 30, 1998, divided by the number of class 1 interests outstanding at that date. Iridium expects that its net tangible book value will decrease substantially in 1999 as it transitions from a development stage company into an operating company because it will have substantial depreciation without substantial offsetting revenues.

Purchase price per class 1 interest purchased by IWCL with
  the proceeds of the Offerings.............................              $32.32
Net tangible book value per class 1 interest at September
  30, 1998..................................................   $5.40
Increase in net tangible book value per class 1 interest
  attributable to the use of the proceeds from the Offerings
  to purchase class 1 interests.............................   $1.35
                                                               -----
Pro forma net tangible book value per class 1 interest after
  the Offerings.............................................              $ 6.75
Pro forma dilution per class 1 interest to IWCL in
  connection with the Offerings.............................              $25.57

     The following table presents information with respect to the potential issuances of class 1 interests pursuant to warrants, convertible interests and purchase commitments outstanding on December 15, 1998, after giving effect to the Offerings and assuming the U.S. underwriters' and international managers' over-allotment options are not exercised.

                                                                                  CASH CONSIDERATION
                                                              CLASS 1 INTERESTS    PAID OR PAYABLE
                                                              -----------------   ------------------
                                                                                    (IN THOUSANDS)
Outstanding Class 1 Interests at December 15, 1998:
     Iridium's strategic investors..........................     129,219,180          $1,730,481
     IWCL (1)...............................................      19,701,273             469,762
                                                                 -----------          ----------
          Total outstanding.................................     148,920,453           2,200,243
                                                                 ===========          ==========
Outstanding Warrants and Convertible Interests at December
  15, 1998:
     Warrants issued under the Motorola ARG (2).............       7,781,174          $      833
     Warrant to acquire series M class 2 interests (3)......       4,252,305              56,683
     Series A class 2 interests (4).........................       1,159,978              31,550
     Warrants issued with 14 1/2% senior subordinated notes
       (5)..................................................       4,997,281                   1
     Warrants issued under gateway incentive program (6)....       3,300,000                  --
     Warrants issued with senior notes (7)..................       1,461,200              30,539
     Management options (8).................................       2,472,109              45,967
                                                                 -----------          ----------
          Total potential issuances.........................      25,424,047             165,573
                                                                 ===========          ==========

---------------
(1) Includes 19,680,648 class 1 interests purchased from Iridium in respect of the 19,680,648 outstanding shares of class A common stock and 20,625 class 1 interests purchased from Iridium in respect of the 20,625 outstanding shares of class B common stock. In connection with Iridium's NOMAD program for promoting the authorization and use of the Iridium system by governments, Iridium expects that up to 1,750,000 shares of class B common stock will be issued at a price of approximately $13.33 per share. Subject to anti-dilution adjustments, Iridium issues one class 1 interest to IWCL for each share of class B common stock issued in connection with the NOMAD program. These shares of class B common stock are exchangeable for class A common stock on a share for share basis after the satisfaction of certain conditions, but in no event earlier than one year after they have been fully paid for by their purchaser.

(2) Represents warrants earned by Motorola under the Motorola ARG to purchase
    (i) 7,741,346 class 1 interests at a price of approximately $0.00013 per interest and (ii) 39,828 class 1 interests at a price of $20.90 per interest for providing guarantees of Iridium's bank credit facilities and other credit support. Payments under the Motorola ARG are based on the amount and duration of Motorola exposure (which generally includes the aggregate amount guaranteed or permitted to be deferred). It is likely that Motorola will earn substantial additional warrants to purchase class 1 interests (or, under certain conditions, warrants to purchase class A common stock) in the future. In addition, the amount of daily warrant compensation due under the Motorola ARG increases substantially after October 1, 1999 any time the Motorola exposure is greater than $275 million. While Iridium has agreed with Motorola that it will use its best efforts to reduce the Motorola exposure to $275 million or less as soon as possible, Iridium's ability to repay or replace borrowings guaranteed by Motorola or pay or finance (without a Motorola guarantee) deferrals of amounts due to Motorola depends on a variety of factors, including Iridium's ability to generate revenues and factors beyond Iridium's control such as the condition of the bank lending and securities markets. See "Risk Factors -- The Price of Class A Common Stock May Decline Due to Shares Eligible For Future Sale" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Sources of Funding".

(3) Motorola holds a warrant to acquire series M class 2 interests in Iridium in an amount that would be convertible into 2.5% of the fully diluted number of class 1 interests outstanding at the time of exercise. The 4,252,305 class 1 interests reflected in the above table assumes that all potential issuances of class 1 interests listed in the table have been made. The exercise price is $1,000 per series M class 2 interest. Each series M class 2 interest is currently convertible into 75 class 1 interests.

(4) Each series A class 2 interest is convertible into 18.51 class 1 interests. Assumes that future dividends permitted to be paid in additional series A class 2 interests are paid in series A class 2 interests and not in cash. The cash consideration represents the cash payment for the series A class 2 interests (including the liquidation preference of the series A class 2 interests issued in satisfaction of dividend obligations).

(5) Represents warrants to purchase 4,997,281 class 1 interests (at an exercise price of approximately $0.00013 per class 1 interest) issued in connection with the issuance and sale of Iridium's 14 1/2% senior subordinated notes due 2006.

(6) Warrants to purchase up to 9,165,000 class 1 membership interests at a purchase price of approximately $0.00013 per class 1 membership interest have been authorized for issuance to gateway owners and to Motorola based on satisfaction of certain performance criteria relating to the construction and implementation of gateways and gateway services. Iridium estimates that the gateways and Motorola have earned the right to receive warrants to purchase an aggregate of approximately 3,300,000 class 1 interests pursuant to this authorization.

(7) Represents outstanding warrants to purchase approximately 1,461,200 class 1 interests (at an exercise price of $20.90 per class 1 interest) held by IWCL in connection with the offering of the 13% series A senior notes and accompanying warrants to purchase 1,560,000 shares of class A common stock (at an exercise price of $20.90 per share of class A common stock -- warrants to purchase approximately 98,800 shares of class A common stock (class 1 interests) have been exercised).

(8) Up to 5,625,000 class 1 interests may be issued in connection with Iridium's option plan. At December 15, 1998, there were options to purchase approximately 2,472,109 shares of class A common stock outstanding under the Iridium option plan with an average exercise price of approximately $18.594 per share. Subject to anti-dilution adjustments, Iridium issues one class 1 interest to IWCL for each share of class A common stock issued pursuant to the Iridium option plan.

     In addition, Iridium may issue up to 18,206,550 class 1 interests at a purchase price of approximately $13.33 per class 1 interest pursuant to the reserve capital call. The reserve capital call is the commitment by 17 of Iridium's strategic investors to purchase class 1 interests. The reserve capital call currently is pledged as collateral to the lenders under the secured bank facility.

                                 CAPITALIZATION

IRIDIUM

     The following table sets forth as of September 30, 1998: (i) the capitalization of Iridium, (ii) the pro forma capitalization of Iridium reflecting the December 23, 1998 establishment of the secured bank facility and the guaranteed bank facilities and the approximate amounts outstanding thereunder at December 31, 1998 (Iridium used approximately $682 million of the funds available thereunder to repay outstanding Iridium bank debt) and (iii) the pro forma capitalization of Iridium, as adjusted to reflect the issuance and sale of 7,500,000 class 1 interests by Iridium to IWCL in exchange for the estimated net proceeds of the Offerings (less the expenses of the Offerings, estimated at $850,000). See "Use of Proceeds".

                                                                  SEPTEMBER 30, 1998
                                                        ---------------------------------------
                                                                                     PRO FORMA
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
                                                                (DOLLARS IN THOUSANDS)
Secured credit facility (maturity 12/31/98)...........  $   410,000   $        --   $        --
Guaranteed credit facility (maturity 6/30/99).........      271,500            --            --
Secured bank facility (maturity 12/29/00) (1).........           --       500,000       500,000
Guaranteed bank facility ($475 million maturity
  12/29/00; $275 million maturity 12/31/01) (2).......           --       625,000       625,000
13% senior notes due 2005, series A (3)...............      277,796       277,796       277,796
14% senior notes due 2005, series B (3)...............      479,112       479,112       479,112
11 1/4% senior notes due 2005, series C...............      300,000       300,000       300,000
10 7/8% senior notes due 2005, series D (3)...........      347,834       347,834       347,834
14 1/2% senior subordinated notes due to Iridium's
  members in 2006.....................................      310,149       310,149       310,149
                                                        -----------   -----------   -----------
          Total debt..................................  $ 2,396,391   $ 2,839,891   $ 2,839,891
Members' interests....................................  $ 2,076,241   $ 2,076,241   $ 2,317,791
Deferred class 1 interest compensation................       (1,242)       (1,242)       (1,242)
Deficit accumulated during the development stage......   (1,240,115)   (1,240,115)   (1,240,115)
Adjustment for minimum pension liability..............         (643)         (643)         (643)
                                                        -----------   -----------   -----------
          Total members' equity.......................      834,241       834,241     1,075,791
                                                        -----------   -----------   -----------
               Total capitalization...................  $ 3,230,632   $ 3,674,132   $ 3,915,682
                                                        ===========   ===========   ===========

---------------
(1) Iridium expects to borrow an additional $300 million, the remaining available amount under the secured bank facility, prior to January 22, 1999.

(2) Does not reflect any temporary reduction in amounts outstanding under the $275 million revolving portion of the guaranteed bank facilities. See "Use of Proceeds".

(3) The series A notes, series B notes and series D notes were issued at a discount to their principal amount. The series A notes have a principal amount of $300 million, the series B notes have a principal amount of $500 million and the series D notes have a principal amount of $350 million.

IWCL

     The following table sets forth as of September 30, 1998: (i) the capitalization of IWCL and (ii) the capitalization of IWCL as adjusted to reflect the issuance and sale by IWCL of 7,500,000 shares of class A common stock in the Offerings and the receipt of the estimated net proceeds therefrom.

                                                                SEPTEMBER 30, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                              (DOLLARS IN THOUSANDS)
Stockholders' equity:
Class A common stock, par value $.01 per share, 50,000,000
  shares authorized; 12,175,690 and 19,675,690 shares issued
  and outstanding as adjusted...............................  $     122    $     197
Class B common stock, par value $.01 per share, 2,500,000
  shares authorized; 20,625 and 20,625 shares issued and
  outstanding...............................................         --           --
Additional paid-in capital..................................    245,980      488,305
Accumulated deficit.........................................    (88,808)     (88,808)
                                                              ---------    ---------
          Total stockholders' equity........................    157,294      399,694
                                                              ---------    ---------
               Total capitalization.........................  $ 157,294    $ 399,694
                                                              =========    =========

                            SELECTED FINANCIAL DATA

     The financial data in the following tables summarizes certain information derived from Iridium's consolidated financial statements and IWCL's financial statements. KPMG LLP, independent certified public accountants, audited those financial statements except for the periods where the word "unaudited" appears above a column. In the opinion of management of Iridium, such unaudited condensed consolidated financial statements include all adjustments necessary for a fair presentation of the financial position and the results of operations as of and for such periods. You should read this data together with the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included in this prospectus as well as in the documents referred to under "Where You Can Find More Information". Iridium is transitioning from a development stage company into an operating company and, accordingly, you should not assume that Iridium's and IWCL's results of operations for the nine months ended September 30, 1998 are indicative of what their respective results will be for 1998 or any other subsequent period.

IRIDIUM

                             PERIOD PRIOR TO
                             INITIAL CAPITAL
                              CONTRIBUTION                                         PERIODS FOLLOWING INITIAL
                                 DATE(1)                                           CAPITAL CONTRIBUTION DATE
                             ---------------                   ------------------------------------------------------------------
                                                                                                            NINE MONTHS ENDED
                              JAN. 1, 1993     JULY 29, 1993             YEAR ENDED DEC. 31                   SEPTEMBER 30,
                                   TO               TO         --------------------------------------   -------------------------
                              JULY 28, 1993    DEC. 31, 1993    1994      1995      1996       1997        1997          1998
                             ---------------   -------------   -------   -------   -------   --------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS EXCEPT PER CLASS 1 INTEREST DATA)
CONSOLIDATED STATEMENT OF
  LOSS DATA:
  Revenues (2).............      $   --           $   --       $    --   $    --   $    --   $     --    $     --      $     --
  Sales, general and
    administrative.........       5,309            7,093        16,729    26,436    70,730    177,474     122,926       261,261
  Depreciation and
    amortization...........          --               48           832       751       674    119,124      46,539       378,276
  Interest (income)
    expense, net...........          --             (390)       (4,252)   (5,226)   (2,395)    (3,045)     (1,516)      173,185
  Provision for income
    taxes..................          --              173         1,525     1,684     4,589         --          --            --
                                 ------           ------       -------   -------   -------   --------    --------      --------
  Net loss.................      $5,309           $6,924       $14,834   $23,645   $73,598   $293,553    $167,949      $812,722
                                 ======           ======       =======   =======   =======   ========    ========      ========
  Net loss per class 1
    interest...............      $   --           $  .43       $   .38   $   .27   $   .64   $   2.25    $   1.33      $   5.78
                                 ======           ======       =======   =======   =======   ========    ========      ========

                                                        DECEMBER 31,                              SEPTEMBER 30, 1998
                                 ----------------------------------------------------------   ---------------------------
                                                                                                             PRO FORMA
                                   1993       1994        1995         1996         1997        ACTUAL     AS ADJUSTED(3)
                                 --------   --------   ----------   ----------   ----------   ----------   --------------
                                                   (DOLLARS IN THOUSANDS)                             (UNAUDITED)
CONSOLIDATED BALANCE SHEET
  DATA:
  Cash and cash equivalents....  $ 23,496   $202,391   $   51,332   $    1,889   $    9,040   $   65,207     $  750,257
  Restricted cash..............        --         --           --           --      350,220           --             --
  System under construction....   275,000    646,000    1,448,000    2,376,884    1,625,054      523,739        523,739
  Property and equipment,
    net........................       320      1,522        1,264        2,065    1,526,326    2,865,070      2,865,070
  Total assets.................   299,886    851,809    1,505,383    2,434,081    3,645,687    3,564,602      4,249,652
  Long-term debt...............        --         --           --      735,904    1,537,590    1,714,891      2,839,891
  Total members' equity........  $294,308   $795,813   $1,404,610   $1,572,029   $1,634,637   $  834,241     $1,075,791

---------------
(1) These amounts reflect certain costs incurred by Motorola prior to July 29, 1993 that were reimbursed by Iridium.

(2) Iridium was a development stage company for the periods presented and, accordingly, had no meaningful revenue for such periods.

(3) Pro forma to reflect the December 23, 1998 establishment of the secured bank facility and the guaranteed bank facilities and the approximate amounts expected to be outstanding thereunder at December 31, 1998 and as adjusted for the issuance and sale of 7,500,000 class 1 interests by Iridium to IWCL in exchange for the estimated net proceeds of the Offerings (less the expenses of the Offerings, estimated at $850,000).

IWCL

                                                 PERIOD FROM                             NINE MONTHS ENDED
                                              DECEMBER 12, 1996                            SEPTEMBER 30,
                                                (INCEPTION) TO         YEAR ENDED       --------------------
                                              DECEMBER 31, 1996    DECEMBER 31, 1997      1997       1998
                                              ------------------   ------------------   --------   ---------
                                               (DOLLARS IN THOUSANDS EXCEPT PER CLASS A COMMON STOCK DATA)
                                                                                            (UNAUDITED)
STATEMENT OF LOSS DATA:
  Equity in loss of Iridium.................       $    --              $18,834          $8,039     $69,974
                                                   -------              -------          ------     -------
  Loss before income taxes..................            --               18,834           8,039      69,974
  Income taxes..............................            --                   --              --          --
                                                   -------              -------          ------     -------
  Net loss..................................       $    --              $18,834          $8,039     $69,974
                                                   =======              =======          ======     =======
  Net loss per class A common share -- basic
     and diluted............................       $    --              $  2.79          $ 1.62     $  5.81
                                                   =======              =======          ======     =======

                                                                             NINE MONTHS ENDED
                                                                             SEPTEMBER 30, 1998
                                                        DECEMBER 31,       ----------------------
                                                     -------------------                  AS
                                                       1996       1997      ACTUAL    ADJUSTED(1)
                                                     --------   --------   --------   -----------
                                                                (DOLLARS IN THOUSANDS)
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash.............................................  $     --   $     --   $     --    $     --
  Investment in Iridium............................        --    223,922    157,294     399,694
                                                     --------   --------   --------    --------
     Total assets..................................  $     --   $223,922   $157,294    $399,694
                                                     ========   ========   ========    ========
  Liabilities......................................  $     --   $     --   $     --    $     --
                                                     --------   --------   --------    --------
  Total stockholders' equity.......................  $     --   $223,922   $157,294    $399,694
                                                     ========   ========   ========    ========

---------------
(1) As adjusted to reflect the issuance and sale of 7,500,000 class 1 interests by Iridium to IWCL in exchange for the estimated net proceeds of the Offerings. See "Use of Proceeds".

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of Iridium's financial condition and results of operations is based upon, and in certain respects updates, the discussion and analysis of financial condition and results of operations included in Iridium's quarterly report on Form 10-Q for the quarter ended September 30, 1998. The information under "-- Recent Developments" and its effect on Iridium's business and financial condition is based upon the more detailed information included in Iridium's current report on Form 8-K, filed December 30, 1998. The secured bank facility, the guaranteed bank facilities, the Motorola MOU, the Motorola ARG and the Claircom stock purchase agreement were filed as exhibits to the Form 8-K filed December 30, 1998 and you are urged to read the exhibits for a complete understanding of those agreements. See "Where You Can Find More Information".

RECENT DEVELOPMENTS

     Iridium commenced commercial satellite phone service on November 1, 1998 and commercial satellite paging service on November 15, 1998. Iridium is currently offering all four of its principal services: Iridium World Satellite Service, Iridium World Page Service, Iridium World Roaming Service and Iridium World Calling Card Service.

     On December 22, 1998, Iridium and Iridium Aero Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Iridium, entered into a stock purchase agreement pursuant to which Iridium Aero agreed to acquire all of the outstanding capital stock of Claircom Communications Group, Inc., a Delaware corporation and a provider of in-flight phone service for commercial and executive aircraft, from ATG I, Inc., a Delaware corporation and a wholly owned subsidiary of AT&T Wireless Services, Inc., and Rogers Cantel Inc. Iridium Aero agreed to acquire the Claircom shares for an estimated aggregate price of approximately $65 million, consisting of approximately $25.6 million in cash to be paid at closing and approximately $39.4 million of notes of Claircom which will be guaranteed by Iridium and issued to the sellers of the Claircom shares immediately prior to closing. The aggregate purchase price is subject to certain adjustments, including working capital adjustments and adjustments for capital expenditures made for the benefit of Claircom prior to the closing. The Claircom notes issued to the sellers will have a term of nine years and will pay interest at a rate of 8% per annum, but will not require any payments for the first two years following their issuance -- interest accrued during the first two-year period will be added to the principal amount of the notes. The Claircom notes also will contain certain restrictive covenants, including restrictions on dividends, and will be secured by substantially all of the assets of Claircom and a pledge of the Claircom shares by Iridium Aero. The consummation of the acquisition of the Claircom shares is subject to certain significant conditions, including regulatory approval.

     On December 23, 1998, Iridium closed on three new bank credit facilities providing for an aggregate amount of up to approximately $1.55 billion of borrowings -- (i) the $800 million secured bank facility due December 29, 2000 and (ii) the $750 million (collectively) Motorola guaranteed bank facilities (which includes a $475 million term credit facility due December 29, 2000 and a $275 million revolving credit facility due December 31, 2001). Iridium used (i) approximately $682 million of the funds available under these new bank facilities to repay its outstanding bank debt, of which $410 million was due to mature on December 31, 1998, and (ii) approximately $370 million of such funds to make payments under its various contracts with Motorola. The secured bank facility is secured by, among other things, substantially all of Iridium's assets. Borrowings under the Motorola guaranteed bank facilities are guaranteed by Motorola. Pursuant to the Motorola MOU and the Motorola ARG, Iridium is required to compensate Motorola with equity and cash for, among other things, providing guarantees of Iridium's borrowings under the Motorola guaranteed bank facilities.

     For the fourth quarter ending December 31, 1998, Iridium recorded (unaudited) a net loss of approximately $440 million, or a net loss of approximately $3.12 per class 1 interest, reflecting revenues from its limited commercial operations of approximately $186,000. Iridium recorded (unaudited) a net loss of approximately $1,259 million, or a net loss of approximately $8.91 per class 1 interest for the 12 months ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

Funding Requirements

     General. In the fourth quarter of 1998, Iridium began its transition from a development stage company into an operating company and, as a result, the characteristics of its funding requirements are changing. Through year end 1998, Iridium's funding requirements principally were driven by the cost of the initial development and construction of the Iridium system. In contrast, Iridium expects that its future funding requirements will be driven principally by the costs of operating and maintaining the Iridium system and providing Iridium services.

     Iridium System Construction and Operation. With respect to the development and construction of the Iridium system, Iridium and Motorola are parties to (i) the space system contract for the design, development, production and delivery in orbit of the space segment, (ii) the terrestrial network development contract to design the gateway hardware and software, and (iii) the O&M contract to provide day-to-day management of the space segment after deployment and to monitor, upgrade and replace hardware and software of the space segment as necessary to maintain performance specifications. Substantially all of the initial capital raised by Iridium was used and will continue to be used to make payments to Motorola under the space system contract, the terrestrial network development contract and the O&M contract. The space system contract provides for a fixed price of $3.45 billion (subject to certain adjustments), scheduled to be paid by Iridium to Motorola over approximately a five-year period for completion of milestones under the contract.

     As of December 31, 1998, Iridium had paid approximately $3.380 billion of the approximately $3.435 billion aggregate estimated cost of the space system contract and expects that it will make the remaining $55 million payment in the first quarter of 1999. As of December 31, 1998, Iridium had paid approximately $226 million of the $356 million aggregate estimated cost of the terrestrial network development contract. Iridium expects to make the remaining $130 million of payments expected to be due under the terrestrial network development contract prior to December 31, 1999.

     Iridium expects the O&M contract to be the source of Iridium's single most significant funding requirements during commercial operations. The O&M contract has a five-year term (ending in November, 2003) and is extendable, at Iridium's option, for an additional two years. Payments under the O&M contract are payable quarterly and are expected to aggregate approximately $2.88 billion over the initial five-year term of the contract. If Iridium exercises its option to extend the O&M contract for an additional two years, the payments due for that two-year extension are expected to aggregate approximately $1.33 billion. In addition, Iridium is obligated to pay for certain spare satellites, if any, upon the completion of the contract. The quarterly payments under the O&M contract increase each year, ranging from payments of $129.4 million in 1998 to $157.4 million in 2003 and $171.4 million in 2005 (if extended).

     Iridium's expected future cash requirements by year under its principal contracts through December 31, 2000 are approximately as follows (in millions):

                                                              1999   2000
                                                              ----   ----
Space system contract.......................................  $ 55     --
Terrestrial network development contract....................   130     --
O&M contract(1).............................................   537   $557

---------------
(1) Does not reflect deferrals of payments due under the O&M contract. Under the Motorola MOU, Motorola has agreed to permit Iridium to defer its obligations to pay up to an aggregate of $400 million of payments due to Motorola under the O&M contract until December 29, 2000. As of December 31, 1998, Iridium had deferred payment of approximately $86 million of its obligations under the O&M contract and it expects to defer an aggregate of $400 million of such obligations prior to September 1, 1999.

     As a result of technological developments, changes in Iridium's product mix, and scheduling adjustments, including the implementation of Iridium World Roaming Services into Iridium's service offerings, there have been, and Iridium anticipates there may be, amendments and interpretations of the terrestrial network development contract and the O&M contract and other agreements and letters with Motorola which may increase the total costs of these contracts. While Iridium's estimate of the cost of anticipated amendments and interpretations is reflected in Iridium's estimates of its funding requirements, there can be no assurance that future amendments or interpretations will not affect the price and terms of those agreements in a manner that is not reflected in Iridium's funding estimates.

     Claircom Acquisition. The expected acquisition of Claircom has an estimated aggregate purchase price of approximately $65 million, consisting of approximately $25.6 million in cash to be paid at closing and approximately $39.4 million of notes of Claircom which will be guaranteed by Iridium and issued to the sellers of the Claircom shares immediately prior to closing.

     Working Capital, Financing Costs and Software Development. Iridium has required, and will continue to require, funds for working capital, business software development, interest on borrowings, financing costs and operating expenses. Iridium estimates that through December 31, 1998 these costs aggregated approximately $1.11 billion from July 29, 1993, the inception of Iridium's predecessor. Iridium estimates that its costs in calendar year 1999 for (i) operating expenses and working capital, (ii) interest expense and financing costs and (iii) business support systems and related expenditures will aggregate approximately $905 million.

Sources of Funding

     General. Through year end 1998, Iridium's funding requirements were principally driven by the cost of the initial development and construction of the Iridium system and Iridium expended approximately $4.8 billion over that period.

     At the date hereof, after giving effect to receipt of the net proceeds of the Offerings, Iridium estimates that it will have available for 1999 aggregate sources of external funding of approximately $1.336 billion. Iridium believes that it currently has sufficient external funding available to meet its expected peak funding requirements. Iridium expects that its cash needs for 1999 will be approximately $1.653 billion. Iridium expects that if its 1999 revenues from operations exceed the difference between its actual 1999 cash needs and its actual 1999 available sources of external funding (an estimated difference of approximately $317 million, after giving effect to the Offerings), Iridium will reduce the commitments of the lenders under its bank credit agreements. To the extent that Iridium's revenues do not exceed this difference, Iridium will need to seek additional financing.

     Following 1999, Iridium generally expects to fund the cash costs of operating and maintaining the Iridium system (including the O&M contract), providing Iridium's services, working capital, interest expense and financing costs through revenues from operations.

     Equity Investments and Debt Securities. As of December 31, 1998, Iridium had received approximately $1.95 billion from the issuance of class 1 interests and approximately $31 million for the issuance of series A class 2 interests. As of December 31, 1998, Iridium had received approximately $1.62 billion from the issuance of debt securities, including approximately $1.38 billion from the issuance of senior notes due 2005 and approximately $239 million from the issuance of senior subordinated notes due 2006.

     Secured Bank Facility. As of December 31, 1998, Iridium had drawn $500 million under the $800 million secured bank facility. Iridium expects to borrow an additional $300 million, the remaining available amount under the secured bank facility, prior to January 22, 1999. Borrowings under the secured bank facility mature on December 29, 2000. The parties to the secured bank facility are Iridium Operating LLC, a wholly owned subsidiary of Iridium that owns substantially all of Iridium's assets (including the Iridium system), Chase Securities Inc. and Barclays Bank PLC, as Global Arrangers, The Chase Manhattan Bank, as Administrative Agent, Barclays Bank PLC, as Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith, Inc., as Syndication Agent, and a syndicate of lenders. Iridium Operating LLC's obligations under the secured bank facility are secured by pledges of, and security interests in, substantially all of Iridium

Operating LLC's assets, Iridium's equity interest in Iridium Operating LLC and the reserve capital call (the commitment of 17 of Iridium's strategic investors to purchase up to 18,206,550 class 1 interests at a price of $13.33 per class 1 interest, representing an aggregate purchase price of up to approximately $243 million).

     The secured bank facility contains various covenants. One group of covenants requires Iridium to satisfy certain minimum revenue and subscriber levels, including the conditions that (i) at March 31, 1999 it have cumulative cash revenues of at least $4 million, cumulative accrued revenues of at least $30 million, at least 27,000 Iridium World Satellite Service subscribers and at least 52,000 total subscribers, (ii) at June 30, 1999 it have cumulative cash revenues of at least $50 million, cumulative accrued revenues of at least $150 million, at least 88,000 Iridium World Satellite Service subscribers and at least 213,000 total subscribers and (iii) at September 30, 1999 it have cumulative cash revenues of at least $220 million, cumulative accrued revenues of at least $470 million, at least 173,000 Iridium World Satellite Service subscribers and at least 454,000 total subscribers. Other covenants in the secured bank facility require Iridium to comply with certain financial ratios as of various dates, including maximum debt to total invested capital, maximum secured debt to earnings, maximum debt to earnings and minimum interest expense to earnings. The secured bank facility also contains covenants related to, among other things, the maintenance of insurance, the maintenance of regulatory authority to offer Iridium World Satellite Service in a minimum number of countries and the permitted uses of revenues from operations, borrowed funds and proceeds from the issuance of securities. The secured bank facility also restricts Iridium's ability to incur additional indebtedness, make dividend and other payments and merge, consolidate or sell certain of its assets. In addition, the secured bank facility requires mandatory prepayments in the event that debt and equity issuances or cash flows exceed specified thresholds.

     Guaranteed Bank Facilities. The guaranteed bank facilities consist of a $475 million term credit facility that matures on December 29, 2000 and a $275 million revolving credit facility that matures on December 31, 2001, each with a different, but partially overlapping, syndicate of lenders. As of December 31, 1998, Iridium had drawn an aggregate of approximately $625 million under these facilities (approximately $470 million under the term facility and approximately $155 million under the revolving facility). Pursuant to the terms of the guaranteed bank facilities, Iridium cannot have access to more than an aggregate of approximately $745 million of borrowings in order to ensure that the Motorola $750 million guarantee covers additional obligations of Iridium to the lenders under these facilities. The guaranteed bank facilities do not have covenants that directly address minimum revenues or subscriber levels. Borrowings under the guaranteed bank facilities are guaranteed by Motorola. Pursuant to the Motorola MOU and the Motorola ARG, Iridium is required to compensate Motorola with equity and cash interest for, among other things, guaranteeing borrowings under the guaranteed bank facilities.

     Motorola Vendor Financing and O&M Bank Facility Guarantee. Under the Motorola MOU, Motorola has agreed to permit Iridium to defer its obligations to pay up to an aggregate of $400 million of payments due to Motorola under the O&M contract until December 29, 2000. Iridium currently is deferring payment of its obligations under the O&M contract and expects to defer an aggregate of $400 million of such obligations prior to September 1, 1999.

     Iridium has agreed under the Motorola MOU that it will use its best efforts to obtain the Motorola guaranteed O&M bank facility to finance the payment of all such deferrals prior to October 1, 1999. Motorola has conditionally committed under the Motorola MOU to guarantee up to $400 million of borrowings under such Motorola guaranteed O&M bank facility. Iridium intends to, and expects that it will be able to, finance the payment of $400 million of deferred amounts with the Motorola guaranteed O&M bank facility prior to October 1, 1999. However, many factors, including changes in the bank lending market and Iridium's ability to generate revenues from commercial operations could adversely affect Iridium's ability to obtain the Motorola guaranteed O&M bank facility. In addition, Motorola's commitment to guarantee the Motorola guaranteed O&M bank facility is subject to certain conditions. Accordingly, there can be no assurance that Iridium will be able to obtain the Motorola guaranteed O&M bank facility or otherwise refinance its deferred obligations to Motorola under the O&M contract. Iridium is required to compensate Motorola pursuant to the Motorola ARG for Iridium's deferral of payments under the O&M contract and for Motorola's guarantee of the Motorola guaranteed O&M bank facility with cash and equity compensation, including warrants to purchase class 1 interests and warrants to purchase class A common stock.

     Motorola MOU. In connection with the establishment of the secured bank facility and the guaranteed bank facilities, Motorola, Iridium and Iridium Operating LLC entered into the Motorola MOU, which amended and restated a previous memorandum of understanding. Under the MOU, Motorola has agreed to, among other things, (i) guarantee up to $750 million of obligations under the guaranteed bank facilities, (ii) consent to and agree to an amendment to the guaranteed bank facilities and the related guarantee agreement (or to enter into a new bank credit facility and guarantee agreement on the same terms (other than pricing)) that together provide for a $350 million increase in the Motorola guaranteed borrowings available thereunder, (iii) permit Iridium to defer its obligations to pay up to an aggregate of $400 million of payments under the O&M contract until December 29, 2000, (iv) guarantee up to $400 million of additional borrowings under a bank credit facility with terms (other than pricing) identical in all material respects to the guaranteed credit facilities on the condition that such additional guaranteed borrowings be used exclusively to make payments to Motorola for deferred obligations under the O&M contract (as described in (iii) above), (v) subordinate certain of its claims vis-a-vis Iridium Operating LLC to the lenders under the secured bank facility and (vi) consent to an amendment to the $275 million revolving credit facility component of the guaranteed bank facilities that would extend the maturity of such facility to beyond the maturity of the senior notes (which are due July 15, 2005). Iridium has agreed under the Motorola MOU that it will compensate Motorola for providing guarantees, deferral rights and other credit support (collectively, the "Motorola exposure", which generally includes the aggregate amount guaranteed, or permitted to be deferred, by Motorola) pursuant to the Motorola ARG.

     Iridium also has agreed under the Motorola MOU that it (i) will use its best efforts to reduce the Motorola exposure to no more than $275 million by the earliest possible date, including obtaining bank credit agreements not guaranteed by Motorola, issuing debt and equity securities (under certain conditions) and using revenues from operations, if available, to reduce the available borrowings under credit facilities guaranteed by Motorola and to pay amounts deferred under contracts with Motorola, (ii) use their best efforts to obtain, on or before October 1, 1999, the Motorola guaranteed O&M bank facility to finance the payment of all deferred amounts under the O&M contract, (iii) will not have outstanding in excess of (a) $1.7 billion of indebtedness for borrowed money that is secured by the assets of Iridium or (b) $1.62 billion in aggregate principal amount of senior notes, (iv) will not make certain acquisitions without Motorola's consent and (v) will provide Motorola with the right (in addition to Motorola's rights to representation based on its holdings of class 1 interests) to appoint one additional director to the Board of Directors of Iridium any time the Motorola exposure exceeds $275 million and the right to appoint a second additional director to the Board of Directors of Iridium any time the Motorola exposure exceeds $750 million. In addition, while Motorola has agreed to consent to (i) a $350 million increase in the amount of guaranteed borrowings available under the guaranteed bank facilities (or a new credit facility with terms (other than pricing) identical in all material respects) and (ii) to an extension of the maturity of the $275 million revolving credit facility component of the guaranteed bank facilities, there can be no assurance that Iridium will satisfy the terms of the secured bank facility which would terminate its conditional obligation to have Motorola guarantee borrowings under the secured bank facility, that the lenders under the guaranteed credit facilities would agree to such amendments or that such a new credit facility would be available.

     Motorola's obligation to defer receipt of up to $400 million in payment under the O&M contract is unconditional. All of Motorola's other obligations under the Motorola MOU, including, without limitation, its obligation to consent to and agree to an amendment to the guaranteed bank facilities and the related guarantee agreement (or to enter into a new bank credit facility and guarantee agreement on the same material terms (other than principal)) that together provide for a $350 million increase in the Motorola guaranteed borrowings available thereunder, are conditioned on Iridium complying with the terms of the Motorola MOU, Motorola ARG, the O&M contract and other agreements with Motorola, including Iridium's payment obligations under each such agreement.

     Motorola ARG. In connection with the establishment of the secured bank facility and the guaranteed bank facilities, Motorola, Iridium and Iridium Operating LLC also entered into the Motorola ARG, which amended and restated a previous agreement. Payments under the Motorola ARG are based on the amount and duration of Motorola exposure and are due and payable quarterly. Prior to October 1, 1999, Iridium is required to pay Motorola cash interest on the amount deferred at an annual interest rate of 12% for Motorola exposure relating to the deferred amounts under the O&M contract. For Motorola exposure relating to guarantees of borrowings under bank credit facilities that exists prior to October 1, 1999, Iridium is required to compensate Motorola with cash interest and equity (including warrants to purchase either class 1 interests or, under certain conditions, class A common stock). Prior to October 1, 1999, Motorola's compensation for Motorola exposure relating to the guaranteed bank facilities and the Motorola guaranteed O&M bank facility (if available) is based on the terms of the series A and series B senior notes. This "high yield based compensation" equals (i) interest on the Motorola exposure at an annual interest rate equal to the amount, if any, by which the interest rate on the relevant bank facility is less than 13.625% (the weighted average interest rate on the series A and series B senior notes) plus (ii) the payment of warrants to purchase approximately 66.758 class 1 interests (or shares of class A common stock) per day per each $100 million of Motorola exposure at a purchase price of $20.90 per interest (or share) (the average daily warrant compensation payable to holders of senior notes).

     After October 1, 1999, Iridium is required to pay Motorola equity compensation (in the form of warrants to purchase class 1 interests at a purchase price of $0.00013 per interest) for all Motorola exposure unless the aggregate Motorola exposure is less than or equal to $275 million, in which case Iridium may pay Motorola high yield based compensation. During this period, unless the Motorola exposure is less than $275 million, the amount of warrant compensation payable per dollar of Motorola exposure increases substantially as the Motorola exposure increases. In addition, Iridium is required to compensate Motorola with warrants to purchase class 1 interests at a price of $0.00013 per interest for any Motorola exposure resulting from Motorola making available any part of the additional $350 million in guaranteed borrowings discussed above regardless of when such Motorola exposure is incurred.

     As of December 15, 1998, for providing guarantees of Iridium's bank credit facilities and other credit support Motorola had earned warrants to purchase (i) 7,741,346 class 1 interests at a price of $.00013 per interest and (ii) 39,828 class 1 interests at a price of $20.90 per interest. The amount of equity compensation Motorola will earn in the future depends upon the amount of future Motorola exposure, is expected to be substantial and could increase significantly for a variety of reasons, including if Iridium is unable to reduce the Motorola exposure to $275 million or less prior to October 1, 1999. While Iridium has agreed with Motorola that it will use its best efforts to reduce the Motorola exposure to $275 million or less as soon as possible, Iridium's ability to repay or replace borrowings guaranteed by Motorola or pay or finance (without a Motorola guarantee) deferrals of amounts due to Motorola depends on a variety of factors, including Iridium's ability to generate revenues and factors beyond Iridium's control such as the condition of the bank lending and securities markets. If Iridium reduces the Motorola exposure to $275 million for the period from October 1, 1999 through December 31, 2000 ($275 million of Motorola exposure for approximately 15 months), Motorola would earn warrants to purchase approximately 84,000 class 1 interests (or shares of class A common stock) at a purchase price of $20.90 per interest (or share) plus cash interest. However, if Iridium draws all amounts available under the $750 million guaranteed credit facilities and defers the payment of an aggregate of $400 million under the O&M contract and this Motorola exposure remains in place in full from October 1, 1999 through December 31, 2000 ($1.15 billion of Motorola exposure for 15 months), Motorola would earn warrants to purchase approximately 12.9 million class 1 interests at a purchase price of approximately $0.00013 per interest pursuant to the Motorola ARG.

OPERATIONS

     Iridium commenced commercial satellite phone service on November 1, 1998 and commercial satellite paging service on November 15, 1998. Prior to November 1, 1998, Iridium's only source of income was interest income on the cash and investment balances from the proceeds of equity commitments in Iridium, which interest income amounted to approximately $21.2 million from July 29, 1993 to September 30, 1998. During the same period, Iridium recorded a net loss of approximately $1.253 billion.

     From September 30, 1997 to September 30, 1998, Iridium's aggregate net loss increased substantially from $168 million to $813 million for the nine months ended September 30, 1997 and 1998, respectively. This was primarily the result of the following increases for the nine months ended September, 30 1998, as
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

compared to the corresponding period in 1997: $138 million for sales, general and administrative expenses due to increased activities associated with commercial activation, $331 million for depreciation expense due to the depreciation of a greater number of satellites and $176 million for increased interest expense. See "-- Capitalization of Costs", "-- Operating Expenses" and "-- Interest Expense".

CAPITALIZATION OF COSTS

     All payments by Iridium under the space system contract have been capitalized. These capitalized costs are being depreciated over the five-year estimated life of the satellites. Depreciation expense is realized on a satellite-by-satellite basis, commencing with the delivery of each satellite to its mission orbit. Depreciation related to the ground control stations commences with the placement in service of each such station. Losses from satellite failures for which Iridium has financial responsibility under its contractual arrangements with Motorola are recognized currently. Motorola bears the risk of loss for launch failures and satellite failures before a satellite is placed into service. Iridium has obtained a satellite insurance policy to cover certain costs associated with the loss of a satellite. Capitalized amounts under the space system contract and the terrestrial network development contract aggregated approximately $3.45 billion through September 30, 1998. In addition, costs incurred in connection with the issuance by Iridium of class 1 interests are reflected as a reduction of Iridium's additional paid-in capital and Iridium's debt issuance costs are deferred and amortized over the term of the related indebtedness. Payment of these costs and charges has resulted in significant negative operating cash flow. Certain interest costs also will be capitalized through the date of commencement of commercial operations.

     A portion of the payments made under the O&M contract will be capitalized and depreciated. The amount so capitalized will be determined depending upon the number of replacement satellites put into service. Any costs under the O&M contract not capitalized will be expensed as incurred.

OPERATING EXPENSES

     For the period from July 29, 1993 through September 30, 1998, total operating expenses were approximately $1.06 billion. Iridium expects a substantial increase in future operating expenses relating to sales, marketing and other costs associated with commercialization.

INTEREST EXPENSE

     Iridium has financed, and expects to continue to finance, a significant portion of its capital requirements through borrowings. As a result of these borrowings, Iridium has had, and expects it will have, significant interest costs. Interest costs were capitalized while the Iridium system was under construction and are now being depreciated. This resulted in all interest costs being capitalized during 1995, 1996 and 1997. For the nine months ended September 30, 1998, approximately $247.4 million of interest cost was incurred. Interest expensed for the nine months ended September 30, 1998 was approximately $168.2 million with the remaining approximately $79.2 million of interest capitalized to the system under construction. Iridium anticipates that all interest cost incurred in 1999 will be expensed. Some portion of interest expense will not be paid in cash, including the interest expense related to Iridium's 14 1/2% senior subordinated notes through March 1, 2001. Such non-cash interest will be accrued and such accrual will increase outstanding indebtedness on Iridium's consolidated balance sheets.

INCOME TAXES

     Iridium reports its income as a partnership for United States federal income tax purposes and accordingly, is not expected to be directly subject to
U. S. federal income tax. Iridium may, however, be subject to tax in some state, local or foreign jurisdictions on portions of its income. IWCL is directly subject to U.S. federal income tax on the portion of its income which is effectively connected with the U.S. business of Iridium. IWCL pays no income tax under Bermuda law. See "Tax Considerations".

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

YEAR 2000 READINESS DISCLOSURE

     Iridium has established a Year 2000 Program, the "Y2K Program", to address information-technology, or "IT", and non-IT problems that may exist within the Iridium system, including Iridium's suppliers, roaming partners, service providers and other material distributors.

     Until recently, only two digits were used to represent the year in dates recorded in computer systems. This practice did not anticipate the problem generated by the turn of the century, after which dates entered as "00" could be understood by computers to mean 1900 instead of 2000. This and other date handling processes could result in the incorrect performance of computer calculations and functionality involving dates. Such miscalculations could adversely affect Iridium's installed computer systems, network elements, software applications and other business systems containing time sensitive programs. The Year 2000 issue may also affect the systems and applications of Iridium's roaming partners, service providers and other material distributors.

Y2K Program

     The Y2K Program encompasses the Iridium space and ground facilities, as well as the relevant operations of Iridium's material suppliers and distributors, and addresses both IT and non-IT systems.

     The Y2K Program is divided into five major phases -- Awareness, Inventory and Risk Assessment, Repair, Replacement and Renovation, Verification and Validation, and Implementation and Monitoring. The Awareness Phase is intended to ensure the establishment of the Y2K Program and the awareness of potential risks and Year 2000 issues. This phase, which involves communicating the status and progress of the Y2K Program within Iridium and to third parties, is an on-going activity and will continue as Iridium proceeds through the other phases.

     The Inventory and Risk Assessment Phase involves the performance of an initial inventory of all Iridium hardware, software and infrastructure, as well as material vendors, to identify potential Year 2000 issues and to determine the action required, if any, to mitigate the risk to Iridium. Through the gateways, Iridium is contacting its third party roaming partners and service providers to determine the Year 2000 status of their systems, as well as their plans to bring them into compliance. That process is on-going. Material items are those believed by Iridium to have a significant impact on the business from a customer service, financial or legal perspective. This phase is being performed by Iridium's internal Y2K team. Iridium anticipates that this phase will be substantially complete by the end of the first quarter of 1999.

     The Repair, Replacement and Renovation Phase is intended to ensure that the appropriate items as identified in the final inventory and risk assessment are upgraded to meet Year 2000 compliance criteria. This may include software updates, hardware upgrades, development of new processes, new business practices, training programs, etc. While completion of the various elements of this phase is tied to corresponding elements within the assessment phase, Iridium anticipates that material repairs, replacements and renovations will be substantially complete by mid-1999 for systems under the direct control of Iridium. No current assessment of the completion dates for material repairs, replacements and renovations not under Iridium's direct control, and for which third parties such as gateways, service providers and roaming partners are responsible, will be available until completion of that portion of the Inventory and Risk Assessment phase.

     The Verification and Validation Phase ensures that critical business processes, systems and infrastructure are verified and tested to ensure Year 2000 issues will not cause major disruption in the on-going operation of the Iridium business. Verification and testing of those systems under Iridium's direct control will be performed by Iridium's internal Y2K team with the support of its technicians and certain of the principal suppliers of those systems. This phase is ongoing, but Iridium expects all testing of those systems under its direct control to be substantially complete in the third quarter of 1999.

     Finally, during the Implementation and Monitoring Phase, the Year 2000 upgrades will be installed into Iridium's operating systems, as necessary. In addition, the monitoring activity will be employed in an effort to ensure that unforeseen Year 2000 critical items are appropriately prioritized for correction. While the

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

implementation component of this phase is scheduled to be complete by the end of the third quarter of 1999, Iridium's monitoring activities will be on-going.

     State of Readiness. While there is general uncertainty inherent in the Year 2000 problem resulting in part from the uncertainty of the readiness of third party distributors and vendors, Iridium's progress towards completing risk assessment within the Iridium system is on schedule to be completed in the first quarter 1999.

     Although the remediation, testing and implementation phases have not yet commenced, Iridium anticipates that these phases will proceed along the schedule as contemplated by its Y2K Program.

     Costs. The total cost associated with required modifications to become Year 2000 compliant is not expected to be material to Iridium's financial position or results of operations. The current estimated total cost to Iridium of the Y2K Program is $2 million. However, the accuracy of this estimate cannot be verified until completion of the Inventory and Risk Assessment Phase. Factors which may affect this $2 million estimate include unanticipated problems with Iridium's systems or any of its suppliers' or distribution partners' systems. Iridium estimates that the amount expended on the Y2K Program through December 31, 1998, was approximately $304,000, all of which is expected to be expensed by Iridium, with $24,000 of this amount incurred in the first nine months of 1998. This estimate does not reflect all costs because, for example, the Iridium Business Support Systems were developed from the outset to address Year 2000 issues, and the cost of this capability was not separately identified by the supplier. Other significant or critical non-Year 2000 information technology projects under Iridium's direct control have not been materially delayed or impacted by Year 2000 initiatives.

     Risks. In a reasonably likely worst case scenario, the failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations, including operations that are essential to the provision of Iridium's services. Such failures could materially and adversely affect Iridium's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in major part from the present state of Iridium's knowledge concerning the Year 2000 readiness of third-parties such as its roaming partners and service providers, Iridium is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on Iridium's results of operations, liquidity or financial condition. The Y2K Program is expected to significantly reduce Iridium's level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of its material partners. Iridium believes that, with the completion of the Y2K Program as scheduled, the potential of significant interruptions of normal operations should be reduced.

     Contingency Plans. After reviewing information gathered in the Inventory and Risk Assessment Phase, and to prepare for the possibility that certain information systems or third party partners and vendors will not be Year 2000 compliant, Iridium intends to develop contingency plans, as appropriate. These plans may include the establishment of teams to monitor and correct disruptions, utilization of back-up processes including data back-up and storage, and the development of manual "work-around" solutions.

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

                                    BUSINESS

     Iridium is the first global wireless telecommunications company. Iridium offers its customers the ability to make and receive phone calls and receive pages virtually anywhere in the world. Iridium accomplishes this by providing access to the Iridium satellite constellation as well as the world's cellular networks -- all with one phone, one phone number and one customer bill. Iridium believes it will be the only wireless telecommunications company in operation well into the year 2000 that will be able to offer this comprehensive global communications service.

     Iridium commenced commercial phone service on November 1, 1998 and commercial paging service on November 15, 1998. Over the past 18 months, Iridium has successfully launched, deployed and programmed over 75 satellites (including orbiting spares). Iridium's satellites now orbit the Earth in a constellation that provides 24 hours per day satellite phone and paging service to virtually anywhere in the world.

IRIDIUM SERVICES

General

     Iridium's strategy is to be the total mobile communications solution for its target markets by offering flexible service packages that allow customers to conveniently select the most attractive telecommunications alternative anywhere in the world they travel. Iridium World Satellite Service is designed for customers who need to receive or make phone calls in areas not currently served by cellular service. Iridium World Roaming Service is designed for customers who travel to areas where their "home" cellular service will not support roaming, including areas served by cellular networks that use electronic languages, or "protocols", that are not compatible with their home network's protocol. Iridium World Page Service offers the ability to receive a message virtually anywhere in the world, including on aircraft. The Iridium World Calling Card provides customers with a cost-effective means of accessing land-line services while traveling. By packaging these services in various combinations, Iridium can meet the diverse needs of its customers whether they travel to remote parts of the globe or to areas served by cellular networks or both.

Iridium World Satellite Service

     Iridium's satellites provide phone service to virtually anywhere on the surface of the Earth where Iridium World Satellite Service is authorized. The Iridium system is designed to provide a signal strength for voice communication that averages approximately 16dB with an unobstructed view of the satellite, which Iridium believes is a significantly higher signal strength than other proposed mobile satellite systems. Iridium believes its greater signal strength will enable it to better serve portable, hand-held phones than competing mobile satellite systems. In the future, Iridium expects to be able to offer a full array of calling features including call waiting, call hold, conference calling, call forwarding and call barring. Iridium World Satellite Service is available in more than 125 countries and territories. Iridium's goal is for Iridium World Satellite Service to be available in virtually all countries and territories. As of December 31, 1998, Iridium had approximately 3,000 IridiumWorld Satellite Service customers.

     Iridium World Satellite Service is a complement to, not a replacement for, cellular service. The availability of cellular service is limited by the geographic coverage of cellular systems. Iridium World Satellite Service is not geographically constrained and, accordingly, extends mobile phone access to areas not covered by cellular service. With a dual mode satellite/cellular phone, or two separate phones, a customer can travel the globe and make or receive phone calls from virtually anywhere in the world, including remote and mid-ocean areas.

     Iridium does not expect its customers to use Iridium World Satellite Service where cellular services are available, because Iridium satellite voice service is priced significantly higher than most cellular services and because Iridium satellite voice service does not work as well as cellular services within buildings and in urban areas where buildings are densely spaced. The quality of a satellite call depends to a large extent on the strength of the signal between the satellite and the phone. An obstruction between the satellite and the phone reduces the signal strength and can result in poor call quality or no service at all. See "Risk Factors -- Factors Affecting Customer Acceptance of Satellite-Based Service" for a discussion of certain service limitations of
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

Iridium World Satellite Service. Although Iridium customers should not expect satellite-based voice services to be reliable in these environments, cellular and land-line services are typically available in these areas, and Iridium provides its customers with the ability to access land-line service, cellular service and satellite service using the same phone number and customer bill.

Iridium World Roaming Service

     Iridium World Roaming Service permits subscribers to roam among cellular networks that have roaming agreements with Iridium. Iridium intends to create the broadest global cellular roaming service available. Iridium has entered into roaming agreements with more than 160 roaming partners and has integrated more than 55 of those partners (including cellular networks in more than 30 countries and territories) with the Iridium system. Iridium's business plan currently calls for roaming agreements covering networks in more than 150 countries and territories to be integrated with the Iridium system by 2002.

     In providing Iridium World Roaming Service, Iridium acts either as the customer's "home" system or as an interface between the visited cellular network and the customer's home network, even if the visited and home networks use differing protocols (e.g., IS-41 and GSM). Iridium World Roaming Service customers who travel between places that are served by different wireless protocols can place calls and can be reached on one phone number by using either a multi-mode phone that is compatible with multiple protocols or with a combination of cellular phones, one for each protocol.

Iridium World Page Service

     Iridium is the first company to offer global paging to a belt-worn pager. Iridium offers global paging both as a stand-alone service and bundled with its voice service. The Iridium pager has a signal strength of approximately 26dB (which provides significantly greater in-building penetration than satellite-based voice services) and can receive alphanumeric messages of up to 200 characters in any one of 19 languages and numeric messages of up to 20 digits. Iridium World Page Service customers can be paged in over 200 countries and territories and onboard aircraft.

     To use the Iridium satellites efficiently, pages are sent to specified message delivery areas, or "MDAs", rather than over the entire constellation (and thus, the globe). The MDAs vary in size and shape and are designed to encompass common travel routes and areas, including the air corridors between New York and London and the eastern third of the United States. Iridium intends to vary the size of each MDA in light of demand, capacity and competition. Because the pager is a one-way device and cannot tell the network its location, customers are required to choose up to three MDAs for normal delivery of messages.

     When traveling, Iridium World Satellite Service customers and Iridium World Roaming Service customers who have Iridium as their "home" system have the benefit of "follow-me paging". With "follow-me paging", customers are generally able to register their location (at no charge) by briefly turning on their Iridium phone or cellular phone. The Iridium system then can identify the appropriate MDAs to send a page without further customer action. Customers who are not subscribers to Iridium World Satellite Service or are not "homed" on Iridium can update their MDAs via a touch-tone phone, operator assistance or the Internet.

Iridium World Calling Card

     The Iridium World Calling Card adds land-line access to Iridium's array of service offerings that can be linked by a single customer bill. The calling card also provides discount voice mail retrieval for Iridium World Satellite Service customers. Iridium believes its calling card rates are competitively priced with other international calling card services. Iridium World Calling Card Service is available in more than 55 countries and territories.

Iridium Aeronautical Service

     Iridium intends to introduce satellite aeronautical phone service to private and commercial aircraft by the end of 1999. In addition, on December 22, 1998 Iridium agreed to acquire Claircom Communications Group,

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

Inc., a wholly owned subsidiary of AT&T Wireless Services, Inc. and Rogers Cantel Inc., which currently provides inflight phone service (generally under the AT&T brand) on a total of approximately 1,750 commercial and executive aircraft. Upon completion of the acquisition, Iridium intends to brand this service with the Iridium name. This proposed acquisition is subject to regulatory approval and other conditions.

TARGET MARKETS

Global Travelers and International Urban Travelers

     The Global Travelers and International Urban Travelers market segments are expected to represent a major market opportunity for Iridium. Currently, the ability of land-based wireless service subscribers to communicate outside their home territories or regions is limited by:

     - the absence or unavailability of local cellular service in many regions, particularly in lesser-developed regions of the world;

     - the absence of roaming agreements between the user's local cellular provider and the wireless providers in the country or region in which the user is traveling; and

     - the inability of the user's "home" system to support roaming to other cellular systems that use a different wireless protocol than does the user's "home" wireless system.

     Iridium expects that its Iridium World Satellite Service, Iridium World Roaming Service and Iridium World Page Service will appeal to Global Travelers, and that its Iridium World Roaming Service and Iridium World Page Service will appeal to International Urban Travelers who frequently travel to areas served by cellular networks that use different protocols but who rarely travel outside cellular coverage, as logical extensions of their existing telecommunications services. In particular, Iridium believes that traveling professionals will use the unique capabilities of the Iridium system to remain in contact with their homes and offices.

Industrial Users

     Iridium believes that the Industrial Users market segment constitutes a significant and immediate opportunity for Iridium. For companies that have multiple locations around the globe, or a requirement for remote communications, the Iridium system provides a single communications solution. This market segment includes national and multinational companies that have executives who travel outside of their home cellular coverage area or who have a need for satellite services in the regular course of business. The segment also includes companies that are expected to demand satellite services at remote industrial sites and on land and water transportation vehicles, such as utilities, oil and mineral exploration, pipeline construction, engineering, fishing and forestry. Iridium World Satellite Service and Iridium World Page Service are expected to be used in this market segment for business communications and emergency backup communications.

     Iridium is focusing its initial marketing and distribution efforts on the Industrial Users market segment because it believes many companies in this segment have a significant current demand for mobile satellite communications and will be heavy users of Iridium's services.

Public Sector Users

     Currently, governments are significant users of satellite services, and Iridium anticipates that the coverage and ease of portability of Iridium World Satellite Service and Iridium World Page Service will make them attractive for a variety of governmental applications. The government communications addressable market includes governmental departments and agencies and international organizations for civilian and military applications, including law enforcement, official travel and disaster relief. In addition, governments require satellite services for operations in areas where inadequate land-based communication capability is common, such as for border patrols, customs operations, communication with ships at sea and embassy communications.

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

     One of Iridium's 12 gateways is owned by the U.S. government and Iridium expects that the U.S. government, including the U.S. military and agencies that operate internationally, will be significant users of Iridium's services.

In-Country Users

     The In-Country Users market segment is comprised of two subcategories:

     - users in areas where potential demand for cellular service exists but such services have yet to be deployed, or, if deployed, are of poor quality, typically in rural areas of developed countries; and

     - users in areas with inadequate or inconvenient access to any telephone services, typically in developing countries.

     Iridium World Satellite Service can be viewed as a precursor to a permanent wired or land-based wireless service in many of these areas and as a long-term telecommunications solution in those areas where no land-based system can be economically justified. In-Country Users are also expected to be candidates for Iridium World Page Service.

THE IRIDIUM SYSTEM AND HOW IRIDIUM'S SERVICES WORK

     Iridium's ability to provide its services, either individually or in packages, is derived from the unique capabilities of the Iridium system. Development and deployment of the Iridium system, an 11-year project, was completed in November 1998. The Iridium system has four principal components:

     - THE SPACE SEGMENT, which includes Iridium's 66 low earth orbit satellite constellation (plus orbiting spares) and the related control facilities;

     - THE GROUND STATIONS, OR "GATEWAYS", which link the satellites to land-based communications systems;

     - IRIDIUM PHONES, PAGERS AND SIM CARDS, which provide mobile access to the satellite constellation and land-based cellular systems; and

     - IRIDIUM'S LAND-BASED WIRELESS ROAMING INFRASTRUCTURE, which facilitates roaming among land-based cellular systems -- even systems that use different protocols -- and the Iridium satellite system.

     Iridium's service offerings use the Iridium system in different ways.

     - IRIDIUM WORLD SATELLITE SERVICE -- An outgoing call travels from the phone to an Iridium satellite. It is then passed from satellite to satellite across the constellation and down to a gateway. The gateway then transfers the call into the land-based public switched telephone network, or "PSTN", where it is delivered to its destination as a call originating from a land-based system would be. An incoming call travels the same path in reverse.

     - IRIDIUM WORLD PAGE SERVICE -- A page can be originated by calling the customer's Iridium phone number (and finding them unavailable), by calling a paging access number or via the Internet from Iridium's web page: www.iridium.com. Once originated, an incoming page travels the same path to the pager as an incoming satellite phone call travels to the phone.

     - IRIDIUM WORLD ROAMING SERVICE -- Iridium's roaming service is similar to traditional roaming, except Iridium supports roaming among systems that use different protocols, thereby allowing customers to use only one phone number as they travel from system to system.

     There are several common questions about how Iridium can link its various service offerings to provide flexible service packages:

     - HOW CAN A CUSTOMER USE THE SAME PHONE NUMBER WITH DIFFERENT PHONES AND DIFFERENT IRIDIUM SERVICES? -- THE IRIDIUM SIM CARD. The Iridium phones and pagers use SIM cards, a technology common to European and other GSM cellular systems. Customer information is stored in a plastic SIM card that is inserted into the phone. A customer with an IS-41 cellular phone in New York with a

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

       New York phone number, for example, can switch to a GSM cellular phone in London and be reached on the same New York phone number by inserting a SIM card into the GSM phone. Similarly, a customer can switch to Iridium World Satellite Service by inserting a SIM card into an Iridium satellite phone. The flexibility of SIM cards allows industrial and public sector users to share satellite and cellular phones among groups of employees while each employee retains an individual phone number and billing account. In the near future, Iridium intends to introduce a SIM card that is also a calling card, thereby allowing customers to travel the globe and have access to three modes of telecommunications -- satellite, cellular and land-line -- all with a single card and a single phone number.

     - HOW CAN A CUSTOMER USE THE SAME PHONE FOR DIFFERENT IRIDIUM
       SERVICES? -- MULTI-MODE PHONES. Instead of using a SIM card and several phones, customers can purchase an Iridium multi-mode phone that provides access to Iridium's satellite system and to cellular systems, including systems that use different protocols. The Motorola multi-mode phone uses protocol cassettes called "TRCs" that permit a customer to carry one phone for differing cellular and satellite services. Cellular protocols can be switched by inserting the appropriate TRC into the phone. The Kyocera multi-mode phone, on the other hand, is configured as a satellite phone casing into which the customer inserts a cellular phone, using different cellular phones for each protocol.

     - HOW DOES THE IRIDIUM SYSTEM KNOW WHERE TO SEND AN INCOMING PHONE CALL OR PAGE? -- CUSTOMER TRACKING. The Iridium system tracks its satellite customers in the same way cellular systems track customers. When the phone is on it sends a signal to the satellite constellation (at no cost to the customer), which periodically updates the customer's position.

        - World Satellite Service -- Iridium's World Satellite Service works like today's cellular technology. The call is sent to the system's last known location for the customer.

        - World Page Service -- Pages are sent to specified message delivery areas or "MDAs". The MDAs vary in size and shape and are designed to encompass common travel routes and areas, including the air corridors between New York and London and the eastern third of the United States. Customers can designate up to three MDAs which can be updated by turning on their Iridium satellite phone or cellular phone if the customer has Iridium as their "home" system (at no charge), via a touch tone phone, through operator assistance or over the Internet.

        - World Roaming Service -- Customers are tracked across different cellular systems using Iridium's land-based wireless roaming infrastructure. Iridium either acts as the customer's "home" system or as an interface between the visited network and the customer's home network. Customers "homed" on Iridium are able to update their paging MDAs by turning on their cellular phones.

     - HOW DOES THE CUSTOMER GET ONLY ONE BILL FOR IRIDIUM'S SERVICES? -- THE IRIDIUM BUSINESS SUPPORT SYSTEM. Each call and page made using the Iridium system is recorded by Iridium's business support systems. This enables Iridium to share this information with its service providers on a customer-by-customer basis and, accordingly, all charges for Iridium services can be invoiced on a single bill. In addition, where the Iridium service provider is also the customer's "home" cellular service provider, the charges for Iridium services and home cellular service can be invoiced on a single bill.

MARKETING AND DISTRIBUTION

     Iridium's marketing strategy is to position Iridium as the premier brand in global wireless communications services. Iridium believes that its principal target markets can be reached effectively through established marketing channels. Iridium believes focusing on these market segments gives it an advantage over mobile satellite systems that target individuals in remote areas where marketing opportunities and distribution channels are limited. Iridium is striving to establish a global identity through a comprehensive global marketing strategy. Iridium coordinates with its gateway partners to determine the optimum allocation of marketing expenditures and engages in direct marketing to certain markets, including the utility, oil and gas, mining and maritime industries.

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     Iridium's distribution strategy reflects its role as a wholesaler of
Iridium services. The retail distribution of Iridium services generally takes place through Iridium's gateway operators, and is designed primarily to utilize existing wireless retail distribution channels. Iridium's gateway operators will distribute Iridium services through their own distribution channels or through, or in conjunction with, one or more existing wireless service providers (including Iridium World Roaming Service roaming partners). As of December 31, 1998, Iridium and its gateway operators had agreements with more than 300 such service providers and had integrated more than 60 of these service providers. All Iridium service providers have primary responsibility for marketing Iridium services within their territories in accordance with marketing policies and programs established by Iridium and the gateway operators. In addition, Iridium service providers are responsible for billing, collection and (with Iridium) share customer service responsibilities. Iridium provides centralized customer service principally through its three global customer care centers, which operate 24 hours per day, seven days a week and support 13 languages.

     The initial global distribution of phones and pagers is one of Iridium's most significant challenges as it transitions to an operating company. While the service providers, who are responsible for direct sales to customers, are disparately located across the globe, there are limited supply sources of phones and pagers. Getting phones and pagers from production locations to a large number of service providers located all over the globe is a significant challenge. Hurdles that must be overcome include customs and tax clearance in each of the countries to which the phones and pagers are shipped and coordination with numerous local and regional distribution channels. Iridium must also train service providers in a number of countries to identify potential Iridium customers, to accurately inform such customers about Iridium's services, to market Iridium phones and pagers, to distribute the equipment and to provide service support following sales.

     Iridium's initial marketing efforts have yielded indications of interest that Iridium believes are substantial and encouraging. However, Iridium phones and pagers are an essential component of Iridium's satellite services and, accordingly, Iridium can only add new Iridium World Satellite Service and Iridium World Page Service customers to the extent that phones and pagers are available for customer use. As of December 31, 1998, Motorola had produced approximately 35,000 phones and was producing phones at a rate of approximately 1,000 per day. Late in 1998, Motorola began commercial shipments of cellular cassettes which provide dual mode (satellite/cellular) capability for Motorola's phones. Commercial shipments of Kyocera phones are on hold because test results have not yet met Iridium's quality standards for commercial use. Iridium expects Kyocera phones will be approved for commercial shipment in the first quarter of 1999. An aggregate of approximately 3,500 Motorola and Kyocera pagers have been produced. In addition, once phones and pagers are produced, they must be distributed to service providers before a new customer can be added. Distribution of customer equipment to certain parts of the world can require substantial time. Iridium believes that one of its most significant challenges is ensuring that phones and pagers are produced in sufficient quantities and are timely distributed to the various parts of the world necessary to satisfy the demand for Iridium's satellite-based services.

PRICING

     Iridium's wholesale pricing strategy for its voice services is similar to the prevailing pricing structure for traditional cellular calls. Prices for cellular calls generally reflect two components -- a charge based on the land-line "dial-up" rate for a comparable call (primarily the long distance charges) and a mobility premium for the convenience of wireless service (including any roaming charges). Pricing for both Iridium World Satellite Service and Iridium World Roaming Service is based on this structure. For international Iridium World Satellite Service calls, which Iridium expects will constitute the majority of calls over the Iridium satellite system, the "dial-up" rate component is designed to approximate the rates for comparable land-line point-to-point international long distance calls.

     Iridium sets the wholesale prices for its services to allow for a suggested retail price that approximates the "dial-up" rate plus the mobility premium. Iridium's wholesale price is designed to compensate Iridium, as the network provider, and the originating and terminating gateways, as well as to cover the charges for the landline portion of the call (i.e., for an outbound satellite call from the gateway to the person receiving the call). The charge for the landline portion of the call is often referred to as the "PSTN tail charge", where PSTN is an acronym for public switched telephone network. The home gateway marks up the wholesale price and the service provider establishes the final retail price. Iridium currently expects that its wholesale usage fees for international Iridium World Satellite Service calls between two countries will result in suggested retail prices that, in aggregate, are approximately 25% to 30% above the retail prices for land-based voice calling options that traveling customers could use for a similar call between the same two countries (e.g., international calling card and international cellular roaming rates). Iridium expects such prices will be competitive with other global mobile satellite systems. In addition, from a regulatory approval perspective, in markets where the monopoly telecommunications provider and the licensing authority are the same entity, a pricing strategy that takes into account the "dial-up" alternatives allows Iridium to respond to concerns that Iridium will capture the local monopoly provider's long-distance revenues by undercutting land based "dial-up" rates.

     For Iridium World Roaming Service pricing, the "dial-up" rate component is primarily the long distance charge. The mobility premium compensates the parties involved -- primarily the serving network for its airtime charges, the visited gateway for customer authentication and Iridium for its protocol translation services. The retail price includes the markup of the home gateway and service provider. Iridium believes that its Iridium World Roaming Service suggested retail prices are comparable to other cross-protocol roaming services.

     In addition to airtime charges based on the "dial-up" rate plus mobility premium, Iridium subscribers pay a monthly subscription fee in the same manner that cellular customers pay monthly charges. Iridium permits its service providers that are wireless network operators to offer Iridium's services as additional features to their existing wireless services, which permits their customers to remain customers of the wireless network and to roam onto the Iridium system, including Iridium World Satellite Service and Iridium World Roaming Service. Generally, these customers pay a feature charge to Iridium for the roaming privilege that is below the Iridium monthly subscription fee, but they pay an additional roaming premium for calls made over the Iridium system.

     Currently, Iridium paging subscribers pay a fixed monthly subscription fee for up to 200 pages. The monthly paging subscription fee is discounted for persons who are also subscribers to Iridium voice services.

COMPONENTS OF THE IRIDIUM SYSTEM

     The Iridium system has four principal components: the space segment, the gateways, the Iridium phones, pagers and SIMs and the Iridium land-based interprotocol roaming infrastructure. Iridium owns the space segment and the interprotocol roaming infrastructure, and the gateway owners own and operate their gateways.

     Iridium believes that the capabilities and interplay of these four components of the Iridium system allow Iridium to provide service features that Iridium's principal target markets will find desirable and that will differentiate Iridium from its competitors. The number and distribution of satellites in the Iridium constellation enables Iridium to provide satellite voice and paging services to virtually anywhere on the globe, including mid-ocean and remote areas. Iridium believes that its satellite signal strength allows it to provide better service to hand-held phones and a higher degree of in-building penetration for pagers than competing mobile satellite systems will be able to provide. In addition, Iridium believes that its satellite voice quality is acceptable to customers as a substitute for cellular service when they are outside cellular coverage.

Space Segment

     The space segment, including the initial deployment of the satellite constellation and the build out of the ground control facilities, was completed in November 1998.

     The satellite constellation of the space segment consists of a constellation of 66 low earth orbit satellites (plus orbiting spares) arranged in six orbital planes. The satellites fly at an altitude of approximately 780 kilometers from the Earth and complete an orbit every 100 minutes. The satellites have three antennas and communicate with phones and pagers on the ground using main mission antennas, with gateways using gateway link antennas and with other Iridium satellites in space using cross-link antennas.

     The main mission antennas communicate with phones and pagers through tightly focused antenna beams forming a continuous pattern on the Earth's surface. The main mission antenna subsystem of each satellite includes three phased array antennas, each containing an array of transmit/receive modules. Collectively, the 48 beams produced by a single satellite combine to cover a circular area of the Earth with a diameter of approximately 4,340 kilometers. The Iridium system architecture incorporates certain features, such as call hand-off, which allows the space segment communications link with phones to be transferred from satellite to satellite as the satellites move over the area where the customer is located.

     The cross-link antennas permit satellites in the constellation to communicate with each other. Each Iridium satellite has four cross-link antennas to allow it to communicate and route traffic to the two satellites that are in front and in back of it in the same orbital plane, as well as neighboring satellites in the orbital planes to its right and left. This intersatellite networking capability is a significant distinguishing feature of the Iridium system and provides a number of benefits. These intersatellite links, which enable the satellites to function as switches in the sky, allow the Iridium system to:

     - capture a greater portion of revenues for long distance satellite calls than competitors that do not have intersatellite links -- on comparable international long distance calls, Iridium generally expects to capture a greater portion of the total price of the call because the portion of the call carried by the Iridium system, from satellite to satellite, can be longer than the portion of the call that a competing system without intersatellite links would be able to carry;

     - select the optimal ground-to-satellite and satellite-to-ground path for each call, thereby enhancing system reliability and capacity while reducing the costs associated with the use of land-based phone systems;

     - provide service to customers in all areas (including mid-ocean and remote areas) regardless of their proximity to a gateway;

     - provide full global service with a relatively small number of gateways, thereby lowering total ground segment build-out and operating costs; and

     - provide enhanced ability to track the location of a voice customer, allowing Iridium to "follow" customers as they travel globally.

     Operation of the satellites is monitored, managed and controlled by the Satellite and Network Operations Center, or the "SNOC", located in Virginia. A back-up operations center is located in Italy, and additional control stations are located in northern Canada and Hawaii, with an additional transportable control system currently located in Iceland. These facilities manage the performance and status of each of the satellites. The SNOC also manages the network by developing and distributing routing tables for use by the satellites and gateways, directing traffic routing through the network and controlling the formation of coverage areas by the satellites' main mission antennas.

     Maintenance of the Constellation. Iridium has contracted with Motorola to maintain the space segment pursuant to the O&M contract. This contract has a fixed price for five years and is extendable, at Iridium's option, for an additional two years. Motorola's maintenance obligations include the placement into orbit of satellites for the replacement of failed or degraded satellites.

     Motorola has contracted with the China Great Wall Industry Corporation, utilizing its Long March 2C/2D vehicle, and the Boeing Corporation, utilizing its Delta II launch vehicle, to perform the O&M contract maintenance launches. Motorola expects that a number of other launch systems currently available or under development also could be used to satisfy maintenance launch requirements. See "Risk Factors -- Risks Related to the Satellites" for a discussion of various risks associated with the satellites and replacement launches required for constellation maintenance, and "Certain Regulations that Affect
Iridium -- United States International Traffic in Arms Regulations; Export Administrations Act" for a discussion of regulations that control the export and import of articles and services, including certain satellites.

  Gateways

     Gateway earth stations provide call-processing services, such as subscriber validation and the interconnection between the world's PSTNs and the Iridium system, by connecting calls made through the Iridium system to and from the local PSTN through an international switching center. Gateways communicate with the space segment via gateway link antennas on the satellites and ground-based antennas, or earth terminals, at each gateway facility. Each gateway also includes a subscriber database used in call-processing activities such as subscriber validation. Gateways generate call detail records that are used by the Iridium business support systems to generate billing and other information.

Subscriber Equipment

     Motorola and Kyocera are the suppliers of Iridium phones and pagers. The initial retail price for phones and pagers generally is at least $3,000 and $500, respectively. Iridium generally does not expect to act as a distributor of subscriber equipment or derive any income from the sale of Iridium subscriber equipment.

     The Iridium system phones are larger and heavier than today's pocket-sized, hand-held cellular telephones and have longer and thicker antennas than hand-held cellular telephones. The Iridium pager is slightly larger than today's standard alphanumeric belt-worn pagers. See "Risk Factors -- Risk of Low Service Demand Because of Pricing, Service Quality, Equipment Characteristics, Competition and Other Market Factors".

     The Iridium phones and pagers are the first commercially marketed personal telecommunications equipment to carry a mark authorized by the International Telecommunications Union, or "ITU". Iridium believes this mark will facilitate the free flow of Iridium phones and pagers across international borders.

Business Support Systems

     The Iridium business support systems provide the "back office" business functions required by Iridium, its gateway operators, and its service providers, including a clearinghouse operated by Iridium, to calculate the amounts owed to and from Iridium and each gateway operator and service provider. These business support functions also include customer service support and billing and collection. These functions are provided by means of computer and manual processes at each gateway and service provider location and at a central processing point. In addition, the gateways are required to enter into settlement agreements with service providers, on behalf of Iridium, in order to account for and settle calls made using Iridium World Roaming Service and the other non-satellite services offered by Iridium.

     The coordination of business support functions among Iridium, the gateways and the service providers necessary to the provision of Iridium's various services is a large and complex undertaking which requires comprehensive data exchange capabilities and the negotiation and execution of hundreds of settlement agreements with gateway operators and service providers. See "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties".

Global Customer Care Centers

     Iridium believes that customers in its target markets place significant value on their time and, accordingly, customer retention will depend upon high quality customer service. Iridium has three global customer care centers that operate 24 hours per day, seven days per week and support 13 languages. Iridium believes this commitment to customer service will distinguish it from many of its competitors. Iridium believes providing comprehensive customer care is particularly important as Iridium transitions from a development stage company into an operating company.

Land-Based Interprotocol Roaming Infrastructure

     The key to Iridium World Roaming Service is the ability of Iridium's wireless roaming infrastructure to support communications between networks that use incompatible protocols. Similar protocol networks can communicate easily with one another by sending signals between the networks in a standard language that is understood by both networks. However, different protocol networks require a translator in order to communicate with each other. Iridium's Interprotocol Roaming Infrastructure provides this translation service.

     Currently, many wireless systems, including systems covering large portions of South America, use a form of cellular technology, known as "non-authenticating" IS-41, that does not permit sufficient anti-fraud security or certain international dialing. Iridium does not currently provide Iridium World Roaming Service with networks that use this type of technology and, accordingly, Iridium World Roaming Service does not currently extend to large portions of South America. However, Iridium has developed technology for, and is seeking a patent that covers, a technical solution to this anti-fraud security problem, and expects to begin service in these markets by year end 1999.

     In addition, Iridium World Roaming Service is expected to be available in Japan by year end 1999.

COMPETITION

     Certain sectors of the telecommunications industry are highly competitive in the United States and other countries. The uncertainties and risks created by this competition are intensified by the continuous technological advances that characterize the industry, regulatory developments that affect competition and alliances between industry participants. While Iridium is the only company that currently serves the global satellite personal communications market, it anticipates that more than one system may serve this market in some fashion in the future. Iridium believes that its most likely direct competition will come from the planned ICO telecommunications service and from one or more of the other Federal Communications Commission licensed MSS applicants -- Loral/Qualcomm Partnership, L.P., on behalf of Globalstar; MCHI, on behalf of Ellipso; and Constellation Communications Inc., on behalf of ICHO/Aries.

     Iridium believes that its ability to compete successfully in the market for global satellite personal communications will depend primarily on its ability to capitalize on being the first commercially operational company, the technological qualities of the Iridium system, including its global coverage, signal strength, dependability and capacity, and the market appeal of Iridium's service offerings, including Iridium World Roaming Service. Successful competition will also depend on the cost of service to subscribers and the success of the marketing, distribution and customer service efforts of gateway operators and service providers. See "Risk Factors -- Risk of Low Service Demand Because of Pricing, Service Quality, Equipment Characteristics, Competition and Other Market Factors" and "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties".

     Iridium believes that the features which distinguish the Iridium system from its anticipated competitors include:

     - HIGHER SIGNAL STRENGTH FOR IRIDIUM WORLD SATELLITE SERVICE, which Iridium believes will afford both better voice quality to handheld phones and a higher degree of in-building penetration to belt-worn pagers;

     - INTERSATELLITE NETWORKING CAPABILITY, which permits virtually global coverage, reduces the number of gateways required to provide global coverage, enhances system reliability and capacity and reduces "tail charges" incurred for the land-line portion of telephone calls; and

     - THE ABILITY TO COMBINE VARIOUS SERVICES, which enables Iridium to offer virtually world-wide satellite, cellular and paging service with one phone, one phone number and one customer bill.

Iridium believes that these distinguishing features will make its services better suited, compared with other potential mobile satellite system competitors, to meet the global coverage and service quality demands of its target markets.

Mobile Satellite Systems

     Inmarsat currently operates a world-wide geostationary orbit system that is capable of providing fixed and mobile voice and data to laptop-sized "Mini-M" terminals and car-mounted units.

     ICO, a public company affiliated with Inmarsat, has announced plans for a 12-satellite system. This system is expected to operate in the 2 GHz band. Many of the investors in Inmarsat, including numerous state-owned telecommunications companies, participate in the ownership of the new venture and ICO has announced the receipt of significant equity commitments from these investors. Iridium believes that ICO will be the most direct competitor to Iridium in many of Iridium's target markets. However, ICO has announced that the full constellation will not be operational before the year 2000, which Iridium believes will result in a significant first-to-market advantage for Iridium.

     Globalstar, a 48-satellite low earth orbit system, has been proposed by Loral/Qualcomm. It will offer both fixed and mobile satellite telecommunications services, and will employ CDMA digital modulation technology. Globalstar has announced an expected commencement of service in 2000 and a principal target market that, like the regional geostationary orbit systems described below, covers persons who lack telephone service or are underserved or not served by existing or future cellular systems.

     Ellipso, a 17-satellite system, has been proposed by MCHI and ECCO/Aries, a 54-satellite system, has been proposed by Constellation Communications Inc. Both systems would offer mobile satellite service globally and would use CDMA digital modulation technology. The licenses for each of the Ellipso and Constellation systems require that the system be fully operational by July 2003. MCHI has announced that it intends to begin operation of its system by 2000, while Constellation has stated that it plans to begin operations in 2001.

     Iridium also expects to encounter competition from regional mobile satellite systems, three of which have been launched and several of which are in the planning stage. In April 1995, AMSC launched a geostationary orbit satellite covering the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and U.S. coastal waters to provide fixed and mobile voice and data services to mobile terminals and car-mounted units. TMI, a spinoff of Telsat Canada, launched a satellite, virtually identical to AMSC's, in 1996 to cover Canada and other parts of the Caribbean not served by AMSC and to provide the same type of service to similar terminals. AMSC and TMI subsequently agreed to transfer AMSC's traffic to TMI's satellite. In addition, AMSC announced plans to lease its satellite to ACTel, which plans to reposition the satellite over Africa to offer services there.

     Mobilesat, launched in 1994, is a geostationary orbit satellite covering Australia, New Zealand and parts of the Pacific Basin providing mobile and fixed, voice and data services to mobile terminals and car-mounted units. ACeS has proposed a one- or two-satellite geostationary orbit satellite system covering Asia, including Thailand, Indonesia and the Philippines, and offering mobile voice and data telecommunications to handheld units. APMT has proposed a two-satellite geostationary orbit satellite system covering India, China and certain Southeast Asian nations, offering mobile telecommunications to dual-mode, handheld terminals. Satphone and Thuraya are two consortia proposing geostationary orbit systems to serve the North Africa/ Middle East region with dual-mode hand-held phones. EAST is a hybrid system proposed by Matra-Marconi to provide fixed services and mobile services to hand-held units, with a geostationary orbit satellite covering Europe, the Middle East and Africa. Afro-Asian Satellite Communications has proposed a two geostationary orbit satellite system covering 55 countries in the Middle East, the Asia Pacific region and eventually Africa, serving dual-mode, hand-held terminals. Elekon-Stir is a proposed Russian low earth orbit system consisting of seven satellites offering store and forward mobile data services and offering limited voice capabilities.

     Other regional systems that may be established could also provide services that compete with Iridium World Satellite Service. The regional geostationary orbit systems do not provide full global coverage and, therefore, are expected to generally target persons not currently served by land-line or cellular telephone service. It is possible that one or more regional mobile satellite services could enter into agreements to provide intersystem roaming that could be global or nearly global in scope.

Land-based Telecommunications Systems

     Iridium World Satellite Service is a complement to, not a substitute for, cellular service. Iridium does not intend for Iridium World Satellite Service to compete with land-based cellular systems for the vast majority of mobile personal communications services, because, among other reasons, Iridium satellite voice services are priced significantly higher than most land-based cellular services, the Iridium system lacks the operational capacity to provide local service to large numbers of subscribers in concentrated areas and Iridium's satellite system does not afford the same voice quality, signal strength, or ability to penetrate various environments (such as buildings) as land-based cellular systems. Rather, Iridium expects its subscribers to use Iridium World Satellite Service in areas or situations where local cellular systems operate on a protocol incompatible with that of users' home markets or where land-based service is unavailable, inconvenient, of poor quality or unreliable. Iridium expects that as land-based cellular systems expand their geographical penetration, particularly outside of major urban and suburban areas and improve the quality of coverage in already-served areas, potential customers for Iridium World Satellite Service and other satellite-based services will be lost. Moreover, the advent of near global land-based cellular roaming described below will represent a significant competitive threat to Iridium's satellite-based service and Iridium World Roaming Service, particularly with respect to traveling professionals who spend most of their time in regions that are well served by land-based wireless services.

Land-based Cellular Interprotocol Roaming Service

     Iridium's World Roaming Service offering, which allows Iridium subscribers to roam onto a variety of cellular networks, faces competition from existing and will face additional competition from future land-based cellular interprotocol roaming services, which provide roaming services across similar cellular networks.

     GTE Mobilnet ("GTE") and Deutsche Telekom Mobil ("DeTeMobil") of Germany currently offer GlobalRoam, a two-way cellular roaming service between certain North American AMPS cellular networks and GSM cellular networks in certain European countries. AT&T Wireless Service of the United States and Vodafone of the United Kingdom offer CellCard, a service that is very similar to GlobalRoam and provides roaming services from certain North American AMPS networks to certain GSM networks in certain countries which have roaming agreements with Vodafone.

     Two other proposed mobile satellite systems, ICO and Globalstar, and at least one regional geostationary orbit satellite system, ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include interprotocol roaming capabilities such as those expected to be offered by Iridium.

     In addition, a number of rental services, primarily in the United States, provide cellular phones to persons traveling in countries with cellular standards that differ from the traveler's home market. For example, Worldcell provides United States travelers GSM phones for travel to Europe, while Shared Technologies Cellular, in conjunction with United Airlines, provides AMPS phones for visitors to the United States. These businesses often have rental locations at airports, hotels and auto rental locations and also deliver phones by mail service. These companies' services may compete with Iridium World Roaming Service and Iridium World Satellite Service.

     Currently, a number of the world's major cellular network owners and operators are considering adopting a coordinated standard for future cellular networks. If such a coordinated standard is agreed upon and new networks are built, Iridium's ability to provide interprotocol roaming would cease to be an advantage. Iridium does not expect that such systems would be available on a global basis until sometime after 2002.

Paging

     In addition to competing with paging services offered by proposed regional mobile satellite systems in the future, Iridium World Page Service currently faces competition from regional and nationwide land-based paging services, and from SkyTel's service, which as of November 1998 provided paging services to over 20 countries around the world. SkyTel operates by forwarding paging messages via international circuits to a foreign paging network that subsequently transmits the message over its local network. Also, in 1995 Inmarsat introduced an international satellite-based one-way messaging service. Iridium believes that the relatively higher link margins of the Iridium World Page Service will provide superior performance to any proposed satellite paging systems and that Iridium will be the only global paging service using a belt-worn pager before 2000.

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

Competition Related to New Technologies and New Satellite Systems

     Iridium may also face competition in the future from companies using new technologies and new satellite systems which could render the Iridium system obsolete or less competitive. Such new technologies, even if not ultimately successful, could have a material and adverse effect on Iridium as a result of associated initial marketing efforts.

RESEARCH AND DEVELOPMENT

     Iridium expects that its satellites will have an average useful life of at least five years, and Iridium intends to replace its satellites as necessary pursuant to the O&M contract, which has a five year term and is extendable, at Iridium's option, for an additional two years. Iridium has engaged in preliminary discussions with Motorola regarding possible long-term enhancements to the Iridium system, including upgrades to new satellites placed in the current constellation and a possible second generation of Iridium satellites. In September 1997 Iridium filed an application with the FCC for authorization to operate a satellite system in the 2GHz band, the band in which ICO plans to operate. Such actions are only preliminary steps in the research and development process and Iridium has made no significant financial commitment to long-term enhancements.

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

             IRIDIUM'S INVESTORS AND PRINCIPAL SERVICE TERRITORIES

     Set forth below is a summary of the investors in Iridium, the number of class 1 interest owned by each investor at December 15, 1998, the percentage ownership of outstanding class 1 interests held by each investor (i) at December 15, 1998 and (ii) as adjusted for the Offerings and, if applicable, the service territories of each investor:

                                                    PERCENTAGE
                               NUMBER OF           OWNERSHIP(2)
                                CLASS 1        --------------------
                               INTERESTS                    AS          PRINCIPAL GATEWAY SERVICE
          INVESTOR              OWNED(1)       ACTUAL   ADJUSTED(3)             TERRITORY
          --------             ----------      ------   -----------   -----------------------------
IWCL.........................  12,201,273/(3)   8.62       13.22      Not Applicable
                               19,701,273
AIG affiliated companies.....   4,193,490       2.97        2.81      Not Applicable
Iridium Africa Corporation...   4,500,000       3.18        3.02      Africa (excluding Morocco and
                                                                      Egypt) and Turkey
Iridium Andes -- Caribe......   4,906,425       3.47        3.29      South America and
                                                                      Caribbean(4)
Iridium Brasil Ltda..........   2,824,755       2.00        1.89      South America and
                                                                      Caribbean(4)
Iridium Canada, Inc..........   5,250,000(5)    3.71        3.53      North America(6)
Iridium China (Hong Kong)
  Ltd........................   5,250,000       3.71        3.53      China, Mongolia, Hong Kong
Iridium India Telecom                                                 and Macu
  Limited....................   5,250,000       3.71        3.53      Indian Subcontinent
Iridium Italia S.p.A.........   5,550,000       3.93        3.72      Certain countries in Europe
                                                                      including Belgium, Denmark,
                                                                      France, Greece, Italy,
                                                                      Luxembourg, the Netherlands
                                                                      and Switzerland(4)
Iridium Middle East
Corporation..................   6,000,000       4.24        4.03      Middle East, Morocco, Egypt
                                                                      and Central Asia
Khrunichev State Research and
  Production Center..........   6,133,125       4.34        4.12      Russia and eight other
                                                                      republics of the Commonwealth
                                                                      of Independent States
Motorola, Inc................  24,477,000(5)   17.31       16.44      North America(6), Mexico(7)
                                                                      and Central America, South
                                                                      American and Caribbean(4)
Nippon Iridium (Bermuda)
  Limited....................  15,750,000      11.14       10.58      Japan

Pacific Asia Communications
  Ltd........................   5,250,000       3.71        3.53      Indonesia, Brunei, Papua New
                                                                      Guinea, the Philippines and
                                                                      Taiwan

SK Telecom...................   5,250,000(5)    3.71        3.53      North Korea and South Korea
South Pacific Iridium
  Holdings...................   3,306,510       2.34        2.22      Certain countries in the
                                                                      South Pacific region
                                                                      including Australia and New
                                                                      Zealand
Sprint Iridium, Inc..........   5,250,000       3.71        3.53      North America(6)
Thai Satellite
  Telecommunications Co.,
  Ltd........................   5,250,000       3.71        3.53      Southeast Asia

                                                    PERCENTAGE
                               NUMBER OF           OWNERSHIP(2)
                                CLASS 1        --------------------
                               INTERESTS                    AS          PRINCIPAL GATEWAY SERVICE
          INVESTOR              OWNED(1)       ACTUAL   ADJUSTED(3)             TERRITORY
          --------             ----------      ------   -----------   -----------------------------
Vebacom Holdings, Inc........  12,427,875       8.79        8.34      Certain countries in or near
                                                                      Europe including Austria,
                                                                      Bulgaria, the Czech Republic,
                                                                      Finland, Germany, Hungary,
                                                                      Ireland, Israel, Norway,
                                                                      Poland, Portugal, Romania,
                                                                      Spain, Sweden, Slovakia,
                                                                      Ukraine and the United
                                                                      Kingdom
Lockheed Martin                 1,500,000       1.06        1.01      Not Applicable
  Corporation................
Raytheon Company.............     900,000       0.64         .60      Not Applicable

---------------
(1) Represents each investor's direct holdings of outstanding class 1 interests at December 15, 1998, does not include class 1 interests issuable upon exercise of outstanding options or warrants (including the LLC interest warrants) or the conversion of outstanding convertible securities (and assumes the U.S. underwriters' and international managers' over-allotment options are not exercised).

(2) The percentages do not give effect to the class 1 interests that IWCL may have acquired or will acquire as a result of the application of the proceeds from the sale of shares of IWCL's non-voting class B common stock, par value $.01 per share (the "class B common stock") pursuant to the NOMAD Program. See "Relationship Between IWCL and Iridium".

(3) As adjusted to reflect the issuance and sale of 7,500,000 shares of class A common stock in connection with the Offerings and the application of the net proceeds therefrom to the purchase of approximately 7,500,000 class 1 interests from Iridium.

(4) The South America and Caribbean gateway service territory is owned and operated by Iridium SudAmerica. Iridium SudAmerica is owned by Iridium Brasil, Iridium Andes-Caribe (and affiliated companies), Motorola International Development Corporation, a wholly owned subsidiary of Motorola, and Iridium Italia.

(5) As of December 15, 1998, SK Telecom and Sprint Iridium, Inc. each owned 17,068 series A class 2 interests in addition to the class 1 interests set forth above. Similarly, Motorola, Inc. also owns 1 series B class 2 interest and 75 series C class 2 interests. BCE Mobile Communications, Inc., an affiliate of Iridium Canada, Inc., owns 11,596 series class 2 interests.

(6) The North American gateway service territory, principally consisting of the United States and Canada, is shared by Iridium Canada, Motorola and Sprint Corporation.

(7) The Mexico gateway service territory is being served by the North America gateway equipment.

IRIDIUM'S INVESTORS

IWCL

     IWCL was incorporated by Iridium as a Bermuda company on December 12, 1996. IWCL was formed for the purpose of acting as a member of Iridium. IWCL will use the net proceeds of the Offerings to acquire class 1 interests in Iridium. Upon consummation of the Offerings and application of the proceeds therefrom to the purchase of class 1 interests, IWCL will own approximately 13.2% of the outstanding class 1 interests (approximately 13.9% if the U.S. underwriters' and international managers' over-allotment options are exercised in full). The expenses of the Offerings, estimated at $850,000, will be paid by Iridium. IWCL's only assets are its interests in, and its rights to acquire interests in, Iridium and its only activity is participating in the management of Iridium. See "Relationship Between IWCL and Iridium".

Iridium's Strategic Investors

     Iridium's strategic investors include market leaders in providing wireless telecommunications services, manufacturing telecommunications equipment and satellite systems and supplying satellite launch services. Iridium's strategic investors have collectively invested, or committed to invest, approximately $3.7 billion in Iridium, including equity, commitments to purchase additional equity, debt, guarantees and commitments to provide guarantees. This amount does not include investments that Iridium's gateway owners have made to construct and operate their respective gateways or market and distribute Iridium's services.

     AIG AFFILIATED COMPANIES includes American International Underwriters Overseas, Ltd., a wholly-owned subsidiary of American International Group, Inc., or "AIG" and AIG Asian Infrastructure Fund LP. AIG is a leading U.S.-based international insurance organization and among the largest underwriters of commercial and industrial insurance in the United States. The AIG Asian Infrastructure Fund, which is sponsored AIG, makes equity and convertible debt investments in infrastructure and related industries throughout Asia.

     IRIDIUM AFRICA CORPORATION was formed by Mawarid Overseas Company Limited to invest in Iridium. Mawarid Overseas Company Limited is related to the Mawarid Group, one of the largest industrial groups in Saudi Arabia, with operations in satellite broadcasting, financial services, trading, manufacturing, construction, telecommunications, and municipal and health care services. Iridium Africa Corporation coordinates the provision of Iridium's services in a gateway service territory consisting of over 50 countries located primarily in or near Africa (excluding Morocco and Egypt) and Turkey.

     IRIDIUM CANADA, INC. is a corporation owned one-third by a Motorola subsidiary and one-third each by two subsidiaries of BCE, Inc. -- BCE Mobile Communications, Inc. and Bell Canada International, Inc. BCE, Inc. is Canada's largest telecommunications company. BCE Mobile provides a variety of wireless telecommunications services to the Canadian market, including cellular, paging, data and air-to-ground communications services. Iridium Canada, Inc., Motorola and Sprint Corporation share the North American gateway service territory, consisting of Canada, St. Pierre and Miquelon, Bermuda, Puerto Rico and the United States.

     IRIDIUM CHINA (HONG KONG) LTD. is a wholly owned subsidiary of China Aerospace, a major diversified industrial group based in China which is also the parent company of China Great Wall Industries Corporation, the previous owner of all Iridium China equity interests in Iridium. China Great Wall has been, and is expected to be, a subcontractor to Motorola for the launch of Iridium satellites on its Long March 2C rocket. Iridium China coordinates the provision of Iridium's services in a gateway service territory consisting of China, Mongolia, Hong Kong and Macau.

     IRIDIUM INDIA TELECOM LIMITED is a consortium of Indian financial institutions that invested in Iridium initially through Infrastructure Leasing & Financial Services Limited ("IL&FS"). The consortium includes: The Industrial Development Bank of India, IL&FS, Exim Bank of India, State Bank of India, The Industrial Credit and Investment Corporation of India Limited, General Insurance Corporation of India, Housing Development Finance Corporation Limited, IL&FS Venture Fund, Life Insurance Corporation of India, SCICI Ltd. and Unit Trust of India. A wholly owned subsidiary of Motorola is also a member of the consortium. Iridium India Telecom Ltd. coordinates the provision of Iridium's services in a gateway service territory consisting of India, Bangladesh, Bhutan, Nepal, Sri Lanka and Maldives.

     IRIDIUM ITALIA S.P.A. is an affiliate of Telecom Italia. Telecom Italia, is a principal provider of voice and data telecommunications services in Italy and is the world's fifth largest telecom operator by number of subscribers. Telecom Italia (together with its affiliated companies) has provided, and is expected to provide, engineering support services to Motorola as part of the procurement and operation of the Iridium system. Motorola has entered into several agreements with an affiliate of Telecom Italia, Telespazio, for work related to the backup system control facility, gateways and other portions of the Iridium system. Iridium Italia coordinates the provision of Iridium's services in a gateway service territory consisting of certain countries in Europe including Belgium, Denmark, France, Greece, Italy, Luxembourg, the Netherlands and Switzerland.

     IRIDIUM MIDDLE EAST CORPORATION is owned one-half by Mawarid Overseas Company Limited and one-half by Trinford Investments S.A. Trinford Investments is a company affiliated with the Saudi Binladin

Group. Binladin is also one of the largest diversified industrial groups in Saudi Arabia, with operations covering major construction projects, airport maintenance and operation, telecommunications and hotels. Both Mawarid and Binladin operate internationally. Iridium Middle East Corporation coordinates the provision of Iridium's services in a gateway service territory consisting of over 20 countries located in the Middle East and Central Asia, as well as Morocco and Egypt.

     IRIDIUM SUDAMERICA CORPORATION is owned by Iridium Andes-Caribe, Iridium Brasil Ltda., Iridium Italia and a wholly owned subsidiary of Motorola. Iridium Andes-Caribe is a consortium of private Venezuelan investors with experience in consumer foodstuffs, communications, construction, finance and retailing. Inepar, the majority owner of Iridium Brasil, is a diversified Brazilian corporation with operations in telecommunications, electrical current control equipment and services, mass transport, vehicle distribution and financial markets. Iridium SudAmerica coordinates the provision of Iridium's services in a gateway service territory consisting of approximately 40 countries located primarily in South America and the Caribbean.

     KHRUNICHEV STATE RESEARCH AND PRODUCTION SPACE CENTER is a state-owned aerospace engineering and manufacturing company in the Russian Federation. Khrunichev has been engaged in the manufacture of launch vehicles, orbital stations and other space equipment for more than 30 years. Khrunichev has contracted to provide launch services to Motorola with the Proton rocket as part of the deployment of the space segment. Khrunichev coordinates the provision of Iridium's services in a gateway service territory consisting of Belarus, Estonia, Georgia, Kazakhstan, Latvia, Lithuania, Moldova, the Russian Federation and Uzbekistan.

     MOTOROLA, INC. is one of the world's leading providers of wireless communications and electronic equipment, systems, components and services for worldwide markets. Motorola products include two-way radios, pagers, personal communications systems, cellular telephones and systems, discrete semiconductors and integrated circuits, defense and aerospace electronics, automotive and industrial electronics, data communications, and information processing and handling equipment. Motorola is the primary contractor to Iridium and the Iridium gateway operators for the procurement of components of the Iridium system. Motorola also has: (i) a share of the North American gateway service territory along with Iridium Canada, Inc. and Sprint Corporation; (ii) the entire Mexican/Central American gateway service territory; (iii) an interest in Iridium SudAmerica, which coordinates the provision of Iridium's services in the gateway service territory including South America and the Caribbean; and (iv) an interest in Iridium India Telecom Limited, which coordinates the provision of Iridium's services in the gateway service territory for the Indian subcontinent.

     NIPPON IRIDIUM (BERMUDA) LIMITED is a wholly owned subsidiary of Nippon Iridium Corporation which is a consortium company formed in Bermuda by DDI Corporation, a leading Japanese independent telecommunications company and a provider of cellular, PHS and long distance telephone service, and Kyocera Corporation, a supplier of ceramic integrated circuit packages, electronic components and electronic equipment. Investors in Nippon Iridium Corporation include Kansai Cellular Telephone Co., Ltd., Ushio Inc., SECOM Co., Ltd., Sony Corporation, Mitsui & Co., Ltd., Kyushu Cellular Telephone Co., Ltd., Chugoku Cellular Telephone Co., Ltd., Shikoku Cellular Telephone Co., Ltd., Tohoku Cellular Telephone Co., Ltd., Hokuriku Cellular Telephone Co., Ltd., Hokkaido Cellular Telephone Co., Ltd., The Sanwa Bank Limited, Daiwa Securities Co., Ltd., The Industrial Bank of Japan, Limited, The Long-Term Credit Bank of Japan, Ltd., and Mitsubishi Corporation. Nippon Iridium Corporation coordinates the provision of Iridium's services in the Japan gateway service territory.

     PACIFIC ASIA COMMUNICATIONS LTD. "PACL" is a subsidiary of Pacific Electric Wire & Cable Co., Ltd., "PEWC", a diversified international corporation with interests in telecommunications services, property development, banking and financial services and securities investment. PEWC is the largest producer of telecommunications and power cable in Taiwan. PACL coordinates the provision of Iridium's services in a gateway service territory consisting of Taiwan, Indonesia, Brunei, Papua New Guinea and the Philippines.

     SK TELECOM was formed by Korea Mobile Telecommunications Corporation to provide cellular and paging services in the Republic of Korea. Management control of Korea Mobile Telecommunications Corporation is held by Sunkyong Business Group, a large Korean conglomerate. Korea Mobile Telecommuni-cations Corporation coordinates the provision of Iridium's services in the gateway service territory consisting of North Korea and South Korea.

     SOUTH PACIFIC IRIDIUM HOLDINGS LIMITED AND SOUTH PACIFIC IRIDIUM HOLDINGS II LIMITED are each a subsidiary of P.T. Bakrie & Brothers ("Bakrie"), a major Indonesian conglomerate, with operations in plantations, rubber trading, infrastructure support and telecommunications. Through subsidiaries, including P.T. Bakrie Communications Corporation, Bakrie provides cellular services in Indonesia (Ratelindo), Australia (Link Communications) and fixed wire services in Vietnam and Uzbekistan. In connection with its investment in Iridium, South Pacific Iridium Holdings Limited obtained the right to provide Iridium's services in the South Pacific gateway service territory.

     SPRINT IRIDIUM, INC. is an indirect wholly owned subsidiary of Sprint Corporation. Sprint Corporation is a diversified telecommunications company with the only nationwide all-digital fiber-optic network in the United States. Its divisions provide global voice, data and video conferencing services and related products. Sprint Corporation has a share of the North American gateway service territory along with Iridium Canada, Inc. and Motorola.

     THAI SATELLITE TELECOMMUNICATIONS CO., LTD. is a company formed by United Communications Industry Co., Ltd. of Thailand ("UCOM") to invest in Iridium. UCOM is one of the largest cellular and paging operators in Thailand and is also a reseller of communications equipment. Thai Satellite Telecommunications Co., Ltd. coordinates the provision of Iridium's services in a gateway service territory consisting of Cambodia, Laos, Malaysia, Myanmar, Singapore, Thailand and Vietnam.

     VEBACOM HOLDINGS, INC., a wholly owned subsidiary of o.tel.o communications GmbH & Co., which is owned by VEBA AG, RWE AG and Lehman Brothers Bankhaus Aktiengesellschaft (as a fiduciary). VEBA AG, the indirect owner of o.tel.o communications GmbH & Co., together with its subsidiaries, is one of the largest corporations in Germany. Its telecommunications branch offers a wide variety of telecommunications services including mobile communications, satellite communications services, network management, cable television and paging services. Iridium Communications Germany, a subsidiary of o.tel.o, coordinates the provision of Iridium's services in a gateway service territory consisting of countries in or near Europe including Austria, Bulgaria, the Czech Republic, Finland, Germany, Hungary, Ireland, Israel, Norway, Poland, Portugal, Romania, Spain, Sweden, Slovakia, Ukraine and the United Kingdom.

     LOCKHEED MARTIN CORPORATION is a world leader in defense and space systems technology, designing and producing military aircraft, missiles, electronic systems and satellites, as well as providing a wide range of government and commercial aeronautical, space, environmental and engineering services. Lockheed Martin is a principal subcontractor to Motorola in the construction of Iridium satellites.

     RAYTHEON COMPANY is engaged in the conception, development, manufacture and sale of electronic systems, equipment and components for government and commercial use. Raytheon also has operations in aircraft products and energy and environmental services. Raytheon is a principal subcontractor to Motorola in the construction of the Iridium system and is primarily responsible for providing the main mission antennas for the satellites.

                         MANAGEMENT OF IRIDIUM AND IWCL

     Set forth below is information concerning each Director and executive officer of Iridium and of IWCL, including each individual's principal occupation and employment. The exclusive right to elect members of the IWCL Board is vested with the holders of class A common stock. The next annual meeting of shareholders of IWCL is scheduled for May 18, 1999. There are no family relationships between any officers and Directors of Iridium or IWCL.

     The following table sets forth information concerning the executive officers and Directors of Iridium and, where indicated in parentheses, IWCL, as of December 15, 1998.

                       NAME                          AGE                    POSITIONS
                       ----                          ---                    ---------
Robert W. Kinzie(1)................................  65    Chairman (Director of IWCL)
Edward F. Staiano..................................  62    Vice Chairman and Chief Executive Officer
                                                           (Chairman of the Board and Chief Executive
                                                           Officer of IWCL)
Mauro Sentinelli...................................  51    Executive Vice President -- Marketing and
                                                           Distribution
Leo Mondale........................................  39    Senior Vice President -- Strategic Planning
                                                           and Business Development
O. Bruce Dale......................................  56    Senior Vice President -- Network Operations
Lauri J. Fitz-Pegado...............................  43    Vice President -- Global Gateway Relations
Mark Gercenstein...................................  47    Vice President -- Business Operations
Roy Grant..........................................  41    Vice President -- Chief Financial Officer
                                                           (Chief Financial Officer of IWCL)
F. Thomas Tuttle...................................  56    Vice President, General Counsel and
                                                           Secretary (Assistant Secretary of IWCL)
Richard L. Lesher(2)(3)(4)(5)......................  63    Vice Chairman and Independent Company
                                                           Director (Independent Director of IWCL)
Aburizal Bakrie(4).................................  50    Director (designated by South Pacific
                                                           Iridium Holdings, Inc.)
Hasan M. Binladin(4)...............................  50    Director (designated by Iridium Middle East)
Herbert Brenke(4)..................................  61    Director (designated by Vebacom Holdings,
                                                           Inc.)
Gordon J. Comerford(2).............................  60    Director (designated by Motorola)
Atilano de Oms Sobrinho(2)(4)......................  54    Director (designated by Iridium SudAmerica)
Robert A. Ferchat(4)...............................  64    Director (designated by Iridium Canada)
Alberto Finol(1)(3)(4).............................  62    Director (designated by Iridium SudAmerica)
                                                           (Deputy Chairman and Director of IWCL)
Edward Gams(1).....................................  49    Director (designated by Motorola)
Durrell Hillis.....................................  58    Director (designated by Motorola)
Kazuo Inamori(4)...................................  66    Director (designated by Nippon Iridium)
S. H. Khan(4)......................................  60    Director (designated by Iridium India)
Anatoly I. Kiselev(4)..............................  58    Director (designated by Khrunichev)
John F. Mitchell(3)................................  70    Director (designated by Motorola)
Jung L. Mok(3)(4)..................................  49    Director (designated by SK Telecom)
Giuseppe Morganti(1)(2)(4).........................  66    Director (designated by Iridium Italia)
J. Michael Norris..................................  52    Director (designated by Motorola)
Yusai Okuyama(2)(4)................................  67    Director (designated by Nippon Iridium)
John A. Richardson.................................  55    Director (designated by Iridium Africa)
Theodore H. Schell(1)(4)...........................  54    Director (designated by Sprint)

                       NAME                          AGE                    POSITIONS
                       ----                          ---                    ---------
William A. Schreyer(1)(4)(5).......................  71    Independent Company Director (Independent
                                                           Director of IWCL)
Sribhumi Sukhanetr(1)(3)(4)........................  66    Director (designated by Thai Satellite)
Tao-Tsun Sun(2)(4).................................  47    Director (designated by Pacific Iridium
                                                           Telecommunications Corporation)
Yoshiharu Yasuda(1)(3)(4)..........................  58    Director (designated by Nippon Iridium)
                                                           (Director of IWCL)
Wang Mei Yue(3)(4).................................  57    Director (designated by Iridium China)
Peter Zaboji(1)(4).................................  54    Director (designated by Vebacom Holdings,
                                                           Inc.)
Wayne Morgan.......................................  54    (Secretary of IWCL)

---------------
(1) Members of the Banking and Financing Committee of the Iridium Board of Directors

(2) Members of the Audit Committee of the Iridium Board of Directors

(3) Members of the Compensation Committee of the Iridium Board of Directors

(4) Members of the Related Party Contracts Committee of the Iridium Board of Directors

(5) Members of the Audit Committee of the IWCL Board of Directors

     Pursuant to the LLC Agreement of Iridium and the Motorola MOU, on December 23, 1998 when Iridium closed on the guaranteed bank facilities, Motorola obtained the right to appoint an additional Director to the Iridium Board of Directors and an additional member of the Banking and Financing Committee of the Iridium Board of Directors. As of December 31, 1998, Motorola had not made such appointment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions of Iridium".

EXECUTIVE OFFICERS OF IRIDIUM AND IWCL

     Set forth below is information concerning each director and executive officer of Iridium and IWCL, including each individual's principal occupation and employment. Unless otherwise indicated, each executive officer holds office until a successor is duly elected and qualified.

     Unless otherwise noted, dates of service refer to positions with Iridium.

     EDWARD F. STAIANO -- Vice Chairman and Chief Executive Officer since January 2, 1997 and Director since October 1994. Chairman of the Board of IWCL since May 1997 and Chief Executive Officer of IWCL since March 1997. Dr. Staiano served Motorola as Executive Vice President, President and General Manager of the General Systems Sector (comprised of the cellular subscriber group, cellular infrastructure group, network ventures division, personal communications and the computer group) from 1989 to December 1996.

     MAURO SENTINELLI -- Executive Vice President -- Marketing and Distribution since August 1, 1997. Prior thereto, Mr. Sentinelli was Deputy Director General in charge of Strategic Planning, Strategic Marketing and International Affairs for Telecom Italia Mobile from 1995 to 1997 and Deputy Managing Director for 1994 to 1995. He joined SIP, Telecom Italia's predecessor, in 1974, and held various positions in engineering, marketing and strategic planning. He became head of Business Development the Mobile Service Department in 1988 and launched Telecom Italia's cellular service.

     LEO MONDALE -- Senior Vice President -- Strategic Planning and Business Development since January 1995. From July 1993 until January 1995, Mr. Mondale served as Vice President, Government Affairs and Strategic Planning and from January 1991 to July 1993 as Vice President -- International Relations of Iridium. From July 1, 1990 to January 31, 1992, he was Director of International Relations for the Satellite Communications unit of Motorola. Before joining Motorola, Mr. Mondale served as Vice President of the Fairchild Space & Defense Corporation, where he was responsible for the international and commercial activities of Fairchild Space from 1989 to 1990. Prior to joining Fairchild, Mr. Mondale was Legal Counsel to the then Space Division of Matra, S.A. (now Matra-Marconi Space, N.V.), based in Paris, France, following several years of private legal practice in Washington, D.C.

     O. BRUCE DALE -- Senior Vice President -- Network Operations since April 1995. Prior thereto, Mr. Dale served in a number of positions at Bell Communications Research ("Bellcore") including, General Manager, Service Assurance Systems and General Manager, Planning & Engineering System from March 1993 to April 1995, Vice President, Customer Service Center from January 1992 to March 1993, and Assistant Vice President, Provisioning Systems Laboratory from January 1990 to January 1992. From March 1982 to December 1989, Mr. Dale served as Director of Data Network Systems Development Laboratory for AT&T Bell Laboratories.

     LAURI J. FITZ-PEGADO -- Vice President -- Global Gateway Relations since May 1997. Prior thereto, Ms. Fitz-Pegado served at the U.S. Department of Commerce as the Director General and Assistant Secretary of the U.S. & Foreign Commercial Service (US&FCS) International Trade Administration from June 1994 to June 1997 and as a Special Advisor to the Secretary of Commerce from June 1993 to June 1994. From June 1982 to June 1993, Ms. Fitz-Pegado worked at Hill & Knowlton Public Affairs Worldwide, most recently as Managing Director and Senior Vice President.

     MARK GERCENSTEIN -- Vice President -- Business Operations since August 1992. Prior thereto, Mr. Gercenstein was Director of Marketing of Motorola Satellite Communications from 1990 to 1992. Prior to assuming that position, Mr. Gercenstein held various marketing and engineering assignments at Motorola Government Electronics Group from 1984 to 1990, Spar Aerospace from 1985 to 1987 and Bendix Aerospace from 1975 to 1982.

     ROY GRANT -- Vice President -- Chief Financial Officer since April 30, 1997 and Vice President--Treasurer from November 1996 to July 1997. Chief Financial Officer of IWCL since April 1997. Prior thereto, Mr. Grant served from 1992 to 1996 as Finance Director for Edison Mission Energy, the largest independent power developer in the United States. Mr. Grant also worked for Marriott Corporation from 1988 to 1992 in its corporate and project finance areas and at American Airlines from 1980 to 1988, most recently as its Managing
Director -- Banking where he was responsible for all of the airline's banking relationships.

     WAYNE MORGAN -- Secretary of IWCL. Mr. Morgan has been employed as a corporate manger by Codan Services Ltd. in Bermuda since August 1996. Prior thereto, Mr. Morgan served Johnson & Higgins (Bermuda) Limited from 1980 to 1996 in a number of positions including Vice President and Manager of Support Services, Senior Vice President, Client Account Management and Senior Vice President, Principal Branch Manager. Prior to joining Johnson & Higgins, Mr. Morgan was the Deputy Accountant General for the Government of Bermuda from 1975 to 1980. Mr. Morgan has served as the Secretary of IWCL since December 1996.

     F. THOMAS TUTTLE -- Vice President, General Counsel and Secretary since April 1996. Mr. Tuttle had been employed by Iridium as Assistant Secretary since January 1994 and as Deputy General Counsel since November 1993. Assistant Secretary of IWCL since December 1996. Prior thereto, Mr. Tuttle was in private law practice in Washington, D.C. from 1986 to 1994. Prior thereto, he served as Vice President, Regulatory and Industry Relations with Satellite Business Systems and held senior legal positions with COMSAT Corporation.

DIRECTORS OF IRIDIUM AND IWCL

     Unless otherwise noted, dates of service refer to directorships of Iridium.

     ROBERT W. KINZIE -- Chairman of the Board since October 1991; member of the Banking and Financing Committee. Chief Executive Officer from October 1991 to January 1, 1997. Director of IWCL since December 1996. Prior thereto, Mr. Kinzie was the Director of Strategic Planning for Intelsat from 1987 to 1991. Prior to joining Intelsat, Mr. Kinzie worked from 1966 to 1987 in a number of positions with COMSAT Corporation including President, Communications Services Division and President of COMSAT General Corporation. Prior to joining COMSAT Corporation in 1966, Mr. Kinzie was an economist with the Federal Communications Commission from 1962 to 1965.

     RICHARD L. LESHER -- Vice Chairman of the Board and Independent Director since June 1997; member of the Audit Committee, the Compensation Committee and the Related Party Contract Committee. Director of

IWCL since June 1996. Dr. Lesher was appointed Vice Chairman of the Board and Independent Company Director upon consummation of the initial public offering of IWCL in June 1997. Dr. Lesher served as the President of the Chamber of Commerce of the United States, the world's largest association of business organizations, from 1975 to 1977, when he retired.

     ABURIZAL BAKRIE -- Director since July 1997; member of the Related Party Contracts Committee. Since 1992 Mr. Bakrie has been Chairman of the Bakrie Group of Companies, a diversified corporation engaged in manufacturing, fabrication, telecommunications, mining, real estate, financial services, agri-business and trading activities. Mr. Bakrie is the President of ASEAN Chamber of Commerce and Industry and President of the Indonesian Chamber of Commerce and Industry. Mr. Bakrie has served as a member of the People's Consultative Assembly of the Republic of Indonesia since 1987.

     HASAN M. BINLADIN -- Director since January 1996; member of the Related Party Contract Committee. During the past five years, Mr. Binladin has served as Senior Vice President of the Saudi Binladin Group.

     HERBERT BRENKE -- Director since September 1998; member of the Related Party Contracts Committee. Mr. Brenke served as the Chairman of the Board of E-Plus Mobilefunk GmbH from 1993 to 1998 and as Chairman of the Executive Board of Thysen Rheinstahl Technik GmbH from 1982 to 1994.

     GORDON J. COMERFORD -- Director since July 1993; Chairman of the Audit Committee. Mr. Comerford is a member of the Board of Directors of Iridium SudAmerica Corporation and Iridium Canada, Inc. Mr. Comerford recently retired from Motorola, where he had served as a Senior Vice President since 1989. He joined Motorola's communications sector in 1974 as a Director of Business Management and became a Corporate Vice President in 1980.

     ATILANO DE OMS SOBRINHO -- Director since June 1996; member of the Audit Committee and the Related Party Contracts Committee. Mr. Oms is Chairman of the Board, President and CEO of Inepar S.A., a diversified Brazilian corporation with operations in telecommunications, electrical current control equipment and services, mass transport, vehicle distribution and financial markets. Mr. Oms is a member of the Board of Directors SudAmerica and Iridium Brasil. He also serves on the Boards of the National Confederation of Industries (CNI), ABINEE-National Association of Electro-Electronic Industries and the Federation of Industries of Parana State.

     ROBERT A. FERCHAT -- Director since January 1995; member of the Related Party Contracts Committee. Mr. Ferchat has served as Chairman and Executive Officer since May 1995 and as Chairman, President and Chief Executive Officer from November 1994 to May 1995 at BCE Mobile Communications Inc. Prior thereto he served as Chairman, President and Chief Executive Officer of TMI Communications, a satellite communications company, from 1992 to 1994. He also served as President of Northern Telecom Canada Ltd. from 1985 to 1990. Mr. Ferchat has also served as a director at BCE Mobile Communications Inc. since 1994.

     ALBERTO FINOL -- Director since July 1993; Chairman of the Banking and Financing Committees; member of the Compensation Committee and the Related Party Contracts Committee. Deputy Chairman and Director of IWCL since December 1996. Mr. Finol has been the President of Ilapeca, a Venezuelan holding company with interests in dairy products, supermarkets, pharmaceuticals and communications, since 1990 and has served as a Director since 1966. He is the Chairman of Iridium SudAmerica and the Chairman and a major shareholder of Iridium Andes-Caribe Ltd., one of the owners of Iridium SudAmerica. He has also served as the Director of Group Zuliano, a major Venezuelan petrochemical holding group. He represented his native region of Zulia on the Venezuelan Congress from 1969 to 1993.

     EDWARD GAMS -- Director since July 1993; member of the Banking and Financing Committee. Mr. Gams has served as Corporate Vice President and Director of Investor Relations of Motorola since 1996 and Vice President and Director of Investor Relations of Motorola since 1991. He was first employed by Motorola in 1979, and has held a variety of positions in operational and corporate finance, including service as Director of Corporate Financial Planning from February 1991 to August 1991 and as manager of Corporate Financial Planning from December 1989 to February 1991.

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

     DURRELL HILLIS -- Director since April 1998. Mr. Hillis is currently Senior Vice President and General Manager of the Space Systems Technology Group Division of Motorola.

     KAZUO INAMORI -- Director since July 1993; member of the Related Party Contracts Committee. Dr. Inamori has been Chairman of the Board of DDI Corporation since 1984, of Kansai Cellular Telephone Co., Ltd. since 1988, of Taitoh Corporation since 1990, of Nippon Iridium Corporation since 1993, of DDI Tokyo Pocket Telephone Inc. since 1994, of DDI Kansai Pocket Telephone Co., Ltd. since 1994, Kyocera Multimedia Corporation since 1995 and at Kyocera DDI Institute of Future Telecommunications Inc. since 1996. Dr. Inamori established Kyocera Corporation in 1959 and has been Chairman of the Board since 1986.

     S. H. KHAN -- Director since October 1994; member of the Related Party Contracts Committee. Mr. Khan has served as Chairman and Managing Director of the Industrial Development Bank of India since December 1993. Prior thereto, from 1966, he served in various positions with the Industrial Development Bank of India, including Managing Director from February 1992 to December 1993 and Executive Director from 1986 to 1992. He also serves as Chairman of the Small Industries Development Bank of India, Credit Analysis & Research Ltd., National Securities Depository Ltd. and National Stock Exchange of India Ltd. He is also Director on the Boards of Export-Import Bank of India, IDBI Bank Ltd., Life Insurance Corporation of India, General Insurance Corporation of India, Discount and Finance House of India Ltd., Deposit Insurance and Credit Guarantee Corporation and Securities Trading Corporation of India Ltd., India Growth Fund Inc., as a Trustee of Unit Trust of India ("UTI"), and as a member of the Advisory Board of UTI Mutual Fund and India Fund.

     ANATOLY I. KISELEV -- Director since July 1993; member of the Related Party Contracts Committee. Mr. Kiselev has served as Director General of the facility that has produced the Salyut, Almaz and Mir space stations, the Proton rocket, and other spacecraft since 1993. Mr. Kiselev has been employed by Khrunichev, and its predecessor organizations since 1956, including as Khrunichev Enterprise Director from 1975 to 1993.

     JOHN F. MITCHELL -- Director since July 1993; Chairman of the Compensation Committee since July 1993. Mr. Mitchell has served as Vice Chairman of the Board of Motorola since 1988 and served as Officer of the Board from 1988 to 1995. He was employed by Motorola from 1953 to 1995 and served as President from 1980 to 1986 and as Chief Operating Officer from 1986 to 1988.

     JUNG L. MOK -- Director since October 1994; member of the Compensation Committee and the Related Party Contracts Committee. Mr. Mok has served as a director and as the Senior Executive Vice President of SK Telecom since 1994. Prior thereto, Mr. Mok served as Senior Managing Director and Chief Operating Officer of Taehan Telecom Limited from 1991 to 1994 and as Managing Director at USA, Inc. since 1989.

     GIUSEPPE MORGANTI -- Director since April 1996; member of the Banking and Financing Committee, the Audit Committee and the Related Party Contracts Committee. Since August 1996, Ing. Morganti has served as Chief Executive Officer and Managing Director of Iridium Italia S.p.A. Ing. Morganti has been with STET (now Telecom Italia) since 1984 in various management positions within the Planning and Strategic Control Department, most recently as the head of the Telecommunications Services Division.

     J. MICHAEL NORRIS -- Director since July 1996; Mr. Norris is a Senior Vice President of Motorola and has been with Motorola for 24 years. He is currently the Senior Vice President and General Manager of the Network Management Group, responsible for all Motorola cellular joint ventures and Iridium gateway operations worldwide. He also sits on the boards of Hutchinson Telephone Company Ltd. (Hong Kong), World Telecom Holding Company, Ltd. (Thailand) and Pelephone (Israel).

     YUSAI OKUYAMA -- Director since July 1996; member of the Audit Committee and Related Party Contracts Committee. Mr. Okuyama has been President of DDI Corporation since 1993 and President of Nippon Iridium (Bermuda) Ltd. since 1995. Mr. Okuyama has been Chairman of the Board at seven of the DDI Pocket Telephone Companies since 1994 and at five of the DDI Cellular Telephone companies since 1995. Mr. Okuyama retired from MPT in 1989 as a deputy secretary of MPT and served at MPT related enterprises as President before joining DDI Corporation in 1993.

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

     JOHN A. RICHARDSON -- Director since March 1998; Mr. Richardson has been the Chief Executive Officer of Iridium Africa since January 1998. He previously was Chairman and CEO of Barclays -- BZW Asia and prior thereto was CEO of Hutchison Whampoa Ltd. from 1979 to 1984.

     THEODORE H. SCHELL -- Director since July 1993; member of the Banking and Financing Committee and member of the Related Party Contract Committee. Mr. Schell has served as Senior Vice President -- Strategic Planning and Corporate Development at Sprint since 1990. Prior thereto, he served as President and Chief Executive Officer of RealCom Communications Corporation, an IBM subsidiary.

     WILLIAM A. SCHREYER -- Independent Director; member of the Banking and Financing Committee and the Related Party Contracts Committee. Mr. Schreyer was appointed Independent Director, upon consummation of the initial public offering of IWCL in June 1997. Director of IWCL since June 1997. Mr. Schreyer is Chairman Emeritus of Merrill Lynch & Co., Inc. and has served as Chairman of the Board from April 1985 through June 1993 and as Chief Executive Officer from July 1984 through April 1992. Mr. Schreyer is currently a Director of Callaway Golf Company, Deere & Company, True North Communications Inc., Schering-Plough Corporation and Willis Corroon Group.

     SRIBHUMI SUKHANETR -- Director since July 1993; member of the Banking and Financing Committee, the Compensation Committee and the Related Party Contracts Committee. Since 1992, Mr. Sukhanetr has been the Chairman of United Communication Industry Co., Ltd. ("UCOM") and of Thai Satellite Telecommunications Co., Ltd., a subsidiary of UCOM. Prior thereto, he served as advisor to the Prime Minister's Office in Thailand from February 1991 to September 1992 and as Permanent Secretary to the Ministry of Transport and Communications from 1988 to February 1991.

     TAO-TSUN SUN -- Director since January 1994; member of the Audit Committee and the Related Party Contracts Committee. Mr. Sun has been Executive Director and President of Pacific Electric Wire & Cable Co., Ltd., the Iridium of Pacific Iridium Telecommunications Corporation since 1986. Since 1996, he has served as Executive Director of Taiwan Electric Wire & Cable Ind. Assoc. and of Chinese National Federation of Industries, and as Honorary Chairman of the Council for Industry and Commercial Development. He has also served as Chairman of Taiwan Aerospace Corporation since 1994, Executive Director of Walsin Lihwa Corp. and Executive Vice Chairman of Charoong Thai Wire & Cable Co., Ltd. since 1993 and Director of Pacific Construction Co., Ltd. since 1995.

     YOSHIHARU YASUDA -- Director since January 1996; member of the Banking and Financing Committee, the Compensation Committee and the Related Party Contracts Committee. Director of IWCL since December 1996. Mr. Yasuda is currently Vice President of Nippon Iridium Corporation and has been a Director since June 1995. Mr. Yasuda was Vice President of Nippon Iridium Corporation from June 1996 through 1997. Mr. Yasuda was Director of DDI Corporation from 1992 to 1995. Prior to joining DDI Corporation, Mr. Yasuda was with the Sanwa Research Institute.

     WANG MEI YUE -- Director since October 1995; member of the Compensation Committee and the Related Party Contracts Committee. Dr. Wang has served as Chairman and President of Iridium China (Hong Kong) Ltd. since September 1995, as Chairman and President of China Aerospace International Holdings Ltd., Hong Kong since 1993 and as Chairman of China Southern Telecommunication Co., Ltd. since 1991. From 1988 to 1993 Dr. Wang served as Vice Chairman of the Board at Conic Investment Co. Ltd.

     PETER ZABOJI -- Director since May 1998; member of the Banking and Finance Committee and the Related Party Contracts Committee. Prior thereto, Mr. Zaboji served in several positions for Siemans, from 1977 to 1990, as Managing Director and Vice Chairman of GPT Communications Systems Ltd., from 1991 to 1993, and as Managing Partner of Scholler International Group, from 1994 to 1996. Mr. Zaboji is currently a Managing Director of o.tel.o Communications GmbH & Co.

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

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF IRIDIUM

CERTAIN MOTOROLA RELATED MATTERS

     Motorola is one of the world's leading providers of electronic equipment, systems, components and services. Its products include two-way radios, pagers, cellular telephones and systems, semiconductors, defense and aerospace electronics, automotive and industrial electronics and data communications and information processing equipment.

     Motorola created and developed the concept of the Iridium system and Iridium's initial technical and business plans. Motorola is a founding investor, has been allocated gateway service territories, shares a gateway service territory and has additional interests in other entities which have been allocated gateway service territories. Motorola is Iridium's largest holder of class 1 interests. The directors and officers of Iridium include numerous current and former Motorola employees. Motorola is also Iridium's principal supplier through the space system contract, the O&M contract and the terrestrial network development contract.

Motorola MOU and Motorola ARG

     Under the Motorola MOU, Motorola has agreed to provide various guarantees, deferral rights and other credit support to Iridium and Iridium has agreed that it will compensate Motorola for Motorola exposure with cash interest and equity pursuant to the Motorola ARG. Iridium has also agreed under the Motorola MOU that it (i) will use its best efforts to reduce the Motorola exposure to no more than $275 million by the earliest possible date, (ii) will not have more than certain amounts of indebtedness outstanding, (iii) will not make certain acquisitions without Motorola's consent and (iv) will provide Motorola with the right (in addition to Motorola's rights to representation based on its holdings of class 1 interests) to appoint one additional director to the Board of Directors of Iridium any time the Motorola exposure exceeds $275 million and the right to appoint a second additional director to the Board of Directors of Iridium any time the Motorola exposure exceeds $750 million. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- Sources of Funding".

Motorola Conflicts of Interest

     Motorola has and may have various conflicts of interest with Iridium and with other members of Iridium. See "Risk Factors -- Conflicts of Interest with Motorola". Motorola is the principal supplier to Iridium as well as the actual or prospective supplier and licensor to gateway owners and operators, service providers, subscriber equipment manufacturers and individual subscribers. See "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties". Motorola has asserted and may assert positions on the space system contract, O&M contract, the terrestrial network development contract, the Motorola MOU and the Motorola ARG that are contrary to those asserted by Iridium. To help ameliorate these conflicts under the space system contract, the O&M contract and the terrestrial network development contract, Iridium maintains a Related Party Contracts Committee of the Iridium Board of Directors which consists of all Board members other than any Board members who are directors, officers, employees or persons nominated to serve on the Board of Directors by Motorola (so long as Motorola is a party to the space system contract, the O&M contract or the terrestrial network development contract), Lockheed Martin or Raytheon (so long as Lockheed Martin or Raytheon, as the case may be, are subcontractors to Motorola under the space system contract or the O&M contract). The Related Party Contracts Committee has authority to review and monitor the space system contract, the O&M contract and the terrestrial network development contract and, as it deems appropriate, cause Iridium to enforce its rights thereunder and propose amendments and waivers to these contracts. Iridium's payment obligations under these contracts have comprised, and are expected to compromise, most of Iridium's expenses.

     Motorola has been involved in the manufacture of components for satellites for over thirty years. Motorola has informed Iridium that it has under consideration future space-based data and communications systems and ventures. Motorola has also informed Iridium that Motorola may decide to undertake further development of one or more such systems or ventures but no decision has been made as to whether Iridium

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

would be a participant in any such system or venture. It is possible that any such system could be competitive to some degree with the Iridium system. Motorola has agreed in the space system contract that, without Iridium's consent, it will not produce for itself or others a similar satellite-based space system or a global communication system for commercial use prior to the earlier of July 31, 2003 or the termination date of the space system contract. Motorola has applied to the Federal Communications Commission for licenses to construct, launch and operate satellite-based systems designed to provide fixed-broadband, fixed-data transmissions.

OTHER MATTERS

     Iridium Services Deutschland, a wholly owned subsidiary of o.tel.o communications GmbH & Co., the parent of Vebacom Holdings, Inc., a holder of approximately 8.8% of the class 1 interests, was allocated a gateway service territory consisting of several countries in or near Europe. Nippon Iridium Corporation, an affiliate of Nippon Iridium (Bermuda) Corporation, a holder of approximately 11.2% of the class 1 interests, was allocated the Japan gateway service territory. Each of o.tel.o communications GmbH & Co. and Nippon Iridium Corporation have entered into a Gateway Authorization Agreement, pursuant to which they, or their affiliates, will operate their respective Gateway service territory and provide gateway services. In addition, o.tel.o communications GmbH & Co. and Nippon Iridium Corporation will serve as service providers to their respective gateway territory and, as such, will be entitled to payments associated with sales of Iridium's services.

     Certain of the directors of IWCL are, or have been within the past year, executive officers of suppliers of Iridium. In addition, certain of the directors of Iridium are executive officers of gateway owners and service providers. See "Management of Iridium and IWCL" and "Risk Factors -- Conflicts of Interest with Gateway Owners".

                    CERTAIN REGULATIONS THAT AFFECT IRIDIUM

     Iridium's operations, including the operation of the Iridium system and the distribution of Iridium's services, are subject to significant U.S. and non-U.S. regulation. This regulation is pervasive and largely outside Iridium's control. The following is a summary of certain of the regulations that affect Iridium. You should also review the documents incorporated by reference in this prospectus for further discussion of regulations that affect Iridium. See "Where You Can Find More Information".

TELECOMMUNICATIONS REGULATION AND SPECTRUM ALLOCATION: OVERVIEW

     The allocation and use of the radio frequency spectrum for the provision of communications services are subject to regulation by international organizations and many nations and other jurisdictions. The implementation and operation of the Iridium system, like those of all other satellite and wireless systems, are dependent upon obtaining licenses and other approvals.

     The international regulatory framework for spectrum allocation and use is established by the International Telecommunication Union, or "ITU". The ITU, which is composed of representatives from most of the countries of the world, meets officially at conferences known as World Radio Conferences, or "WRCs", to decide the radio services that should be permitted to operate in various radio bands and the rules for operating in those bands.

     The national administration of each country decides how the radio frequencies that the ITU has allocated to particular communications services should be allocated and assigned domestically to specific radio systems. In addition, the provision of communications services in most countries is subject to regulatory controls by the national governments of each country.

     In the United States, the Federal Communications Commission, or "FCC", is the regulatory agency responsible for allocating spectrum and for licensing and regulating communication systems, facilities, and services. The FCC regulates satellites in accordance with laws passed by the United States Congress,

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

particularly the Communications Act of 1934, as amended, or the "Communications Act", regulations adopted pursuant to those laws, and judicial opinions rendered by U.S. courts.

     The Iridium system links phones to Iridium satellites capable of using up to 10.5 MHz of spectrum in L-band frequencies from 1616-1626.5 MHz on a bi-directional time division basis, Earth-to-space and space-to-Earth. The system also is capable of operating "feeder" links in the frequencies 19.4-19.6 GHz and 29.1-29.3 GHz (connecting satellites to ground earth station gateway facilities) and intersatellite links in the frequencies 23.18-23.38 GHz (linking the satellites in the constellation to each other).

     The licensing requirements for the Iridium system include: (i) the FCC license for the space segment; (ii) the licenses in each country where there is a gateway or control facility for the satellite constellation; and (iii) the licenses in each country for Iridium phones, Iridium's service and for the use of required frequencies. In addition, the Iridium system must be coordinated with other users of spectrum that have rights to use the same or adjacent frequencies to the frequencies assigned to the Iridium system. It is only necessary for one country to license the space segment, which includes authorizing the construction, launch, and operation of the satellites, including the use of the intersatellite links and the operation of the primary satellite control center in that country.

     The gateways provide the feeder link between the satellite network and the PSTNs around the world. A radio license to operate a gateway earth station in a significant portion of the 29.1-29.3 GHz (Uplink) and 19.4-19.6 GHz (Downlink) frequency bands has been issued by the appropriate governmental authority of each of the countries in which an Iridium gateway is located. Similar authorizations have been obtained in the United States and Canada to operate the control facilities for the satellite constellation.

     Each country in which Iridium provides Iridium World Satellite Service must authorize the use of the frequencies linking the phones to the satellites. At a minimum, the Iridium system needs exclusive use of the frequencies 1621.35-1626.5 MHz for this purpose, with authority to operate bi-directionally within that band. In order to operate the Iridium phones and pagers in a country, a certificate of type approval must be obtained. The licensing procedures vary in different countries. Generally there are three aspects to the required license(s): (i) authorization for the use of the frequencies requested;
(ii) authorization for the equipment to be marketed and used (including subscriber equipment that may circulate from country to country); and (iii) authorization for the service to be provided.

LICENSING STATUS

General

     Iridium, Motorola, and Iridium's gateway owners have made substantial progress in taking the regulatory steps needed for Iridium to operate its services on the scope assumed in its business plan, but certain additional regulatory approvals within and outside the United States remain to be obtained. Each gateway has been licensed by the jurisdiction in which it is located. The licenses that have been received by the gateways are subject to conditions that relate to the provision of technical information to regulatory authorities. While Iridium believes the conditions specified in the final gateway licenses that have been received can be satisfied, there can be no assurance that such conditions will be satisfied or that conditions to licenses received in the future will be satisfied.

     As of December 15, 1998, approximately 125 administrations had given all or a substantial portion of the authorizations necessary to provide Iridium World Satellite Service in their territories. These countries and territories include, inter alia: United States, Italy, Argentina, China, Thailand, Malaysia, Brazil, Japan, South Korea, Austria, Germany, Canada, Australia, Venezuela, Sweden, Iceland, Russia, Uruguay, New Zealand, Chile, the United Kingdom, India, Turkey, France, Colombia, Saudi Arabia, Belarus, Kazakhstan and Suriname. Iridium is seeking licenses throughout the world.

     The licenses and authorizations that have been received generally are subject to conditions relating to, among other things, (i) confining operations to the scope of the license, (ii) complying with applicable electronic surveillance laws and (iii) the continued operation of the Iridium system. While substantial progress has been made in obtaining authorization for Iridium's satellite-based services and Iridium expects

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

that it will receive authorizations in additional jurisdictions, there can be no assurance that sufficient licenses for Iridium to obtain the coverage assumed in its business plan will be obtained or maintained.

Spectrum Allocation

     At the 1992 WRC, the ITU allocated to the MSS service: (i) on a primary basis, 16.5 MHz of spectrum in the 1610-1626.5 MHz band (Earth-to-space); and
(ii) on a secondary basis, 12.7 MHz of spectrum in the 1613.8-1626.5 MHz band (space-to-Earth). The ITU had previously authorized the other frequency bands used in the Iridium system for the purpose for which Iridium intends to use them. At the 1995 WRC, the ITU defined the coordination procedure for systems operating in the bands proposed to be used by Iridium for its feeder links. The ITU's role in allocating frequencies necessary for the operation of the first generation Iridium system is essentially complete.

United States Licensing

     The space segment of the Iridium system, including the use of the intersatellite frequency band (23.18 to 23.38 GHz), has been licensed by the FCC in the United States. The license has a term of ten years and contains other conditions typical of satellite system licenses granted by the FCC. The license term began on or about May 5, 1997, the date the first satellite was in orbit and the first transmission occurred. Although the FCC has stated that it will renew the Iridium system authorization unless extraordinary circumstances prevent it from doing so, there can be no assurance that the Iridium system license will be renewed. The license is held by Space System License, Inc. a wholly owned subsidiary of Motorola, which is contractually bound to operate the system for the exclusive benefit of Iridium. As a result, Motorola, rather than Iridium, has the responsibility to operate and maintain the Iridium system in accordance with the terms of the license. Any request to renew or modify the license must be filed and prosecuted by Motorola. If the O&M contract is terminated or not renewed, Motorola would have to assign the Iridium license to Iridium or a third party. Any such assignment would be subject to FCC approval.

     Under both the ITU's rules and the terms of the Iridium system license, the Iridium system must be coordinated with all other domestic and foreign users of the frequency bands assigned to the Iridium system. The United States has essentially completed the process of registering the Iridium space segment operations with the ITU. It has submitted the advance publication and coordination materials to the ITU and coordinated the use of the space segment with most of those administrations expressing concerns that the system might cause or receive interference to their systems. On this basis, the United States has requested the ITU to notify the Iridium system in the ITU's Master Frequency Register, which will give it a legal right to protection from interference from future systems. The request has been published and administrations that have previously engaged in coordination with the United States regarding the Iridium system may file comments on the claim that coordination is complete. Any comments will need to be resolved before the Iridium system will be listed in the Master Frequency Register. Iridium believes that coordination will be completed successfully between the Iridium system and all existing or planned systems that have been identified under the coordination process. Currently, there is no other action required from any other country to license the space segment.

     Under the FCC's rules and the terms of the license, prior to commencing operations Motorola must enter into coordination agreements with U.S. radio astronomy sites and complete consultations with the Inmarsat and Intelsat systems. Both of these have been accomplished. See "-- Consultations and Coordinations".

     In the United States, frequencies have been assigned to the Iridium system feeder links in the 29.1-29.25 and 19.4-19.6 GHz bands. The 29.1-29.25 GHz frequencies are shared with the local multipoint distribution service ("LMDS"), and the FCC has adopted restrictions on LMDS operations that are designed to protect MSS feeder links from interference. The 19.4-19.6 GHz frequencies are shared with terrestrial microwave stations and each gateway must be coordinated in advance with licensed microwave stations. The FCC has granted a license for the gateways located in Hawaii and Tempe, Arizona. Licenses have also been granted in the United States for the ground control facilities in Virginia, Arizona and Hawaii.

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

     The United States license authorizing construction, launch and operation of the space segment includes the use of 1621.35 to 1626.5 MHz radio frequency band in the United States exclusively for the Iridium subscriber links. This frequency assignment may be increased if no more than one CDMA satellite system becomes operational in the adjacent frequency band. In addition, the FCC has issued a license permitting 200,000 Iridium mobile phones to be used in the United States.

     In December 1996, Motorola submitted a request to the FCC to authorize the Iridium System to provide Aeronautical MobileSatellite Route Service ("AMS(R)S") in its authorized band. The Iridium System is the only mobile satellite system, licensed or in development, that can provide a communication capability that is virtually global, while using spectrum already allocated for AMS(R)S. Several parties filed comments with and have petitioned the FCC to deny Motorola's application to provide AMS(R)S service. Among other arguments, petitioners claim that the AMS(R)S proposal is inconsistent with ITU and FCC rules and allocations. In addition to FCC approval, approval is needed from the FAA, which must certify that the avionics satisfy other international certification requirements. There can be no assurance that the FCC application will be granted, or that the avionics certification requirements will be satisfied at all, or in a timely fashion. Assuming all necessary authorizations are obtained, Iridium expects to provide both the FCC required "safety" communications capabilities to the flightdeck and passenger communications, including voice and facsimile. An individual aircraft may be served by multiple satellite communications carriers. In addition, before Iridium terminals can be installed on aircraft for either flightdeck or passenger communications, the FCC will have to type approve such equipment and may have to change its rules (Part 87) to accommodate such equipment in the frequencies used by the Iridium system. While Iridium expects its aircraft terminals will receive this approval and, if necessary, the rule change will be made, there can be no assurance that such approval or change will occur on a timely basis or at all.

Licensing Outside the United States

     In countries other than the United States, the significant regulatory matters include: (i) in each country in which a gateway or space segment control terminal is located, maintaining authorization to operate those facilities, including necessary gateway feeder link spectrum assignment; (ii) in each country in which Iridium subscriber equipment operates, obtaining and maintaining the necessary authorization to use the necessary user link spectrum (the satellite to phone link); (iii) in each country in which Iridium subscriber equipment operates, authority to market and operate that equipment must be maintained or obtained; and (iv) coordination of the use of the frequencies to be used by the Iridium system must be achieved. As discussed under "-- General", applications for authorizations are in varying stages of processing in countries other than the United States. Of the gateway and subscriber authorizations granted to date, many have conditions attached to them concerning their operation and there can be no assurance that these conditions will be satisfied. If the initial spectrum assignments prove insufficient as demand for Iridium's services increases over time, there can be no assurance Iridium will be able to obtain additional spectrum from the FCC or other administrations.

     In order to bring Iridium terminal equipment into a country, the terminal equipment must have type approval certification. Iridium has obtained authorization from the ITU to place a specially designed mark on each of its phones and pagers. The Iridium phones and pagers are the first commercially marketed personal telecommunications equipment to carry this mark, which facilitates the free flow of equipment bearing the mark across international borders. To date, approximately 75 countries have either issued type approval certification for the Iridium terminal equipment or recognize type approval certification that has been issued by the ITU or some other national administration. Although Iridium fully expects to eventually receive type approval certification for Iridium phones, pagers and other subscriber equipment in all markets, there can be no assurance as to when this process will be complete.

     In connection with Iridium's efforts to obtain worldwide regulatory approval for Iridium World Satellite Service, governmental, political and security concerns have arisen. One such concern resulted in the authorization of Iridium World Satellite Service by many countries being contingent upon Iridium providing such countries with the ability to legally monitor calls made to or from their respective territories. Iridium believes that it has been able to satisfactorily address this concern for many of these countries. However, there
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

can be no assurance that these countries will find Iridium's efforts satisfactory over time or that the emergence of governmental or political concerns will not impair the ability to obtain or maintain licenses or offer Iridium World Satellite Service.

CONSULTATIONS AND COORDINATIONS

     Intelsat and Inmarsat are international organizations that own and operate satellite systems. International obligations undertaken by the nations which have signed the international agreements creating Intelsat and Inmarsat, including the United States, require the United States to consult with both Intelsat and Inmarsat prior to authorizing any international satellite system to ensure that the system will not cause significant economic or technical harm to the Intelsat system or significant technical harm to the Inmarsat system. The consultations with Intelsat and Inmarsat have been successfully completed.

     Currently, the Russian global navigation satellite system, GLONASS, operates in a frequency band that partially overlaps the 1610-1626.5 MHz MSS band. When operating co-channel with GLONASS, MSS systems are required to coordinate their operations with the previously registered operations of GLONASS. In addition, even when not operating co-channel, they are required to protect GLONASS operations from harmful interference. Iridium believes that a bilateral coordination agreement between Russia and the United States is in negotiation, under which Russia would agree to move the GLONASS system's operations to frequencies below 1610 MHz sometime after January 1, 1999, and to frequencies below approximately 1605 MHz by the year 2005. The FCC has conditioned the Iridium blanket subscriber license upon compliance with a level of protection from interference to the GLONASS system. During the interim period following the shift below 1610 MHz and prior to the shift below 1605 MHz, Iridium believes it will be able to satisfy any reasonable level of protection that is required although there can be no assurance as to what level of protection will be required. While that level of protection has not been determined, Motorola has committed to meeting a protection level of -70 dBW/MHz at 1605 MHz and below. Certain aeronautical interests, including the Federal Aviation Administration, the U.S. Department of Transportation, and the U.S. GPS Industry Council have strongly encouraged the FCC to set technical standards that provide a more stringent protection level than -70 dBW/MHz. At this time, it is uncertain whether Motorola can meet a more stringent protection level. Iridium believes that it can meet the protection requested for GLONASS when GLONASS shifts down in frequency to below 1605 MHz by January 1, 2005. Other administrations will also need to coordinate with the Russian Federation concerning the level of protection that will be afforded to GLONASS in their territory. In Russia itself, additional restrictions may be imposed which may limit the amount of spectrum available to Iridium in Russia. There can be no assurance that sufficient spectrum will be available to meet subscriber demand in Russia or any other country that requires a higher level of protection for GLONASS than the United States. Moreover, there can be no assurance that CDMA systems will be able to meet the levels of protection required for GLONASS, either in the United States, Russia or elsewhere. If such systems do not meet the protection requirements, the FCC and/or other countries' regulatory authorities might consider requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHz allocation in order to protect GLONASS. This development might in turn reduce the amount of spectrum available to Iridium. See "-- Competition".

     Under the FCC's rules, the Iridium system also must protect U.S. radio astronomy sites during periods when they are observing in the 1610.6-1613.8 MHz band. Coordination agreements have been entered into with respect to all 15 U.S. radio astronomy sites. There can be no assurance that the technical assumptions underlying the coordination agreements with the U.S. radio astronomy sites will not differ from the manner in which the Iridium system performs over time.

     Other administrations also require that the Iridium system be coordinated with radio astronomy sites that observe in the 1.6 GHz band. These are Canada, Australia, India and several EU member countries. Iridium and Motorola have reached preliminary agreements with radio astronomers in all these countries which have enabled the Iridium system to be licensed in these countries. However, additional negotiation with the radio astronomers are still necessary in a number of these countries. Although Iridium believes these negotiations will be successful, there can be no assurance that these negotiations will be concluded successfully. Failure to successfully conclude these negotiations could jeopardize the licenses which have been granted in these countries.
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

     In addition to potential interference between MSS systems and other users of the 1.6 GHz band, there is a potential for intersystem interference among the MSS systems themselves. Emissions standards have been developed in various international forums which would limit out-of-band emissions into the Iridium system to a level which Iridium believes would not cause harmful interference to the operation of the Iridium system. These standards would apply to all CDMA MSS systems, including any subsequent CDMA MSS systems which are authorized to use the 1610-1621.35 MHz band. There can be no assurance, however, that the standards adopted would not cause harmful interference to the operation of the Iridium system.

     The Iridium system MSS downlinks operate on a secondary basis. Under the rules of the ITU and the FCC, these secondary downlinks may not cause harmful interference to any primary spectrum user that is operating co-frequency and must accept any interference caused to them by such primary spectrum users. In light of the secondary nature of Iridium's MSS downlinks, the failure by an MSS operator to implement an acceptable CDMA emissions mask could significantly reduce the total capacity of the Iridium system. Furthermore, the downlinks of the Iridium system may need to accept interference from Inmarsat terminals, including Inmarsat aeronautical and land mobile terminals, when they are in the vicinity of an Iridium terminal.

UNITED STATES ELECTRONIC SURVEILLANCE LAWS

     The Communications Assistance for Law Enforcement Act of 1994, or "CALEA", was enacted on October 25, 1994. CALEA requires that telecommunications carriers deploy equipment, facilities and services that meet certain electronic surveillance requirements identified in the statute. Penalties of $10,000 a day for each wire tap order not fulfilled could be imposed under CALEA as well as an order of compliance in the case of a failure to comply, and other unspecified penalties, including injunctions, might otherwise be imposed. The U.S. government has indicated that CALEA imposes requirements on the Iridium system similar to the requirements that the U.S. government has requested of the cellular industry. Because the U.S. government has not identified its capacity or capability requirements for satellite systems and because of legal challenges filed by the government concerning the cellular industry's standard for CALEA wiretap capabilities, there is uncertainty as to the scope of the wiretap capabilities that may ultimately be required for the Iridium system. On September 11, 1998, the FCC extended the deadline for compliance with the CALEA capability requirements to June 30, 2000. See "-- Licensing Status -- Licensing Status Outside the United States" for a description of the surveillance requirements of countries outside the United States.

UNITED STATES INTERNATIONAL TRAFFIC IN ARMS REGULATIONS; EXPORT ADMINISTRATIONS ACT

     The United States International Traffic in Arms Regulations under the United States Arms Export Control Act authorize the President of the United States to control the export and import of articles and services that can be used in the production of arms. Among other things, these regulations limit the ability to export certain articles and related technical data to certain nations. The scope of these regulations is very broad and extends to certain spacecraft, including certain satellites. Certain information involved in the performance of Iridium's operations falls within the scope of these regulations.

     The Export Administrations Act and the regulations thereunder control the export and re-export of United States-origin technology and commodities capable of both civilian and military applications (so-called "dual use" items). These regulations may prohibit or limit export and re-export of certain telecommunications equipment and related technology which are not affected by the International Traffic in Arms Regulations by requiring a license from the Department of Commerce before controlled items may be exported or re-exported to certain destinations. The export or re-export of certain Iridium equipment, e.g., Iridium phones and pagers, earth stations and technical data, may be subject to these regulations, if such equipment is manufactured in the United States and then exported or re-exported. These regulations may also affect the export, from one country outside the United States to another, of United States-origin technical data or the direct products of such technical data.

     Motorola has contracted with the China Great Wall Industries Corporation, utilizing its Long March 2C/2D vehicle, and the Boeing Corporation, utilizing its Delta II launch vehicle, to perform maintenance

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

launches pursuant to the O&M contract. Motorola expects that a number of other launch systems currently available or under development could be used to satisfy any maintenance launch requirements. Motorola has obtained authorization from the Department of Commerce to export Iridium replacement satellites, including associated launch support equipment, for any maintenance launches needed through the end of 1999 on the China Great Wall Long March 2C/2D launch vehicle. No license from the Department of Commerce is required for replacement launches on the Delta II launch vehicle.

COMPETITION

     At the time that the FCC authorized the construction of the Iridium system, it also authorized other competitive MSS systems to operate in the 1610-1626.5 MHz band. This was the Globalstar system, proposed by Loral/Qualcomm Partnership, L.P., and the Odyssey system, proposed by TRW. Subsequently, TRW turned in its license. Globalstar, Odyssey and the Iridium system were the only Big LEO systems initially licensed by the FCC. While the Iridium system was granted exclusive use of the 1621.35-1626.5 MHz band in the United States, Globalstar was granted shared use of the bands 1610-1621.35 MHz and 2483.5-2500 MHz.

     At the same time the FCC authorized the Iridium and Globalstar systems, the FCC afforded three other applicants (that had initially failed to establish their qualifications) additional time in which to demonstrate that they were financially qualified. These were MCHI, Constellation and AMSC. In September 1996, AMSC chose not to proceed and the FCC dismissed its application.

     Following the submission of updated financial information by MCHI and Constellation to the FCC, by orders released July 1, 1997, the FCC's International Bureau granted licenses for the Ellipso system proposed by MCHI and the Aries system proposed by Constellation. These orders, which are subject to review by the full FCC, increase to four the number of U.S.-licensed global MSS systems (including the Iridium system) and may result in increased competition for the Iridium system.

     MCHI and Constellation previously had filed challenges to the FCC's determination that they were each not financially qualified with the United States Court of Appeals for the District of Columbia Circuit, which included an appeal from the FCC's decision to license the Iridium and Globalstar Systems. This court action has been placed in abeyance pending a final FCC decision on applications for review of the decision by the FCC's International Bureau to waive the financial qualification rules and grant licenses to MCHI and Constellation.

     The licensing of the MCHI and Constellation Code Division Multiple Access, or "CDMA", systems reduces the possibility that only one CDMA system will become operational in the 1610-1621.35 MHz frequency band adjacent to the Iridium system's frequency assignment. This in turn reduces the likelihood that the FCC will increase the frequency assignment for the Iridium system. In addition, MCHI's and Constellation's licenses may cause the CDMA based global systems to have less capacity available for their use and thereby make it more difficult for them to accept the protection levels required for GLONASS, either in the United States, Russia or elsewhere. This could lead to requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHz allocation to protect GLONASS. This development might in turn reduce the amount of spectrum available to Iridium. Furthermore, the possibility that two more CDMA systems may become operational may increase the risk of harmful interference into the Iridium system's MSS downlinks.

     Competition with the Iridium system is also expected from ICO, the private company affiliated with Inmarsat to provide a mobile satellite service using satellites to be positioned in medium earth orbit. ICO's system is expected to become a significant competitor of the Iridium system. ICO's proposed service will not operate in the same set of user link frequencies in which the Iridium and Globalstar systems are proposed to operate.

INTERCONNECTION AND COUNTRY CODES

     For Iridium to provide outbound (i.e., initiated by an Iridium phone) satellite voice services on a global basis, each gateway needs to interconnect with international carriers who can link the gateway with the

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

national and local public switched telephone networks, or "PSTNs", in each of the countries Iridium serves. Some gateways may be required to achieve carrier status in their countries of origin in order to enter into such agreements. As of December 15, 1998, not all interconnection agreements had been obtained. In the absence of an interconnection agreement, it may not be possible to complete calls between an Iridium handset and a wireline phone in a given country. There can be no assurances that the necessary interconnection agreement will be concluded in any given country.

     For Iridium to provide inbound (i.e., a call to an Iridium phone) satellite voice services on a global basis, each gateway needs to interconnect with the PSTNs in the countries that are close to it (so that each country is interconnected with at least one gateway). In addition, since the Iridium system will be treated like a "country" with a dedicated country code, each PSTN must route traffic based on that country code to the Iridium gateway. To route Iridium system traffic properly, the PSTN operators in each country must program their international switches (and domestic ones, if necessary) to include the Iridium country code and signaling point codes.

     In May 1996, Study Group 2 of the ITU Telecommunication Standardization Bureau decided that the Iridium system, ICO, Globalstar and Odyssey should share a country code and allocated code "881" for this purpose, with each eligible system to receive two values of the digit following the code 881. The Iridium system uses codes 8816 and 8817, which enables Iridium to identify approximately 200 million subscribers.

     The four-digit country code must be used by domestic and international carriers in each country to route calls to the Iridium system and to recognize those calls for billing purposes as calls to the Iridium network. Although the typical three-digit country code is supported by all carriers for the call routing and billing systems, it is expected that some carriers will have to modify their routing and billing systems, and in some cases, enhance their switch capacity, to be able to route and bill for calls destined for the four digit codes assigned to the Iridium system and other mobile satellite systems. It is possible that some carriers will not agree to make the necessary modifications, to make them in a timely fashion, or to make them without Iridium and other mobile satellite system operators paying for some or all of the costs of such modifications. It is generally expected that resistance to making the modifications is most likely to occur in developing countries that employ less modern switching equipment.

                          DESCRIPTION OF CAPITAL STOCK

     The following discussion is based upon the advice of Conyers Dill & Pearman, Bermuda counsel for IWCL.

     IWCL was incorporated as an exempted company under the Companies Act 1981 of Bermuda, as amended from time to time (the "Bermuda Act"), and the rights of its shareholders, including those persons who will become shareholders of IWCL in connection with the Offerings, are governed by Bermuda law and IWCL's Memorandum of Association and Bye-Laws. The following is a summary of certain provisions of Bermuda law and IWCL's organizational documents. This summary is not a comprehensive description of such laws and documents and is qualified in its entirety by appropriate reference to Bermuda law and to the organizational documents of IWCL. Reference is made to IWCL's Memorandum of Association and Bye-Laws, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 1997, and prospective investors are urged to read these exhibits for a complete understanding of the terms of the Memorandum of Association and Bye-Laws. See "Where You Can Find More Information".

     The authorized capital of IWCL consists of 50,000,000 shares of class A common stock and 2,500,000 shares of class B common stock. At December 15, 1998, assuming all class A common stock warrants were exercised on that date, there would have been 13,641,848 shares of class A common stock and 20,625 shares of class B common stock outstanding. See "Shares Eligible for Future Sale". After giving pro forma effect to the Offerings, the number of shares of class A common stock outstanding as of December 15, 1998 would have been 19,680,648 (20,805,648 shares if the U.S. underwriters' and international managers' over-allotment options are exercised in full).

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

COMMON STOCK

Voting Rights

     Under Bermuda law, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting and entitled to vote (or by such majority as the Bermuda Act or the Bye-Laws of IWCL prescribe), each shareholder owning shares entitled to vote having one vote, irrespective of the number of shares held, unless a poll is requested. IWCL's Bye-Laws provide that, subject to the provisions of the Bermuda Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast, with each shareholder that is entitled to vote and present, in person or by proxy, entitled to one vote. If a poll is requested, each shareholder that is entitled to vote and present in person or by proxy has one vote for each share of stock entitled to vote on such question. A poll may only be requested under IWCL's Bye-Laws by (i) the chairman of the meeting, (ii) at least three shareholders present in person and entitled to vote or represented by proxy, (iii) any shareholder or shareholders, present in person or by proxy, holding between them not less that 10% of the total voting rights of all shareholders having the right to vote at such meeting or (iv) a shareholder or shareholders present in person or by proxy holding voting shares in IWCL on which an aggregate sum has been paid-up equal to not less than 10% of the total sum paid-up on all such voting shares. The holders of class A common stock are entitled to one vote per share. The holders of class B common stock have no voting rights, except as required by Bermuda law in connection with matters involving a variation in terms of the class B common stock.

Dividend Rights

     Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Each share of class A common stock and class B common stock is entitled to dividends if, as and when dividends are declared by the IWCL Board of Directors. Any dividend declared and payable in cash, capital stock or other property must be paid equally on a share-for-share basis on the class A common stock and the class B common stock, except as described below. Dividends and distributions payable in shares of class A common stock may only be paid on class A common stock, and dividends and distributions payable in shares of class B common stock may only be paid on class B common stock. If a dividend or distribution payable in shares of class A common stock is made on the class A common stock, a simultaneous and equivalent dividend or distribution in shares of class B common stock must be made on the class B common stock. If a dividend or distribution payable in shares of class B common stock is made on class B common stock, a simultaneous and equivalent dividend or distribution in shares of class A common stock must be made on the class A common stock.

Conversion Rights

     The class A common stock is not convertible. Each share of class B common stock is exchangeable into one share of class A common stock on the terms set by the IWCL Board of Directors. The shares of class B common stock to be issued in connection with IWCL's NOMAD program are the only shares of class B common stock authorized by the IWCL Board of Directors. The exchange rights set by the IWCL Board of Directors for such shares of class B common stock are described under "Shares Eligible for Future Sale".

Preemptive Rights

     Neither the holders of class A common stock nor the holders of class B common stock have preemptive rights to purchase any shares of IWCL's capital stock.

Transfer Restrictions

     Shares of class A common stock are not subject to restrictions on transfer under IWCL's Memorandum of Association and Bye-Laws. Shares of class B common stock are subject to any transfer restrictions set by the IWCL Board of Directors. The shares of class B common stock issued in connection with IWCL's
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

NOMAD are subject to significant restrictions on transfer until at least one year after IWCL has received their full purchase price.

Rights in Liquidation

     Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock, the proceeds of such liquidation, dissolution or winding-up are distributed pro rata among the holders of common stock in accordance with IWCL's Bye-Laws. The holders of the class A common stock and the holders of the class B common stock are entitled to participate equally on a share-for-share basis in all distributions to holders of common stock in any liquidation, dissolution or winding-up of IWCL.

Meetings of Shareholders

     Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission of notice to any person does not invalidate the proceedings at a meeting. The Bye-Laws of IWCL provide that the President or the Chairman or any two Directors or any Director and the Secretary may convene a special general meeting of IWCL whenever in their judgment such a meeting is necessary. Under the Bye-Laws of IWCL, at least ten days' notice of the annual general meeting and at least five days' notice of any special general meeting must be given to each shareholder entitled to vote thereat, unless it is agreed that the meeting has been properly called by (i) in the case of an annual general meeting, all of the shareholders entitled to attend and vote at such meeting or (ii) in the case of a special general meeting, shareholders holding at least 95% of the shares given the right to attend and vote at such meeting.

     Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. IWCL's Bye-Laws provide that the presence of two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in IWCL throughout the meeting shall constitute a quorum.

Access to Books and Records and Dissemination of Information

     Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include IWCL's Memorandum of Association (including its objects and powers) and any alteration to IWCL's Memorandum of Association. The shareholders have the additional right to inspect the Bye-Laws of IWCL, minutes of general meetings and IWCL's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or Removal of Directors

     Under Bermuda law and IWCL's Bye-Laws, directors are elected at the annual general meeting or at any special general meeting called for the purpose and shall hold office for such term as the shareholders may determine, or in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed, unless they are earlier removed or resign.

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

     Under Bermuda law and the Bye-Laws of IWCL, a Director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The Director has a right to be heard at the meeting. Any vacancy created by the removal of a Director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the IWCL Board of Directors.

Amendment of Memorandum of Association and Bye-Laws

     Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Association other than an amendment which alters or reduces a company's share capital as provided in the Bermuda Act, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. The Bye-Laws of IWCL provide that no Bye-Law shall be rescinded, altered or amended and no new Bye-Law shall be made unless it has been approved by a resolution of the IWCL Board of Directors and by a resolution of the shareholders.

     Under Bermuda law, the holders of an aggregate or not less than 20% in par value of a company's issued share capital have the right to apply to a court of appropriate jurisdiction in Bermuda (a "Bermuda Court") for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Bermuda Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering IWCL's Memorandum of Association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

Appraisal Rights and Shareholder Suits

     Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his shares may apply to a Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and by a meeting of the holders of shares of the amalgamating company of which they are directors and of the holders of each class of such shares. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold consent at his discretion.

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by a Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda Court for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares by any shareholder, by other shareholders or by the company.

REGISTRAR AND TRANSFER AGENT

     A register of holders of the class A common stock is maintained by Codan Services Limited in Bermuda and by the Bank of New York in the United States. The Bank of the New York acts as transfer agent with respect to the class A common stock.
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

CERTAIN PROVISIONS OF BERMUDA LAW

     IWCL has been designated as a non-resident under the Exchange Control Act of 1972 (the "Control Act") by the Bermuda Monetary Authority (the "Authority") whose permission for the issue of shares of class A common stock of IWCL has been obtained. This designation allows IWCL to engage in transactions in currencies other than the Bermuda dollar. Approvals or permissions received from the Authority do not constitute a guarantee by the Authority as to the performance or creditworthiness of IWCL.

     Prior to the Offerings, this prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

     In granting such permission and in accepting this prospectus for filing, neither the Authority nor the Registrar of Companies in Bermuda accepts any responsibility for the financial soundness of IWCL or the correctness of any of the statements made or opinions expressed in this prospectus.

     The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of shares after the completion of the Offerings to or by such persons may be effected without specific consent under the Control Act and regulations thereunder. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Control Act.

     Non-Bermuda owners of IWCL's shares of class A common stock are not restricted in the exercise of the rights to hold or vote their shares. Because IWCL has been designated as a non-resident for Bermuda exchange control purposes, IWCL is permitted to engage in transaction in all currencies other than the Bermuda dollar and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of IWCL's class A common stock.

     In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity IWCL is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

     IWCL will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

     As an "exempted company", IWCL is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company IWCL may not participate in certain business transactions including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (iii) the acquisition of securities created or issued by, or any interest in any local company or business, other than certain types of Bermuda government securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of the business of IWCL carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

                     RELATIONSHIP BETWEEN IWCL AND IRIDIUM

     The following is a summary of certain aspects of the relationship between IWCL and Iridium. You should review the documents incorporated by reference in this prospectus for further discussion of the rights of IWCL stockholders, the rights of Iridium class 1 interest holders and the various contractual relationships between IWCL and Iridium. See "Where You Can Find More Information".

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GOVERNANCE OF IWCL

     The power and authority to conduct and manage the business of IWCL is vested in IWCL's Board of Directors, which is comprised of seven members, a majority of whom also are executive officers of Iridium or one of Iridium's members. At least two members of the IWCL Board of Directors will at all times be persons not currently employed by Iridium or affiliated with Motorola or any other member of Iridium owning more than five percent of the outstanding class 1 interests. These Directors are referred to as the "independent directors".

IWCL'S PARTICIPATION IN THE GOVERNANCE OF IRIDIUM

     Iridium is governed by the Iridium Board of Directors. The members of Iridium may manage Iridium only through their election of Directors, and have no authority, in their capacity as members, to act on behalf of Iridium. IWCL has waived the limitation on liability provided by the Delaware Limited Liability Company Act. The other members of Iridium have not waived this limitation and do not have liability with respect to the debts or obligations of Iridium beyond their investment in their interests in Iridium. Notwithstanding IWCL's unlimited liability with respect to Iridium, the holders of class A common stock do not have liability under Bermuda law with respect to their shares of class A common stock other than the possible loss in the value of those shares.

     IWCL was formed to act as a special-purpose member of Iridium. Iridium's LLC agreement provides that IWCL has certain special membership rights during the period that commenced on the first date that IWCL's class 1 interests represent five percent or more of the total outstanding class 1 interests (which was June 13, 1997, the date IWCL's initial public offering was consummated) and ending on the date of delivery by Iridium of notice of the termination of IWCL's special rights following (i) the sale or other disposition by IWCL of class 1 interests, if, as a result of such sale or other disposition, IWCL's class 1 interests represent less than five percent of the total outstanding class 1 interests or (ii) following the occurrence of a change in control. A change of control means an event or series of events not approved either by members of Iridium owning a majority of the class 1 interests or by a majority of the Iridium Board of Directors, at a time when IWCL owns class 1 interests representing less than 50% of the outstanding class 1 interests, as a result of which (a) any "person" or "group" (as such terms are defined in Section 12(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than Iridium becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of IWCL's outstanding common stock (or equivalent securities), (b) IWCL consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into IWCL, in either event pursuant to a transaction in which IWCL's outstanding common stock is changed into or exchanged for cash, securities or other property, other than any transaction (i) between IWCL and either Iridium, an affiliate of Iridium or a wholly-owned subsidiary of Iridium, or (ii) after which the shareholders who beneficially owned IWCL's common stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no person beneficially owns more than 30% of the outstanding voting stock of the surviving entity, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted IWCL Board of Directors (together with any new directors whose election by IWCL Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the members of IWCL Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of IWCL Board of Directors then in office.

     During the IWCL's special rights period (i) IWCL is entitled to designate two independent directors as Directors of Iridium, (ii) one Director of Iridium designated by IWCL must be elected Vice Chairman of the Iridium Board of Directors and (iii) one Director of Iridium designated by IWCL must be a member of each committee of the Iridium Board of Directors. Pursuant to Iridium's LLC agreement, IWCL is not entitled to appoint more than two Directors to the Iridium Board of Directors even if its ownership interest increases and it would otherwise have been entitled to additional appointment rights. In addition to any other voting rights which IWCL has under Iridium's LLC agreement, under the Delaware Limited Liability Company Act or
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

otherwise, during the IWCL's special rights period, Iridium may not take any of the following actions, or permit any of the following actions or events to occur, without the consent of one of the independent directors: (i) make any material amendments or modifications to the LLC agreement; (ii) approve any business plan of Iridium that would result in any material change in the purpose of Iridium as set forth in the LLC agreement or otherwise change Iridium's business so that it varies materially from the business purpose contemplated by the LLC agreement; (iii) acquire, other than in the ordinary course of business of Iridium, (a) a controlling interest or a majority of the voting stock or equity of, any corporation or other entity that would be a Significant Subsidiary (as such term is defined in the rules under the Securities Act of 1933) or (b) any other assets if the aggregate fair market value thereof is greater than $50 million; (iv) sell, lease (as lessor), exchange or otherwise dispose of all or substantially all of the assets of Iridium (other than to a person controlled by Iridium); (v) cause the dissolution and/or liquidation of Iridium; or (vi) take certain bankruptcy or insolvency related actions with respect to Iridium.

EXCHANGE RIGHTS OF IRIDIUM MEMBERS

     Pursuant to an interest exchange agreement between Iridium and IWCL (the "exchange agreement"), IWCL has agreed that after the exchange date (defined below) and subject to the restrictions on transfer in the LLC agreement it will permit holders of class 1 interests of Iridium to exchange those interests for shares of class A common stock at a ratio of one share of class A common stock for each class 1 interest (subject to anti-dilution adjustments). No exchange may take place unless it is approved by Iridium, pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board of Directors. The exchange date is the 90th day following the first fiscal quarter in which Iridium has achieved positive earnings before interest, taxes, depreciation and amortization. In order to exercise its rights under the exchange agreement, a holder of class 1 interests and its affiliates must be in full compliance with the LLC agreement.

     Under the exchange agreement, IWCL has agreed that at any time after the exchange date, IWCL will, at the request of class 1 holders and holders of class A common stock acquired under the exchange agreement, representing not less than 5% of the fully diluted class A shares (defined below), file a registration statement and use its reasonable best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of class A common stock in the manner specified by those holders. IWCL has certain rights to defer the filing of such a registration statement or to cause holders to stop distributing securities under an effective registration statement. Registering holders are required to pay their pro rata portion of the costs of registration. "Fully diluted class A shares" means all shares of class A common stock actually outstanding and the aggregate number of shares of class A common stock issuable under the exchange agreement in exchange for class 1 interests at the then applicable exchange rate, whether or not the class 1 interests are then exchangeable. At the request of Iridium, acting pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board of Directors, IWCL will take all reasonable steps to register pursuant to these provisions any other shares of class A common stock acquired under the exchange agreement specified by Iridium. See "Shares Eligible For Future Sale".

MANAGEMENT SERVICES AGREEMENT

     IWCL and Iridium are parties to a management services agreement pursuant to which Iridium supervises and manages the day-to-day operations of IWCL and IWCL allows Iridium to do so. Iridium implements or causes to be implemented all policy decisions relating to the operations of IWCL approved by the IWCL Board of Directors and conducts or causes to be conducted the ordinary and usual business and affairs of IWCL. The IWCL Board of Directors has the right to give Iridium written instructions, not inconsistent with the terms of the management services agreement, with respect to matters arising under the agreement and Iridium is required to follow such instructions. Among other things, Iridium is responsible for administering the following functions of IWCL: treasury, accounting, legal, tax, insurance, licenses and permits, investor relations, public relations and securities law compliance and stock listing compliance. Iridium has no authority under the management services agreement to give any notice or to approve any matter under the LLC agreement on behalf of IWCL, including, but not limited to IWCL's special rights consent. Iridium also advances funds to IWCL, under certain conditions, to enable IWCL to pay any income tax liability that

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

cannot be satisfied by distributions to IWCL on its class 1 interests. Iridium receives no fees or expense reimbursement for its services under the management services agreement. The management services agreement is only terminable with the consent of both Iridium and IWCL, except that Iridium has the right to terminate the agreement after the occurrence of an IWCL change of control.

                               TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAXATION

     The following is a summary of certain United States federal income tax consequences of the ownership of class A common stock by an investor that purchases such class A common stock in connection with the Offerings and holds the class A common stock as capital assets. This summary does not purport to address all material tax consequences of the ownership of class A common stock, and does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers, regulated investment companies, traders in securities that elect to mark to market, banks, investors liable for alternative minimum tax, investors that actually or constructively own 10% or more of the voting stock of IWCL, investors that hold class A common stock as part of a straddle or a hedging or conversion transaction or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules. This summary is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions) as in effect on the date hereof, all of which are subject to change (or changes in interpretation), possibly with retroactive effect. This summary does not address any aspects of United States taxation other than federal income taxation. Each holder should consult its own tax advisor as to the United States federal, state and local tax consequences of the ownership and disposition of class A common stock.

     For purposes of this discussion, a "U.S. holder" is any beneficial owner of class A common stock that is (i) a citizen or resident of the United States,
(ii) a corporation organized under the laws of the United States or any State,
(iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-U.S. holder" is any beneficial owner of class A common stock that is not a United States person for United States federal income tax purposes.

U.S. HOLDERS

Taxation of Dividends and Stock Distributions

     Under the United States federal income tax laws, and subject to the passive foreign investment company, or "PFIC", rules discussed below, distributions by IWCL with respect to its class A common stock will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits of IWCL, as determined for United States federal income tax purposes. Dividends will not be eligible for the dividends-received deduction generally allowed to U.S. holders that are corporations.

     Any dividends paid in foreign currency will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the prevailing market exchange rate in effect on the date the dividends become includible in the U.S. holder's income. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date that the dividend becomes includible in the U.S. holder's income to the date that the foreign currency is converted into U.S. dollars will be treated as ordinary income or loss.

     If less than 25% of IWCL's gross income for the three years preceding the year in which a dividend is declared (or for the portion of the three-year period during which IWCL has been in existence, if shorter) was

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

effectively connected with the conduct of a U.S. trade or business, the dividend generally will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes. If 25% or more of IWCL's gross income for such period was "effectively connected" income, the dividend will be United States source in the same proportion that IWCL's "effectively connected" income for such period bears to IWCL's total gross income for the period, and the remainder will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes.

     Distributions of additional shares of class A common stock to U.S. holders with respect to shares of class A common stock that are part of a pro rata distribution to all shareholders of IWCL generally will not be subject to U.S. federal income tax.

Taxation of Capital Gains

     Subject to the PFIC rules discussed below, upon a sale or other disposition of class A common stock, a U.S. holder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder's tax basis (determined in U.S. dollars) in such class A common stock. Generally, such gain or loss will be capital gain or loss, will be long-term capital gain or loss if the U.S. holder's holding period for such class A common stock exceeds one year and any such gain will be income from sources within the United States for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

     Under the PFIC rules, a foreign corporation will generally be a PFIC in any taxable year of the foreign corporation in which either at least 75 percent of its gross income is "passive income" or at least 50 percent of its assets are "passive assets". For purposes of the PFIC tests, passive income generally includes interest, dividends, rents and royalties (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from the sale or disposition of assets that produce passive income, and passive assets generally include assets producing or held for the production of such income. The following discussion assumes that IWCL should, under current law, be treated for the purposes of the PFIC tests as owning its share of Iridium's gross assets and as earning directly its share of Iridium gross income. IWCL would be a PFIC if it were not permitted to treat itself as owning its share of Iridium's assets and earning directly its share of Iridium's gross income for the purposes of the PFIC tests.

     IWCL believes that shares of class A common stock should not be treated as stock in a PFIC for United States federal income tax purposes. However, since the determination of whether the shares of class A common stock constitute shares of a PFIC must be made annually based upon the composition of the income and assets of IWCL, Iridium and any corporation in which IWCL or Iridium holds a 25-percent-or-more interest, there can be no assurance that the shares of class A common stock will not be considered shares of a PFIC for any taxable year.

     Generally, if a share of class A common stock were treated as stock of a PFIC for any taxable year during which a U.S. holder held such share, the entire gain recognized by such U.S. holder on a sale or other disposition of the share would be allocated ratably to each day in the U.S. holder's holding period for the share. The amounts allocated to the taxable year of the sale or other disposition and to any year before IWCL became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest applicable ordinary income rate in effect for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. All such tax and interest would be included in the U.S. holder's U.S. federal income tax liability for the taxable year in which the sale or other disposition took place. Further, any distribution in respect of shares of class A common stock in excess of 125 percent of the average of the annual distributions on shares of class A common stock received by the U.S. holder during the preceding three years or the portion of the U.S. holder's holding period before the relevant taxable year, whichever is shorter, would be subject to taxation as described above.
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

     The special PFIC tax rules described above will not apply to a U.S. holder if (i) the U.S. holder elects to have IWCL treated as a "qualified electing fund" (a "QEF election") for each taxable year during the U.S. holder's holding period in which IWCL is a PFIC and (ii) IWCL provides certain information necessary to enable the U.S. holder to make a QEF election. IWCL currently intends to provide the information necessary to make a QEF election upon the request of any U.S. holder.

     A U.S. holder that makes a QEF election generally will be currently taxable on its pro rata share of IWCL's ordinary earnings and net capital gain (at ordinary and capital gain rates, respectively) for each taxable year of IWCL, regardless of whether or not distributions were received. However, a U.S. holder that makes a QEF election covering each taxable year of IWCL during the U.S. holder's holding period in which IWCL is a PFIC will not be currently taxable on its pro rata share of IWCL's undistributed ordinary earnings and net capital gain in any year in which IWCL is not a PFIC.

     If a U.S. holder is taxed on its pro rata share of IWCL's ordinary earnings and net capital gain, the U.S. holder's basis in shares of class A common stock will be increased to reflect taxed but undistributed income. Distributions that have been taxed previously will result in a corresponding reduction of basis in shares of class A common stock and will not be taxed again as a distribution to the U.S. holder.

     A U.S. holder of shares of stock in a PFIC that are treated as "marketable stock" may also make a mark-to-market election. An electing shareholder will not be subject to the PFIC rules described above. Instead, in general, an electing shareholder will include in each year as ordinary income the excess, if any, of the fair market value of the class A common stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the class A common stock over its fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The basis in the class A common stock of a U.S. holder making the mark-to-market election will be adjusted to reflect any such income or loss amounts.

     A U.S. holder who owns shares of class A common stock during any year in which IWCL is a PFIC must file Internal Revenue Service Form 8621.

NON-U.S. HOLDERS

     A Non-U.S. holder of shares of class A common stock will not be subject to U.S. federal income tax on dividends paid with respect to, or gains realized on the sale or other disposition of, shares of class A common stock, unless (i) such dividend or gain is effectively connected with the conduct by the holder of a trade or business in the United States (and is attributable to a permanent establishment maintained in the United States by such Non-U.S. holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. holder to be subject to U.S. taxation on a net income basis in respect of income from or gain from the sale of shares of class A common stock), in which case the Non-U.S. holder generally will be subject to tax in respect of such income or gains in the same manner as a U.S. holder, or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. Effectively connected income realized by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If dividends paid with respect to shares of class A common stock are not subject to U.S. federal income tax as described above, that portion of the dividends received by a Non-U.S. holder that is attributable to the conduct by Iridium of a trade or business within the United States will be subject to a 30% withholding tax if, for the three-year period ending with the close of IWCL's taxable year preceding the declaration of such dividends, or for such part of that period as IWCL was in existence, 25% or more of IWCL's gross income was effectively connected with the conduct of a trade or business within the United States, although IWCL believes that this 25% test will not be met and, accordingly, that dividends paid to Non-U.S. holders will not be subject to the withholding tax described above.

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

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to dividend payments (or other taxable distributions) in respect of shares of class A common stock made within the United States to a non-corporate United States person, and "backup withholding" at the rate of 31% will apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations, if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.

     In general, payment of the proceeds from the sale of shares of class A common stock to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. United States information reporting and backup withholding generally will not apply to a payment made outside the United States of the proceeds of a sale of shares of class A common stock through an office outside the United States of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of shares of class A common stock through an office outside the United States of a broker (i) that is a United States person, (ii) that derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, (iii) that is a "controlled foreign corporation" as to the United States, or (iv) with respect to payments made after December 31, 1999, that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

TAXATION OF IWCL

     Iridium is intended to be treated as a partnership for United States federal income tax purposes. As a class 1 member of Iridium, IWCL will be subject to United States federal income tax on its distributive share of the income of Iridium that is effectively connected with the conduct of a trade or business in the United States, without regard to whether any distribution has been received from Iridium. IWCL's share of Iridium's effectively connected income may also under certain circumstances be subject to "branch profits tax" at a 30% rate.

                        SHARES ELIGIBLE FOR FUTURE SALE

     After giving pro forma effect to the Offerings, the number of shares of class A common stock outstanding as of December 15, 1998 would have been 19,680,648 (20,805,648 shares if the U.S. underwriters' and international managers' over-allotment options are exercised in full).

     In addition to the shares of class A common stock outstanding on December 15, 1998, there are outstanding options and warrants to purchase IWCL class A common stock, class B common stock that is convertible into class A common stock, interests in Iridium that are convertible into class A common stock

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

and outstanding warrants to purchase interest in Iridium that would be convertible into class A commons stock, as described below. IWCL is authorized to issue up to 50,000,000 shares of class A common stock. This authorization may be increased under certain conditions.

IWCL Warrants to Purchase Class A Common Stock

     As of December 15, 1998, there were outstanding 1,461,200 warrants to purchase 1,461,200 shares of class A common stock of IWCL at an exercise price of $20.90 per share of class A common stock. In connection with the original issuance of the IWCL warrants, IWCL purchased a warrant from Iridium that operates so that, when an IWCL warrant is exercised, IWCL uses the proceeds received from its exercise to purchase one class 1 interest in Iridium for each share of class A common stock issued upon exercise of the IWCL warrant. These warrants expire on July 15, 2005.

Shares Eligible for Future Sale Upon Exchange of Class 1 Interests in Iridium

     IWCL has agreed with Iridium in a contract called the interest exchange agreement that, under certain conditions, it will exchange shares of class A common stock for class 1 interests at the rate of one share of class A common stock for each class 1 interest (subject to anti-dilution adjustments) and will register those shares of class A common stock for sale with the Securities and Exchange Commission. Holders of class 1 interests are not permitted to exchange their class 1 interests for shares of class A common stock prior to the day that is 90 days after the first fiscal quarter in which Iridium achieves positive earnings before interest, taxes, depreciation and amortization (the "exchange date"). In addition, no exchanges will be permitted unless they are approved by at least 66 2/3% of the Iridium Board of Directors. Based upon the number of class 1 interests outstanding at December 15, 1998, a maximum of 129,219,180 shares of class A common stock would be issuable upon such exchange. If all class 1 interests which could be issuable in the future based upon warrants, options and convertible interests outstanding at December 15, 1998 and other outstanding commitments to members of Iridium (excluding warrants Motorola is expected to earn under the Motorola ARG after December 15, 1998) are considered, a maximum of 173,304,941 shares of class A common stock would be issuable.

     In addition, pursuant to the Motorola ARG, Motorola has earned, and is expected to earn, substantial compensation in the form of warrants to purchase class 1 interests (or, under certain conditions, warrants to purchase class A common stock) for providing guarantees, deferral rights and other credit support to Iridium. Through December 15, 1998, under these arrangements, Motorola had earned warrants to purchase 7,741,346 class 1 interest at a price of approximately $0.00013 per interest and warrants to purchase 39,828 class 1 interests at a price of $20.90 per interest. Payments under the Motorola ARG are based on the amount and duration of Motorola exposure (which generally includes the aggregate amount guaranteed or permitted to be deferred). The amount of daily warrant compensation due under the Motorola ARG is significant and increases substantially after October 1, 1999 any time the Motorola exposure is greater than $275 million. While Iridium has agreed with Motorola that it will use its best efforts to reduce the Motorola exposure to $275 million or less as soon as possible, Iridium's ability to repay or replace borrowings guaranteed by Motorola or pay or finance (without a Motorola guarantee) deferrals of amounts due to Motorola depends on a variety of factors, including Iridium's ability to generate revenues and factors beyond Iridium's control such as the condition of the bank lending and securities markets. If Iridium reduces the Motorola exposure to $275 million for the period from October 1, 1999 through December 31, 2000 ($275 million of Motorola exposure for approximately 15 months), Motorola would earn warrants to purchase approximately 84,000 class 1 interests (or shares of class A common stock) at a price of $20.90 per interest (or share) plus cash interest. However, if Iridium draws all amounts available under the $750 million guaranteed credit facilities and defers the payment of an aggregate of $400 million under the O&M contract and this Motorola exposure remains in place in full from October 1, 1999 through December 31, 2000 ($1.15 billion of Motorola exposure for approximately 15 months), Motorola would earn warrants to purchase approximately 12.9 million class 1 interests at a price of approximately $0.00013 per interest pursuant to the Motorola ARG and a substantial additional amount of class 1 interests would be available for exchange for shares of class A common stock.

     Under the interest exchange agreement, IWCL has agreed that at any time after the exchange date, IWCL will, at the request of class 1 holders and holders of class A common stock acquired under the interest exchange agreement, representing not less than two percent of the class A common stock (on a fully diluted basis), file with the Securities and Exchange Commission a registration statement and use its reasonable best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of class A common stock in the manner specified by those holders. If the shares of class A common stock issuable upon exchange are so registered, the shares will be freely transferable. See "Relationship Between IWCL and Iridium -- Exchange Rights of Iridium Members".

Shares Eligible for Future Sale Upon Conversion of Class B Common Stock (the NOMAD Program)

     IWCL has authorized the issuance of up to 2,500,000 shares of class B common stock at a price of $13.33 per share, and has issued 20,625 shares of class B common stock in connection with Iridium's NOMAD program for promoting the authorization and use of the Iridium system by governments. Iridium expects that up to an aggregate of 1,750,000 shares of class B common stock will be issued in connection with the NOMAD program. These shares of class B common stock are exchangeable for class A common stock on a share for share basis (subject to anti-dilution adjustments) after the satisfaction of certain conditions, but in no event earlier than one year after they have been fully paid for by their purchaser. Iridium has issued to IWCL one class 1 interest in respect of each share of class B common stock issued in the NOMAD program and has agreed to issue class 1 interests on a one-for-one basis (subject to anti-dilution adjustments) in respect of future issuances of shares of class B common stock in the NOMAD program.

Shares Eligible for Future Sale Upon Exercise of Options Granted Under the Iridium Option Plan

     Under the option plan, employees and outside directors of Iridium have been, and may be, granted stock options that are exercisable for shares of class A common stock. The exercise price of each option is the fair market value of a share of the class A common stock on the date of grant. A committee of the Iridium Board of Directors administers the plan and may establish the terms of the option grants, including the number of shares for which an option may be exercised, the term of the option (up to ten years), the vesting schedule, and other terms and conditions. As of December 15, 1998, options to purchase 2,472,109 shares of class A common stock were outstanding, and exercisable options covered 817,909 shares of class A common stock. Additional options to purchase a maximum of 3,071,043 shares of class A common stock may be issued under the option plan.

Shares Eligible for Future Sale Upon Direction of Iridium

     IWCL has agreed with Iridium in a contract called a share issuance agreement that, under certain conditions, Iridium can direct IWCL to sell shares of class A common stock (or other securities) and be required to use the proceeds to purchase class 1 interests (or other securities) in Iridium.

Restrictions on Certain Class A Common Stock Received on Exchange

     The class A common stock acquired upon exchange of class 1 interests and upon exchange of class B common stock will constitute "restricted securities" within the meaning of Rule 144 and unless registered under the Securities Act may only be sold if an exemption from registration is available. Pursuant to Rule 144 under the Securities Act, a person, including an "affiliate" (as that term is defined in Rule 144) of the issuer, may sell restricted securities if a minimum of one year has elapsed between the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer. Such a person will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) the average weekly trading volume of the class of stock being sold during the four calendar weeks preceding the filing of a notice of sale with the Securities and Exchange Commission or, if no such notice is required, the sale date or (ii) one percent of the then outstanding shares of the class of stock being sold. Sales pursuant to Rule 144 are also subject to certain requirements as to the manner of sale, notice filing and availability of current public information about IWCL. A person who is deemed not to have been an affiliate of IWCL at any time during the 90 days preceding a sale by such person and who has beneficially owned the restricted securities for at least two years is entitled to sell those shares under Rule 144 without regard to the volume limitation, manner of sale restrictions or notice filing requirements of Rule 144. In certain circumstances, a holder may "tack" the holding period for the restricted securities converted into or exchanged for the restricted securities for purposes of computing the one year and two year holding periods. Shares of class A common stock may also be sold pursuant to any exemption from registration which might be available without compliance with the requirements of Rule 144.

     Issuances of substantial amounts of class A common stock, or the expectation of such issuances, could adversely affect the market price of the class A common stock. See "Risk Factors -- The Price of Class A Common Stock May Decline Due to Shares Eligible for Future Sale".

Restrictions on Sale of Class A Common Stock

     Subject to certain limited exceptions, the Chairman of the Board and Chief Executive Officer of IWCL has agreed not to sell, offer to sell or otherwise dispose of any shares of class A common stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 120 days after the date of this prospectus.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC, Salomon Smith Barney Inc. and SoundView Technology Group, Inc. are acting as representatives of the U.S. underwriters. Subject to the terms and conditions contained in a U.S. purchase agreement among IWCL, Iridium LLC, Iridium Operating LLC and each of the U.S. underwriters named below, and concurrently with the sale of 1,500,000 shares of class A common stock to the international managers as discussed below, we have agreed to sell to each of the U.S. underwriters, and each of the U.S. underwriters severally has agreed to purchase from us, the number of shares of class A common stock set forth opposite its name below.

                                                              NUMBER OF
                     U.S. UNDERWRITERS                         SHARES
                     -----------------                        ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  1,540,000
Goldman, Sachs & Co.........................................    990,000
NationsBanc Montgomery Securities LLC.......................    770,000
Salomon Smith Barney Inc....................................    770,000
SoundView Technology Group, Inc.............................    330,000
ABN AMRO Incorporated.......................................     80,000
BancBoston Robertson Stephens...............................     80,000
CIBC Oppenheimer Corp.......................................     80,000
Chase Securities Inc........................................     80,000
Credit Suisse First Boston Corporation......................     80,000
Deutsche Bank Securities Inc................................     80,000
Donaldson, Lufkin & Jenrette Securities Corporation.........     80,000
Dresdner Kleinwort Benson North America LLC.................     80,000
Lazard Freres & Co. LLC.....................................     80,000
Lehman Brothers Inc.........................................     80,000
Morgan Stanley & Co. Incorporated...........................     80,000
C.E. Unterberg, Towbin, a California Limited Partnership....     80,000
Wasserstein Perella Securities, Inc.........................     80,000
Arnhold and S. Bleichroeder, Inc............................     40,000
Dain Rauscher, Wessels, a division of Dain Rauscher
  Incorporated..............................................     40,000
Friedman, Billings, Ramsey & Co., Inc.......................     40,000
Gabelli & Company, Inc......................................     40,000
Gerard Klauer Mattison & Co., Inc...........................     40,000
Jefferies & Company, Inc....................................     40,000
Johnston, Lemon & Co. Incorporated..........................     40,000
Legg Mason Wood Walker, Incorporated........................     40,000
Ormes Capital Markets, Inc..................................     40,000
Brad Peery Inc..............................................     40,000
Pryor, McClendon, Counts & Co., Inc.........................     40,000
Ragen MacKenzie Incorporated................................     40,000
Southeast Research Partners, Inc............................     40,000
Utendahl Capital Partners, L.P..............................     40,000
                                                              ---------
             Total..........................................  6,000,000
                                                              =========

     IWCL, Iridium LLC and Iridium Operating LLC have also entered into a purchase agreement with certain underwriters outside the United States and Canada, collectively the international managers, for whom Merrill Lynch International, Goldman Sachs International, NationsBanc Montgomery Securities LLC, Salomon Brothers International Limited and SoundView Technology Group, Inc. are acting as representatives. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 6,000,000 shares of class A common stock to the U.S. underwriters pursuant to the U.S. purchase agreement, IWCL has agreed to sell to the international managers, and the international managers have severally agreed to purchase from IWCL, an aggregate of 1,500,000 shares of class A common stock. The public offering price per share of class A common stock and the underwriting discount per share of class A common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of class A common stock being sold pursuant to each such agreement if any of the shares of class A common stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. underwriters or international managers (as the case may be) may be increased. The purchase of shares of class A common stock by the U.S. underwriters is conditioned upon the purchase of shares of class A common stock by the international managers, and vice versa.

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement to coordinate their activities. The U.S. underwriters and international managers are permitted to sell shares of class A common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of class A common stock will not offer to sell or sell shares of class A common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of class A common stock will not offer to sell or sell shares of class A common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

     The U.S. representatives have advised IWCL, Iridium LLC and Iridium Operating LLC that the U.S. underwriters propose initially to offer the class A common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $.68 per share. The U.S. underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

     IWCL and Iridium LLC have granted an option to the U.S. underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to an aggregate of 900,000 additional shares of class A common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option only to cover over-allotments, if any. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of class A common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table. We have also granted an option to the international managers, exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of 225,000 additional shares of class A common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

     The following table shows the per share and total underwriting discount we will pay to the U.S. underwriters and international managers. The amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' and international managers' options to purchase 1,125,000 additional shares of class A common stock.

                                                                        WITHOUT          WITH
                                                          PER SHARE      OPTION         OPTION
                                                          ---------   ------------   ------------
Public Offering Price...................................   $33.50     $251,250,000   $288,937,500
Underwriting Discount...................................   $ 1.18     $  8,850,000   $ 10,177,500

     Iridium LLC expects to incur expenses of approximately $850,000 in connection with the Offerings.

     Until the distribution of the shares of class A common stock is completed, certain rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase shares of class A common stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the class A common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the class A common stock.

     If the U.S. underwriters or the international managers create a short position in the class A common stock in connection with this offering (i.e., if they sell more shares of class A common stock than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither IWCL, Iridium LLC or Iridium Operating LLC nor the U.S. underwriters or international managers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the shares. In addition, neither IWCL, Iridium LLC or Iridium Operating LLC nor any of the U.S. underwriters or the international managers make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     IWCL, Iridium LLC and Iridium Operating LLC have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

     The U.S. underwriters have agreed to reimburse Iridium Operating LLC for certain expenses associated with the Offerings.

     IWCL and Iridium LLC have agreed, without the prior written consent of Merrill Lynch, for a period of 120 days after the date of this prospectus, not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the class A common stock or any securities convertible into or exchangeable or exercisable for class A common stock or file any registration statement under the Securities Act, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the class A common stock, whether any such swap or transaction is to be settled by delivery of class A common stock or other securities, in cash or otherwise. The foregoing restriction does not apply to the shares of class A common stock to be sold in the Offerings, under the NOMAD program, the Iridium benefit plans, to fund pending acquisitions or the issuance of warrants to purchase class A common stock in connection with an offering of debt securities by certain affiliates of Iridium LLC under certain circumstances. See "Shares Eligible for Future Sale" for a discussion of certain limitations on the rights of holders of interests in Iridium to exchange such interests for shares of class A common stock.

     Certain of the U.S. underwriters and the international managers or their affiliates from time to time provide investment banking and financial advisory services to us and our affiliates, including Iridium and Motorola. Certain of the U.S. underwriters and the international managers also acted as a representative of various other underwriters in connection with public and private offerings of our class A common stock and debt securities of our affiliates.

     Merrill Lynch, Pierce, Fenner & Smith, Inc., is the syndication agent and its affiliates, Merrill Lynch Capital Corporation, Merrill Lynch Prime Rate Portfolio, Merrill Lynch Global Investment Series: Income Strategy Portfolio and Merrill Lynch Senior Floating Rate Fund, Inc., are lenders under the secured bank facility. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman, Sachs & Co., is a lender under the secured bank facility. Bank of America National Trust and Savings Association, an affiliate of NationsBanc Montgomery Securities LLC, is a lender under the secured bank facility and the guaranteed bank facilities.

Citibank, N.A., an affiliate of Salomon Smith Barney Inc., is a lender under the secured bank facility and the guaranteed bank facilities. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the administrative agent and a lender under the secured bank facility and the guaranteed bank facilities. Affiliates of certain other U.S. underwriters are also lenders under the secured bank facility and guaranteed bank facilities. Each of the above-mentioned parties will receive customary fees under the secured bank facility and the guaranteed bank facilities, as applicable. Additionally, Bank of America National Trust and Savings Association, Citibank, N.A., The Chase Manhattan Bank and the affiliates of any other U.S. underwriters that are lenders under the revolving portion of the guaranteed bank facilities will receive a proportionate share of the temporary repayment by Iridium of amounts outstanding under the facilities. See "Use of Proceeds".

     Under Conduct Rule 2710(c)(8) ("Rule 2710(c)(8)") of the National Association of Security Dealers, Inc. ("NASD"), where more than 10% of the net offering proceeds, not including underwriting compensation, are intended to be paid to members participating in the distribution of the offering or associated or affiliated persons of such members, such offering must be conducted in accordance with the applicable provisions of Rule 2710(c)(8). A portion of the proceeds from the Offerings may be used to temporarily reduce borrowings under the revolving portion of the guaranteed bank facilities. This may result in more than 10% of the net proceeds of the Offerings being paid to NASD members or associated or affiliated persons of such members. Consequently, the Offerings are being conducted in accordance with the applicable provisions of Rule 2710(c)(8).

                      VALIDITY OF THE CLASS A COMMON STOCK

     The validity of the class A common stock offered hereby will be passed upon for IWCL and Iridium by Conyers Dill & Pearman, Bermuda. IWCL and Iridium also are being represented by Sullivan & Cromwell, New York, New York. Certain legal matters will be passed upon for the U.S. underwriters and international managers by Milbank, Tweed, Hadley & McCloy, New York, New York.

                                    EXPERTS

     The financial statements of IWCL as of December 31, 1997 and 1996, and for the year ended December 31, 1997, and for the period December 12, 1996 (Inception) through December 31, 1996, and the consolidated financial statements and schedule of Iridium as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (Inception) through December 31, 1997, have been incorporated by reference into this prospectus and included herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                                                         ANNEX A

                                    GLOSSARY

"AMPS".......................................  Advanced Mobile Phone Service -- a
                                               transmission protocol used by some cellular
                                               operators primarily in the Americas
"antenna beams"..............................  tightly focused radio beams transmitted by the Iridium satellites
"Big LEO"....................................  LEO MSS systems operating in the bands
                                               1610-1626.5 MHZ/2483.5-2500 MHZ
"CDMA".......................................  Code Division Multiple Access -- a
                                               transmission protocol used by some cellular
                                               networks that is derived from spread spectrum
                                               techniques of the military
"cellular"...................................  land-based terrestrial wireless services, including GSM, PCS and IS-41 networks
"coordination"...............................  the process of negotiation and agreement between ITU member nations by which cases of
                                               potential harmful interference by services
                                               duly authorized by ITU member nations are
                                               resolved
"cross-link antennas"........................  antennas used by the satellites to communicate with one another
"dB".........................................  decibel -- a unit used to express relative difference in power
"earth terminals"............................  land based units which communicate with the
                                               Iridium satellite constellation
"excusable delay"............................  has the meaning assigned thereto in the space system contract
"feeder links"...............................  communications links between gateways and satellites used to relay message data; these
                                               links use the K-Band on the Iridium system;
                                               sometimes referred to as "gateway links"
FDMA/TDMA....................................  Frequency Division Multiple Access/Time
                                               Division Multiple Access -- a transmission
                                               protocol used by some cellular networks
"gateways"...................................  terrestrial interconnection points between the Iridium satellite constellation and PSTNs
"gateway links"..............................  communications links between gateways and satellites used to relay message data; these
                                               links use the K-Band on the Iridium system;
                                               sometimes referred to as "feeder links"
"GHz"........................................  gigahertz -- one billion cycles per second
"global roaming".............................  the ability to travel worldwide, subject to certain limitations, and receive and make
                                               telephone calls from a handheld mobile phone
"GMPCS"......................................  Global Mobile Personal Communication Services
"GSM"........................................  Global System for Mobile Communications -- a
                                               transmission protocol used by cellular
                                               networks including most of Europe and parts
                                               of Asia
"Inmarsat"...................................  the International Maritime Satellite
                                               Organization

"Intelsat"...................................  the International Telecommunications
                                               Satellite Organization
"intersatellite links".......................  communications links among the satellites in the Iridium satellite constellation
"IS-41"......................................  International Standard-41 -- a transmission protocol used by cellular networks including
                                               most of North America and South America
"ITU"........................................  International Telecommunication Union
"landline"...................................  terrestrially-based telephone line
"LEO" (low earth orbit)......................  earth orbit at a relatively low (e.g., 780 kilometers)altitude
"link margin"................................  the amount (usually expressed in dB) by which a received signal exceeds a predetermined
                                               lower limit for desired message quality
"main mission antennas'......................  the antennas used by Iridium satellites to communicate with subscriber equipment (phased
                                               array antennas)
"MHz"........................................  megahertz -- one million cycles per second
"MSS"........................................  mobile satellite services
"multi-mode phone"...........................  a phone designed to operate both with a cellular system and with the Iridium system;
                                               Motorola is designing a multi-mode phone
                                               which, through the use of interchangeable
                                               TRCs will work with various different
                                               cellular networks
"orbital plane"..............................  generally, the flight path of a satellite
"L-Band".....................................
"phone"......................................  a handset that can be used to provide Iridium voice services
"primary"....................................  in the context of spectrum allocation, an allocation to a service that is granted
                                               protection from harmful interference from
                                               stations of a secondary service
"protocol"...................................  technical standard used by a wireless communications system permitting
                                               communications, customer authentication and
                                               billing
"PSTN".......................................  public switched telephone network
"secondary"..................................  in the context of spectrum allocation, an allocation to a service that (i) cannot cause
                                               harmful interference to stations of primary
                                               or permitted services to which frequencies
                                               are already assigned or to which frequencies
                                               may be assigned at a later date and (ii)
                                               cannot claim protection from harmful
                                               interference from stations of a primary or
                                               permitted service to which frequencies are
                                               already assigned or may be assigned at a
                                               later date
"service provider"...........................  the retail link in the Iridium system distribution chain -- Iridium service
                                               providers are expected to market Iridium
                                               World Services to, provide services for, and
                                               ultimately bill the consumers of, Iridium
                                               World Services. Gateway operators may or may
                                               not act as service providers
"SIM Card"...................................  a subscriber identity module which, when inserted into a phone, will permit the phone
                                               to identify a subscriber to the Iridium
                                               system

"SNOC".......................................  the Satellite and Network Operations Center,
                                               the primary facility from which the Iridium
                                               constellation of satellites and the Iridium
                                               system are managed
"spectrum"...................................  the radio frequency spectrum
"tail charge"................................  the cost charged by local telephone systems for connecting a telephone call
"TDMA".......................................  Time Division Multiple Access -- a
                                               transmission protocol used by some cellular
                                               networks
"telemetry"..................................  the science of automatic measurement and transmission of data from remote sources for
                                               recording and analysis
"TRCs".......................................  Terrestrial Radio Cassettes being designed by
                                               Motorola for use with multi-mode phones to
                                               permit those phones to operate with one or
                                               more cellular protocols
"WRCs".......................................  World Radiocommunication Conferences
                                               (formerly known as World Administrative Radio
                                               Conferences -- WARCs)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
IRIDIUM WORLD COMMUNICATIONS LTD.
Independent Auditors' Report................................   F-2
Balance Sheets as of December 31, 1996 and 1997.............   F-3
Statements of Loss for the year ended December 31, 1997, and for the period December 12, 1996 (Inception) through
  December 31, 1996.........................................   F-4
Statements of Stockholders' Equity for the period from
  December 12, 1996 (Inception) through December 31, 1996,
  and the year ended December 31, 1997......................   F-5
Statements of Cash Flows for the period from December 12,
  1996 (Inception) through December 31, 1996 and for the
  year ended December 31, 1997..............................   F-6
Notes to Financial Statements...............................   F-7
Condensed Balance Sheets as of December 31, 1997 and
  September 30, 1998 (unaudited)............................  F-11
Unaudited Condensed Statements of Loss for the three and
  nine months ended September 30,
  1997 and 1998.............................................  F-12
Unaudited Condensed Statements of Cash Flows for the nine
  months ended September 30, 1997 and 1998..................  F-13
Notes to Unaudited Condensed Financial Statements...........  F-14
IRIDIUM LLC
Independent Auditors' Report................................  F-16
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................  F-17
Consolidated Statements of Loss for each of the years in the three-year period ended December 31, 1997, and for the
  period from June 14, 1991 (Inception) through December 31,
  1997......................................................  F-18
Consolidated Statements of Members' Equity (Deficit) for
  each of the years in the three-year period ended December
  31, 1997 and for the period from June 14, 1991 (Inception)
  through December 31, 1997.................................  F-19
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997, and the period from June
  14, 1991 (Inception) through December 31, 1997............  F-20
Notes to Consolidated Financial Statements..................  F-21
Condensed Consolidated Balance Sheets as of December 31,
  1997 and
  September 30, 1998 (unaudited)............................  F-39
Unaudited Condensed Consolidated Statements of Loss for the
  three and nine months ended September 30, 1997 and 1998
  and for the period from June 14, 1991 (Inception) through
  September 30, 1998........................................  F-40
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 1997 and 1998 and
  for the period from June 14, 1991 (Inception) through
  September 30, 1998........................................  F-41
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-42

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Iridium World Communications Ltd.:

     We have audited the accompanying balance sheets of Iridium World Communications Ltd. as of December 31, 1997 and 1996, and the related statements of loss, stockholders' equity, and cash flows for the year ended December 31, 1997 and for the period December 12, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iridium World Communications Ltd. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, and for the period December 12, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG LLP

McLean, Virginia
January 16, 1998

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                                 BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              ----------------
                                                              1996      1997
                                                              -----   --------
                                    ASSETS
Cash........................................................  $--     $     --
Investment in Iridium LLC...................................   --      223,922
                                                              -----   --------
          Total Assets......................................  $--     $223,922
                                                              =====   ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.................................................  $--     $     --
Stockholders' equity:
  Class B Common Stock, non-voting, par value $0.01;
     2,500,000 shares authorized; none issued or
     outstanding............................................   --           --
  Class A Common stock, voting, par value $0.01; 50,000,000
     shares authorized; 1,200,000 and 12,003,262 issued and
     outstanding............................................     12        120
Additional paid-in-capital..................................   --      242,636
Subscription receivable.....................................    (12)        --
Accumulated deficit.........................................   --      (18,834)
                                                              -----   --------
          Total liabilities and stockholders' equity........  $--     $223,922
                                                              =====   ========

   The accompanying notes are an integral part of these financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                               STATEMENTS OF LOSS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                 PERIOD FROM
                                                              DECEMBER 12, 1996
                                                               (INCEPTION) TO        YEAR ENDED
                                                                DECEMBER 31,        DECEMBER 31,
                                                                    1996                1997
                                                              -----------------   -----------------
Equity in loss of Iridium LLC...............................        $ --             $   18,834
                                                                    -----            ----------
Loss before income taxes....................................          --             $   18,834
Income taxes................................................          --                     --
                                                                    -----            ----------
Net loss....................................................        $ --             $   18,834
                                                                    =====            ==========
Net loss per Class A Common share -- basic and diluted......        $ --             $     2.79
                                                                    -----            ----------
Weighted average shares used in computing net loss per Class
  A Common share -- basic and diluted.......................          --              6,739,726
                                                                    =====            ==========

   The accompanying notes are an integral part of these financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                      CLASS A
                                   COMMON STOCK
                                -------------------   ADDITIONAL
                                                       PAID-IN     SUBSCRIPTION   ACCUMULATED
                                  SHARES     AMOUNT    CAPITAL      RECEIVABLE      DEFICIT      TOTAL
                                ----------   ------   ----------   ------------   -----------   --------
Inception, December 12,
  1996........................          --    $--      $     --      $ --          $     --     $     --
Class A Common Stock
  subscribed..................   1,200,000      12           --           (12)           --           --
                                ----------    ----     --------      --------      --------     --------
BALANCE, December 31, 1996....   1,200,000      12           --            12            --           --
Retire subscribed Class A
  Common Stock................  (1,200,000)    (12)          --            12            --           --
Equity offering...............  12,000,000     120      225,480        --                --      225,600
Warrants issued in conjunction
  with Iridium LLC Series A
  Senior Notes................          --    --         17,113        --                --       17,113
Exercise of stock options.....       3,262    --             43        --                --           43
Net loss......................          --    --             --        --           (18,834)     (18,834)
                                ----------    ----     --------      --------      --------     --------
BALANCE, December 31, 1997....  12,003,262    $120     $242,636      $ --          $(18,834)    $223,922
                                ==========    ====     ========      ========      ========     ========

   The accompanying notes are an integral part of these financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              DECEMBER 12, 1996
                                                               (INCEPTION) TO        YEAR ENDED
                                                                DECEMBER 31,        DECEMBER 31,
                                                                    1996                1997
                                                              -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................      $--                 $ (18,834)
Adjustments to reconcile net loss to net cash used in
  operating activities--
Equity in loss of Iridium LLC...............................       --                    18,834
                                                                  ---------           ---------
Net cash used in operating activities.......................       --                  --
                                                                  ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Iridium LLC..................................       --                  (242,756)
                                                                  ---------           ---------
Net cash used in investing activities.......................       --                  (242,756)
                                                                  ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from equity offering...........................       --                   225,600
Proceeds from Warrants issued in conjunction with Iridium
  LLC, Series A Senior Notes................................       --                    17,113
Proceeds from Class A Common Stock subscribed...............       --                        12
Retirement and cancellation of Class A Common Stock.........       --                       (12)
Proceeds from exercise of stock options.....................       --                        43
                                                                  ---------           ---------
Net cash provided by financing activities...................       --                   242,756
                                                                  ---------           ---------
Increase (decrease) in cash.................................       --                        --
CASH, beginning of period...................................       --                        --
                                                                  ---------           ---------
CASH, end of period.........................................      $--                 $      --
                                                                  =========           =========

   The accompanying notes are an integral part of these financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     Iridium World Communications Ltd. ("IWCL") was incorporated under the laws of Bermuda on December 12, 1996. At inception, IWCL was wholly owned by Iridium LLC, a limited liability company. In June 1997, IWCL registered with the Securities and Exchange Commission a total of 13,800,000 shares of its Class A Common Stock ("Class A Common Stock") for sale in an initial public offering (the "Offering"), and on June 13, 1997 IWCL consummated the Offering and issued 12,000,000 shares of Class A Common Stock. Pursuant to the 1997 Subscription Agreement between IWCL and Iridium LLC, approximately $225 million in net proceeds from the Offering were invested in Class 1 Membership Interests of Iridium LLC ("Class 1 Interests"), at which time the outstanding shares of Class A Common Stock held by Iridium LLC were retired, and IWCL became a member of Iridium LLC.

     Iridium LLC through its wholly-owned subsidiary Iridium Operating LLC ("Iridium"), a Delaware limited liability company, is currently devoting substantially all of its efforts to establishing and commercializing the IRIDIUM communications system (the "IRIDIUM System").

     IWCL's sole asset is its investment in Iridium LLC. At December 31, 1997, IWCL's investment was approximately 8.5% of the total outstanding Membership Interests in Iridium LLC.

2.  SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT IN IRIDIUM LLC

     The investment in Iridium LLC is accounted for using the equity method. In accordance with the equity method of accounting, IWCL's carrying amount of the investment in an affiliate is initially recorded at cost and is increased to reflect its share of the affiliate's income and is reduced to reflect its share of the affiliate's losses each period since the initial investment.

     At December 31, 1997, Iridium LLC had total assets, total liabilities and total members' equity of approximately $3,646,000,000, $2,011,000,000 and $1,635,000,000, respectively. At December 31, 1996, Iridium LLC had total assets, total liabilities and total members' equity of $2,434,000,000, $862,000,000 and $1,572,000,000, respectively. Iridium LLC reported a net loss of $293,553,000 and $73,598,000 for the years ended December 31, 1997 and 1996, respectively.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

INCOME TAXES

     IWCL recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

3.  STOCKHOLDERS' EQUITY

     On July 16, 1997, Iridium LLC and Iridium Capital Corporation, a wholly owned subsidiary of Iridium, completed an offering (the "High Yield Offering") of (i) 300,000 units, each consisting of $1,000 principal amount of Iridium LLC 13% Senior Notes due 2005, Series A ("Series A Notes"), and one IWCL Warrant, representing the right to purchase 5.2 shares of Class A Common Stock of IWCL and (ii) $500 million aggregate principal amount of Iridium LLC 14% Senior Notes due 2005, Series B ("Series B Notes"). Iridium was subsequently substituted for Iridium LLC as obligor under the Series A Notes and the Series B Notes. The Series A Notes and Series B Notes are guaranteed by Iridium Roaming LLC and Iridium IP LLC, also wholly-owned subsidiaries of Iridium. IWCL is not an obligor or guarantor of the Series A Notes or Series B Notes. The IWCL Warrants represent, in aggregate, the right to purchase 1,560,000 shares of Class A Common Stock of IWCL. Approximately $17,113,000 of the proceeds of the High Yield Offering was allocated to the fair value of the purchase price of the IWCL Warrants. The exercise price of each IWCL Warrant is $20.90 per share. The IWCL Warrants are exercisable at anytime on or after one year from the date of original issuance and expire on July 15, 2005. Concurrent with the issuance of the IWCL Warrants in the High Yield Offering, Iridium LLC issued to IWCL 1,560,000 LLC Interest Warrants, each exercisable for one Iridium LLC Class 1 Interest at an exercise price of $20.90 per LLC Interest Warrant. IWCL and Iridium LLC have agreed that IWCL will exercise one LLC Interest Warrant upon the exercise of each IWCL Warrant.

EXCHANGE RIGHTS OF IRIDIUM LLC MEMBERS

     Concurrent with the Offering, IWCL and Iridium LLC executed an Interest Exchange Agreement that conditionally permits holders of Class 1 Interests in Iridium LLC to exchange those interests, subject to the restrictions on transfer in the Iridium LLC Limited Liability Agreement, for shares of Class A Common Stock in IWCL at a ratio of one share of Class A Common Stock for each Iridium LLC Class 1 Interest, subject to anti-dilution adjustments. Under the Interest Exchange Agreement no exchanges of Iridium LLC Class 1 Interests are permitted until 90 days after Iridium LLC has achieved one full quarter of positive earnings before interest, taxes, depreciation and amortization. In addition, no exchange shall take place unless approved pursuant to authorization of Directors representing at least 66 2/3% of the Iridium LLC Board of Directors.

GLOBAL OWNERSHIP PROGRAM

     IWCL and Iridium LLC intend to commence a Global Ownership Program which is designed to offer up to an aggregate of 2,500,000 shares of IWCL's Class B Common Stock at a purchase price of $13.33 per share to certain governmental telecommunication administrations and related entities as part of a comprehensive program to enhance market access, improve the competitive standing of the Iridium System and achieve appropriate regulatory approvals. At the time of issuance, purchasers of Class B Common Stock will be required to pay only an amount equal to the per share par value of the Class B Common Stock; $.01 per share. The balance of the purchase price will be payable through the withholding of dividends, if any, which would otherwise be payable on the shares of Class B Common Stock. A holder of Class B Common Stock may elect to pay the purchase price in cash at any time. Class B Common Stock is convertible to Class A Common Stock on a one-for-one basis, subject to anti-dilution adjustments, once certain conditions are met, including full payment for the shares and expiration of a minimum holding period. The proceeds generated from each sale of Class B Common Stock will be used to purchase Class 1 Interests in Iridium LLC. The payment terms with respect to such Iridium LLC Class 1 Interests will mirror the payment terms on the Class B Common Stock. As of December 31, 1997, no shares of Class B Common Stock had been issued under this program.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

3.  STOCKHOLDERS' EQUITY -- (CONTINUED)
SHARE ISSUANCE AGREEMENT

     IWCL and Iridium LLC have also executed a Share Issuance Agreement which provides that all net proceeds from future primary offerings of securities by IWCL will be invested in Class 1 Interests in Iridium LLC.

VOTING RIGHTS

     The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock have no voting rights, except as required by Bermuda law in connection with matters involving a variation in terms of the Class B Common Stock.

PARTICIPATION IN THE GOVERNANCE OF IRIDIUM

     Providing that IWCL's Interest in Iridium LLC represents five percent or more of the total outstanding Class 1 Interests of Iridium LLC (which occurred upon the consummation of the IWCL IPO), IWCL shall be entitled to designate two Independent Company Directors as Directors of Iridium LLC.

STOCK OPTION PLAN OF IRIDIUM LLC

     Iridium LLC has established a plan under which executive officers, managers and independent directors of Iridium LLC are awarded options to purchase Class A Common Stock of IWCL (the "Option Plan"). The Option Plan covers 2,625,000 shares of Class A Common Stock. The Option Plan also permits the award of stock appreciation rights in connection with any grant of options. As of December 31, 1997, options covering 2,004,556 shares of Class A Common Stock are outstanding with exercise prices ranging from $13.33 to $52.50. As of December 31, 1997, there are 397,145 options exercisable at a weighted average exercise price of $13.33. As of that date no stock appreciation rights had been granted. The right to exercise the options vest, pro rata, over a period of five years. Pursuant to the Share Issuance Agreement, IWCL has agreed that upon the exercise of any options, it will issue to Iridium LLC, for delivery to an exercising option holder, the number of shares of Class A Common Stock covered by the exercised options and Iridium LLC has agreed to simultaneously deliver to IWCL a like number of Iridium LLC Class 1 Interests, subject to anti-dilution adjustments. The exercise price of the option is paid to Iridium LLC and represents payment for the Class A Common Stock by the exercising option holder and for the Iridium LLC Class 1 Interests by IWCL. During the year ended December 31, 1997, options to acquire 3,262 shares of Class A Common Stock were exercised. IWCL issued such shares in the names of the optionees and Iridium LLC issued 3,262 Class 1 Interests to IWCL.

MANAGEMENT SERVICES AGREEMENT

     In connection with the IWCL IPO, Iridium LLC and IWCL entered into a Management Services Agreement. Pursuant to the Management Services Agreement, Iridium LLC has agreed to supervise and manage the day-to-day operations of IWCL. Among other things, Iridium LLC is responsible for administering the following functions of IWCL: treasury, accounting, legal, tax, insurance, licenses and permits and securities law compliance. Iridium LLC receives no fees or reimbursement from IWCL for its services to IWCL under the Management Services Agreement. Operating costs incurred by IWCL during the period since inception and paid for by Iridium LLC have not been significant.

4.  EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"). Statement 128 supersedes Accounting Principles Board Opinion No. 15, Earnings

                       IRIDIUM WORLD COMMUNICATIONS LTD.

4.  EARNINGS PER SHARE -- (CONTINUED)
per Share ("APB 15") and its related interpretations, and promulgates new accounting standards for the computation and manner of presentation of earnings
(loss) per share data. Statement 128 requires the presentation of basic and diluted earnings (loss) per share data. Basic earnings (loss) per Class A Common share is calculated by dividing net income (loss) by the weighted average number of Class A Common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of Class A Common shares and, to the extent dilutive, other potentially dilutive securities outstanding during the period. Potentially dilutive securities are comprised of warrants to purchase Class A Common Stock issued in conjunction with the Series A Notes and stock options. Due to the loss incurred during the year ended December 31, 1997, the impact of the warrants and stock options is anti-dilutive and is not included in the diluted earnings (loss) per share calculation. The adoption of Statement 128 had no effect on earnings
(loss) per share as previously presented.

5.  INCOME TAXES

     IWCL is subject to income taxation based on its ratable portion of Iridium LLC's income or loss. During the year ended December 31, 1997 and the period December 12, 1996 (inception) to December 31, 1996, IWCL recognized no current or deferred income tax expense or benefit. As of December 31, 1997, IWCL's only deferred tax asset relates entirely to its investment in Iridium LLC and amounted to approximately $7,446,000 for which a full valuation allowance has been established.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented in making this assessment.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                            CONDENSED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Cash........................................................    $     --       $     --
Investment in Iridium LLC...................................     223,922        157,294
                                                                --------       --------
          Total assets......................................    $$223,922      $157,294
                                                                ========       ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.................................................    $     --       $     --
Stockholders' equity:
  Class B Common Stock, non-voting par value $0.01;
     2,500,000 shares authorized; none and 20,625 issued and
     outstanding............................................          --             --
  Class A Common stock, voting par value $0.01; 50,000,000
     shares authorized; 12,003,262 and 12,175,690 issued and
     outstanding............................................         120            122
Additional paid-in-capital..................................     242,636        245,980
                                                                --------       --------
Accumulated deficit.........................................     (18,834)       (88,808)
                                                                --------       --------
          Total liabilities and stockholders' equity........    $223,922       $157,294
                                                                ========       ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                     UNAUDITED CONDENSED STATEMENTS OF LOSS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                THREE MONTHS ENDED          NINE MONTHS ENDED
                                                   SEPTEMBER 30,              SEPTEMBER 30,
                                             -------------------------   ------------------------
                                                1997          1998          1997         1998
                                             -----------   -----------   ----------   -----------
Equity in loss of Iridium LLC..............  $     7,260   $    31,615   $    8,039   $    69,974
                                             -----------   -----------   ----------   -----------
Loss before income taxes...................        7,260        31,615        8,039        69,974
Income taxes...............................           --            --           --            --
                                             -----------   -----------   ----------   -----------
Net loss...................................  $     7,260   $    31,615   $    8,039   $    69,974
                                             ===========   ===========   ==========   ===========
Net loss per Class A Common share -- basic
  and diluted..............................  $      0.61   $      2.62   $     1.62   $      5.81
                                             -----------   -----------   ----------   -----------
Weighted average shares used in computing
  net loss per Class A Common share --basic
  and diluted..............................   12,000,000    12,084,446    4,967,033    12,050,913
                                             ===========   ===========   ==========   ===========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1998
                                                              ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (8,039)  $(69,974)
Adjustments to reconcile net loss to net cash used in
  operating activities --...................................      8,039     69,974
                                                              ---------   --------
  Equity in loss of Iridium LLC.............................         --         --
                                                              ---------   --------
Net cash used in operating activities.......................         --         --
                                                              ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Iridium LLC..................................   (242,713)    (3,346)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from equity offering.........................    225,600         --
  Proceeds from Class B Common Stock........................         --        275
  Proceeds from Class A Common Stock subscribed.............         12         --
  Retirement of Class A Common Stock........................        (12)        --
  Proceeds from warrants issued in conjunction with Iridium
  LLC Series A
    Senior Notes............................................     17,113         --
  Proceeds from warrants exercised in conjunction with
  Iridium LLC Series A
    Senior Notes............................................         --      2,065
  Proceeds from exercise of stock options...................         --      1,006
                                                              ---------   --------
Net cash provided by financing activities...................    242,713      3,346
                                                              ---------   --------
Increase (decrease) in cash.................................         --         --
CASH, beginning of period...................................         --         --
                                                              ---------   --------
CASH, end of period.........................................  $      --   $     --
                                                              =========   ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     Iridium World Communications Ltd. ("IWCL") was incorporated under the laws of Bermuda on December 12, 1996. At inception, IWCL was wholly owned by Iridium LLC, which was a development stage limited liability company at that time. In June 1997, IWCL registered with the Securities and Exchange Commission a total of 13,800,000 shares of its Class A Common Stock ("Class A Common Stock") for sale in an initial public offering (the "Offering"), and on June 13, 1997, IWCL consummated the Offering and issued 12,000,000 shares of Class A Common Stock. Pursuant to the 1997 Subscription Agreement between IWCL and Iridium LLC, approximately $225 million in net proceeds from the Offering was invested in 12,000,000 Class 1 Membership Interests of Iridium LLC ("Class 1 Interests"), at which time the outstanding shares of Class A Common Stock held by Iridium LLC were retired, and IWCL became a member of Iridium LLC.

     On July 13, 1997, in connection with the issuance of Series A Notes by Iridium LLC, IWCL issued 300,000 warrants to purchase up to 1,560,000 shares of Class A Common Stock and applied the net proceeds to purchase warrants to acquire up to 1,560,000 Class 1 Interests from Iridium LLC. When a warrant to purchase Class A Common Stock is exercised, IWCL is required to exercise a corresponding warrant to purchase Class 1 Interests. As of September 30, 1998, 19,000 warrants were exercised to purchase 98,800 shares of Class A Common Stock resulting in net proceeds of approximately $2 million to IWCL. The net proceeds from the exercise of these 19,000 warrants were used by IWCL to exercise warrants to purchase 98,800 Class 1 Interests of Iridium LLC.

     Iridium LLC through its wholly-owned subsidiary Iridium Operating LLC ("Iridium"), a Delaware limited liability company, is devoting substantially all of its efforts to commercializing the Iridium communications system (the "Iridium System").

     IWCL's sole assets are its investments in Iridium LLC. At September 30, 1998, IWCL owned approximately 8.62% of the total outstanding Class 1 Interests in Iridium LLC.

2.  BASIS OF PRESENTATION

     In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments necessary for a fair presentation of the financial position of IWCL as of September 30, 1998 and its results of operations for the three and nine month periods ended September 30, 1998 and 1997, and its cash flows for the nine month periods ended September 30, 1998 and 1997. These condensed financial statements are unaudited and do not include all related footnote disclosures. These financial statements should be read in conjunction with the audited financial statements of IWCL and footnotes thereto included in the Annual Report on Form 10-K and the audited consolidated financial statements of Iridium LLC and the footnotes thereto included in the Annual Report on Form 10-K.

     Since its inception on December 12, 1996 through September 30, 1998, IWCL has not entered into any operating transactions or incurred any operating expenses. The results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of the results of operations expected in the future.

3.  STOCKHOLDERS' EQUITY

NOMAD PROGRAM

     IWCL and Iridium LLC have commenced a NOMAD Program which is designed to offer up to an aggregate of 2,500,000 shares of IWCL's Class B Common Stock at a purchase price of $13.33 per share to certain governmental telecommunication administrations and related entities as part of a comprehensive program to enhance market access, improve the competitive standing of the Iridium System and achieve

                       IRIDIUM WORLD COMMUNICATIONS LTD.

3.  STOCKHOLDERS' EQUITY -- (CONTINUED)
appropriate regulatory approvals. At the time of issuance, purchasers of Class B Common Stock are required to pay only a minimum amount equal to the per share par value of the Class B Common Stock; $.01 per share. The balance of the purchase price is payable through the withholding of dividends, if any, which would otherwise be payable on the shares of Class B Common Stock. However, a holder of Class B Common Stock may elect to pay the entire purchase price in cash at any time. Class B Common Stock is convertible to Class A Common Stock on a one-for-one basis, subject to anti-dilution adjustments, once certain conditions are met, including full payment for the shares and expiration of a minimum holding period. The proceeds generated from each sale of Class B Common Stock are used to purchase Class 1 Interests in Iridium LLC. The payment terms with respect to such Iridium LLC Class 1 Interests mirror the payment terms on the Class B Common Stock. As of September 30, 1998, 20,625 shares of Class B Common Stock had been issued under this program resulting in net proceeds of $275,000 to IWCL. The shares were recognized at a fair value of $33.88 per share (the trading price of the Class A Common Stock at the date of issue) with a corresponding increase in IWCL's investment in Iridium LLC. In accordance with the Share Issuance Agreement, the net proceeds were invested in Class 1 Interests of Iridium LLC.

4.  EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per Class A Common share is calculated by dividing net income (loss) by the weighted average number of Class A Common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of Class A Common shares and, to the extent dilutive, other potentially dilutive securities outstanding during the period. Potentially dilutive securities are comprised of warrants to purchase Class A Common Stock issued in conjunction with the Series A Notes, stock options and Class B Common Stock. Due to the losses incurred during the three and nine months ended September 30, 1998 and 1997, the impact of the warrants, stock options and Class B Common Stock is anti-dilutive and is not included in the diluted earnings (loss) per share calculations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Members
Iridium LLC and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Iridium LLC and subsidiaries (a development stage limited liability company) as of December 3l, 1997 and 1996, and the related consolidated statements of loss, members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (inception) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iridium LLC and subsidiaries (a development stage limited liability company) as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG LLP

McLean, Virginia
January 16, 1998

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                  1996          1997
                                                              ------------   ----------
                                        ASSETS
Current assets:
     Cash and cash equivalents..............................   $    1,889    $    9,040
     Restricted cash (Note 2)...............................           --       350,220
     Due from affiliates....................................        3,476        13,604
     Prepaid expenses and other current assets..............        7,154         6,612
                                                               ----------    ----------
          Total current assets..............................       12,519       379,476
Property and equipment, net (Note 4)........................        2,065     1,526,326
System under construction (Note 7)..........................    2,388,320     1,625,054
Other assets (Note 2).......................................       31,177       114,831
                                                               ----------    ----------
          Total assets......................................   $2,434,081    $3,645,687
                                                               ==========    ==========
                            LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses..................   $   17,937    $  106,794
     Accounts payable to Member (Note 7)....................      100,563        10,601
     Bank facilities, current portion (Note 5)..............           --       350,000
                                                               ----------    ----------
          Total current liabilities.........................      118,500       467,395
Bank facilities, net of current portion (Note 5)............      505,000       210,000
Long-term debt due to Members (Note 5)......................      230,904       273,302
Notes payable, $1,000,000 principal amount (Note 5).........           --     1,054,288
Other liabilities (Note 8)..................................        7,648         6,065
                                                               ----------    ----------
          Total liabilities.................................      862,052     2,011,050
                                                               ----------    ----------
Commitments and Contingencies (Notes 1, 3, 5, 7, 8 and 10)
Members' equity (Notes 1, 3, 5, 7 and 8):
     Class 2 Interests, authorized 50,000 interests for
      Series M; authorized an aggregate of 300,000 interests
      for Series A, Series B and Series C:
          Series M, convertible, no interests issued and
            outstanding.....................................           --            --
          Series A, redeemable, convertible, 46,977 and
            39,907 interests issued and outstanding;
            liquidation value of $46,977 and $39,907........       46,977        39,907
          Series B, redeemable, 1 interest issued and
            outstanding.....................................           --            --
          Series C, redeemable, 75 interests issued and
            outstanding.....................................           --            --
     Class 1 Interests, authorized 225,000,000 interests,
      120,836,025 and 141,222,442 interests issued and
      outstanding...........................................    1,659,625     2,024,220
Deferred Class 1 Interest compensation......................           --        (1,454)
Adjustment for minimum pension liability (Note 8)...........         (733)         (643)
Deficit accumulated during the development stage............     (133,840)     (427,393)
                                                               ----------    ----------
          Total members' equity.............................    1,572,029     1,634,637
                                                               ----------    ----------
          Total liabilities and members' equity.............   $2,434,081    $3,645,687
                                                               ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                        CONSOLIDATED STATEMENTS OF LOSS
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                                                           PERIOD FROM
                                                                                          JUNE 14, 1991
                                                                                           (INCEPTION)
                                                        YEAR ENDED DECEMBER 31,              THROUGH
                                                 --------------------------------------   DECEMBER 31,
                                                    1995         1996          1997           1997
                                                 ----------   -----------   -----------   -------------
OPERATING EXPENSES
Sales, general and administrative (Notes 5, 7,
  8 and 10)....................................  $   26,436   $    70,730   $   177,474     $313,301
Depreciation and amortization..................         751           674       119,124      121,429
                                                 ----------   -----------   -----------     --------
         Total operating expenses..............      27,187        71,404       296,598      434,730
                                                 ==========   ===========   ===========     ========
OTHER INCOME                                                                                      --
Interest income................................       5,226         2,395         3,045       15,308
                                                 ----------   -----------   -----------     --------
Loss before provision for income taxes.........      21,961        69,009       293,553      419,422
Provision for income taxes (Note 6)............       1,684         4,589            --        7,971
                                                 ----------   -----------   -----------     --------
Net loss.......................................      23,645        73,598       293,553      427,393
                                                 ==========   ===========   ===========     ========
Preferred dividend requirement (Note 3)........          --         3,652         5,703
                                                 ----------   -----------   -----------
Net loss applicable to Class 1
  Interests....................................  $   23,645   $    77,250   $   299,256
                                                 ==========   ===========   ===========
Net loss per Class 1 Interest -- basic and
  diluted......................................  $     0.27   $      0.64   $      2.25
                                                 ==========   ===========   ===========
Weighted average interests used in computing
  net loss per Class 1 Interest -- basic and
  diluted......................................  88,162,875   120,115,575   132,879,976
                                                 ==========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

              CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
                      (IN THOUSANDS EXCEPT INTEREST DATA)

                                                               CLASS 2                                       DEFERRED
                                                              INTERESTS,                CLASS 1              CLASS 1
                                                              ALL SERIES               INTERESTS            INTERESTS
                                                         --------------------   ------------------------   ------------
                                                          NUMBER                  NUMBER
                                                            OF                      OF
                                                         INTERESTS    AMOUNT     INTERESTS      AMOUNT     COMPENSATION
                                                         ---------   --------   -----------   ----------   ------------
Inception June 14, 1991................................        --    $     --            --   $       --     $    --
Net loss...............................................        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, December 31, 1991.............................        --          --            --           --          --
Net loss...............................................        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, December 31, 1992.............................        --          --            --           --          --
Net loss...............................................        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, July 29, 1993.................................        --          --            --           --          --
Class 1 Interests subscribed, July 29, 1993............        --          --    60,000,000           --          --
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................        --          --            --      324,167          --
Costs of raising equity................................        --          --            --       (8,096)         --
Net loss...............................................        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, December 31, 1993.............................        --          --    60,000,000      316,071          --
Class 1 Interests subscribed...........................        --          --    59,458,350           --          --
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................        --          --            --      518,202          --
Costs of raising equity................................        --          --            --       (1,863)         --
Net loss...............................................        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, December 31, 1994.............................        --          --   119,458,350      832,410          --
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................        --          --            --      633,514          --
Cost of raising equity.................................        --          --            --           (7)         --
Net loss...............................................        --          --            --           --          --
Adjustment for minimum pension liability...............        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, December 31, 1995.............................        --          --   119,458,350    1,465,917          --
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................        --          --     1,377,675      140,131          --
Class 2 interest issued for cash at $13.33 per
  interest.............................................    43,401      43,325            --           --          --
Series A, Class 2 Interests issued in dividends........     3,652       3,652            --       (3,652)         --
Costs of raising equity................................        --          --            --         (251)         --
Warrants to purchase Class 1 Interests issued in
  connection with 14.5% Senior subordinated notes......        --          --            --       31,761          --
Warrants to purchase Class 1 Interests issued in
  connection with debt guarantee.......................        --          --            --       25,719          --
Net loss...............................................        --          --            --           --          --
Adjustment for minimum pension liability...............        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, December 31, 1996.............................    47,053      46,977   120,836,025    1,659,625          --
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................        --          --      7,500,00       59,248          --
Exercise of employee stock options.....................        --          --         3,262           43          --
Initial Public offering................................                          12,000,000      240,000          --
Class 2 Interests converted to Class 1 Interests.......   (12,773)    (12,773)      883,155       12,773          --
Series A, Class 2 Interests issued in dividends........     5,703       5,703            --       (5,703)         --
Costs of raising equity................................        --          --            --      (16,100)         --
Warrants to purchase Class 1 Interests issued in
  connection with 13% Senior notes, Series A...........        --          --            --       17,113          --
Warrants to purchase Class 1 Interests issued in
  connection with debt guarantee.......................        --          --            --       55,615          --
Deferred Class 1 Interests compensation................        --          --            --        1,606      (1,454)
Net loss...............................................        --          --            --           --          --
Adjustment for minimum pension liability...............        --          --            --           --          --
                                                          -------    --------   -----------   ----------     -------
BALANCE, December 31, 1997.............................    39,983    $ 39,907   141,222,442   $2,024,220     $(1,454)
                                                          =======    ========   ===========   ==========     =======


                                                                         DEFICIT
                                                         ADJUSTMENT    ACCUMULATED
                                                         FOR MINIMUM   DURING THE
                                                           PENSION     DEVELOPMENT
                                                          LIABILITY       STAGE        TOTAL
                                                         -----------   -----------   ----------
Inception June 14, 1991................................    $    --      $      --    $       --
Net loss...............................................         --           (757)         (757)
                                                           -------      ---------    ----------
BALANCE, December 31, 1991.............................         --           (757)         (757)
Net loss...............................................         --         (8,773)       (8,773)
                                                           -------      ---------    ----------
BALANCE, December 31, 1992.............................         --         (9,530)       (9,530)
Net loss...............................................         --         (5,309)       (5,309)
                                                           -------      ---------    ----------
BALANCE, July 29, 1993.................................         --        (14,839)      (14,839)
Class 1 Interests subscribed, July 29, 1993............         --             --            --
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................         --             --       324,167
Costs of raising equity................................         --             --        (8,096)
Net loss...............................................         --         (6,924)       (6,924)
                                                           -------      ---------    ----------
BALANCE, December 31, 1993.............................         --        (21,763)      294,308
Class 1 Interests subscribed...........................         --             --            --
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................         --             --       518,202
Costs of raising equity................................         --             --        (1,863)
Net loss...............................................         --        (14,834)      (14,834)
                                                           -------      ---------    ----------
BALANCE, December 31, 1994.............................         --        (36,597)      795,813
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................         --             --       633,514
Cost of raising equity.................................         --             --            (7)
Net loss...............................................         --        (23,645)      (23,645)
Adjustment for minimum pension liability...............     (1,065)            --        (1,065)
                                                           -------      ---------    ----------
BALANCE, December 31, 1995.............................     (1,065)       (60,242)    1,404,610
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................         --             --       140,131
Class 2 interest issued for cash at $13.33 per
  interest.............................................         --             --        43,325
Series A, Class 2 Interests issued in dividends........         --             --            --
Costs of raising equity................................         --             --          (251)
Warrants to purchase Class 1 Interests issued in
  connection with 14.5% Senior subordinated notes......         --             --        31,761
Warrants to purchase Class 1 Interests issued in
  connection with debt guarantee.......................         --             --        25,719
Net loss...............................................         --        (73,598)      (73,598)
Adjustment for minimum pension liability...............        332             --           332
                                                           -------      ---------    ----------
BALANCE, December 31, 1996.............................       (733)      (133,840)    1,572,029
Subscribed Class 1 Interests issued for cash at $13.33
  per interest.........................................         --             --        59,248
Exercise of employee stock options.....................         --             --            43
Initial Public offering................................         --             --       240,000
Class 2 Interests converted to Class 1 Interests.......         --             --            --
Series A, Class 2 Interests issued in dividends........         --             --            --
Costs of raising equity................................         --             --       (16,100)
Warrants to purchase Class 1 Interests issued in
  connection with 13% Senior notes, Series A...........         --             --        17,113
Warrants to purchase Class 1 Interests issued in
  connection with debt guarantee.......................         --             --        55,615
Deferred Class 1 Interests compensation................         --             --           152
Net loss...............................................         --       (293,553)    (293,5453)
Adjustment for minimum pension liability...............         90             --            90
                                                           -------      ---------    ----------
BALANCE, December 31, 1997.............................    $  (643)     $(427,393)   $1,634,637
                                                           =======      =========    ==========

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    PERIOD FROM
                                                                                                   JUNE 14, 1991
                                                                                                    (INCEPTION)
                                                                                                      THROUGH
                                                                                                   DECEMBER 31,
                                                                1995        1996         1997          1997
                                                              ---------   ---------   ----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss................................................  $ (23,645)  $ (73,598)  $ (293,553)   $  (427,393)
    Adjustment to reconcile net loss to net cash used in
      operating activities:
      Depreciation and amortization.........................        751         674      119,124        121,429
      Expense recognized for warrants issued in connection
        with debt guarantee.................................         --      25,719       55,615         81,334
      Employee Class 1 Interests Compensation...............         --          --          152            152
      Loss on disposal of assets............................         --          --           87             87
      Changes in assets and liabilities:
        Decrease (Increase) in prepaid expenses and other
          current assets....................................       (171)     (6,281)         542         (6,612)
        Increase in due from affiliates.....................         --      (3,476)     (10,128)       (13,604)
        Increase in other assets............................     (1,633)     (4,079)      (2,286)       (18,659)
        Increase in accounts payable and accrued expenses...      1,586      12,968       30,857         48,794
        (Decrease) Increase in other liabilities............      2,126       2,739       (1,493)         5,985
                                                              ---------   ---------   ----------    -----------
            Net cash used in operating activities...........    (20,986)    (45,334)    (101,083)      (208,487)
                                                              ---------   ---------   ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment.....................       (493)     (1,475)     (18,885)       (23,255)
    Additions to system under construction..................   (762,000)   (900,757)    (842,678)    (3,091,435)
                                                              ---------   ---------   ----------    -----------
            Net cash used in investing activities...........   (762,493)   (902,232)    (861,563)    (3,114,690)
                                                              ---------   ---------   ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from issuance of Class 1 and Class 2
      Interests.............................................    633,514     183,205      283,191      1,932,319
    Net proceeds from issuance of senior notes and
      warrants..............................................         --     238,453    1,039,189      1,277,642
    Borrowings under guaranteed bank line of credit.........         --     505,000      655,000      1,160,000
    Payments under guaranteed bank line of credit...........         --          --     (950,000)      (950,000)
    Borrowings under senior secured line of credit..........         --          --      350,000        350,000
    Increase in restricted cash.............................         --          --     (350,220)      (350,220)
    Deferred financing costs................................     (1,094)    (28,535)     (57,363)       (87,524)
                                                              ---------   ---------   ----------    -----------
        Net cash provided by financing activities...........    632,420     898,123      969,797      3,332,217
                                                              ---------   ---------   ----------    -----------
    Increase(decrease) in cash and cash equivalents.........   (151,059)    (49,443)       7,151          9,040
CASH AND CASH EQUIVALENTS beginning of period...............    202,391      51,332        1,889             --
                                                              ---------   ---------   ----------    -----------
CASH AND CASH EQUIVALENTS, end of period....................  $  51,332   $   1,889   $    9,040    $     9,040
                                                              =========   =========   ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     Iridium LLC (the "Parent") and its subsidiaries are devoting their present efforts to developing and commercializing a global wireless system -- the Iridium(R) Communications System (the "IRIDIUM System") -- that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill.

     Iridium, Inc. was incorporated on June 14, 1991. Iridium, Inc. operated as a wholly-owned subsidiary of Motorola, Inc. ("Motorola") until July 29, 1993. On July 29, 1993, Iridium, Inc. closed on, and had its first capital draw under, a private placement of shares of Common Stock, subscribed to by U.S. and foreign investors. As a result of three private placements of equity, five supplemental private placements with certain additional equity investors and proceeds received from the initial public offering of common stock of Iridium World Communications Ltd. ("IWCL") (See Note 3), Motorola's direct and indirect Class 1 Membership Interest in the Parent has been reduced to approximately 18% as of December 31, 1997, before considering unexercised warrants held by Motorola.

     On July 29, 1996, the Parent was formed as a limited liability company, under the terms and conditions of the limited liability agreement ("LLC Agreement"), pursuant to the provisions of the Delaware limited liability company act. Also on July 29, 1996, Iridium, Inc. was merged with and into the Parent, with the Parent as the surviving entity. Concurrent with the merger, all shares of Common Stock of Iridium, Inc. were exchanged for Class 1 membership interests in the Parent ("Class 1 Interests").

     On December 18, 1997, the Parent entered into an asset drop-down transaction (the "Asset Drop-Down Transaction") with Iridium Operating LLC ("Iridium"), a newly formed wholly-owned subsidiary of the Parent. Pursuant to the Asset Drop-Down Transaction, substantially all of the assets and liabilities of the Parent were transferred to Iridium, including, without limitation, all liabilities with respect to the outstanding 13% Senior Notes due 2005, Series A and 14% Senior Notes due 2005, Series B and the 11 1/4% Senior Notes due 2005, Series C (collectively, the "Senior Notes"). Pursuant to the indentures relating to the Senior Notes, Iridium has been substituted for the Parent, and the Parent has been released from all obligations under the indentures relating to the Senior Notes. All assets and liabilities were transferred to Iridium at the Parent's carrying value. Accordingly, unless otherwise specified, references within these notes to Iridium that relate to any action prior to the date of the Asset Drop-Down Transaction should be construed as references to Parent, as predecessor of Iridium. As a result of the Asset Drop-Down Transaction, the Parent's only significant asset is its investment in Iridium.

     Iridium has contracted with Motorola to design, develop, produce and deliver into orbit the space segment component of the IRIDIUM System. The scheduled date for delivery of the $3.45 billion space segment is in 1998. Iridium plans to begin its commercial operations in September 1998. During 1997, 46 of the 66 satellites in the IRIDIUM System were successfully placed in orbit.

     The Iridium Communications System is subject to regulation by the Federal Communications Commission ("FCC"), and by foreign administrations and regulatory bodies. On January 31, 1995, Motorola obtained a license from the FCC to construct, launch and operate the Iridium System, subject to certain conditions.

2.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiary, Iridium, and Iridium's wholly-owned subsidiaries, Iridium Capital Corporation, Iridium Roaming LLC and Iridium IP LLC. All significant intercompany transactions have been eliminated.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
DEVELOPMENT STAGE ENTERPRISE

     The Parent, through Iridium, is currently devoting its entire efforts to establishing and commercializing the IRIDIUM System. On December 18, 1997, the Parent and Iridium entered into an Asset Drop-Down Transaction whereby substantially all of the assets and liabilities of the Parent were transferred to Iridium. The purpose of the Asset Drop-Down Transaction was to facilitate the pledge of substantially all of the assets of the Parent in connection with the establishment of secured bank financing for the development and construction of the IRIDIUM System. At December 31, 1997, the Parent's ownership interest in Iridium constituted substantially all of the Parent's assets. Accordingly, Iridium's current principal activities relate to managing the design, construction and development of the system and preparing for its day-to-day operations.

MANAGEMENT ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Parent considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

RESTRICTED CASH

     Restricted cash consists of the first stage of borrowing under the $1 billion secured credit facility with a syndicate of lenders, led by Chase Securities, Inc., and Barclays Capital, a division of Barclays Bank PLC. The funds are restricted subject to Iridium meeting specified milestones.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at historical cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

Satellites in service.......................................  5 years
Furniture, fixtures and equipment...........................  5 years
Leasehold improvements......................................  Shorter of 5 years or remaining lease term

     The costs of constructing and placing satellites into service are capitalized. Losses from satellite failures for which Iridium has financial responsibility under its contractual arrangements with Motorola are recognized currently. Motorola bears the risk of loss for launch failures and satellite failures before a satellite is placed into service.

SYSTEM UNDER CONSTRUCTION

     System under construction includes all costs incurred related to the construction of the space and ground components of the IRIDIUM System. Depreciation expense is recognized on a satellite-by-satellite basis as

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) the satellites are placed into service following delivery of each satellite to its mission orbit. Depreciation related to the ground control stations will commence with the placement in service of each such station.

     Interest costs incurred during the construction of the IRIDIUM System are capitalized. Total interest cost incurred and capitalized for the years ended December 31, 1996 and 1997 was approximately $28,127,000 and $163,747,000, respectively. Interest paid for the years ended December 31, 1996 and 1997 was approximately $1,485,000 and $30,191,000, respectively. No interest was incurred, paid or capitalized for the year ended December 31, 1995.

     During 1996, the Parent adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("Statement 121"). Statement 121 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the undiscounted net cash flows associated with the asset are less than the asset's carrying amount. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair market valued. The adoption of Statement 121 did not have a material impact on the Parent's results of operations for the years ended December 31, 1996 and 1997.

MEMBER INTEREST-BASED COMPENSATION

     During 1996, the Parent adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), which encourages, but does not require, the recognition of member interest-based employee compensation at fair value. The Parent has elected to continue to account for member interest-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, compensation cost for options to purchase Class A Common Stock of IWCL granted to employees is measured as the excess, if any, of the fair value of Class 1 Interests at the date of the grant over the exercise price an employee must pay to acquire the interest. Compensation expense, if any, is recognized over the period earned by the employee and was $152,000 for the year ended December 31, 1997. No compensation expense was recognized for the year ended December 31, 1996 as all options to acquire Class 1 Interests were granted at an exercise price equal to the fair market value as of the date of grant.

     Warrants or options to purchase member interests granted to other than employees as consideration for goods or services rendered are recognized at fair market value.

EQUITY ISSUANCE COSTS

     The Parent classifies all costs incurred in connection with the issuance of equity as a reduction of members' equity. These costs include fees paid to investment bankers, attorneys and others in connection with the issuance of equity.

DEFERRED FINANCING COSTS

     All costs incurred in connection with securing debt financing have been deferred and are amortized over the terms of the related debt in a manner that approximates the effective yield method. Costs for future debt financing are also deferred and are included in other non-current assets in the accompanying consolidated balance sheets. Total deferred financing costs are approximately $30,200,000 and $113,394,000 at December 31, 1996 and 1997, respectively.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     During October 1995, the Parent withdrew an intended public offering of certain subordinated debt financing. Accordingly, the Parent wrote-off approximately $3,200,000 of deferred costs associated with the intended financing. Such costs are included in operating expenses in the accompanying consolidated statement of loss for the year ended December 31, 1995.

INCOME TAXES

     Iridium, Inc. was subject to Federal, state and local income taxes directly. As a result of the merger of Iridium, Inc. with and into the Parent, the Parent became a limited liability company. As a limited liability company, the Parent is no longer subject to U. S. federal income tax directly. Rather, each Class 1 member is subject to U.S. federal income taxation based on its ratable portion of the Parent's income or loss. However, the Parent's primary operations are in the District of Columbia which does not recognize the limited liability status for tax purposes. Accordingly, the Parent is subject to District of Columbia franchise taxes directly. The Parent recognizes its provision for income taxes under the asset and liability method. Under the asset and liability method deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER CLASS 1 INTEREST

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"). Statement 128, supersedes Accounting Principles Board Opinion No. 15, Earnings per Share ("APB 15") and its related interpretations, and promulgates new accounting standards for the computation and manner of presentation of the Parent's loss per Class 1 Interest data. Statement 128 requires the presentation of basic and diluted earnings
(loss) per interest data. Basic earnings (loss) per Class 1 interest is calculated by dividing net income (loss), after considering required dividends on Class 2 Interests, by the weighted average number of Class 1 Interests outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss), after considering required dividends on Class 2 Interests, by the weighted average number of Class 1 Interests and, to the extent dilutive, other potentially dilutive securities outstanding during the period. Potentially dilutive securities are comprised of options, warrants, and convertible Class 2 Interests. Due to the losses incurred during the years ended December 31, 1995, 1996, and 1997, the impact of other potentially dilutive securities is anti-dilutive and is not included in the diluted earnings (loss) per Class 1 Interest calculation. The adoption of Statement 128 had no effect on earnings (loss) per Class 1 Interest as previously presented.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. The Parent is required to adopt the provisions of Statement 130 for the year ending December 31, 1998. Earlier application is permitted; however, upon adoption of Statement 130, the Parent will be required to reclassify previously reported annual and interim consolidated financial statements. The disclosure of comprehensive income in accordance with the provisions of Statement 130 will impact the manner of presentation of the Parent's consolidated financial statements as currently and previously reported.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
RECLASSIFICATIONS

     Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

3.  MEMBERS' EQUITY

CLASSES OF MEMBERSHIP INTERESTS

     The members' interests in the Parent are divided into two classes: Class 1 Interests which represent the common equity and Class 2 Interests which represent the preferred equity. The LLC Agreement authorizes the Parent to issue 225,000,000 Class 1 Interests, 50,000 Series M Class 2 Interests, and 300,000 additional Class 2 Interests. A description of each of the classes of membership interests follows:

          CLASS 1 INTERESTS. Subject to the rights of holders of any series of Class 2 Interests, all voting rights of the members are vested in the Class 1 Interests. Each member is entitled to appoint one Director for each 5,250,000 Class 1 Interests owned. Class 1 members in any aggregate any or all of their Class 1 Interests with other Class 1 members and appoint one Director for each 5,250,000 Class 1 Interests owned in the aggregate. The members may manage the Parent only through their designated Directors and have no authority, in their capacity as members, to act on behalf of or bind the Parent.

          The LLC Agreement contains a reserve capital call provision under which certain members have agreed to purchase additional Class 1 Interests (the "Reserve Capital Call"). If the Board elects to exercise this option, the Parent could raise up to an additional $243 million for 18,206,550 Class 1 Interests. However, the Reserve Capital Call is pledged to secure the Secured Bank Facility (See Note 5).

          SERIES M CLASS 2 INTERESTS. Motorola owns a warrant to purchase Series M Class 2 Interests in an amount that is convertible into 2.5% of the outstanding Class 1 Interests at the time of exercise of the warrant (calculated on a fully diluted basis) at a price of $1,000 per Series M Class 2 Interest. Each Series M Class 2 Interest is non-voting and currently convertible into 75 Class 1 Interests. The initial Series M Conversion Price is $13.33, but is subject to anti-dilution adjustments from time to time. Dividends on Series M Class 2 Interests are cumulative and accrue at the rate of 8% per annum. No Series M Class 2 Interests are outstanding.

          SERIES A CLASS 2 INTERESTS. The Series A Class 2 Interests are convertible preferred interests that pay dividends at a rate of 14 1/2% per annum. Dividends on the Series A Class 2 Interests are payable, either in-kind or in cash, at the option of the Parent, through February 28, 2001. Commencing March 1, 2001, dividends on the Series A Class 2 Interests are payable only in cash. Dividends in the Series A Class 2 Interests accrue whether or not they have been declared and whether or not there are profits or other funds of the Parent legally available for the payment of such dividends. No dividend may be declared and paid on the Class 1 Interests unless all accrued dividends on the Series A Class 2 Interests have been paid in full. The Series A Class 2 Interests are non-voting and convertible Class 1 Interests at any time at the option of the holder. Currently each Series A Class 2 Interest may be converted into 18.51 Class 1 Interests. The Series A Class 2 Interests are redeemable, at the option of the Parent, at anytime after March 1, 2001, subject to a Premium if redeemed prior to March 1, 2005.

          SERIES B AND SERIES C CLASS 2 INTERESTS. In connection with Motorola's guarantee of the $450 million credit facility (the "Guarantee Agreement") (See Note 5), the Parent issued to Motorola one Series B Class 2 Interest and 75 Series C Class 2 Interests. The Series B Class 2 Interest and Series C Class 2 Interests do not pay any dividends. The Series B Class 2 Interest entitles Motorola to one seat on the Board of Directors in addition to Directors it may appoint as the owner of Class 1

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  MEMBERS' EQUITY -- (CONTINUED)
     interests and Series M Class 2 Interests. The Series C Class 2 Interests entitle Motorola to appoint a majority of the Board of Directors in the event of certain events of default. The Series B and Series C Class 2 Interests are redeemable at the option of the Parent at $.01 per interest upon the later of (i) the termination or expiration of the Guarantee Agreement and (ii) the reimbursement of any payments made by Motorola pursuant to the Guarantee Agreement (See Note 5).

          The LLC Agreement provides that the Parent may merge or consolidate with one or more limited liability companies, corporations, or similar entities provided that the transaction is approved by the Board of Directors and Class 1 members holding not less than 66 2/3% of the outstanding Class 1 Interests. In the event of a merger, members who hold interests and do not vote in favor of, or consent in writing to, the merger are entitled to appraisal and repurchase rights of their interests as specified in the LLC Agreement.

DIVIDEND AND LIQUIDATION RIGHTS

     Class 1 members are entitled to receive dividends, as and when declared by the Board of Directors, in its discretion. Class 2 members are entitled to receive dividends, if any, in accordance with the terms of the relevant series of Class 2 Interests, as and when declared by the Board of Directors. The Class 2 Interests rank senior to the Class 1 Interests as to dividends and distributions upon the liquidation, dissolution and winding-up of the Parent.

     The LLC Agreement requires the Board of Directors, to the extent of legally available funds, to declare and pay a dividend sufficient to assure that each non-U. S. Class 1 Member receives an amount at least equal to the amount of such member's U. S. federal, state and local income tax liability resulting from allocations of the Parent's taxable income to such member. Parent's only current source of funds is from dividend distributions from Iridium, and Iridium is required to declare and pay a dividend to the Parent in the same amount as required by the LLC Agreement. However, Iridium is restricted by the terms of certain of its debt obligations from declaring and paying dividends in excess of those required to be made to the Parent.

     The LLC Agreement contains significant restrictions on the ability of a member to transfer any interests in the Parent, including but not limited to the conditions that: (i) a majority of the Directors approve the transfer, and (ii) the transfer not result in any member beneficially owning, or having the right to beneficially own, more than 45% of the outstanding Class 1 Interests.

EXCHANGE RIGHTS OF IRIDIUM LLC MEMBERS

     Concurrent with the initial public offering, IWCL and Iridium LLC executed an Interest Exchange Agreement that conditionally permits holders of Class 1 Interests in Iridium LLC to exchange those interests, subject to the restrictions on transfer in the Iridium LLC Limited Liability Agreement, for shares of Class A Common Stock in IWCL at a ratio of one share of Class A Common Stock for each Iridium LLC Class 1 Interest, subject to anti-dilution adjustments. Under the Interest Exchange Agreement no exchanges of Iridium LLC Class 1 Interests are permitted until 90 days after Iridium has achieved one full quarter of positive earnings before interest, taxes, depreciation and amortization. In addition, no exchange shall take place unless approved pursuant to authorization of Directors representing at least 66 2/3% of the Iridium LLC Board of Directors.

GLOBAL OWNERSHIP PROGRAM

     The Parent, in conjunction with IWCL, has commenced a Global Ownership Program which is designed to offer up to an aggregate of 2,500,000 shares of IWCL's Class B Common Stock at a purchase price of

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  MEMBERS' EQUITY -- (CONTINUED)
$13.33 per share to certain governmental telecommunication administrations and related entities as part of a comprehensive program to enhance market access, improve the competitive standing of the IRIDIUM System and achieve appropriate regulatory approvals. As of December 31, 1997, no shares had been issued under this program.

LIMITATIONS ON LIABILITY

     Members are generally not liable for the debts, obligations or liabilities of the Parent.

RECENT EQUITY TRANSACTIONS

     On April 16, 1997, the LLC Agreement was amended to increase the authorized number of Class 1 Interests from 3,000,000 to 225,000,000. On May 9, 1997, the Parent effected a 75 for 1 subdivision of its Class 1 Membership Interests whereby each existing Class 1 Interest was subdivided into 75 Class 1 Interests. All interest and per interest data appearing in the consolidated financial statements and notes thereto have been retroactively adjusted for the subdivision.

     On May 9, 1997, the Parent entered into a definitive agreement with South Pacific Iridium Holdings Limited ("SPI"), an affiliate of P. T. Bakrie Communications Corporation, pursuant to which SPI acquired from Parent 7,500,000 Class 1 Interests at $13.33 per interest. The transaction closed on May 30, 1997 with 40% of the total purchase price paid on that date and the remainder due on or before May 1998. Through December 31, 1997, the Parent has received an aggregate of $59.2 million from SPI in satisfaction of the commitment.

     On June 13,1997, IWCL, a wholly-owned subsidiary of the Parent as of that date, consummated an initial public offering (the "Offering") of 12,000,000 shares of its Class A Common Stock which resulted in proceeds of approximately $225 million to IWCL (expenses of the offering were paid by the Parent). Pursuant to the 1997 Subscription Agreement between the Parent and IWCL, such proceeds were used to purchase 12,000,000 Class 1 Interests in the Parent. Upon consummation of the Offering, all of the outstanding shares of IWCL held by the Parent were retired and canceled, and IWCL became a member of the Parent.

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 and 1997, consists of the following (in thousands):

                                                          1996        1997
                                                         -------   ----------
Space System in service................................  $    --   $1,624,120
Office equipment and furniture.........................    3,113       13,920
Trade show booth.......................................      826           --
Leasehold improvements.................................      405        8,424
                                                         -------   ----------
                                                           4,344    1,646,464
Less -- accumulated depreciation and amortization......   (2,279)    (120,138)
                                                         -------   ----------
Property and equipment, net............................  $ 2,065   $1,526,326
                                                         =======   ==========

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DEBT

GUARANTEED BANK FACILITY

     On August 21, 1996, the Parent entered into a $750 million credit agreement with a group of banks led by The Chase Manhattan Bank, NA and Barclays Bank, PLC. On the same date, the Parent entered into the Guarantee Agreement whereby Motorola agreed to guarantee the entire $750 million commitment amount (the "Motorola Guarantee"). In connection with the Asset Drop-Down Transaction, the Parent's obligations under the Guaranteed Bank Facility were assigned to Iridium. The Guaranteed Bank Facility provides that Iridium may elect to borrow amounts at the then current short-term Eurodollar rate plus 1/4% or at the then current Base Rate (generally, the higher of the Federal Funds Rate as established by the Federal Reserve Bank of New York plus 0.50% or The Chase Manhattan Bank's prime commercial lending rate). Iridium also pays a commitment fee of 1/10 of 1% on any unused portion of the $750 million credit facility. Interest rates on the Guaranteed Bank Facility ranged from 5.63% to 8.50% during 1997 and from 5.75% to 5.94% during 1996. On July 21, 1997, the commitment of the bank lenders under the Guaranteed Bank Facility was permanently reduced from $750 million to $655 million. On October 22, 1997, the commitment of the bank lenders under the Guaranteed Bank Facility was further permanently reduced to $450 million. Depending on market conditions, Iridium may make additional senior note offerings in order to further reduce the Guaranteed Bank Facility. The Guaranteed Bank Facility matures on June 30, 1999.

     Under the Guarantee Agreement, the Parent is required to issue warrants to Motorola to purchase up to 150,000 Class 1 Interests. As consideration for its guarantee, Motorola earns 82,500 warrants for each year the $750 million guarantee is outstanding. As a result of the permanent reductions in the Guaranteed Bank Facility, the maximum number of warrants Motorola may earn as compensation for their guarantee of that facility until maturity in June 1999 is 131,377 warrants to purchase approximately 9,853,275 Class 1 Interests. Warrants earned are issued to Motorola on a quarterly basis. Each warrant entitles Motorola to purchase 75 Class 1 Interests at an exercise price of $.01 per interest, subject to anti-dilution adjustments. The warrants may be exercised after five years from date of issuance and expire ten years from date of issuance. Motorola earned 29,836 and 64,518 warrants to purchase Class 1 Interests in accordance with the Guarantee Agreement during the years ended December 31, 1996 and 1997, respectively. The Parent recognized $25,719,000 and $55,615,000 as an expense to reflect the fair market value of the warrants earned by Motorola for the years ended December 31, 1996 and 1997, respectively. At December 31, 1996 and 1997, $505,000,000 and $210,000,000, respectively, was outstanding under the Guaranteed Bank Facility.

SENIOR SECURED BANK LINE OF CREDIT

     Iridium has entered into a Credit Agreement with Chase Securities Inc., The Chase Manhattan Bank, Barclays Bank PLC and Barclays Capital, the investment banking division of Barclays Bank PLC, and a syndicate of lenders (the "Secured Lenders") for a senior bank facility in a principal amount of $1 billion (the "Secured Bank Facility"), of which $250 million is not available for borrowings prior to the commercial activation date. The Secured Bank Facility is secured by substantially all of Iridium's assets. The Secured Bank Facility is further secured by the Reserve Capital Call and all of the Parent's membership interests in Iridium. The availability of the Secured Bank Facility is subject to significant conditions, including technical conditions relating to the IRIDIUM System, conditions relating to regulatory approvals and conditions relating to other financing sources. Borrowings under the Secured Bank Facility mature on September 30, 1998, subject to Iridium's right to extend such maturity until up to June 30, 1999 if it can demonstrate by July 1, 1998 that it has sufficient available or committed financing for its budgeted project costs through such extended maturity. At December 31, 1997, $350,000,000 was outstanding under the Secured Bank Facility.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DEBT -- (CONTINUED)
NOTES PAYABLE

     On July 16, 1997, the Parent, IWCL and Iridium Capital Corporation completed an offering (the "High Yield Offering") of (i) 300,000 units, each consisting of $1,000 principal amount of 13% Senior Notes due 2005, Series A ("Series A Notes"), and one IWCL Warrant representing the right to purchase 5.2 shares of Class A Common Stock of IWCL, and (ii) $500 million aggregate principal amount of 14% Senior Notes due 2005, Series B ("Series B Notes"). Concurrent with the Asset Drop-Down Transaction, the Parent's obligations under the Series A Notes and Series B Notes were assigned to Iridium. The Series A Notes and Series B Notes are guaranteed by Iridium Roaming LLC and Iridium IP LLC. The aggregate net proceeds received was approximately $746 million. Interest on the Series A Notes and Series B Notes is payable in cash semi-annually on January 15th and July 15th of each year, commencing on January 15, 1998. The notes are redeemable at the option of Iridium, in whole or in part, at any time on or after July 15, 2002. The Series A and Series B Notes mature on July 15, 2005. The IWCL Warrants represent, in aggregate, the right to purchase 1,560,000 shares of Class A Common Stock of IWCL. The exercise price of each IWCL Warrant is $20.90 per share. The IWCL Warrants are exercisable at any time on or after one year from the date of the original issuance and expire on July 15, 2005. Concurrent with the issuance of IWCL Warrants in the High Yield Offering, the Parent issued to IWCL 1,560,000 LLC Interest Warrants, each exercisable for one Class 1 Interest at an exercise price of $20.90 per LLC Interest Warrant. IWCL and the Parent have agreed that one LLC Interest Warrant must be exercised upon the exercise of each IWCL Warrant. Approximately $17,113,000 of the proceeds of the High Yield Offering was allocated to the purchase price of the LLC Interest Warrants.

     On October 17, 1997, the Parent and Iridium Capital Corporation completed an offering of $300 million principal amount of 11 1/4% Senior Notes due 2005, Series C ("Series C Notes"). Concurrent with the Asset Drop-Down Transaction, the Parent's obligations under the Series C Notes were assigned to Iridium. The Series C Notes are guaranteed by Iridium Roaming LLC and Iridium IP LLC. The net proceeds received were approximately $293 million. Interest on the Series C Notes is payable in cash semi-annually on January 15th and July 15th of each year, commencing on January 15, 1998. The Series C Notes are redeemable at the option of Iridium, in whole or in part, at any time on or after July 15, 2002. The Series C Notes mature on July 15, 2005.

     Notes payable, net of discounts, for the year ended December 31, 1997 consists of the following (in thousands):

                                                                 1997
                                                              ----------
13% Senior Notes due 2005, Series A.........................  $  276,439
14% Senior Notes due 2005, Series B.........................     477,849
11 1/4% Senior Notes due 2005, Series C.....................     300,000
                                                              ----------
                                                              $1,054,288
                                                              ==========

LONG-TERM DEBT DUE TO MEMBERS

     During 1996, the Parent sold units to certain of its members and their affiliates; each unit consisting of $1,000 principal amount at maturity 14 1/2% Senior Subordinated Discount Notes due 2006 (the "Notes") and one warrant to purchase 10.40775 Class 1 Interests, for aggregate proceeds of approximately $238,453,000. Concurrent with the Asset Drop-Down Transaction, the Parent's obligations under the Notes were assigned to Iridium. The Notes are unsecured and are subordinate to all senior debt of Iridium. The Notes fully accrete to an aggregate face value of $480,150,000 on March 1, 2001 and mature on March 1, 2006. Each Note accrues

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DEBT -- (CONTINUED)
cash interest at a rate of 14 1/2% per annum, payable semi-annually commencing on September 1, 2001. The Notes will be subject to redemption, at the option of Iridium, at any time on or after March 1, 2001. The warrants entitle the holder to purchase Class 1 Interests at an exercise price of $.01 per interest, are exercisable on March 1, 2001 and expire on March 1, 2006. The Parent recognized the estimated fair market value of these warrants of $31,761,000 as an addition to members' equity.

6.  INCOME TAXES

     From inception through July 29, 1996, Iridium, Inc. was subject to U.S. federal and state and local income taxes directly, and accordingly, recognized provisions for income taxes for U.S. federal and for all state and local jurisdictions. Subsequent to the merger of Iridium, Inc. into a limited liability company, the Parent is no longer subject to U.S. federal income tax directly; however, the Parent is subject to District of Columbia franchise taxes.

     The Parent's provision for income taxes for the years ended December 31, 1995, 1996, and 1997 consists of the following (in thousands):

                                                       1995     1996     1997
                                                      ------   ------   ------
Current
-- Federal..........................................  $1,258   $3,435   $ --
-- State and Local..................................     426    1,154     --
Deferred
-- Federal..........................................      --       --     --
-- State and Local..................................      --       --     --
                                                      ------   ------   ------
                                                      $1,684   $4,589   $ --
                                                      ======   ======   ======

     The primary reconciling differences between income tax expense and the amount of tax benefit that would be expected to result by applying the Federal statutory rate of 35% to the loss before income taxes for the years ended December 31, 1995 and the period from January 1, 1996 to July 29, 1996 (the date of the merger of Iridium, Inc. into Iridium) relate primarily to the capitalization for tax purposes of certain start-up expenditures, and state and local taxes. The capitalization of start-up expenditures resulted in Iridium, Inc.'s only significant deferred tax asset of $19,944,000 at December 31, 1995, for which a 100% valuation allowance was established. Subsequent to the date of the merger of Iridium, Inc. into the Parent, the Parent recognizes deferred taxes for those jurisdictions for which the Parent is taxed directly, resulting in a deferred tax asset for capitalized start-up expenditures of $4,774,000 and $34,599,000 at December 31, 1996 and 1997, respectively, for which a 100% valuation allowance has been established.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented in making this assessment.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  TRANSACTIONS WITH MEMBERS

MANAGEMENT SERVICES AGREEMENT

     In connection with the IWCL IPO, the Parent and IWCL entered into a Management Services Agreement. The Management Services Agreement was amended and restated in connection with the Asset Drop-Down Transaction to add Iridium as a party.

     Pursuant to the Management Services Agreement, the Parent has agreed to supervise and manage the day-to-day activities of Iridium. Among other things, the Parent is responsible for administering the following functions of Iridium: contract administration (including the Space System Contract, the TNDC and the O&M Contract), treasury, accounting, legal, tax, insurance, licenses and permits and securities law compliance. The Parent similarly has agreed to supervise and manage the day-to-day operations of IWCL. Among other things, the Parent is responsible for administering the following functions of IWCL: treasury, accounting, legal, tax, insurance, licenses and permits and securities law compliance. In addition, Parent has agreed to advance funds to IWCL in the event that IWCL does not have sufficient funds to pay income or similar taxes. The Parent does not receive fees or reimbursement from IWCL for its services to IWCL under the Management Services Agreement; however, the cost of such services provided to IWCL to date is not significant.

     In return for such services, Iridium has agreed to provide sufficient funds, on a cost reimbursable basis, to the Parent to enable the Parent to manage the business and operations of each of Iridium and IWCL, including payments of Parent's obligations to its employees, consultants and directors, and payments for Parent's office space and equipment, sales, general operating and administrative expenses, insurance and its obligations under certain contracts.

SUPPORT AGREEMENT

     Under a Support Agreement, Motorola provides certain general and administrative support to the Parent and its subsidiaries. On a cost reimbursable basis, Motorola has provided payroll processing and related benefits to the Parent employees, processed payments to certain contractors providing support to the Parent, and provided other administrative support. In connection with the Asset Drop-Down Transaction, the Parent assigned the Support Agreement to Iridium. The amounts and nature of such costs for the years ended December 31, 1995, 1996 and 1997 consist of the following (in thousands):

                                                          1995   1996   1997
                                                          ----   ----   ----
Consulting..............................................  $603   $826   $643
Other...................................................     1     26      5
                                                          ----   ----   ----
                                                          $604   $852   $648
                                                          ====   ====   ====

     As of December 31, 1996, and 1997, the balance payable to Motorola under the Support Agreement was approximately $563,000 and $0, respectively.

SPACE SYSTEM CONTRACT

     The Parent entered into the Space System Contract with Motorola to design, develop, produce and deliver the Space Segment component of the IRIDIUM System. In connection with the Asset Drop-Down Transaction, the Parent assigned the Space System Contract to Iridium. Under this fixed priced contract, Motorola will construct the space vehicles and place them into low-earth orbits for a contract price of $3.45 billion (subject to certain adjustments). The scheduled date of commencement of commercial operations is September 1998. For the years ended December 31, 1995, 1996 and 1997, $802 million,

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  TRANSACTIONS WITH MEMBERS -- (CONTINUED)
$836 million, and $577 million, respectively, was incurred under the Space System Contract. Such costs are capitalized as system under construction in the accompanying consolidated balance sheets and are transferred to property and equipment as the underlying assets are placed into service. As of December 31, 1996 and 1997, the balance payable to Motorola under the Space System Contract was $100 million and $0, respectively.

     The aggregate fixed and determinable portion of all remaining obligations under the Space System Contract is $589 million expected to be payable in 1998.

TERRESTRIAL NETWORK DEVELOPMENT CONTRACT

     The Parent entered into the Terrestrial Network Development Contract ("TNDC") with Motorola for an original amount of $160 million. In connection with the Asset Drop-Down Transaction, the Parent assigned the TNDC to Iridium. Under the TNDC, Motorola is designing and developing the terrestrial gateway hardware and software. The payments under the original contract are tied to the completion of milestones specified in the contract. During 1996, the TNDC was amended to obligate Motorola to provide additional services and support under the TNDC in exchange for an additional $18.9 million. In lieu of a cash payment for the $18.9 million from Iridium, the Parent may, at its election, issue 5,545 warrants to purchase Class 1 Interests to Motorola. The warrants, if issued, have an exercise price of $.01 and may be exercised beginning March 1, 2001 and will expire on March 1, 2006. During 1997, the TNDC was further amended to obligate Motorola to provide additional services and support bringing the total contract price of the TNDC to $284 million. Certain of the Parent's members will own the individual gateways and will have no obligation to Iridium or the Parent for any of the amounts due to Motorola under the TNDC. For the years ended December 31, 1996 and 1997, Iridium incurred $64 million and $74 million, respectively, under the TNDC. Such costs are capitalized as system under construction in the accompanying consolidated balance sheets. As of December 31, 1996 and 1997, the balance payable to Motorola under the TNDC was $0 and $11 million, respectively.

     The aggregate fixed and determinable portion of all remaining obligations under the TNDC, assuming that all obligations are settled in cash, is as follows (in thousands):

                       YEAR ENDING DECEMBER 31,
                       ------------------------
1998........................................................  $139,405
1999........................................................     6,000
                                                              --------
                                                              $145,405
                                                              --------

OPERATIONS AND MAINTENANCE CONTRACT

     To provide for the operations and maintenance of the space segment upon completion of the Space System Contract, the Parent entered into the Operations and Maintenance Contract ("O&M") with Motorola. In connection with the Asset Drop-Down Transaction, the Parent assigned the O&M contract to Iridium. This contract obligates Motorola for a period of five years after completion of the final milestone under the Space System Contract to operate the Space System, and to exert its best efforts to monitor, upgrade and replace hardware and software of the space segment (including the individual space vehicles) at specified levels, in exchange for specified quarterly payments. Such payments are expected to begin in 1998 and to aggregate approximately $2.88 billion. During 1996, a two-year option agreement was entered into for the extension of the O&M contract with Motorola after the completion of the initial five-year term. If such option is exercised, Iridium will be obligated to make quarterly payments expected to aggregate an additional $1.33 billion. Upon commencement of the O&M, Iridium will capitalize the portion of the costs incurred that

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. TRANSACTIONS WITH MEMBERS -- (CONTINUED) pertain to hardware and software components of the space segment that extend its useful life. The portion of the costs of the O&M associated with day-to-day operations will be expensed as incurred. Assuming that commercial operations commence in September 1998, the aggregate fixed and determinable portion of all obligations under the O&M is expected to be as follows (in thousands):

                                                                AMOUNT
                                                              ----------
YEAR ENDING DECEMBER 31,
------------------------------------------------------------
1998........................................................  $  129,000
1999........................................................     537,000
2000........................................................     558,000
2001........................................................     581,000
2002........................................................     605,000
2003........................................................     472,000
                                                              ----------
                                                              $2,882,000
                                                              ==========

GATEWAY OWNERS INCENTIVES

     The Parent has agreed to issue warrants to purchase 300,000 Class 1 Interests to each gateway owner whose specified gateway activities are completed on schedule, and warrants to purchase 7,500 Class 1 Interests for each $1 million of cumulative IRIDIUM System service revenue generated within 15 months of commercial activation, but in no event will warrants to purchase more than an aggregate of 9,165,000 Class 1 Interests be issued to all gateway owners. The warrants will have terms identical to those issued to Motorola under the Guarantee Agreement (see Note 5). IWCL and Iridium LLC have executed a Share Issuance Agreement which provides that all net proceeds from future primary offerings of securities by IWCL will be invested in Class 1 Interests in Iridium LLC.

8.  EMPLOYEE BENEFITS

     The Parent has adopted a comprehensive performance incentive and retirement benefit package. The performance incentive program became effective in 1993, while the various retirement plans became effective on February 1, 1994.

INCENTIVE PROGRAMS

     The Parent has established short and long-term incentive plans primarily based on employee performance. Effective December 3l, 1995, the Parent terminated the long-term incentive plan. The remaining liability of the long-term incentive plan is approximately $2,426,000 and $1,738,000 as of December 31, 1996 and 1997, respectively, and is expected to be paid in 1999. Under these plans, the Parent incurred expenses of approximately $1,300,000, $1,252,000 and $3,412,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

401(K) EMPLOYEE RETIREMENT SAVINGS PLAN

     The Parent adopted a 401(k) employee retirement savings plan in 1994 covering all employees. The Parent makes matching contributions to this qualified plan on behalf of participating employees up to 3% of employees' compensation. Employee contributions to the plan vest immediately. The Parent's contributions vest ratably over a seven-year period, including service credit for any prior employment with Motorola. Under

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  EMPLOYEE BENEFITS -- (CONTINUED)
this plan, the Parent has incurred approximately $161,000, $288,000 and $558,000 during the years ended December 31, 1995, 1996 and 1997, respectively.

RETIREMENT PLANS

     All employees of the Parent are covered by a non-contributory defined benefit retirement plan. Vesting in plan benefits generally occurs after five years. Benefits under the plan are based on years of credited service (including any prior employment with Motorola), age at retirement and the average earnings over the last four years. The plan is funded annually in accordance with the Employee Retirement Income Security Act of 1974.

     In early 1995, the Parent adopted a non-qualified defined benefit plan covering employees earnings in excess of the maximum amounts which may be considered under the qualified plan, excluding those executives participating in the supplemental executive plans described below, who also participate in the qualified defined benefit plan.

SUPPLEMENTAL EXECUTIVE PLANS

     The Parent maintains a non-qualified benefit plan for selected senior officers. Vesting in these plans generally occurs upon the attainment of age 55 with five years of service. Benefits under these plans are based on average annual compensation prior to retirement. The Parent has also agreed to provide for the payment of certain taxes associated with plan benefits. The supplemental executive plans are not funded. The net periodic pension cost recognized under the plans was approximately $1,256,000, $1,925,000, and $2,420,000 for the years ended December 31, 1995, 1996, and 1997, respectively. For the years ended December 31, 1996 and 1997, the amounts provided to cover taxes associated with the plan benefits were $736,000 and $639,000, respectively. In addition, the Parent recorded an additional minimum pension liability adjustment of $332,000 and $90,000 for the years ended December 31, 1996 and 1997, respectively, for its non-qualified plans. The additional minimum pension liability is included as a reduction to members' equity.

SUMMARY OF DEFINED BENEFIT PLANS

     Pension cost for the qualified and non-qualified defined benefit plans in total for the years ended December 31, 1995, 1996 and 1997, are as follows (in thousands):

                                  1995                    1996                    1997
                          ---------------------   ---------------------   ---------------------
                                        NON-                    NON-                    NON-
                          QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED
                          ---------   ---------   ---------   ---------   ---------   ---------
Service cost............    $372        $377        $789       $  438      $1,292      $  512
Interest cost on
  projected benefit
  obligation............      70         246         133          339         206         285
Actual return on
  assets................     (66)       --           (82)       --           (138)      --
Amortization of
  actuarial loss........    --          --          --             51       --              6
Amortization of
  transition
  obligation............      19         238          19          238          19         238
                            ----        ----        ----       ------      ------      ------
Net periodic cost.......    $395        $861        $859       $1,066      $1,379      $1,041
                            ====        ====        ====       ======      ======      ======

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  EMPLOYEE BENEFITS -- (CONTINUED)
     The following table describes the funded status of the plans at December 31, 1996 and 1997 (in thousands). The actuarial calculations were determined by the Parent's consulting actuaries:

                                                  1996                    1997
                                          ---------------------   ---------------------
                                                        NON-                    NON-
                                          QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED
                                          ---------   ---------   ---------   ---------
Accumulated present value of
  obligations:
Accumulated benefit obligation,
  including vested benefits.............   $(1,828)    $(2,746)    $(3,334)    $(2,269)
                                           =======     =======     =======     =======
Projected benefit obligation for service
  rendered to date......................   $(2,554)    $(5,179)    $(4,772)    $(5,039)
Plan assets at fair value...............     1,931          --       3,757          --
                                           -------     -------     -------     -------
Projected benefit obligation in excess
  of plan assets........................      (623)     (5,179)       (965)     (5,039)
Unrecognized transition obligation......       320       2,360         302       2,123
Unrecognized net (gain) loss............      (227)        609         118         870
                                           -------     -------     -------     -------
Accrued pension cost....................      (530)     (2,210)       (545)     (2,046)
Adjustment required to recognize minimum
  liability.............................        --        (733)         --        (643)
                                           -------     -------     -------     -------
Pension liability.......................   $  (530)    $(2,943)    $  (545)    $(2,689)
                                           =======     =======     =======     =======
Actuarial assumptions:
Discount rate...........................       7.5%        7.5%          7%          7%
Long-term rate of return................         8%          8%          8%          8%
Salary increases........................         5%        7.5%          5%        7.5%

OPTION PLAN OF IRIDIUM LLC

     The Parent has established a plan under which executive officers and managers of the Parent are awarded options to purchase Class A Common Stock (the "Option Plan") of IWCL. The Option Plan covers 2,625,000 shares of Class A Common Stock of IWCL. The Option Plan also permits the award of stock appreciation rights in connection with any grant of options. As of December 31, 1997, options covering 2,004,556 shares of Class A Common Stock of IWCL had been granted. As of that date, no stock appreciation awards had been granted. The right to exercise the options vests, pro rata, over a period of five years. Pursuant to the Share Issuance Agreement, IWCL has agreed that upon the exercise of any options, it will issue to the Parent, for delivery to an exercising option holder, the number of shares of Class A Common Stock of IWCL covered by the exercised options and the Parent has agreed to simultaneously deliver to IWCL a like number of Class 1 Interests, subject to anti-dilution adjustments. The exercise price of the option will be paid to the Parent and will represent payment for the Class A Common Stock by the exercising option holder and for the Class 1 Interests by IWCL.

     As of December 31, 1996 and 1997, 2,625,000 Class 1 Interests have been reserved for issuance to IWCL in connection with the Option Plan. As permitted by Statement 123, the Parent applies the intrinsic value method in accounting for compensation cost under this plan. Accordingly, no compensation expense is recognized for options to acquire Class A Common Stock of IWCL granted at an exercise price equal to or exceeding the fair market value as of the date of grant. For the year ended December 31, 1997, the Parent recognized $152,000 in compensation expense for options to acquire Class A Common Stock of IWCL

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  EMPLOYEE BENEFITS -- (CONTINUED)
granted at an exercise price that was below fair market value at the date of grant. Had compensation cost been determined consistent with the fair value method of Statement 123, the parent's net loss and net loss per Class 1 Interest would have been increased to the pro forma amounts indicated below (in thousands except per interest data) for the years ended December 31, 1996 and 1997:

                                                           1996       1997
                                                         --------   ---------
Net loss
     As reported.......................................  $(73,598)  $(293,553)
     Pro forma.........................................   (74,172)   (296,132)
Net loss per Class 1 Interest
     As reported.......................................  $    .64   $    2.25
     Pro forma.........................................       .65        2.27

     During 1996 and 1997, the fair value of options granted are estimated on the dates of the grants using the Black-Scholes Option Pricing Model with the following weighted-average assumptions: dividend yield of 0.0%, expected volatility of 45%, risk-free interest rates from 5.97% to 6.76%, and expected life of five years. The effects on compensation cost as determined under Statement 123 on net loss in 1996 and 1997 may not be representative of the effects on pro forma net income (loss) for future periods. The weighted-average contractual life for options outstanding at December 31, 1996 and 1997 was 9.39 and 8.92 years, respectively.

     A summary of the Parent's stock option activity, and related information for the years ended December 31, 1996 and 1997 follows:

                                                     WEIGHTED               WEIGHTED
                                         INTERESTS   AVERAGE    INTERESTS   AVERAGE
                                           UNDER     EXERCISE     UNDER     EXERCISE
                                          OPTION      PRICE      OPTION      PRICE
                                         ---------   --------   ---------   --------
Outstanding -- beginning of year.......        --         --     729,750     $13.33
  Granted..............................   729,750     $13.33    1,309,775     14.24
  Exercised............................        --         --      (3,262)     13.33
  Forfeited............................        --         --     (31,707)     13.33
                                          -------     ------    --------     ------
Outstanding -- end of year.............   729,750     $13.33    2,004,556    $13.92
                                          =======     ======    ========     ======
Options exercisable at end of year.....        --         --     397,145     $13.33
Weighted-average fair value of options
  during the year......................   $  6.50               $   8.35

     The range of exercise prices of options outstanding at December 31, 1997 was $13.33 to $52.50.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of financial instruments as of December 31, 1996 and 1997 (in thousands):

                                           1996                     1997
                                   ---------------------   -----------------------
                                   CARRYING                 CARRYING
                                    AMOUNT    FAIR VALUE     AMOUNT     FAIR VALUE
                                   --------   ----------   ----------   ----------
Bank facilities..................  $505,000    $505,000    $  560,000   $  560,000
Long-term debt due to Members....   230,904     230,904       273,302      273,302
Senior Notes, Series A, B, and
  C..............................        --          --     1,054,288    1,156,000

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     The fair value of long-term debt is estimated based on the current rates offered for similar debt. The carrying amounts of due from affiliates and accounts payable and accrued expenses approximate their fair market value as of December 31, 1996 and 1997 because of the relatively short duration of these assets.

10.  OPERATING LEASE COMMITMENTS

     The Parent leases its corporate headquarters office space and other office space and equipment under non-cancelable operating lease agreements. The initial lease term for the corporate headquarters office space is seven years. Future minimum payments under all operating lease arrangements are as follows (in thousands):

                  YEAR ENDING DECEMBER 31,                    AMOUNT
                  ------------------------                    -------
1998........................................................  $ 8,417
1999........................................................    8,459
2000........................................................    8,440
2001........................................................    5,755
2002........................................................    4,951
2003 and beyond.............................................    7,985
                                                              -------
                                                              $44,007
                                                              =======

     Rental expense under operating leases for the years ended December 31, 1995, 1996 and 1997 was approximately $1,025,000, $1,194,000, and $7,821,000, respectively.

11.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

In thousands, except member interest data:

     The following is a summary of results of operations for each of the fiscal quarters during 1995:

                                          FIRST    SECOND     THIRD    FOURTH     TOTAL
                                         QUARTER   QUARTER   QUARTER   QUARTER    YEAR
                                         -------   -------   -------   -------   -------
Operating expenses.....................  $5,753    $6,083    $5,911    $9,440    $27,187
Net loss...............................   4,528     5,033     5,092     8,992     23,645
Net loss applicable to Class 1
  Interests............................   4,528     5,033     5,092     8,992     23,645
Net loss per Class 1 Interest..........    0.07      0.07      0.06      0.09       0.27

     The following is a summary of results of operations for each of the fiscal quarters during 1996:

                                       FIRST    SECOND     THIRD    FOURTH     TOTAL
                                      QUARTER   QUARTER   QUARTER   QUARTER    YEAR
                                      -------   -------   -------   -------   -------
Operating expenses..................  $8,410    $10,321   $19,621   $33,052   $71,404
Net loss............................   7,663      9,840    24,232    31,863    73,598
Net loss applicable to Class 1
  Interests.........................   7,663     10,679    25,812    33,096    77,250
Net loss per Class 1 Interest.......    0.07       0.09      0.21      0.28      0.64

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED) -- (CONTINUED)
     The following is a summary of results of operations for each of the fiscal quarters during 1997:

                                    FIRST    SECOND     THIRD     FOURTH     TOTAL
                                   QUARTER   QUARTER   QUARTER   QUARTER      YEAR
                                   -------   -------   -------   --------   --------
Operating expenses...............  $36,054   $48,414   $84,997   $127,133   $296,598
Net loss.........................   35,928    47,926    84,095    125,604    293,553
Net loss applicable to Class 1
  Interests......................   37,602    49,242    85,412    127,000    299,256
Net loss per Class 1 Interest....     0.31      0.40      0.60       0.90       2.25

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
     Cash and cash equivalents..............................   $    9,040     $    65,207
     Restricted cash........................................      350,220              --
     Due from affiliates....................................       13,604          20,667
     Prepaid expenses and other current assets..............        6,612          18,407
                                                               ----------     -----------
          Total current assets..............................   $  379,476     $   104,281
Property and equipment, net.................................    1,526,326       2,865,070
System under construction...................................    1,625,054         523,739
Other assets................................................      114,831          71,512
                                                               ----------     -----------
          Total assets......................................   $3,645,687     $ 3,564,602
                                                               ==========     ===========
                             LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses..................   $  106,794     $   101,036
     Accounts payable to Member.............................       10,601         221,765
     Bank facilities, current portion.......................      350,000         681,500
                                                               ----------     -----------
          Total current liabilities.........................   $  467,395     $ 1,004,301
Bank facilities, net of current portion.....................      210,000              --
Long-term debt due to Members...............................      273,302         310,149
Notes payable, $1,450,000 principal amount as of September
  30, 1998..................................................    1,054,288       1,404,742
Other liabilities...........................................        6,065          11,169
                                                               ----------     -----------
          Total liabilities.................................   $2,011,050     $ 2,730,361
                                                               ----------     -----------
Commitments and Contingencies
Members' equity:
     Class 2 Interests, authorized 50,000 interests for
      Series M; authorized an aggregate of 300,000 interests
      for Series A, Series B and Series C:
          Series M, convertible, no interests issued and
            outstanding.....................................           --              --
          Series A, redeemable, convertible, 39,907 and
            $44,406 interest issued and outstanding;
            liquidation value of $39,907 and $44,406........       39,907          44,406
          Series B, redeemable, 1 interest and
            outstanding.....................................           --              --
          Series C, redeemable, 79 interests issued and
            outstanding.....................................           --              --
     Class 1 Interests, authorized 225,000,000 interests,
      141,222,442 and 141,415,495 interest issued and
      outstanding...........................................    2,024,220       2,031,835
     Deferred Class 1 Interest compensation.................       (1,454)         (1,242)
     Adjustment for minimum pension liability...............         (643)           (643)
     Deficit accumulated during the development stage.......     (427,393)     (1,240,115)
                                                               ----------     -----------
          Total members' equity.............................    1,634,637         834,241
                                                               ----------     -----------
          Total liabilities and members' equity.............   $3,645,687     $ 3,564,602
                                                               ==========     ===========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                                                         PERIOD FROM
                                                                                        JUNE 14, 1991
                                   THREE MONTHS ENDED           NINE MONTHS ENDED        (INCEPTION)
                                      SEPTEMBER 30,               SEPTEMBER 30,            THROUGH
                                -------------------------   -------------------------   SEPTEMBER 30,
                                   1997          1998          1997          1998           1998
                                -----------   -----------   -----------   -----------   -------------
OPERATING EXPENSES
Sales, general and
  administrative..............  $    39,061   $   129,099   $   122,926   $   261,261    $  574,652
Depreciation and
  amortization................       45,936       152,627        46,539       378,276       499,705
                                -----------   -----------   -----------   -----------    ----------
     Total operating
       expenses...............       84,997       281,726       169,465       639,537     1,074,267
OTHER INCOME
Interest expense (income),
  net.........................         (902)       82,655        (1,516)      173,185       157,877
                                -----------   -----------   -----------   -----------    ----------
Loss before provision for
  income taxes................       84,095       364,381       167,949       812,722     1,232,144
Provision for income taxes....           --            --            --            --         7,971
                                -----------   -----------   -----------   -----------    ----------
Net loss......................  $    84,095   $   364,381   $   167,949   $   812,722    $1,240,115
                                ===========   ===========   ===========   ===========    ==========
Preferred dividend
  requirement.................        1,317         1,553         4,924         4,499
Net Loss applicable to Class 1
  Interests...................  $    85,412   $   365,934   $   172,873   $   817,221
                                ===========   ===========   ===========   ===========
Net loss per Class 1
Interest -- basic and
  diluted.....................  $      0.60   $      2.59   $      1.33   $      5.78
                                ===========   ===========   ===========   ===========
Weighted average interest used
  in computing net loss per
  Class 1 Interest -- basic
  and diluted.................  141,219,180   141,324,251   130,065,304   141,289,887
                                ===========   ===========   ===========   ===========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       PERIOD FROM
                                                                                      JUNE 14, 1991
                                                                NINE MONTHS ENDED      (INCEPTION)
                                                                  SEPTEMBER 30,          THROUGH
                                                              ---------------------   SEPTEMBER 30,
                                                                1997        1998          1998
                                                              ---------   ---------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(167,949)   (812,722)   $(1,240,115)
Adjustments to reconcile net loss to net cash used in
  operating activities -
    Depreciation and amortization...........................     46,539     378,276        499,705
    Interest converted to additional debt...................         --      52,570         52,570
    Expense recognized for warrants issued in connection
       with debt guarantee..................................     48,631       8,344         89,678
    Employee Class 1 Interest compensation..................         38         212            364
    Loss on disposal of assets..............................         --          --             87
    Changes in assets and liabilities:
       Increase in prepaid expenses and other current
         assets.............................................     (7,699)     (4,266)       (10,878)
       Increase in due from affiliates......................    (10,142)     (7,063)       (20,667)
       Decrease (Increase) in other assets..................    (36,825)       (582)       (19,241)
       (Decrease) Increase in accounts payable and accrued
         expenses...........................................     33,232       5,278         54,072
       Increase (Decrease) in other liabilities.............       (676)      5,104         11,089
                                                              ---------   ---------    -----------
         Net cash used in operating activities..............    (94,851)   (374,849)      (583,336)
                                                              ---------   ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (4,189)    (15,954)       (39,209)
  Additions to system under construction....................   (614,045)   (365,386)    (3,456,821)
                                                              ---------   ---------    -----------
         Net cash used in investing activities..............   (618,234)   (381,340)    (3,496,030)
                                                              ---------   ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of Class 1 and Class 2
    Interests...............................................    283,666       3,346      1,935,665
  Net proceeds from issuance of senior notes and warrants...    745,939     341,742      1,619,384
  Borrowings under guaranteed bank line of credit...........    410,000     346,500      1,506,500
  Payments under guaranteed bank line of credit.............   (680,000)   (285,000)    (1,235,000)
  Borrowings under senior secured line of credit............         --      60,000        410,000
  Decrease in restricted cash...............................         --     350,220             --
  Deferred financing costs..................................    (39,220)     (4,452)       (91,976)
                                                              ---------   ---------    -----------
         Net cash provided by financing activities..........    720,385     812,356      4,144,573
                                                              ---------   ---------    -----------
Increase in cash and cash equivalents.......................      7,300      56,167         65,207
CASH AND CASH EQUIVALENTS, beginning of period..............      1,889       9,040             --
                                                              ---------   ---------    -----------
CASH AND CASH EQUIVALENTS, end of period....................  $   9,189   $  65,207    $    65,207
                                                              =========   =========    ===========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     Iridium LLC (the "Parent") and its subsidiaries are devoting substantially all of their efforts to establishing and commercializing a global wireless system -- the Iridium(R) Communications System (the "Iridium System") -- that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill.

     Iridium, Inc. was incorporated on June 14, 1991. Iridium, Inc. operated as a wholly-owned subsidiary of Motorola, Inc. ("Motorola") until July 29, 1993. On July 29, 1993, Iridium, Inc. closed on, and had its first capital draw under, a private placement of shares of Common Stock, subscribed to by U.S. and foreign investors. As a result of three private placements of equity, five supplemental private placements with certain additional equity investors and proceeds received from the initial public offering of common stock of Iridium World Communications Ltd. ("IWCL"), Motorola's direct and indirect Class 1 Membership Interest in the Parent has been reduced to approximately 19.3% as of September 30, 1998, before considering unexercised warrants held by Motorola.

     On July 29, 1996, the Parent was formed as a limited liability company, under the terms and conditions of the limited liability agreement ("LLC Agreement"), pursuant to the provisions of the Delaware limited liability company act. Also on July 29, 1996, Iridium, Inc. was merged with and into the Parent, with the Parent as the surviving entity. Concurrent with the merger, all shares of Common Stock of Iridium, Inc. were exchanged for Class 1 Membership Interests in the Parent ("Class 1 Interests").

     On December 18, 1997, the Parent entered into an asset drop-down transaction ("the Asset Drop-Down Transaction") with Iridium Operating LLC ("Iridium"), a newly formed wholly-owned subsidiary of the Parent. Pursuant to the Asset Drop-Down Transaction, substantially all of the assets and liabilities of the Parent were transferred to Iridium, including, without limitation, all liabilities with respect to the outstanding 13% Senior Notes due 2005, Series A and 14% Senior Notes due 2005, Series B and the 11/4% Senior Notes due 2005, Series C (collectively, the "Senior Notes"). Pursuant to the indentures relating to the Senior Notes, Iridium has been substituted for the Parent, and the Parent has been released from all obligations under the indentures relating to the Senior Notes. All assets and liabilities were transferred to Iridium at the Parent's carrying value. Accordingly, unless otherwise specified, references within these notes to Iridium that relate to any action prior to the date of the Asset Drop-Down Transaction should be construed as references to Parent, as predecessor of Iridium. As a result of the Asset Drop-Down Transaction, the Parent's only significant asset is its investment in Iridium.

2.  BASIS OF PRESENTATION

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position of the Parent and subsidiaries as of September 30, 1998, and the results of their operations for the three and nine month periods ended September 30, 1998 and 1997, and the period from June 14, 1991 (inception) through September 30, 1998, and their cash flows for the nine month periods ended September 30, 1998 and 1997, and the period from June 14, 1991 (inception) through September 30, 1998. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures. The results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of the results of operations expected in the future, although the Parent continued to be a development stage limited liability company until the commencement of commercial operations and anticipates a net loss for the year. These financial statements should be read in conjunction with the Parent's audited consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  MEMBERS' EQUITY

     The Parent declared approximately $1,553,000 and $1,317,000 of in-kind dividends to holders of Series A Class 2 Membership interests during the three month periods ended September 30, 1998 and 1997, respectively, and $4,499,000 and $4,924,000 for the nine month periods ended September 30, 1998 and 1997, respectively.

NOMAD PROGRAM

     The Parent, in conjunction with IWCL, has commenced a NOMAD Program which is designed to offer up to an aggregate of 2,500,000 shares of IWCL's Class B Common Stock at a purchase price of $13.33 per share to certain governmental telecommunication administrations and related entities as part of a comprehensive program to enhance market access, improve the competitive standing of the Iridium System and achieve appropriate regulatory approvals. As of September 30, 1998, 20,625 shares of Class B Common Stock had been issued under this program resulting in net proceeds of $275,000 to IWCL. In accordance with the Share Issuance Agreement, IWCL invested the net proceeds in Parent in exchange for 20,625 Class 1 Interests. The shares were recognized at a fair value of $33.88 per share (the trading price of IWCL's Class A Common Stock at the date of issue) with the difference between the purchase price and fair value capitalized as license costs. During the nine months ended September 30, 1998, $424,000 was capitalized to license costs under this program. No amounts were capitalized during the nine months ended September 30, 1997.

4.  SUPPLEMENTAL CASH FLOW INFORMATION

     During the nine months ended September 30, 1998 and 1997, $247,438,000 and $80,970,000, respectively, of interest costs were incurred. Interest expensed for the nine months ended September 30, 1998 was $168,169,000 with the remaining interest capitalized to the system under construction. For the nine months ended September 30, 1997, all interest expense was capitalized to the system under construction. Interest paid was $181,422,000 and $24,344,000 during the nine months ended September 30, 1998 and 1997, respectively.

5.  TRANSACTIONS WITH MEMBERS

GUARANTEED BANK FACILITY

     In accordance with the Second Amended and Restated Agreement Regarding Guarantee, dated May 11, 1998, among the Parent, Iridium and Motorola, pursuant to which Motorola guaranteed Iridium's obligations under the Guaranteed Bank Facility, an additional 9,209 and 56,416 warrants to purchase 690,675 and 4,231,200 Class 1 Interests, respectively, were earned by Motorola during the nine months ended September 30, 1998 and 1997, respectively. The Parent recognized $8,344,000 and $48,631,000 as expense during the nine months ended September 30, 1998 and 1997, respectively, in connection with the warrants earned by Motorola. Warrant expense for the three months ended September 30, 1998 and 1997 was $459,000 and $13,364,000, respectively.

     The Second Amended and Restated Agreement Regarding Guarantee provides that, when the Guaranteed Bank Facility and Motorola's Guarantee have been permanently reduced to $275 million or less, the Parent and Iridium have the option to compensate Motorola for its Guarantee by having the Parent continue to pay warrant compensation at the existing rate or (i) having Iridium pay interest on the guaranteed amount at a rate based on the difference between the interest rate on the Guaranteed Bank Facility and the interest rate on the Series A and Series B Senior Notes plus (ii) having the Parent pay substantially reduced warrant compensation based on the number of warrants issued in connection with the offering of the Series A Notes

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  TRANSACTIONS WITH MEMBERS -- (CONTINUED)
(the "High Yield Compensation"). Interest incurred on the guaranteed amount was $5,094,000 and $7,927,000 for the three and nine months ended September 30, 1998, respectively.

     On May 13, 1998, Iridium permanently reduced the commitment of the bank lenders under the Guaranteed Bank Facility from $450 million to $275 million. As a result of the reduction, the maximum number of warrants Motorola is expected to earn as compensation for their guarantee of that facility from inception until the expected maturity in June 1999 is 104,229 warrants to purchase approximately 7,817,000 Class 1 Interests (assuming Iridium and Parent pay High Yield Compensation, including interest on the guaranteed amount, through maturity).

     Currently, Iridium and the Parent have elected to pay Motorola High Yield Compensation. While the Parent and Iridium expect that electing to pay High Yield Compensation will reduce the effective cost of the Motorola Guarantee, there can be no assurance that such expectation will prove correct or that the Motorola Guarantee will not exceed $275 million.

STANDBY PURCHASE AGREEMENT

     In an effort to ensure that sufficient quantities of hand-held phones and pagers are available for distribution in advance of the commencement of commercial operations, Parent has signed with Motorola and intends to enter into with Kyocera Corporation, standby commitments to purchase an aggregate of up to $400 million in subscriber equipment. The Motorola commitment would be triggered on or after January 1, 1999, but only to the extent such subscriber equipment is not purchased by and shipped to gateway operators or service providers prior to January 1, 1999, and the Kyocera commitment is expected to contain similar provisions triggered on or after February 8, 1999.

6.  LONG TERM DEBT

     On May 13, 1998, Iridium and Iridium Capital Corporation completed an offering of $350 million principal amount of 10 7/8% Senior Notes due 2005, Series D ("Series D Notes"). The Series D Notes are guaranteed by Iridium Roaming LLC Iridium IP LLC and Iridium Facilities Corporation. The Series D Notes have substantially the same terms as the Senior Notes other than interest rate and issue date. The net proceeds received were approximately $342 million. Interest on the Series D Notes is payable in cash semi-annually on January 15 and July 15 of each year, commencing on July 15, 1998. The Series D Notes are redeemable at the option of Iridium, in whole or in part, at any time on or after July 15, 2002. The Series D Notes mature on July 15, 2005.

7.  EARNINGS PER SHARE

     Basic earnings (loss) per Class 1 Interest is calculated by dividing net income (loss), after considering required dividends on Class 2 Interests, by the weighted average number of Class 1 Interests outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss), after considering required dividends on Class 2 Interests, by the weighted average number of Class 1 Interests and, to the extend dilutive, other potentially dilutive securities outstanding during the period. Potentially dilutive securities are comprised of options, warrants, and convertible Class 2 Interests. Due to the losses incurred during the three and nine months ended September 30, 1998, the impact of other potentially dilutive securities is anti-dilutive and is not included in the diluted earnings (loss) per Class 1 Interest calculations.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. Accumulated other comprehensive income
(loss) consists entirely of the minimum pension liability. The new disclosure requirements with respect to comprehensive income are as follows:

                                       THREE MONTHS            NINE MONTHS
                                   ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                   --------------------   ---------------------
                                     1997       1998        1997        1998
                                   --------   ---------   ---------   ---------
Comprehensive income (loss):
Net loss, as reported............  $(84,095)  $(364,381)  $(167,949)  $(812,722)
Other comprehensive income
  (loss).........................        --          --          --          --
                                   --------   ---------   ---------   ---------
          Total..................  $(84,095)  $(364,381)  $(167,949)  $(812,722)
                                   ========   =========   =========   =========
Accumulated other comprehensive
  income (loss):
Beginning of period..............  $   (733)  $    (643)  $    (733)  $    (643)
                                   ========   =========   =========   =========
End of period....................  $   (733)  $    (643)  $    (733)  $    (643)
                                   ========   =========   =========   =========

9.  IRIDIUM SUBSIDIARIES

     Iridium Promotions, Inc. ("Promotions"), a Delaware Corporation and a wholly-owned subsidiary of the Parent, was formed on September 11, 1998. Iridium Geolink LLC ("Geolink"), a Delaware limited liability company and a wholly-owned subsidiary of the Parent, was formed on August 25, 1998. Promotions and Geolink have no assets or liabilities and have not engaged in any business activities.

       [PHOTO-PICTURE OF BRIEFCASE CONTAINING IRIDIUM PHONE BY MOTOROLA;
        FOREGROUND INCLUDES IRIDIUM PAGER BY MOTOROLA AND VARIOUS ITEMS
                         USUALLY FOUND IN A BRIEFCASE]

THE GLOBAL BRIEFCASE

It used to be that when you left the office on a long-distance business trip, you said goodbye to productivity and connectivity. Now the business traveler's mobile productivity has been enhanced by a new level of connectivity. The Iridium global mobile-phone, global pager, and world calling card now enable you to stay in touch virtually anywhere on Earth.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                7,500,000 SHARES

                                 [IRIDIUM LOGO]

                       IRIDIUM WORLD COMMUNICATIONS LTD.

                              CLASS A COMMON STOCK

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                              SALOMON SMITH BARNEY
                           SOUNDVIEW TECHNOLOGY GROUP

                                JANUARY 21, 1999

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